Exhibit 10.81

EXECUTION VERSION

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

dated as of April 22, 2021
among

LANNETT COMPANY, INC.,
as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,
as Guarantors,

THE LENDERS PARTY HERETO,

and

ALTER DOMUS (US) LLC
as Administrative Agent and Collateral Agent

——————————————————————————

$190,000,000 Second Lien Term Loans

——————————————————————————

Page

SECTION 1.	DEFINITIONS AND INTERPRETATION	2
1.1	Definitions	2
1.2	Accounting Terms	56
1.3	Interpretation, Etc.	57
1.4	[Reserved]	57
1.5	Rounding	57
1.6	References to Agreements and Laws	57
1.7	Times of Day	58
1.8	Timing of Payment or Performance	58
1.9	Limited Condition Acquisitions	58
1.10	Pro Forma Calculations	58
1.11	Calculation of Baskets	59
1.12	Divisions	60
1.13	[Reserved]	60
SECTION 2.	TERM LOANS	60
2.1	Term Loans	60
2.2	[Reserved]	61
2.3	[Reserved]	61
2.4	Pro Rata Shares; Availability of Funds	61
2.5	Evidence of Debt; Register; Disqualified Lenders; Lenders’ Books and Records; Notes	62
2.6	Interest on Loans	64
2.7	[Reserved]	64
2.8	Default Interest	64
2.9	Fees	65
2.10	Scheduled Payments	65
2.11	Voluntary Prepayments	65
2.12	Mandatory Prepayments	65
2.13	General Provisions Regarding Payments	67
2.14	Ratable Sharing	68
2.15	[Reserved]	69
2.16	Increased Costs; Capital Adequacy	69
2.17	Taxes; Withholding, Etc	70
2.18	Mitigation Obligations; Replacement of a Lender	74
2.19	Reserved	75
2.20	Warrants	75
SECTION 3.	CONDITIONS PRECEDENT	76
3.1	Closing Date	76

SECTION 4.	REPRESENTATIONS AND WARRANTIES	79
4.1	Organization; Powers	79
4.2	Authorization	79
4.3	Enforceability	79
4.4	Governmental Approvals; Third-Party Consents	79
4.5	Financial Statements	79
4.6	[Reserved]	80
4.7	Title to Properties	80
4.8	Equity Interests and Ownership of Subsidiaries	80
4.9	Litigation; Compliance with Laws	80
4.10	Federal Reserve Regulations	81
4.11	Investment Company Act	81
4.12	Use of Proceeds	81
4.13	Tax Returns	81
4.14	Disclosure	81
4.15	Employee Benefit Plans	82
4.16	Environmental Matters	83
4.17	Collateral Documents	83
4.18	Insurance	84
4.19	Solvency	85
4.20	[Reserved]	85
4.21	Intellectual Property	85
4.22	Anti-Terrorism Laws	86
4.23	Foreign Corrupt Practices Act	86
4.24	[Reserved]	86
4.25	Undisclosed Liabilities	86
4.26	Labor Matters	87
4.27	[Reserved]	87
4.28	Shares of Stock	87
SECTION 5.	AFFIRMATIVE COVENANTS	89
5.1	Existence; Material Properties	89
5.2	Insurance	89
5.3	Payment of Obligations	89
5.4	Financial Statements, Reports, Etc.	90
5.5	Litigation and Other Notices	91
5.6	Compliance with Laws	92
5.7	Maintaining Records; Access to Properties and Inspections	92
5.8	Lender Calls	92
5.9	Use of Proceeds	93
5.10	Compliance with Environmental Laws	93
5.11	Further Assurances; Additional Security	93
5.12	Maintenance of Ratings	96
5.13	Term Loan Priority Account	96

SECTION 6.	NEGATIVE COVENANTS	96
6.1	Indebtedness	96
6.2	Liens	97
6.3	Investments	97
6.4	Mergers, Consolidations and Sales of Assets	97
6.5	Restricted Payments	101
6.6	Transactions with Affiliates	105
6.7	Business of the Borrower and its Restricted Subsidiaries	107
6.8	Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Etc.	107
6.9	Changes in Fiscal Year	110
6.10	[Reserved]	110
6.11	[Reserved]	110
6.12	Term Loan Minimum Liquidity Covenant	110
6.13	Subsidiaries	110
6.14	Anti-Layering	111
SECTION 7.	GUARANTY	111
7.1	Guaranty of the Obligations	111
7.2	Contribution by Guarantors	112
7.3	Payment by Guarantors	112
7.4	Liability of Guarantors Absolute	113
7.5	Waivers by Guarantors	115
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc	115
7.7	Subordination of Other Obligations	116
7.8	Continuing Guaranty	116
7.9	Authority of Guarantors or Borrower	116
7.10	Financial Condition of Borrower	116
7.11	Bankruptcy, Etc.	117
SECTION 8.	EVENTS OF DEFAULT	117
8.1	Events of Default	117
8.2	[Reserved]	120
SECTION 9.	AGENTS	120
9.1	Authorization and Action	120
9.2	Agent’s Reliance, Etc	123
9.3	AD and its Affiliates	123
9.4	Lender Credit Decision	124
9.5	Indemnification of Agents	124
9.6	Successor Agents	125
9.7	[Reserved]	126
9.8	Administrative Agent May File Proofs of Claim	126
9.9	Collateral and Guaranty Matters	127
9.10	Withholding	127
9.11	Intercreditor Agreements	128
9.12	Erroneous Payments	128
9.13	Survival	130

SECTION 10.	MISCELLANEOUS	130
10.1	Notices; Communications	130
10.2	Survival of Agreement	131
10.3	Binding Effect	131
10.4	Successors and Assigns	132
10.5	Expenses; Indemnity	138
10.6	Right of Set-off	140
10.7	Governing Law	140
10.8	Waivers; Amendment	140
10.9	Interest Rate Limitation	143
10.10	Entire Agreement	143
10.11	WAIVER OF JURY TRIAL	143
10.12	Severability	143
10.13	Counterparts	144
10.14	Headings	144
10.15	Jurisdiction; Consent to Service of Process	144
10.16	Confidentiality	145
10.17	Platform; Borrower Materials	146
10.18	Release of Liens and Guarantees	148
10.19	Judgment	149
10.20	USA PATRIOT Act Notice	150
10.21	Intercreditor Agreements	150
10.22	Acknowledgements	151

APPENDICES:	A	Term Loan Commitments

SCHEDULES:	1.1(a)+	Guarantors
	1.1(d)+	Deposit Accounts, Securities Accounts, and Commodities Accounts
	4.4+	Filings, Governmental Approvals and Third Party Consents
	4.8+	Equity Interests
	4.9+	Actions, Suits and Proceedings
	4.16+	Environmental Matters
	4.18+	Insurance
	4.21+	Intellectual Property
	4.28+	Shares of Stock
	5.11+	Post-Closing Deliverables
	6.1+	Certain Indebtedness
	6.2+	Certain Restricted Payments
	6.3+	Certain Affiliate Transactions
	6.8+	Non-Permitted Encumbrances
	10.1+	Notice Addresses

EXHIBITS:	A	Funding Notice
	B	Term Loan Note
	C	Compliance Certificate
	D	Joinder Agreement
	E	Assignment Agreement
	F-1, F-2, F-3 and F-4	U.S. Tax Compliance Certificates
	G	Solvency Certificate
	H	Affiliated Lender Assignment Agreement
	I	Second Lien Pledge and Security Agreement
	J	Prepayment Notice
	K	Mortgage
	L	Intra-Group Subordination Agreement
	M	Cash Flow Intercreditor Agreement
	N	ABL/Term Loan Intercreditor Joinder
	O	Warrant

+ This Schedule has been omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant undertakes to provide further information regarding such omitted materials to the Commission upon request.

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of April 22, 2021, is entered into by and among LANNETT COMPANY, INC., a Delaware corporation (as further defined in Section 1.1, the “Borrower”), THE SUBSIDIARIES OF THE BORROWER, as Guarantors, the Lenders party hereto from time to time, and ALTER DOMUS (US) LLC (“AD”), as the Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as the Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, the Borrower is a party to that certain Credit and Guaranty Agreement, dated as of November 25, 2015 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Term Loan Credit Agreement”), by and among the Borrower, the lenders party thereto from time to time (the “Existing Term Loan Lenders”) and Alter Domus (US) LLC, as administrative and collateral agent (in such capacities, the “Existing Term Loan Agent”), pursuant to which the Borrower incurred $650.0 million aggregate principal amount of senior secured term loans (the “Existing Term Loans”); and

WHEREAS, pursuant that certain Exchange Agreement, dated as of April 5, 2021 (together with all exhibits and appendices thereto, collectively, the “Exchange Agreement”), by and among the Borrower and the Existing Lenders party thereto, (a) the Deerfield Lenders agreed to exchange their Existing Term Loans in their entirety for (i) senior secured second lien term loans under this Agreement in an aggregate amount equal to $140,000,000 (the “Deerfield Exchanged Term Loans”), plus (ii) cash (the “Exchange Cash Payment”) in an amount equal to the difference, if any, between the outstanding principal amount of the Deerfield Lenders’ Existing Term Loans on the Closing Date and the aggregate principal amount of the Deerfield Exchanged Term Loans on the Closing Date, plus (iii) cash in an amount equal to all accrued and unpaid interest on such Lenders’ Existing Term Loans (the “Cash Interest Payment”), in each case, on the terms and conditions set forth in the Exchange Agreement and this Agreement (the “Deerfield Exchange”), (b) the BPC Lender (as successor by assignment from funds and accounts that are managed or advised by their common asset manager) agreed to (i) exchange its Existing Term Loans in their entirety for senior secured second lien term loans under this Agreement in an aggregate principal amount equal (x) to $43,774,742.51 (the “BPC Exchanged Term Loans” and collectively with the Deerfield Exchanged Term Loans, the “Exchanged Term Loans”), plus (y) the Cash Interest Payment, in each case, on the terms and conditions set forth in the Exchange Agreement and this Agreement (the “BPC Exchange” and together with the Deerfield Exchange, the “Exchange”) and (ii) the BPC Lender agreed to provide additional senior secured second lien term loans in an aggregate amount equal to $6,225,257.49 (the “Closing Date Term Loans”) on the terms and conditions set forth in the Exchange Agreement and this Agreement, and (c) the obligations of the Borrower and the Lenders with respect to the Existing Term Loans (other than to pay accrued and unpaid interest thereon in accordance with Section 2.1(c)) shall be cancelled, released and discharged;

WHEREAS, in order to induce the Lenders to consummate the Exchange, each Lender will be issued its Pro Rata Share of warrants to purchase, in the aggregate for all such warrants, up to 8,280,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Borrower (the “Warrants”);

WHEREAS, Borrower desires to secure all of the Obligations (other than those Obligations under the Warrant and the Registration Rights Agreement) by granting to Collateral Agent, for the benefit of the Secured Parties, a second priority perfected Lien upon substantially all of its personal and real property including all of the issued and outstanding Stock of its direct subsidiaries (in each case, other than Excluded Property); and

WHEREAS, each of the Credit Parties is willing to guaranty all of the Obligations (other than those Obligations under the Warrant and the Registration Rights Agreement), and to grant to the Collateral Agent, for the benefit of the Secured Parties, a second priority perfected Lien upon all of its respective personal and real property, including all of the issued and outstanding Stock of its direct subsidiaries (in each case, other than Excluded Property);

WHEREAS, on or prior to the Closing Date, the Borrower will issue and sell $350,000,000  aggregate principal amount of its 7.75% Senior Secured Notes due 2026 (the “First Lien Notes”) pursuant to a Rule 144A and/or Regulation S offering, or other private placement;

WHEREAS, on or prior to the Closing Date, all Existing Term Loans and other outstanding amounts under the Existing Term Loan Credit Agreement will be refinanced or repaid using the proceeds from the First Lien Notes, the Closing Date Term Loans and pursuant to the Exchange (the “Closing Date Refinancing”); and

WHEREAS, on or prior to the Closing Date, the Borrower will enter into an amendment to the Borrower’s existing Credit and Guaranty Agreement, dated as of December 7, 2020 (the “Existing ABL Facility”), among the Borrower, certain subsidiary borrowers party thereto, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent (the “ABL Agent”) to increase the revolving commitments thereunder from $30,000,000 to $45,000,000 (the “ABL Amendment” and the Existing ABL Facility as amended by the ABL Amendment, the “ABL Facility Agreement”).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.         DEFINITIONS AND INTERPRETATION

1.1        Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Agent” as defined in the recitals hereto.

“ABL Amendment” as defined in the recitals hereto.

“ABL Facility” means the revolving credit facility pursuant to the ABL Facility Agreement.

“ABL Facility Agreement” as defined in the recitals hereto.

“ABL Facility Documents” means the ABL Facility Agreement, the ABL/Term Loan Intercreditor Agreement and any other agreements, instruments and other documents evidencing or governing the ABL Facility or entered into at any time in connection therewith, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced, in whole or in part, from time to time.

“ABL Priority Collateral” as defined in the ABL/Term Loan Intercreditor Agreement.

“ABL Obligations” as defined in the ABL/Term Loan Intercreditor Agreement

“ABL/Term Loan Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 7, 2020 (the “Existing ABL/Term Loan Intercreditor Agreement”), by and between ABL Agent and the Existing Term Loan Agent, as modified by the ABL/Term Loan Intercreditor Joinder and further as amended, restated, supplemented or replaced from time to time in accordance with this Agreement.

“ABL/Term Loan Intercreditor Joinder” means a joinder agreement to the Existing ABL/Term Loan Intercreditor Agreement, substantially in the form of Exhibit N, to be delivered by the Agent(s) on the Closing Date pursuant to which the Term Loans shall be designated as “Additional Term Indebtedness”.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; provided that no Secured Party shall be deemed an Affiliate of the Borrower or any of its subsidiaries.

“Affiliated Lender Assignment Agreement” as defined in Section 10.4(o)(i).

“Agent Fee Letter” means that certain fee letter, dated as of April 22, 2021, by and among the Borrower and the Agents.

“Agents” means the Administrative Agent and/or the Collateral Agent, as applicable.

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021 as it may be amended, restated, supplemented or otherwise modified from time to time.

“AML Legislation” as defined in Section 3.1(m).

“Anti-Terrorism Laws” as defined in Section 4.22.

“Approved Fund” as defined in Section 10.4(b)(i).

“Asset Sale” means any sale, transfer or other disposition of any assets by the Borrower or any Restricted Subsidiary. Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”: (1) issuances of Equity Interests by the Borrower or (2) issuances of Equity Interests by any subsidiary of the Borrower to the Borrower or any other subsidiary of the Borrower to the extent such issuances do not result in a reduction of the percentage of such subsidiary directly or indirectly owned by the Borrower or such subsidiary.

“Assignment Agreement” means, as applicable, an assignment and acceptance agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignor” as defined in Section 10.4(b)(i).

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been or may be extended).

“Authorized Agent” as defined in Section 10.15(c)(i).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or controller of such Person or any other individual designated (i) by the Board of Directors or member of such Person or (ii) in writing to the Administrative Agent by an existing Authorized Officer of such Person as an authorized signatory of any document or certificate delivered hereunder.

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchase card, stored value card, non-card electronic payable or other similar services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other customary banking financial or treasury products or services as may be requested by the Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances and similar products except indebtedness arising from services described in clauses (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees, in each case incurred in the ordinary course of business consistent with past practice.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code, or any similar federal or state law for the relief of debtors.

“Beneficiary” means each Agent and each Lender.

“Board of Directors” means (i) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; (ii) in the case of a limited liability company, the board of directors or managers, manager or managing member of such Person or duly authorized committee thereof; (iii) in the case of a partnership, the general partner of such Person or duly authorized committee thereof; and (iv) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto. In the event the Borrower consummates any merger, amalgamation or consolidation in accordance with Section 6.4, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Borrower” for all purposes of this Agreement and the other Credit Documents.

“Borrower Materials” as defined in Section 10.17.

“BPC Exchange” as defined in the recitals hereto.

“BPC Exchanged Term Loans” as defined in the recitals hereto.

“BPC Lender” means BPC Lending II LLC.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities or any other evidence of Indebtedness (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) certificates of deposit, Dollar-denominated time deposits, overnight bank deposits or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500.0 million or Dollar Equivalent (or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the Dollar Equivalent of $500.0 million); (v) repurchase obligations for underlying securities of the types described in clauses (i) through (iv) above; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $250.0 million or Dollar Equivalent, and (c) has one of the two highest ratings obtainable from either S&P or Moody’s; provided, that, in the case of any Investment by any Foreign Subsidiary of the Borrower, “Cash Equivalents” shall also include: (x) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case, maturing within a year after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-2 from S&P and at least P-2 from Moody’s, (y) investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) shares of any money market mutual or similar fund that has substantially all its assets invested continuously in the types of investments otherwise satisfying the requirements of this definition (including this proviso).

“Cash Flow Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and between the First Lien Agent and the Agent(s) substantially in the form of Exhibit M.

“Casualty Event” means any settlement of, or payment in respect of, (i) any property or casualty insurance claim or (ii) any seizure, condemnation, confiscation or taking under the power of eminent domain or expropriation of, requisition of title to or use of, or any similar event in respect of, or proceeding relating to, any asset of the Borrower or any Restricted Subsidiary.

“Cash Interest Payment” as defined in the recitals hereto.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.16, by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided, however, that, notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, amended or issued, but only to the extent such rules, regulations, or published interpretation, written requests, guidelines or directives are applied to the Borrower and its subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.16.

“Change of Control” means the earliest to occur of:

(a)          any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) shall become beneficial owner, directly or indirectly, of more than 50% of the then outstanding voting stock of (i) so long as the Borrower is a wholly owned subsidiary of any Parent Holding Company, the Relevant Parent Entity or (ii) otherwise, the Borrower; or

(b)         any “change of control” or similar event under any Indebtedness which constitutes Material Indebtedness shall occur.

“Charges” as defined in Section 10.9.

“Closing Date” means first date on which all of the conditions set forth in Section 3.1 are satisfied or waived.

“Closing Date Intercreditor Agreements” means the ABL/Term Loan Intercreditor Agreement and the Cash Flow Intercreditor Agreement.

“Closing Date Refinancing” as defined in the recitals hereto.

“Closing Date Term Commitment” means, as to the BPC Lender, its obligation to extend Closing Date Term Loans to the Borrower pursuant to Section 2.1(a) in an aggregate principal amount not to exceed $6,225,257.49.

“Closing Date Term Loans” as defined in the recitals hereto.

“Collateral” means all of the property and assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be granted by any Collateral Document.

“Collateral Agent” as defined in the preamble hereto.

“Collateral and Guarantee Requirement” means the requirement that:

(a)       on the Closing Date, the Collateral Agent shall have received from each Credit Party, a counterpart of the Second Lien Pledge and Security Agreement duly executed and delivered on behalf of such Credit Party;

(b)       on the Closing Date, (i) the Collateral Agent shall have received subject to the exceptions (if any) set forth in the Second Lien Pledge and Security Agreement, a pledge of all the issued and outstanding Equity Interests of each subsidiary of the Borrower and of each Guarantor and (ii) the Collateral Agent (or a designated bailee thereof) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)       (i) on the Closing Date, all Indebtedness of the Borrower and each Subsidiary of the Borrower having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Credit Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Second Lien Pledge and Security Agreement (or other applicable Collateral Document as reasonably required by the Collateral Agent); and (ii) the Collateral Agent (or a designated bailee thereof) shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank; provided that prior to the Discharge of Senior Priority Obligations, the requirement to deliver any such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank (collectively, the “Debt Transfer Documents”) to the Collateral Agent (or a designated bailee thereof) shall be deemed satisfied by the delivery of such Debt Transfer Documents to the Senior Priority Representative (as such term is defined in the Cash Flow Intercreditor Agreement) in accordance with the Cash Flow Intercreditor Agreement; provided, further that if any such Debt Transfer Documents cannot be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so and without undue burden or expense to the Borrower, then such Debt Transfer Documents shall not be required to be delivered until the 90th day following the Closing Date (or on such later date as the Administrative Agent may agree to in its reasonable discretion);

(d)       in the case of any Person that becomes or is required to become a Credit Party after the Closing Date, the Collateral Agent shall have received a Joinder Agreement and supplements to the Second Lien Pledge and Security Agreement and the other applicable Credit Documents, in each case, substantially in the form specified therein, duly executed and delivered on behalf of such Credit Party and in accordance with Section 5.11;

(e)       after the Closing Date, subject to the exceptions set forth in the Second Lien Pledge and Security Agreement, (i) all the outstanding Equity Interests of (A) any Person that becomes a Credit Party after the Closing Date and (B) subject to Section 5.11(c), all the Equity Interests that are acquired by a Credit Party after the Closing Date, shall have been pledged pursuant to the Second Lien Pledge and Security Agreement; and (ii) the Collateral Agent (or a designated bailee thereof) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the extent required by the Second Lien Pledge and Security Agreement; provided that prior to the Discharge of Senior Priority Obligations, the requirement to deliver such certificates or other instruments representing Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank (collectively, the “Equity Transfer Documents”) to the Collateral Agent (or a designated bailee thereof) shall be deemed satisfied by the delivery of such Equity Transfer Documents to the Senior Priority Representative (as such term is defined in the Cash Flow Intercreditor Agreement) in accordance with the terms of the Cash Flow Intercreditor Agreement;

(f)       except as otherwise contemplated by the Collateral Documents, all documents and instruments, including UCC financing statements, filings with the United States Patent and Trademark Office, filings with the United States Copyright Office, and all other instruments reasonably requested by the Collateral Agent or the Requisite Lenders to be filed, registered, recorded or delivered to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered to the Collateral Agent (or a designated bailee thereof) for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document; provided that if any such documents or instruments (other than documents or instruments with respect to Filing Collateral or Possessory Collateral) cannot be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so and without undue burden or expense to the Borrower, then such documents and instruments shall not be required to be delivered until the 90th day following the Closing Date (or on such later date as the Administrative Agent may agree to in its reasonable discretion);

(g)       except as otherwise contemplated by any Collateral Document, each Credit Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Collateral Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder;

(h)       after the Closing Date, the Collateral Agent shall have received (i) such other Collateral Documents as may be required to be delivered pursuant to Section 5.11 and (ii) upon reasonable request by the Collateral Agent or the Requisite Lenders, evidence of compliance with any other requirements of Section 5.11; and

(i)       within 90 days of the Closing Date (subject to extensions to be agreed upon by the Requisite Lenders in their reasonable discretion), the Credit Parties shall deliver fully executed Control Agreements covering the Credit Parties’ deposit accounts, securities accounts and commodities accounts (other than Excluded Accounts) set forth on Schedule 1.1(d) hereto.

The foregoing definition shall not require, and the Credit Documents shall not contain any requirements as to, the creation or perfection of pledges of or security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to, any Excluded Property. The Requisite Lenders may grant extensions of time for the perfection of security interests in or the delivery of the Mortgages and the obtaining of title insurance, surveys, abstracts and appraisals with respect to particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where they reasonably determine, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding anything to the contrary in the Credit Documents, there shall be no requirement for (and no Default or Event of Default under the Credit Documents shall arise out of the lack of) (a) [reserved], (b) notices to account debtors or other contractual third parties prior to the occurrence and during the continuance of an Event of Default, (c) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) with respect to letter of credit rights and commercial tort claims or (d) actions required to create or perfect security interests in any assets in jurisdictions other than the United States (which, for clarity, means that there will be no requirement to make any filings to perfect any security interest in intellectual property registered in any non-U.S. jurisdiction, but does not exclude any obligation to make any filings, if applicable, as may be necessary to perfect a security interest with respect to any U.S. registered trademark or U.S. trademark application by making a filing with the World Intellectual Property Organization), it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction.

Notwithstanding anything to the contrary in the Credit Documents, (i) in no event will any Person guarantee the obligations under the First Lien Notes or the ABL Facility without also guaranteeing the Obligations hereunder and (ii) in no event will any Liens securing the First Lien Notes or the ABL Facility not also secure the Obligations hereunder, in each case subject to the lien priorities set forth in the Intercreditor Agreements.

“Collateral Documents” means the Second Lien Pledge and Security Agreement, any Mortgages, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to Section 5.11 that creates or perfects, or purports to create or perfect, in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any property of that Credit Party as security for the Obligations, in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or another form as may be agreed by the Borrower and Requisite Lenders from time to time.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period for which financial statements are available, which may include internal financial statements prepared in good faith by the Borrower:

(a)          increased, in each case (other than with respect to clause (xi) below) to the extent deducted (and not added back) in Consolidated Net Income, and in each case, without duplication with any other item described in this clause (a) or any item excluded pursuant to the definition of Consolidated Net Income, by:

(i)           provision for Taxes based on income or profits or capital, including state, provincial, franchise, excise and similar Taxes and foreign withholding Taxes of such Person paid or accrued, including any penalties and interest relating to any Tax examinations; plus

(ii)          Consolidated Interest Expense for such period; plus

(iii)         depreciation and amortization expense of such Person for such period; plus

(iv)         extraordinary, non-recurring, unusual or exceptional losses, charges and expenses; plus

(v)          losses, charges and expenses relating to the Transactions regardless of when paid (including, without limitation, the write-off of deferred financing fees capitalized on the balance sheet corresponding to the Existing Term Loan Credit Agreement, the ABL Facility and the First Lien Notes, any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication); plus

(vi)        (A) actual expenses, costs and charges related to business optimization, relocation or integration; (B) actual expenses, costs and charges related to Permitted Acquisitions after the Closing Date and (C) severance and other restructuring charges actually incurred; plus

(vii)         losses, charges and expenses relating to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business (in each case whether or not consummated), as determined in good faith by Borrower; plus

(viii)        losses, charges and expenses attributable to disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations; plus

(ix)           losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

(x)           charges, expenses and fees incurred, including financial advisory, accounting, auditor, legal and other consulting and advisory fees or other filing fees and expenses, or any amortization thereof, in connection with any equity offering, acquisition, merger, amalgamation, investment, recapitalization, asset disposition, incurrence or repayment of Indebtedness (including deferred financing expenses), refinancing transaction, restructuring or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger or amalgamation expenses) incurred as a result of any such transaction; plus

(xi)          the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions (including, in connection with, mergers and other business combinations, acquisitions, divestitures, and other transactions (including transactions described in clause (x) above)) taken or expected to be taken prior to or during such period (which “run rate” cost savings, operating expense reductions or synergies shall be subject only to certification by an Authorized Officer of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings, reductions or synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, reductions or synergies are reasonably identifiable and factually supportable, (B) are in the good faith determination of the Borrower expected to be realized within 18 months after the date of such action, (C) the aggregate amount of “run rate” cost savings, operating expense reductions and synergies included in Consolidated Adjusted EBITDA pursuant to this paragraph (xi) during any Four Quarter Period shall not exceed 20.0% of Consolidated Adjusted EBITDA for such Four Quarter Period, calculated after giving effect to any adjustment pursuant to this paragraph (xi); plus

(xii)          net unrealized losses on Hedge Agreements and non-controlling interests; plus

(xiii)        any other non-cash losses, charges and expenses, including any write offs or write downs, reducing Consolidated Net Income for such period; plus

(xiv)         [reserved];

(b)         decreased (in each case to the extent added in Consolidated Net Income), by (without duplication):

(i)            net unrealized gains on Hedge Agreements and non-controlling interests; plus

(ii)           gains relating to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business; plus

(iii)          cash payments during such period on account of accruals on or reserves added to Consolidated Adjusted EBITDA pursuant to clause (a) above; plus

(iv)         non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated Adjusted EBITDA for any prior period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, as of the most recent date for which financial statements are available, which may include internal financial statements prepared in good faith by the Borrower.

“Consolidated Current Liabilities” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) [reserved], (e) accruals of any costs or expenses related to bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to Consolidated Adjusted EBITDA included in clauses (a)(v), (a)(vi), (a)(xi) and (a)(xii) of the definition thereof, as of the most recent date for which for which financial statements are available, which may include internal financial statements prepared in good faith by the Borrower.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)          the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)          any amortization of Indebtedness discount;

(b)          the net payments (less net payments received) under any Hedge Agreement in respect of interest rate protection (including any amortization of discounts, but excluding mark to market movements in the valuation of obligations pursuant to any Hedge Agreement);

(c)           the interest portion of any deferred payment obligation;

(d)       all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances; and

(e)       all accrued interest;

(2)          the interest component of Financing Lease Obligations (excluding, for the avoidance of doubt, any lease, rental or other expense in connection with a lease that is not a Financing Lease Obligation) paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(3)          all capitalized interest of such Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period; provided that, without duplication:

(a)          the cumulative effect of a change in accounting principles shall be excluded;

(b)          the net after-Tax effect of extraordinary, non-recurring, unusual or exceptional gains, losses, charges and expenses, including any relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards), shall be excluded;

(c)           the net after-Tax effect of gains, losses, charges and expenses (or amortization thereof) (in each case, whether realized or unrealized) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith the Borrower shall be excluded;

(d)          the net after-Tax effect of gains, losses, charges and expenses attributable to disposed, discontinued, closed or abandoned operations and any net after-Tax gains, losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations shall be excluded;

(e)          the net after-tax effect of gains, losses, charges and expenses (or amortization thereof) attributable to the early extinguishment or conversion of Indebtedness (or the repayment or refinancing thereof), Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid), or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date) shall be excluded;

(f)          the net income for such period of any Person that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Borrower or any Restricted Subsidiary thereof in such period in cash;

(g)       the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transaction, any acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of Taxes, shall be excluded;

(h)       impairment and amortization charges, asset write offs and write downs, including impairment and amortization charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP shall be excluded;

(i)       non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, deferred stock or other rights or equity incentive programs and non-cash deemed finance charges in respect of any pension liabilities or other provisions shall be excluded;

(j)       (i) charges and expenses pursuant to any management equity plan, long-term incentive plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement and (ii) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Borrower or any of the Restricted Subsidiaries, in the case of each of (i) and (ii) above, to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Borrower or any Parent Holding Company or net cash proceeds of an issuance of Equity Interests (other than Redeemable Equity Interests) of the Borrower or any direct or indirect parent of the Borrower shall be excluded;

(k)       any non-cash loss, charge or expense relating to the incurrence of obligations in respect of an “earn out” or other similar contingent obligations shall be excluded, but only for so long as such loss, charge or expense remains a non-cash contingent obligation;

(l)       to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (i) such coverage is not denied by the applicable carrier or indemnifying party in writing within 270 days and (ii) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption shall be excluded;

(m)       (i) non-cash or unrealized gains or losses in respect of obligations under Hedge Agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Hedge Agreements, and (ii) gains or losses resulting from currency translation or transaction gains or losses related to currency re-measurements of Indebtedness (including gains or losses resulting from (x) Hedge Agreements for currency exchange risk and (y) intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items shall be excluded;

(n)       non-cash interest charges on defined benefit, defined contribution or other pension plans shall be excluded;

(o)       any expenses or charges to the extent paid by a third party that is not a Restricted Subsidiary on behalf of the Borrower or a Restricted Subsidiary (and not required to be reimbursed), and any gain resulting from such payment, shall be excluded; and

(p)       the net income (or loss) for such period of any Restricted Subsidiary (other than any of the Guarantors) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation or the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equity holders; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.

“Consolidated Total Assets” means, as of any date of determination and on a Pro Forma Basis for any acquisition or disposition or other Specified Transaction that has been consummated on or prior to the date of determination, the total amount of all assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the most recent date for which for which financial statements are available, which may include internal financial statements prepared in good faith by the Borrower.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of, without duplication, all Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date and determined on a consolidated basis in accordance with GAAP consisting of the types of Indebtedness set forth in clauses (i), (ii), (iii) and (v) of the definition of “Indebtedness”; provided that, Consolidated Total Debt shall not include (i) Indebtedness in respect of letters of credit, except to the extent of drawn and unreimbursed amounts thereunder and (ii) obligations under Hedge Agreements. For purposes hereof any earn-out or similar obligations shall not constitute Consolidated Total Debt until such obligation becomes or would become a liability on the consolidated balance sheet of the Borrower in accordance with GAAP.

“Consolidated Working Capital” means, as of any date of determination, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets at such date of determination minus Consolidated Current Liabilities at such date of determination; provided that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and non-current, (ii) the effects of purchase accounting; (iii) any changes in fair value of derivative instruments, to the extent those changes are excluded from Consolidated Net Income due to hedge accounting treatment of derivative instruments; or (iv) any acquisitions permitted pursuant to the terms hereof, of an operating or geographical unit of a business or Persons by the Borrower or any of its Restricted Subsidiaries completed during such period.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing” means, with respect to any default or event of default, that such default or event of default has not been cured or waived.

“Contributing Guarantors” as defined in Section 7.2.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Administrative Agent and the applicable depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to the Administrative Agent and the Borrower and in any event providing to the Administrative Agent “control” of such deposit account, securities or commodities account within the meaning of the UCC.

“Convertible Notes” the $86.25 million aggregate principal amount of 4.50% Convertible Senior Notes due 2026.

“Convertible Notes Indenture” means the Indenture dated as of September 27, 2019, among the Borrower, as the issuer, the guarantors thereunder and as trustee thereunder and pursuant to which the Convertible Notes have been issued.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Intra-Group Subordination Agreement, the Closing Date Intercreditor Agreements and any other Intercreditor Agreements (on and after the execution thereof), the Agent Fee Letter, the Warrants and the Registration Rights Agreement, each as amended, restated, supplemented, or otherwise modified from time to time.

“Credit Facilities” means (i) the ABL Facility and (ii) any Refinancing Indebtedness incurred to refinance the ABL Facility in the form of an asset-based revolving credit facility.

“Credit Parties” means the Borrower and the Guarantors; each, individually, a “Credit Party”.

“Cumulative Credit” means, as of any date of determination with respect to the applicable Cumulative Credit Reference Period, a cumulative amount (which shall not be less than zero) equal to, without duplication:

(a)

(i) 50% of Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Borrower accrued on a cumulative basis during the Cumulative Credit Reference Period; provided that when measuring such amount (A) Consolidated Net Income will be deemed not to be less than zero in any fiscal year and (B) Consolidated Net Income for any fiscal year will be deemed to be zero until the financial statements required to be delivered pursuant to Section 5.4(a) for such fiscal year, and the related Compliance Certificate required to be delivered pursuant to Section 5.4(c) for such fiscal year, have been received by the Administrative Agent;

(ii)       the aggregate amount of cash proceeds from the sale of Qualified Equity Interests of the Borrower (including upon exercise of warrants or options or upon the conversion of Indebtedness of the Borrower or any Restricted Subsidiary owed to a Person other than a Restricted Subsidiary) received by the Borrower after the Closing Date and at or prior to such time; provided that this clause (ii) shall exclude sales of Redeemable Equity Interests; plus

(iii)       the cumulative amount of (x) capital contributions made to the Borrower in cash or Cash Equivalents (other than proceeds from the issuance of Redeemable Equity Interests and capital contributions made on or prior to the Closing Date) and (y) the fair market value, as determined by the Borrower in good faith, of property or assets (other than cash) received by the Borrower as a capital contribution, in each case after the Closing Date; plus

(iv)       an amount equal to the net reduction in Investments made pursuant to clause (30) of the definition of “Permitted Investments” in respect of any returns in cash, Cash Equivalents and assets (valued at the Fair Market Value thereof) (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary from such Investments after the Closing Date; plus

(v)       the cumulative amount of mandatory prepayments declined by a Lender under Section 2.12(e) to the extent not used or required to make other permitted prepayments of permitted Indebtedness; minus

(b)       the aggregate amount of any Investments made pursuant to clause (30) of the definition of “Permitted Investments”, any Restricted Payments made pursuant to Section 6.5(a) and any payments or distributions in respect of any Junior Financing made pursuant to Section 6.8(a)(1)(d) after the Closing Date and at or prior to such time.

“Cumulative Credit Reference Period” means, with respect to any applicable date of measurement of the Cumulative Credit, the period commencing on the last day of the fiscal quarter during which the Closing Date occurs, and ending on the last day of the most recent fiscal quarter for which financial statements required to be delivered pursuant to Section 5.4(b), and the related Compliance Certificate required to be delivered pursuant to Section 5.4(c), have been received by the Administrative Agent.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt Issuances” means, with respect to the Borrower or any Guarantor, one or more issuances after the Closing Date of Indebtedness for borrowed money.

“Debt Transfer Documents” as defined in the definition of “Collateral and Guarantee Requirement”.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, winding-up, reorganization or similar debtor relief laws of the United States applicable jurisdictions from time to time in effect.

“Deerfield Exchange” as defined in the recitals hereto.

“Deerfield Exchanged Term Loans” as defined in the recitals hereto.

“Deerfield Lenders” means, to the extent that such Persons are Lenders, Deerfield Partners, L.P. and Deerfield Private Design Fund III, L.P. and their respective Affiliates.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the interest rate otherwise applicable to such Loan plus 2.0% per annum.

“Deposit Account” means any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 2.12(a) but only to the extent of the actual amount of cash or Cash Equivalents received by the Borrower from such payment, redemption, retirement, sale or other disposition.

“Discharge” means to repay, repurchase, redeem, defease or otherwise acquire, retire or discharge; and the term “Discharged” shall have a correlative meaning.

“Discharge of Senior Priority Obligations” as defined in the Cash Flow Intercreditor Agreement.

“Disinterested Directors” means, with respect to any transaction that is subject to the requirements of Section 6.6, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent Holding Company, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding capital stock of the Borrower or any Parent Holding Company or any options, warrants or other rights in respect of such capital stock.

“Disqualified Lenders” means any of the Borrower’s competitors that have been specified to the Administrative Agent after the Closing Date by the Borrower in writing at any time and from time to time and any of their respective affiliates (other than any bona fide debt funds) that are identified in writing by the Borrower to the Administrative Agent from time to time.

“Distress Event” means, with respect to any Person (a “Distressed Person”), a voluntary or involuntary case filed with respect to such Distressed Person, under any debt relief law, or a custodian, conservator, receiver or similar official being appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person being subject to a forced liquidation, or such Distressed Person making a general assignment for the benefit of creditors or being otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Person or any Person that directly or indirectly controls such Person by a Governmental Authority or an instrumentality thereof.

“Distressed Person” as defined in the definition of “Distress Event”.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Dutch Auction” means an auction of Term Loans conducted pursuant to Section 10.4(o) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a non pro rata basis, in each case, in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” means, with respect to a purchase or prepayment of Term Loans by a Purchasing Borrower Party pursuant to Section 10.4(o), Dutch auction procedures as reasonably agreed upon by such Purchasing Borrower Party and the Administrative Agent; provided, that the Administrative Agent shall not be required to serve as auction agent for any Dutch auction procedures without its prior written consent.

“EDGAR” as defined in Section 4.14(a).

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an affiliate of any Lender or an Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no (a)  Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee (except assignments pursuant to Section 10.4(o)) and (b) Disqualified Lender shall be an Eligible Assignee (except assignments pursuant to Section 10.4(i)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other order (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Materials Activity; or (iii) in connection with any actual or alleged environmental damage, injury or harm.

“Environmental Laws” means any and all current or future foreign or domestic, federal, provincial or state (or any subdivision of any of them) laws, statutes, ordinances, orders, rules, or regulations relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) the protection of human, plant or animal health from exposure to any Hazardous Materials, in any manner applicable to the Borrower or any of its subsidiaries.

“Equity Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity (however designated) of such Person and any rights (other than Indebtedness securities convertible into an equity interest), warrants or options to acquire an equity interest of such Person (in each case, other than royalties).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Internal Revenue Code and Sections 302 and 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code and Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower, any of its subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) receipt from the Internal Revenue Service of written notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (ix) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code; or (x) any event with respect to any Non-U.S. Plan which is similar to any event described in any of subsections (i) through (ix) hereof.

“Erroneous Payment” as defined in Section 9.12(a).

“Event of Default” means each of the conditions or events set forth in Section 8.1; provided that any requirement for the giving notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Agreement” as defined in the recitals hereto.

“Exchange Cash Payment” as defined in the recitals hereto.

“Exchanged Term Commitment” means, as to each Lender, its obligation to consummate the Exchange pursuant to Section 2.1(a)(c) in the aggregate principal amount equal to the amount set forth opposite such Lender’s name on Appendix A under the caption “Exchanged Term Commitment”.

“Exchanged Term Loans” as defined in the recitals hereto.

“Excluded Accounts” as defined in the Second Lien Pledge and Security Agreement.

“Excluded Amounts” as defined in Section 2.12(g).

“Excluded Indebtedness” means all Indebtedness not incurred in violation of Section 6.1.

“Excluded Property” means “Excluded Assets,” as defined in the Second Lien Pledge and Security Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Credit Party hereunder, the following Taxes:

(a)       any Taxes imposed on (or measured by) its net income (however denominated), net profits, net gains or franchise Taxes that (x) are imposed by the country in which the applicable recipient is legally organized or any political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, in each case including any political subdivision thereof or (y) that are Other Connection Taxes,

(b)       any branch profits Taxes or any similar Tax (i) imposed by the United States of America, (ii) imposed by any other jurisdiction described in clause (a) above or (iii) that is an Other Connection Tax,

(c)       any withholding Tax that is attributable to the Administrative Agent’s or a Lender’s failure to comply with Section 2.17(c),

(d)       any withholding Tax imposed by the United States on amounts payable by a Credit Party (or the Administrative Agent) in the case of a Lender, to the applicable lending office of such Lender at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or designates a new lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changes its lending office and, in the case of the Administrative Agent, to the Administrative Agent at the time it becomes a party to this agreement, except in the case of a successor Administrative Agent to the extent amounts with respect to such Taxes were payable to the preceding Administrative Agent,

(e)       [Reserved],

(f)       [Reserved], and

(g)       any U.S. withholding Taxes imposed under FATCA.

“Executive Order” as defined in Section 4.22(a).

“Existing ABL Facility” as defined in the recitals hereto.

“Existing ABL/Term Loan Intercreditor Agreement” as defined in the definition of ABL/Term Loan Intercreditor Agreement.

“Existing Term Loan Agent” as defined in the recitals hereto.

“Existing Term Loan Credit Agreement” as defined in the recitals hereto.

“Existing Term Loan Lenders” as defined in the recitals hereto.

“Existing Term Loans” as defined in the recitals hereto.

“Fair Market Value” means, with respect to any asset or property, the price of which could be negotiated in an arm’s-length transaction among non-Affiliates, for cash, between a willing seller and a willing buyer, as determined in good faith by the Borrower.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and (c) any intergovernmental agreement between the U.S. and any other jurisdiction which facilitates the implementation of any law or regulation referred to in clause (a) above and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any such intergovernmental agreement.

“FCPA” as defined in Section 4.23.

“Federal Funds Effective Rate” for any period, means a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If the Federal Funds Effective Rate is less than zero, it shall be deemed zero for purposes of this Agreement.

“Filing Collateral” means any Lien in respect of assets in which such Lien may be perfected by the filing of a financing statement under the UCC.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized and accounted for as a capitalized or financing lease (and not, for the avoidance of doubt, as an operating lease) on the balance sheet of such lessee for financial reporting purposes in accordance with GAAP prior to the adoption of ASU No. 2016-02 by the Financial Accounting Standards Board (and all calculations and deliverables under this Agreement shall be made or delivered, as applicable, based on GAAP as in effect prior to such adoption). The Stated Maturity of any Financing Lease shall be the date of the last payment of rent or any other amount due under the related lease.

“Financing Lease Obligations” means an obligation under any Financing Lease.

“Financial Officer” means, of any Person, the Chief Financial Officer, principal accounting officer, vice-president of finance, Treasurer, Assistant Treasurer or Controller of such Person (and, in the case of the Borrower, shall also mean each Person performing similar duties as the foregoing (including any director, manager or member of the Borrower)).

“First Lien Notes” as defined in the recitals hereto.

“First Lien Notes Indenture” means the Indenture dated the date hereof, among the Borrower, as the issuer, the guarantors thereunder and Wilmington Trust, National Association, as trustee thereunder (the “First Lien Trustee”) and as collateral agent thereunder (the “First Lien Agent”), and pursuant to which the First Lien Notes have been issued.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month accounting period of the Borrower ending on June 30 of each year.

“Flood Hazard Property” means any real estate asset located in the United States of America subject to a mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any direct or indirect subsidiary of the Borrower which is not organized under the laws of the United States, any state thereof or the District of Columbia.

“Four Quarter Consolidated Adjusted EBITDA” means, as of any date of determination, the aggregate amount of Consolidated Adjusted EBITDA (calculated on a Pro Forma Basis) for the Four Quarter Period (determined for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a Pro Forma Basis to give effect to the transactions as if they had occurred at the beginning of such Four Quarter Period.

“Four Quarter Period” means, at any date of determination, the most recently completed four full fiscal quarters, treated as one period, for which financial statements have been or are required to be delivered pursuant to Section 5.4 immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the applicable financial measure.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the provisions of Section 1.2, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Governmental Authority” means any applicable foreign or domestic, federal, state, provincial, territorial, municipal, supranational, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (which shall include, without limitation, the European Central Bank and the Council of Ministers of the European Union) or any entity, officer or examiner exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“guarantee” means, as applied to any Indebtedness of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Indebtedness, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Indebtedness of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of nonpayment) of all or any part of such Indebtedness of another Person (and “guaranteed” and “guaranteeing” shall have meanings that correspond to the foregoing).

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of the Borrower’s existing and future direct and indirect subsidiaries, in each case, unless and until such time as the respective Guarantor is released from all of its obligations hereunder in accordance with the terms and provisions hereof; provided that “Darmantest Laboratories” Limited Liability Company shall not be required to be a Guarantor so long as it does not have assets with an aggregate value in excess of 0.2% of the Consolidated Total Assets or revenues representing in excess of 0.2% of Consolidated Adjusted EBITDA. As of the Closing Date, the Guarantors are listed on Schedule 1.1(a).

“Guaranty” as defined in Section 7.1.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited, governed or regulated by any Governmental Authority pursuant to any Environmental Law.

“Hazardous Materials Activity” means any use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any swap, spot, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, foreign exchange, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes. For the avoidance of doubt, Hedge Agreements shall be deemed to be entered into in the ordinary course of business and shall not be deemed speculative or entered into for speculative purposes, in each case, if any Hedge Agreement is intended in good faith, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities or debt facilities of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management or (C) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Agreement entered into in the ordinary course of the Borrower’s business.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrower and the accretion of original issue discount or liquidation preference.

“Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current trade liabilities incurred in the ordinary course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities (excluding obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables) issued for the account of such Person (except to the extent such reimbursement obligations relate to trade payables and such obligations are expected to be satisfied within 30 days of becoming due and payable); (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person; (v) all Financing Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Equity Interests in such Person at the time of determination; (vii) the liquidation amount or liquidation preference of any Preferred Interests issued by a Restricted Subsidiary that is not a Guarantor; (viii) any Swap Obligations and Hedging Obligations of such Person at the time of determination (the amount of any such obligations to be equal at any time to the net payments under such agreements or arrangements giving rise to such obligations that would be payable by such Person at the termination of such agreements or arrangements); (ix) Attributable Debt with respect to any Sale and Lease-Back Transaction to which such Person is a party; and (x) all obligations of the types referred to in clauses (i) through (ix) of this definition of another Person, the payment of which, in either case, (A) such Person has guaranteed or (B) is secured by (or the holder of such Indebtedness or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Equity Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Equity Interests as if such Redeemable Equity Interests were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement; provided, however, that, if such Redeemable Equity Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Equity Interests; (b) [reserved]; (c) the amount of any Indebtedness described in clause (viii) is the net amount payable (after giving effect to permitted set off) if such Swap Obligations or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Indebtedness described in clause (x)(A) above shall be the maximum liability under any such guarantee; (e) the amount of any Indebtedness described in clause (x)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (f) interest, fees, premium, and expenses and additional payments, if any, will not constitute Indebtedness.

“Indemnified Costs” as defined in Section 9.5.

“Indemnified Taxes” means (a) all Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.5(b).

“Intellectual Property” as defined in the Second Lien Pledge and Security Agreement.

“Intercreditor Agreements” means (i) the ABL/Term Loan Intercreditor Agreement, (ii) the Cash Flow Intercreditor Agreement, and (iii) any Junior Lien Intercreditor Agreement.

“Interest Payment Date” means the three month anniversary of the Closing Date, each three month anniversary thereafter and the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internally Generated Cash” means, with respect to any period, any cash of the Borrower and its Restricted Subsidiaries generated during such period, excluding Net Cash Proceeds and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Intra-Group Subordination Agreement” means the Intra-Group Subordination Agreement among the Administrative Agent, each other agent party thereto, the Borrower and each subsidiary of the Borrower listed on the signature pages thereto or that becomes a party thereto pursuant to Section 3.12 thereof substantially in the form of Exhibit L, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Equity Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or guarantee of the Indebtedness of another Person or capital contribution to another Person; and (iii) the purchase or acquisition of all or a substantial portion of the business or assets of another Person but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the ordinary course of business; and (c) prepaid expenses and workers’ compensation, utility, lease (including related to aircraft) and similar deposits, in the ordinary course of business.

“Joinder Agreement” means an agreement substantially in the form of Exhibit D, with such changes as may be required by or reasonably acceptable to the Borrower and the Agents.

“judgment currency” as defined in Section 10.19.

“Junior Financing” as defined in Section 6.8(a).

“Junior Lien Intercreditor Agreement” means a customary “junior lien” intercreditor agreement or other lien subordination arrangement in form and substance reasonably acceptable to the Agents and the Requisite Lenders, in each case, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Junior Lien Priority” means with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking junior to the Lien on such Collateral securing (x) the First Lien Notes or any guarantee of the First Lien Notes, as applicable, or (y) the Obligations or any Guaranty, as applicable, pursuant to one or more Junior Lien Intercreditor Agreements; provided that Indebtedness that is secured by a Lien on the Term Loan Priority Collateral that ranks junior to the Liens securing the Note Obligations shall not be considered to have Junior Lien Priority if such Indebtedness is secured by a Lien on the ABL Priority Collateral that ranks senior to the Lien securing the Note Obligations.

“LCA Election” as defined in Section 1.10(b).

“LCA Test Date” as defined in Section 1.10(b).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time.

“Lender” means each lender party to this Agreement from time to time.

“Lender Party” means any of the Administrative Agent, the Collateral Agent or any Lender.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, assignment by way of security, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) and, in the case of securities (other than securities representing an interest in a joint venture that is not a subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise, by one or more of the Borrower and its subsidiaries of any assets, business or Person permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing; provided that any such transaction with an Affiliate shall not constitute a Limited Condition Acquisition.

“Liquidity” means, as of any date of determination, the sum of (i) all cash of the Borrower held in the Liquidity Account plus (ii) Unrestricted Cash and Cash Equivalents.

“Liquidity Account” means the deposit account number designated to Administrative Agent by the Borrower in writing; provided that such deposit account is subject to no Liens other than the Collateral Agent’s second priority security interest and, subject to the applicable Intercreditor Agreements, Liens permitted to secure the ABL Facility under clause 6.1(1) of the definition of “Permitted Liens”.

“Loan Exchange Exercise” as defined in Section 2.20.

“Loan Exchange Exercise Notice” as defined in Section 2.20.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the assets, business, financial condition or results of operations, of the Borrower and its subsidiaries, taken as a whole, (ii) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under any Credit Document or (iii) the rights and remedies of the Agents, the Lenders or any other Secured Party under any Credit Document, taken as a whole.

“Material Indebtedness” means Indebtedness (other than (x) Indebtedness hereunder and (y) Indebtedness owed by the Borrower to any Credit Party or by any Restricted Subsidiary to the Borrower or any other Credit Party) of the Borrower or any subsidiary in an aggregate principal amount exceeding $35.0 million.

“Maturity Date” means July 21, 2026.

“Maximum Exit Fee” as defined in Section 2.9(a).

“Maximum Rate” as defined in Section 10.9.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a deed of trust, trust deed, hypothecation or mortgage, as applicable, made by the Credit Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties substantially in the form of Exhibit K.

“Mortgage Policies” as defined in Section 5.11(b).

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a customary “managements’ discussion and analysis” report describing the operations of the Borrower and its subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate. For the avoidance of doubt, such Narrative Report need not comply with the requirements of Regulation S-K of the Securities Act applicable to a Management’s Discussion and Analysis of Financial Conditions and Result of Operations.

“Net Cash Proceeds” means:

(a)       100% of the cash proceeds actually received by the Borrower or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when actually received) in respect of any Asset Sale (except as provided below) or Casualty Event, net of (i) documented and invoiced attorneys’ fees, auditors’ fees, securities laws filing fees, printers’ fees, accountants’ fees, consultant fees, investment banking, placement agent and advisory fees actually incurred by the Borrower or any of its Restricted Subsidiaries in connection with the applicable event, (ii) documented search and recording charges actually incurred by the Borrower or any of its Restricted Subsidiaries in connection with the applicable event, (iii) required debt payments and required payments of other obligations in respect of Indebtedness secured by a Permitted Lien on any asset that is the subject of such Asset Sale or Casualty Event (other than any Lien created pursuant to a Collateral Document or a Lien which is pari passu with the Liens created pursuant to any Collateral Document (in which case the pro rata portion (determined based on the then outstanding principal amount of all pari passu Indebtedness that would otherwise be required to be prepaid with such Net Cash Proceeds) of such Net Cash Proceeds applied in respect of any such payments secured by the Liens pursuant to any Collateral Document shall not constitute Net Cash Proceeds for purposes hereof) or junior to the Liens created pursuant to the Collateral Documents), (iv) other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (v) Taxes, including sales, goods and services, harmonized sales, transfer, deed or mortgage recording Taxes, paid or estimated to be payable as a result thereof, and any other payment required by applicable law as a result of such Asset Sale, (vi) any reserve established in accordance with GAAP (provided that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount)), and (vii) any payment amount required to be paid by law, rule or regulation upon receipt to a third party related to the transaction (including to labor unions and environmental trusts) in each case, as determined in good faith by an Authorized Officer of the Borrower.

(b)       100% of the net cash proceeds from the incurrence, issuance or sale by Borrower or any of its Restricted Subsidiaries of any Indebtedness not permitted to be incurred under this Agreement, net of all Taxes and documented and invoiced attorneys’ fees, auditors’ fees, securities laws filing fees, printers’ fees, accountants’ fees, consultant fees, investment banking fees, placement agent fees, advisory fees, underwriting discounts, commissions, costs and other expenses, in each case, incurred by the Borrower or any of its Restricted Subsidiaries in connection with such incurrence, issuance or sale.

“New York Courts” as defined in Section 10.15(a).

“Non-Public Information” means material non-public information (within the meaning of United States Federal or state securities Laws) with respect to the Borrower or its subsidiaries or securities.

“Non-U.S. Plan” means any Employee Benefit Plan maintained by the Borrower or any of its subsidiaries for employees outside the United States.

“Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Note Obligations” as defined in the First Lien Notes Indenture.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents) or Lenders or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligations of the Borrower” means all obligations of every nature of the Borrower, including obligations from time to time owed to Agents (including former Agents) or Lenders or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” means, collectively, the List of Specially Designated Nationals and Blocked persons maintained by OFAC, as amended from time to time, or any similar lists issued by OFAC.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, amalgamation or continuance, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any Foreign Subsidiary, the equivalent thereof in its jurisdiction of incorporation or organization. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-United States government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.

“Other Applicable Indebtedness” as defined in Section 2.12(a)(ii).

“Other Connection Taxes” means, with respect to the Administrative Agent and any Lender, Taxes imposed as a result of a present or former connection between such Administrative Agent or Lender and the jurisdiction imposing such Tax (other than connections arising solely from the Administrative Agent and such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in this Agreement).

“Other Taxes” means any and all present or future stamp, court or documentary, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, and any interest, fines, penalties and additions related thereto.

“Outstanding Amount” means on any date, the amount of the aggregate outstanding principal amount of Term Loans on such date after giving effect to any borrowings and prepayments or repayments of the Term Loans occurring on such date.

“Parent Holding Company” means any Person of which the Borrower becomes a direct or indirect subsidiary and which was organized at the direction of the Borrower or an existing Parent Holding Company and not in contemplation of an acquisition of the Borrower or a Parent Holding Company; provided that any such Person that is a direct parent of the Borrower shall be in compliance with the requirements of Section 5.11(g).

“Participant” as defined in Section 10.4(d)(i).

“Participant Register” as defined in Section 10.4(d)(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Business” means any business similar in nature to any business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date, in each case, as determined in good faith by the Borrower.

“Permitted Acquisition” means any acquisition, directly or indirectly (including in one transaction or a series of related transactions), of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares or shares issued to foreign nationals) in, or merger or consolidation or amalgamation with, a Person or division or line of business of a Person or franchisee rights, assets or operations (or any subsequent investment made in a Person, division, line of business or franchisee rights, assets or operations previously acquired in a Permitted Acquisition), if immediately after giving effect thereto: (a) no Event of Default shall have occurred and be continuing or would result therefrom, (b) [Reserved], (c) [Reserved], (d) any Credit Party making such acquisition and any Person acquired in such acquisition comply with the requirements of Section 5.11 or make arrangements to comply with such Section 5.11 after the effectiveness of such Permitted Acquisition within the time periods set forth in Section 5.11 and (e) any Person acquired in such acquisition shall become a Credit Party in accordance with the preceding clause (d).

“Permitted Debt” means:

(1)               Indebtedness under the First Lien Notes issued on the Closing Date and any Refinancing Indebtedness incurred to Refinance the First Lien Notes up to a maximum principal amount at any time outstanding not to exceed in the aggregate an amount equal to (A) the sum of (x) $350.0 million, plus (y) Related Costs in connection with any Refinancing Indebtedness in respect of Indebtedness incurred pursuant to this clause (1), minus (B) the amount of any Indebtedness previously incurred under this clause (1) and repaid (other than with proceeds of Indebtedness incurred under this clause (1)); provided that the amount available under this clause (1) shall not be less than $250.0 million at any time;

(2)               Indebtedness of the Borrower or any of its subsidiaries incurred pursuant to the Credit Facilities, the Guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that at any time outstanding pursuant to this clause (2), the aggregate principal amount of such Indebtedness outstanding under the ABL Facility Documents and the aggregate face amount of any outstanding letters of credit and bankers’ acceptances thereunder that are not cash collateralized shall not exceed $55.0 million;

(3)               [Reserved];

(4)               Indebtedness of the Borrower or any Restricted Subsidiary outstanding on the Closing Date (other than Indebtedness described in clause (1), (2) or (3) above) and listed on Schedule 6.1;

(5)               Indebtedness of any Credit Party to any other Credit Party;

(6)               guarantees incurred by the Borrower of Indebtedness of a Guarantor otherwise permitted to be incurred under this Agreement; provided that guarantees by the Borrower under this clause (6) of any Indebtedness of a Credit party that is subordinated to other Indebtedness of such Credit Party shall be expressly subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms applicable to such Indebtedness;

(7)               guarantees by any Guarantor of Indebtedness of the Borrower or any other Guarantor, including guarantees by any Guarantor of Indebtedness under the Credit Facilities otherwise permitted to be incurred under this Agreement; provided that guarantees by any Credit Party under this clause (7) of any Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms applicable to such other Indebtedness;

(8)               Indebtedness (including in respect of letters of credit, bank guarantees or similar instruments) incurred by the Borrower or any Restricted Subsidiary in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, and, for the avoidance of doubt, including indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including guarantees thereof) by the Borrower or a Restricted Subsidiary in the ordinary course of business;

(9)               Indebtedness consisting of (i) Swap Obligations and Hedging Obligations, in each case, not entered into for speculative purposes and (ii) Bank Products Obligations owing to Wells Fargo Bank National Association in the ordinary course of business consistent with past practice (in both type of product or service and amount) and not consisting of debt for borrowed money;

(10)           Indebtedness of the Borrower or any Restricted Subsidiary pursuant to Financing Lease Obligations and Purchase Money Indebtedness (including, for the avoidance of doubt, any security deposits in respect of corporate aircraft) incurred to finance the acquisition, installations, repairs, improvement and removal of fixed or capital assets and any Refinancing Indebtedness that Refinances any Indebtedness incurred pursuant to this clause (10); provided that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed the greater of (i) $50.0 million and (ii) 5.50% of Consolidated Total Assets;

(11)           Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with or otherwise to finance a Permitted Acquisition or other Investment or the disposition of any business or assets or any Equity Interests of a Restricted Subsidiary otherwise permitted under this Agreement, other than guarantees of Indebtedness for borrowed money incurred for the purpose of financing such acquisition of such business, assets or Equity Interests;

(12)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management treasury services in the ordinary course of business; provided, however, that such Indebtedness is extinguished within the ordinary course of business;

(13)           Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(14)           Indebtedness of the Borrower and the Restricted Subsidiaries incurred under overdraft facilities (including, but not limited to, intraday and purchasing card services) extended by one or more financial institutions and established for the Borrower’s and the Restricted Subsidiaries’ ordinary course of operations;

(15)           Indebtedness in respect of letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(16)           unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services incurred in the ordinary course of business;

(17)           Indebtedness representing deferred compensation to employees, directors or consultants incurred in the ordinary course of business;

(18)           Indebtedness consisting of promissory notes issued to current or former officers, directors and employees, or their respective estates or family members, in each case, to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Holding Company permitted under this Agreement;

(19)           guarantees incurred in the ordinary course of business by the Borrower or any Restricted Subsidiary and not in respect of Indebtedness for borrowed money;

(20)           [Reserved];

(21)           Indebtedness of any Credit Party that is (1) assumed or (2) incurred, in each case, in connection with Permitted Investments permitted pursuant to Section 6.5 at any time outstanding; provided, however that (i) after giving effect to the assumption or incurrence of such Indebtedness and such Permitted Investment on a Pro Forma Basis as of the last day of the most recent Fiscal Quarter of the Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 5.4(a) or (b), (A) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) (x) does not exceed 5.00:1.00 or (y) would be equal to or less than such ratio immediately prior to such assumption or incurrence of Indebtedness and such Permitted Investment or (B) [reserved], (ii) if secured, such Indebtedness is not secured on a pari passu or senior basis with respect to the Liens securing the Obligations, (iii) such Indebtedness, if incurred pursuant to clause (2), does not mature prior to the Maturity Date of the Term Loans (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date earlier than the Maturity Date of the Term Loans) or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Term Loans (other than a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the maturity date of any Term Loans), (iv) such Indebtedness, if incurred pursuant to clause (2), does not have mandatory prepayment, redemption or offer to purchase events more onerous than those set forth in this Agreement unless such Indebtedness was incurred pursuant to an escrow or other similar arrangement or except to the extent applying to periods solely after the Latest Maturity Date of Term Loans outstanding hereunder (other than with respect to customary bridge financings, which may have such an earlier maturity date and which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the preceding clause (iii) earlier maturity date earlier than the Latest Term Loan Maturity Date) and (v) any “assumed” Indebtedness was not incurred in contemplation of such transaction;

(22)           Indebtedness of the Borrower or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed the greater of (x) $50.0 million and (y) 5.50% of Consolidated Total Assets at any time outstanding; provided that, if secured, such Indebtedness is not secured on a pari passu or senior basis with respect to the Liens securing the Obligations;

(23)           Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (21) above or this clause (23);

(24)           [Reserved];

(25)           Indebtedness arising pursuant to appeal bonds or similar instruments required in connection with judgments that do not constitute an Event of Default pursuant to Section 8.1(g) or (h);

(26)           all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (25) above and clauses (27) through (29) below;

(27)           Indebtedness consisting of obligations under deferred compensation or other similar executive compensation arrangements incurred by such Person in connection with any Permitted Acquisition or other Investment permitted under this Agreement;

(28)           [Reserved];

(29)           [Reserved]; and

(30)           (A) Indebtedness of any Credit Party which may only be secured on a junior Lien basis with respect to the Liens securing the Obligations or be unsecured; provided that the Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Four Quarter Period is not greater than 4.50:1.00; provided, further, that, in the case of any Indebtedness incurred under this clause (30), (1) such Indebtedness shall not mature prior to the Maturity Date of the Term Loans (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date earlier than the Maturity Date of the Term Loans) or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the maturity date of any Term Loans), and (2) such Indebtedness shall not have mandatory prepayment, redemption or offer to purchase events more onerous than those set forth in this Agreement unless such Indebtedness was incurred pursuant to an escrow or other similar arrangement (in which case such Indebtedness may be prepaid solely with the proceeds of such Indebtedness placed into escrow or other similar arrangements plus any other cash or Cash Equivalents deposited to cover interest, fees or premium which may be payable upon the termination of such escrow or other arrangement) or except to the extent applying to periods solely after the Latest Maturity Date of Term Loans outstanding hereunder (other than with respect to customary bridge financings, which may have an earlier maturity date and which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the preceding clause (2)) and (B) and Refinancing Indebtedness incurred in respect of Indebtedness permitted to be incurred pursuant to the preceding clause (A).

“Permitted Investments” means:

(1)               Investments in existence on, or contractually committed as of, the Closing Date and set forth on Schedule 6.3;

(2)               [Reserved];

(3)               Investments in cash, Cash Equivalents and Investments that were Cash Equivalents when made;

(4)               Investments in assets useful in the business of the Borrower or any Guarantor made with the proceeds of any Reinvestment Deferred Amount;

(5)               Investments by the Borrower or any Guarantor in the Borrower or any Guarantor;

(6)               Investments by the Borrower or any Guarantor in a Person, if as a result of such Investment (A) such Person becomes a Credit Party substantially concurrently with consummation of such Investment or (B) such Person is merged, amalgamated, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound up into, the Borrower or a Credit Party (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Credit Party or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation);

(7)               Swap Obligations and Hedging Obligations, in each case, in the ordinary course of business and not entered into for speculative purposes;

(8)               receivables owing to the Borrower or any of its subsidiaries from non-Affiliates and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(9)               [Reserved];

(10)           other Investments by the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed the greater of (x) $50.0 million and (y) 5.50% of Consolidated Total Assets at any one time outstanding; provided that no such Investment may be made in a subsidiary that is not a Credit Party;

(11)           loans and advances to officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary not to exceed $10.0 million in the aggregate at any one time outstanding;

(12)           Investments the payment for which consists solely of Equity Interests (excluding Redeemable Equity Interests) of the Borrower;

(13)           Investments arising out of the receipt by the Borrower or any Restricted Subsidiary of non-cash consideration for the sale or other disposition of assets permitted under Section 6.4;

(14)           guarantees incurred in the ordinary course of business by the Borrower or any Restricted Subsidiary and not in respect of Indebtedness for borrowed money;

(15)           payroll, travel, moving, relocation, entertainment and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(16)           guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or a Restricted Subsidiary otherwise permitted by Section 6.1 (except to the extent such guarantee is expressly subject to Section 6.3);

(17)           any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(i)                 in exchange for any other Investment or accounts receivable held by the Borrower or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower of such Investment or accounts receivable owned by the Borrower or any Restricted Subsidiary;

(ii)              in satisfaction of judgments against other Persons;

(iii)            as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iv)             received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(18)           Investments consisting of the non-exclusive licensing, non-exclusive sublicensing, covenants not to sue or releases under Intellectual Property (including in connection with distribution, license and supply agreements) in the ordinary course of business;

(19)           advances, loans or extensions of trade credit or prepayments of expenses or loans or advances made to distributors, in each case in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries;

(20)           repurchases of the First Lien Notes and obligations under the Credit Facilities; provided such repurchases are not made with the proceeds of long-term Indebtedness;

(21)           (a) Investments constituting Permitted Acquisitions, (b) Investments of any Person existing at the time such Person becomes a Guarantor or consolidates, merges or amalgamates with the Borrower or any Guarantor in accordance with Section 6.4, so long as such Investments were not made in contemplation of such Person becoming a Guarantor or of such consolidation, merger or amalgamation and (c) Investments consisting of any acquisition of, or licenses for, products or assets used or useful in the business of the Borrower or the Guarantors made with the proceeds of any Reinvestment Deferred Amount; provided that, in the case of this subclause (c), if the underlying Asset Sale or Casualty Event was with respect to a Credit Party, then such Investment shall be consummated by a Credit Party;

(22)           Investments in a Permitted Joint Venture, when taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding (and not otherwise converted or applied to another clause of this definition of “Permitted Investments”), not to exceed the greater of (x) $50.0 million and (y) 5.50% of Consolidated Total Assets at any one time outstanding;

(23)           Investments resulting from pledges and deposits referred to in clauses (6), (22), (24), (25), (39) and (40) of the definition of “Permitted Liens”;

(24)           [Reserved];

(25)           Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers and foreign law equivalent interests;

(26)           acquisitions by the Borrower or any Restricted Subsidiary of Investments evidencing obligations owed by one or more officers or other employees of the Borrower, such Restricted Subsidiary or any of their subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower, so long as no cash is actually advanced in connection with the acquisition of any such obligations;

(27)           Investments consisting of purchases and acquisitions of inventory, supplies, goods, materials and equipment or purchases of contract rights or leases, in each case, in the ordinary course of business;

(28)           Investments consisting of purchases and acquisitions of Intellectual Property in the ordinary course of business;

(29)           any Investments; provided that (A) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) shall not exceed 2.75:1.00 and (B) no Specified Event of Default shall exist after giving effect to such Investment;

(30)           so long as no Event of Default has occurred and is continuing, Investments made with any portion of the Cumulative Credit; and

(31)           Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice.

“Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Borrower or any of its Restricted Subsidiaries is a joint venturer; provided, however, that (a) the joint venture is engaged solely in a Permitted Business and (b) the Borrower or a Restricted Subsidiary is required by the governing documents of the joint venture or an agreement with the other parties to the joint venture to participate in the management of such joint venture as a member of such joint venture’s Board of Directors or otherwise.

“Permitted Liens” means:

(1)               Liens on the Collateral securing Indebtedness incurred pursuant to clauses (1) and (2) of the definition of “Permitted Debt” and clause (26) of the definition of “Permitted Debt” with respect to clauses (1) and (2) of the definition of “Permitted Debt”; provided that (x) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a Collateral Document to secure the Obligations and (y) such Liens are subject to the Closing Date Intercreditor Agreements;

(2)               Liens in favor of the Borrower or any Restricted Subsidiary;

(3)               Liens on property of a Person existing at the time such Person becomes a Guarantor or such Person is merged or amalgamated with or into or consolidated with the Borrower or any Guarantor (including by way of plan of arrangement); provided that such Liens were not incurred in contemplation of or in connection with such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person merged into, amalgamated or consolidated with the Borrower or the Guarantor; provided further that such Liens rank junior to the Liens securing the Obligations and are subject to a Junior Lien Intercreditor Agreement;

(4)               Liens on property existing at the time of acquisition thereof by the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were not incurred in contemplation of or in connection with such acquisition and do not extend to any property other than the property so acquired by the Borrower or the Restricted Subsidiary; provided further that such Liens rank junior to the Liens securing the Obligations and are subject to a Junior Lien Intercreditor Agreement;

(5)               Liens existing on the Closing Date and set forth on Schedule 6.2;

(6)               pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(7)               Liens imposed by law, including carriers’, warehousemen’s and mechanics’, materialmen’s and repairmen’s Liens, in each case in respect of which a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(8)               Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(9)               Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not secure Indebtedness;

(10)           Liens securing (i) Swap Obligations and Hedging Obligations, in each case, not entered into for speculative purposes and (ii) Bank Products Obligations owing to Wells Fargo Bank National Association in the ordinary course of business consistent with past practice (in both type of product or service and amount) and not consisting of debt for borrowed money;

(11)           Liens relating to banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds (i) maintained with a depositary institution, (ii) relating to pooled deposit or sweep accounts or cash pooling arrangements (including with respect to any joint and several liability provisions in relation thereto) of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries, (iii) relating to debit card or other payment services or (iv) relating to purchase orders and other agreements (other than Indebtedness for borrowed money) entered into with customers in the ordinary course of business;

(12)           any Lien resulting from the deposit of money or other cash equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of the Borrower or any Restricted Subsidiary; provided that the incurrence of Indebtedness and such defeasance or satisfaction and discharge are not prohibited by this Agreement;

(13)           Liens securing obligations in respect of Indebtedness (including Financing Lease Obligations and Purchase Money Indebtedness) permitted by clause (10) of the definition of “Permitted Debt” covering only the assets acquired, constructed, installed, improved, repaired or developed with, or secured by, such Indebtedness;

(14)           Liens securing obligations in respect of (a) Indebtedness permitted by clause (14) of the definition of “Permitted Debt” (and any guarantee thereof);

(15)           Liens securing Indebtedness permitted by clause (15) of the definition of “Permitted Debt”;

(16)           (A) Liens securing Indebtedness permitted by clauses (21)(1), (23) or (30) of the definition of “Permitted Debt”; provided that (x) such Liens rank junior to the Liens securing the Obligations and are subject to a Junior Lien Intercreditor Agreement (but may not be secured by any assets that are not Collateral) and (y) such Indebtedness was not created in contemplation of the acquisition of such assets or subsidiary by the Borrower or any Restricted Subsidiary.

(17)           [Reserved];

(18)           leases, subleases, survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions, in each case, granted with respect to real properties;

(19)           [Reserved];

(20)           judgment and attachment Liens not giving rise to an Event of Default under Section 8.1(g) or (h) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21)           Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22)           Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(23)           Liens arising from precautionary Uniform Commercial Code financing statements or similar or analogous financing statements in any jurisdiction;

(24)           Liens arising from the right of distress enjoyed by landlords or lessors or Liens otherwise granted to landlords or lessors, in either case, to secure payment of arrears of rent in respect of leased properties;

(25)           deemed trusts or other Liens that are unregistered and that secure amounts that are not yet delinquent in respect of unpaid wages, vacation pay, employee or non-resident withholding tax source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, unemployment insurance, pension fund obligations and realty taxes;

(26)           Liens on Equity Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(27)           [Reserved];

(28)           Non-exclusive licenses, non-exclusive sublicenses or covenants not to sue under Intellectual Property granted to others (including in connection with distribution, license and supply agreements) in the ordinary course of business or in the reasonable business judgment of the Borrower or any of the Restricted Subsidiaries;

(29)           Liens securing the Borrower’s or its Subsidiaries’ obligations in relation to corporate aircraft, including rights under any lease, sublease, charter, management, operating, crew, service, repair, maintenance, storage or other agreement relating to the aircraft, rights in the aircraft and any parts, accessions and accessories thereto, rights under insurance policies and security deposits and rights in income derived from and proceeds of any of the foregoing, in the ordinary course;

(30)           Liens (other than liens securing Indebtedness for borrowed money) that are customary in the operation of the business of the Borrower or any of its Restricted Subsidiaries;

(31)           other Liens in an aggregate principal amount not to exceed the greater of (x) $20.0 million and (y) 2.20% of Consolidated Total Assets, at the time of incurrence, at any one time outstanding; provided that such Liens may not be pari passu or senior to the Liens securing the Obligations;

(32)           [Reserved];

(33)           Liens securing Indebtedness permitted to be incurred pursuant to any Sale and Lease-Back Transactions so long as such liens attach only to the property to which such Indebtedness relates (or accessions to such property and proceeds thereof);

(34)           Liens arising by virtue of any statutory or common law provisions or similar provisions applicable in foreign jurisdictions relating to banker’s liens, rights of set-off or similar rights;

(35)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(36)           set-off and early termination rights under Hedge Agreements;

(37)           (i) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder and (ii) Liens on the proceeds of Indebtedness in favor of the lenders or holders of such Indebtedness and their agents or representatives pending the application of such proceeds to any Asset Acquisition or other Investment permitted under this Agreement or any Refinancing;

(38)           Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(39)           [Reserved];

(40)           Liens on any amounts (including the proceeds of the applicable Indebtedness and any cash and Cash Equivalents deposited to cover interest and premium in respect of such Indebtedness) held by a trustee or escrow agent under any indenture or other debt agreement governing Indebtedness issued in escrow pursuant to customary escrow arrangements (as determined by the Borrower in good faith) pending the release thereof, or on the proceeds deposited to discharge, redeem or defease Indebtedness under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions (as determined by the Borrower in good faith), pending such discharge, redemption or defeasance and after irrevocable notice thereof has been delivered to the applicable trustee or agent; provided that such discharge, release, redemption or defeasance was otherwise permitted under this Agreement;

(41)           [Reserved]; and

(42)           Liens on newly acquired assets of any newly acquired Subsidiary securing Indebtedness permitted by clause (21)(2) of the definition of “Permitted Debt;” provided that (x) such Liens rank junior to the Liens securing the Obligations and are subject to a Junior Lien Intercreditor Agreement (but may not be secured by any assets that are not Collateral) and (y) such Indebtedness was not created in contemplation of the acquisition of such assets or subsidiary by the Borrower or any Restricted Subsidiary.

For purposes of determining compliance with this definition, (t) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (u) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition; provided, that no such classification or reclassification or division shall be permitted with respect to any Liens incurred pursuant to clause (1) of this definition, (v) [reserved], (w) the principal amount of Indebtedness secured by a Lien outstanding under any category of “Permitted Liens” shall be determined after giving effect to the application of proceeds of any such Indebtedness to Refinance any such other Indebtedness, (x) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness shall also be permitted to secure any Increased Amount of such Indebtedness, (y) if any Liens securing Indebtedness are incurred to Refinance Liens securing Indebtedness initially incurred (or, Lien securing Indebtedness incurred to Refinance Liens securing Indebtedness initially incurred) in reliance on a category of “Permitted Liens” measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such Refinancing (or any subsequent Refinancing) would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such Refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded (and such newly incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly incurred Liens does not exceed an amount equal to the principal amount of such Indebtedness secured by such Liens being Refinanced, plus the Related Costs incurred or payable in connection with such Refinancing (or any subsequent Refinancing) and (z) if any Liens securing Indebtedness are incurred to Refinance Liens securing Indebtedness initially incurred (or, Liens securing Indebtedness incurred to Refinance Liens securing Indebtedness initially incurred) in reliance on a category of “Permitted Liens” measured by reference to a fixed dollar amount, such fixed dollar amount shall not be deemed to be exceeded (and such newly incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly incurred Liens does not exceed an amount equal to the principal amount of such Indebtedness secured by such Liens being Refinanced, plus the Related Costs incurred or payable in connection with such Refinancing.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, unlimited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 10.17.

“Previously Absent Financial Maintenance Covenant” means, at any time, any financial maintenance covenant that  is not included in the Credit Documents at such time.

“Principal Office” means, for each of the Administrative Agent, such Person’s “Principal Office” as set forth on Schedule 10.1, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, the Administrative Agent and each Lender.

“Possessory Collateral” means any Lien in respect of capital stock in which such lien may be perfected by the delivery of a definitive stock certificate.

“Pro Forma” or “Pro Forma Basis” means, for purposes of determining compliance with any provision of this Agreement, including the determination of any financial ratio or test or the amount of revenue or Consolidated Total Assets or Consolidated Adjusted EBITDA, that any Specified Transaction occurring since the first day of the relevant period to and including the relevant date such determination is made (including after the relevant quarter or period end, if applicable) shall be deemed to have occurred as of the first day of the relevant period, including pro forma adjustments arising out of events attributable to such Specified Transaction (including giving effect to those specified in accordance with the definitions of Consolidated Adjusted EBITDA and Consolidated Net Income); provided that, any event, occurrence or transaction that would otherwise be deemed a Specified Transaction, but for failure to meet the monetary threshold in the definition thereof, shall also be given effect on a “Pro Forma Basis”. Upon giving effect to a transaction on a “Pro Forma Basis,” (i) any Indebtedness incurred by the Borrower or any Restricted Subsidiaries in connection with such Specified Transaction (or any other transaction which occurred during the relevant period) shall be deemed to have been incurred as of the first day of the relevant period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the end of the relevant period, (iii) income statement items (whether positive or negative) and Consolidated Adjusted EBITDA attributable to all property acquired in such Specified Transaction or to the Investment constituting such Specified Transaction, as applicable, shall be included as if such Specified Transaction has occurred as of the first day of the relevant period, (iv) income statement items (whether positive or negative) attributable to all property disposed of in any Specified Transaction (including any income statement items attributable to disposed abandoned or discontinued operations), shall be excluded as if such Specified Transaction has occurred as of the first day of the relevant period, (v) [reserved] and (vi) such other pro forma adjustments which would be permitted or required by United States federal or state securities Laws, as amended, shall be taken into account (in each case, in addition to any adjustments permitted pursuant to any applicable financial definition or test). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, bankers’ acceptances market rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or the applicable Restricted Subsidiary may designate. Any such adjustments included in calculations made on a Pro Forma Basis shall continue to apply to subsequent calculations of any applicable financial ratios or tests, including during any subsequent test period in which the effects thereof are expected to be realized.

“Purchase Money Indebtedness” means Indebtedness:

(i)     incurred to finance or refinance the purchase, assembly, installation or construction (including additions and improvements thereto) of any assets (other than Equity Interests) of such Person or any Restricted Subsidiary; and

(ii)    that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased, assembled, installed or constructed.

“Pro Rata Share” means for all purposes with respect to each Lender, the percentage obtained by dividing (A) an amount equal to the Term Loan Exposure of that Lender, by (B) an amount equal to the Term Loan Exposure of all Lenders.

“Prohibited Person” means any Person subject to international economic sanctions adopted, administered or enforced by the United Nations Security Council, the European Union, Canada (including any Persons subject to country-specific or activity-specific sanctions administered by the Department of Foreign Affairs, Trade and Development), the United Kingdom, OFAC (including any persons subject to country-specific or activity-specific sanctions administered by OFAC and any persons named on any OFAC List), the U.S. Department of Commerce Bureau of Industry and Security, the U.S. Department of State or pursuant to any other law, rules, regulations or other official acts of the United States (each of the foregoing, collectively, “Sanctions”). As of the date hereof, certain information regarding Prohibited Persons issued by the United States can be found on the website of the United States Department of Treasury at www.treas.gov/ofac/.

“Public Lenders” means Lenders that do not wish to receive material Non-Public Information with respect to the Borrower, its subsidiaries or their securities.

“Purchasing Borrower Party” means the Borrower or any Restricted Subsidiary that becomes an assignee hereof pursuant to Section 10.4.

“Qualified Equity Interests” in any Person means a class of Equity Interests other than Redeemable Equity Interests.

“Ratio-Based Debt Baskets” as defined in Section 1.10(c).

“Ratio-Based Lien Baskets” as defined in Section 1.10(d).

“Redeemable Equity Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed (other than in exchange for Qualified Equity Interests), is redeemable (other than in exchange for Qualified Equity Interests) at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Indebtedness of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Equity Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Equity Interests solely because the holders of the equity security have the right to require the Borrower to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Equity Interests if the terms of such equity security provide that the Borrower may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 6.5. The amount of Redeemable Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Equity Interests or portion thereof, exclusive of accrued dividends.

“Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”) the Indebtedness (or unutilized commitments in respect of Indebtedness) being Refinanced (or previous refinancings thereof constituting Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, original issue discount, defeasance costs, fees (including upfront fees, underwriting fees, legal fees, accounting and audit fees and other similar or customary fees), commissions and expenses and an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder), (b) the Weighted Average Life to Maturity of such Refinancing Indebtedness is greater than or equal to the shorter of (i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the Latest Maturity Date were instead due on the date that is the Latest Maturity Date; provided that no Refinancing Indebtedness incurred in reliance on this subclause (ii) shall have any scheduled principal payments due prior to the Latest Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Latest Maturity Date for the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable taken as a whole to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; provided, further, that with respect to a Refinancing of any Indebtedness permitted hereunder that is subordinated in right of payment, such Refinancing Indebtedness shall (A) be expressly subordinated in right of payment to the guarantee by the Borrower and the Guarantors of the Obligations and (B) be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced; provided further, that Indebtedness constituting Refinancing Indebtedness shall not cease to constitute Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date, (d) no Refinancing Indebtedness shall have different obligors, or greater guarantees or security than, the Indebtedness being Refinanced (provided that (i) Indebtedness (A) of any Credit Party may be Refinanced to add or substitute as an obligor another Credit Party and (B) of any subsidiary that is not a Credit Party may be Refinanced to add or substitute as an obligor another subsidiary that is not a Credit Party, in each case to the extent not prohibited by Section 6, and (ii) other guarantees and security may be added to the extent then permitted by Section 6) and (e) if the Indebtedness being Refinanced is secured by a Lien on any Collateral (whether senior to (in the case of Term Loan Priority Collateral), equally and ratably with, or junior to, the Lien of the Secured Parties or otherwise), such Refinancing Indebtedness may be secured by a Lien on such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral would have secured the Indebtedness being Refinanced) on terms relating to such Collateral not materially less favorable to the Secured Parties (as determined conclusively by the Borrower and evidenced by a certificate of an Authorized Officer of the Borrower) than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced, or on terms otherwise then permitted by Section 6.2.

“Register” as defined in Section 2.5(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Casualty Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by an Authorized Officer of the Borrower stating that the Borrower or any Restricted Subsidiary intends and expects to use all or a portion of the amount of Net Cash Proceeds of an Asset Sale or Casualty Event to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets useful in the Borrower’s or such Restricted Subsidiary’s business or to make Permitted Acquisitions or other Investments permitted pursuant to Section 6.3; it being understood that (a) the Borrower may elect by such notice to reinvest proceeds attributable to any such Asset Sale or Casualty Event prior to actual receipt of such Net Cash Proceeds and (b) upon such receipt, such Net Cash Proceeds shall be deemed reinvested so long as such reinvestment has been consummated.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto, less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets useful in the Borrower’s or any Restricted Subsidiary’s business or to make Permitted Acquisitions or other Investments permitted pursuant to Section 6.3.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date (which shall be a Business Day) occurring twelve months after such Reinvestment Event (or, if the Borrower or any Restricted Subsidiary shall have entered into a legally binding commitment within one year after such Reinvestment Event to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets useful in the Borrower’s or such Restricted Subsidiary’s business or to make Permitted Acquisitions permitted pursuant to Section 6.5 with the applicable Reinvestment Deferred Amount, the date occurring eighteen months after such Reinvestment Event) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets useful in the Borrower’s or such Restricted Subsidiary’s business or to make Permitted Acquisitions permitted pursuant to Section 6.5 with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Costs” means the aggregate amount of any customary fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums), defeasance costs and other costs, fees, discounts and expenses.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, managers, members, directors, officers, employees, agents (including sub-agents and co-agents), attorneys, advisors, attorneys-in-fact, affiliates, controlling persons, and other representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Four Fiscal Quarter Period” as defined in Section Error! Reference source not found..

“Relevant Parent Entity” means any Parent Holding Company so long as the Borrower is a Subsidiary thereof and such Parent Holding Company is not a Subsidiary of any other Parent Holding Company.

“Repatriation Limitation” as defined in Section 2.12(g).

“Required Mortgages” as defined in Section 5.11(f)(i)(A)(1).

“Requisite Lenders” means, as of any date of determination, one or more Lenders having or holding Term Loan Exposure and representing more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders; provided that so long as the Deerfield Lenders (or any of them) hold at least 25% of the sum of the aggregate Term Loan Exposure of all Lenders, the Requisite Lenders shall also require the consent of the Deerfield Lenders.

“Restricted Payment” means (a) any dividend or other distribution on account of any class of Equity Interests of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of Equity Interests of the Borrower that are not Redeemable Equity Interests, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Equity Interests of the Borrower now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Equity Interests of the Borrower now or hereafter outstanding.

“Restricted Subsidiary” means any Subsidiary of the Borrower. For the avoidance of doubt, the Borrower shall not be permitted to designate any “unrestricted subsidiaries” under this Agreement.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement, direct or indirect, with any Person whereby the Borrower sells or transfers any property, real or personal, used or useful in the Borrower’s business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means immediately available funds.

“Sanctioned Jurisdiction” means any country or territory, in each case, to the extent that such country or territory itself is the subject (or becomes the subject) of Sanctions.

“Sanctions” as defined in the definition of “Prohibited Person”.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by the Borrower with the SEC pursuant to the Securities Act or the Exchange Act since July 1, 2020 (including all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).

“Second Lien Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Secured Parties” means the Agents and the Lenders and shall include, without limitation, all former Agents and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents or Lenders and such Obligations have not been paid or satisfied in full.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Priority Debt” as defined in the Cash Flow Intercreditor Agreement.

“Solvency Certificate” means a Solvency Certificate of any Financial Officer of the Borrower substantially in the form of Exhibit G.

“Specified Event of Default” means any Event of Default under Section 8.1(b), Section 8.1(c), Section 8.1(g) or Section 8.1(h).

“Specified Transaction” means with respect to any period, any (i) Investment involving the acquisition of an operating or geographical unit of a business or that constitutes an acquisition of all or substantially all of the common stock of a Person and involves the payment of consideration by the Borrower and its Restricted Subsidiaries, (ii) entry into a distribution of licensing agreement, (iii) sale or transfer of assets or property or other asset disposition (including any disposal, abandonment or discontinuance of operations) that involves the abandonment or discontinuation of operations, (iii) incurrence, amendment, modification, repayment or refinancing of Indebtedness, (iv) Restricted Payment, (v) [reserved], (vi) specified action taken or expected to be taken as described in clause (a)(xi) of the definition of Consolidated Adjusted EBITDA or (vii) other event, in each case that by the terms of the Credit Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights (other than the Warrants) to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supplemental Agent” as defined in Section 9.1(c).

“Swap Obligation” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Loan” or “Loan” means a Closing Date Term Loan and an Exchanged Term Loan. For the avoidance of doubt, all Closing Date Term Loans and Exchanged Term Loans, when funded, shall be treated for all purposes hereunder as the same class of Term Loans.

“Term Loan Commitment” means the Closing Date Term Commitment or the Exchanged Term Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Priority Collateral” as defined in the ABL/Term Loan Intercreditor Agreement.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date minus the aggregate amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries, (except proceeds of Indebtedness that is incurred for which the Total Net Leverage Ratio is to be calculated and the proceeds of other Indebtedness incurred substantially contemporaneously therewith) on such date of determination to (ii) Four Quarter Consolidated Adjusted EBITDA. For purposes of making the computation referred to above, the Total Net Leverage Ratio shall be calculated, if applicable, on a Pro Forma Basis in respect of clauses (i) and (ii) thereof as are appropriate.

“Transactions” means, collectively, any or all of the following: (a) the execution, delivery and performance by the Credit Parties of the Credit Documents and the use of proceeds and borrowings contemplated hereby, (b) the entry into to ABL Amendment and related documents, (c) the issuance and sale of the First Lien Notes and the performance of obligations contemplated by the First Lien Notes Indenture, (d) the Closing Date Refinancing and (e) all other transactions related to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“TSD” as defined in Section 4.16.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means, as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower as at such date, to the extent such cash and Cash Equivalents are not (A) subject to a Lien securing any Indebtedness or other obligations, other than (i) the Obligations or (ii) any such other Indebtedness permitted hereunder that is subject to an Intercreditor Agreement or (B) classified as “restricted” (unless so classified solely because of any provision under the Agreement or the Collateral Documents, or any other agreement or instrument governing any such other Indebtedness that is subject to an Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Obligations or other Indebtedness that is subject to an Intercreditor Agreement).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” as defined in Section 2.17(c)(i).

“Warrant” as defined in the recitals hereto.

“Warrant SLAP” means the supplemental listing application submitted by the Borrower to the New York Stock Exchange on April 2, 2021 in connection with the reservation of the shares of Common Stock issuable on exercise of the Warrants.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

1.2              Accounting Terms. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP, and all terms of an accounting or financial nature that are used in the computation of any covenant (including the computation of any financial covenant) set forth in any Credit Document shall be construed and interpreted in accordance with GAAP; provided that, in the event of any change in GAAP or the application thereof, from that applied in the preparation of the financial statements of the Borrower most recently delivered on or prior to the Closing Date that would affect the computation of any financial covenant, ratio, accounting definition or requirement set forth in this Agreement or any other Credit Document, if the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Requisite Lenders and the Borrower shall negotiate in good faith, each acting reasonably (and without the requirement of any fee), to amend such financial covenant, ratio, accounting definition or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that, until so amended as provided in the preceding proviso, (a) such financial covenant, ratio, accounting definition or requirement shall continue to be computed in accordance with GAAP or the application thereof without regard to such change or conversion therein, and (b) the Borrower shall furnish to the Administrative Agent and the Lenders the financial statements required under this Agreement, and a reconciliation between such financial statements and the calculations of such financial covenant, ratio, accounting definition or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, (x) each financial covenant, ratio, accounting definition or requirement used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under GAAP to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value”, as defined therein and (y) Financing Lease Obligations shall be excluded for purposes of (1) calculating Consolidated Interest Expense, Consolidated Total Debt and Indebtedness and (2) any restriction, basket, covenant or carve-out, in each case, to the extent such Financing Lease Obligations would have been characterized as operating leases in accordance with GAAP as of the Closing Date, shall instead be treated as operating leases.

1.3              Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease, charter (including related to corporate aircraft leases) and sub-license, as applicable. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries.

1.4              [Reserved].

1.5              Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.6              References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including, without limitation, the Credit Documents and the Intercreditor Agreements) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.7              Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

1.8              Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.13) or performance shall extend to the immediately succeeding Business Day.

1.9              Limited Condition Acquisitions. In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or Specified Event of Default, as applicable, exists on the date a definitive agreement for such Limited Condition Acquisition is entered into. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this Section 1.9, and any Default, Event of Default or Specified Event of Default, as applicable, occurs following the date a definitive agreement for such Limited Condition Acquisition is entered into and prior to the consummation of such Limited Condition Acquisition, any such Default, Event of Default or Specified Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

1.10          Pro Forma Calculations.

(a)               [Reserved].

(b)               In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(i)                 determining compliance with any provision of this Agreement which requires the calculation of the Total Net Leverage Ratio; or

(ii)              testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the applicable Four Quarter Period, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with; provided that (1) if financial statements for one or more subsequent fiscal years or quarters shall have been delivered pursuant to the Borrower’s reporting obligations under Section 5.4, the Borrower may elect, in its sole discretion, to re-determine all such ratios, baskets or amounts on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable effective date for purposes of such ratios, baskets or amounts and (2) except as contemplated in the foregoing clause (1), compliance with such ratios, baskets or amounts (and any related requirements and conditions) shall not be determined or tested at any time after the applicable effective date for such Limited Condition Acquisition and any actions or transactions related thereto (including any incurrence of Indebtedness and Liens and the use of proceeds thereof). For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in currency exchange rates, in any such ratio or basket, including due to fluctuations in Consolidated Adjusted EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Investments, Restricted Payments, prepayments of Junior Financing, dispositions on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(c)               For purposes of calculating the principal amount of Indebtedness permitted to be incurred pursuant to clauses (21), (29) or (30) of the definition of “Permitted Debt”) (collectively, the “Ratio-Based Debt Baskets”), any pro forma calculation of the Total Net Leverage Ratio shall be determined without giving effect to any other incurrence of Indebtedness on the date of determination pursuant to any clause or sub-clause of Section 6.1 other than a Ratio-Based Debt Basket.

(d)               For purposes of calculating the amount of Liens permitted to be incurred pursuant to clause (16) of the definition of “Permitted Liens” (the “Ratio-Based Lien Baskets”), any pro forma calculation of the Total Net Leverage Ratio shall be determined without giving effect to any other incurrence of Liens on the date of determination pursuant any clause or sub-clause of Section 6.2 other than a Ratio-Based Lien Basket.

1.11          Calculation of Baskets.

(a)               Unless otherwise specified herein, the baskets and other exceptions set forth in Section 6 of this Agreement (or in any defined term used in Section 6) shall be tested solely at the time of consummation of the relevant transaction or action utilizing any of such baskets or other exceptions and, for the avoidance of doubt, if any of such baskets (including ratio based baskets) are exceeded as a result of fluctuations to Consolidated Total Assets or Consolidated Adjusted EBITDA for the most recently completed Four Quarter Period after the last time such baskets (including ratio based baskets) were calculated for any purpose under Section 6, such baskets (including ratio based baskets) will not be deemed to have been exceeded as a result of such fluctuations. If any Indebtedness or Liens securing Indebtedness are incurred to refinance Indebtedness or Liens securing Indebtedness, in each case, initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness or Indebtedness secured by such Liens, as applicable, does not exceed the principal amount of such Indebtedness or Indebtedness secured by such Liens, as applicable, being refinanced, plus an amount equal to premiums, defeasance costs and fees and expenses in connection therewith.

(b)               For purposes of determining whether the incurrence of any Indebtedness or Lien or the making of any Investment, disposition, Restricted Payment or prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing complies with any basket that is based upon the greater of a specified Dollar amount and a percentage of Consolidated Total Assets, Consolidated Total Assets shall be calculated on a Pro Forma Basis.

1.12          Divisions. Any reference herein to (i) a transfer, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (collectively, a “Division”), as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, and (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to the division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person.

1.13          [Reserved]..

SECTION 2.         TERM LOANS

2.1              Term Loans.

(a)               Closing Date Term Commitments. Subject to the terms and conditions hereof, the BPC Lender agrees to make, on the Closing Date, one or more term loans (each, a “Closing Date Term Loan”) to the Borrower in Dollars in an amount equal to such Lender’s Closing Date Term Commitment. The Borrower may make only one borrowing under the Closing Date Term Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11 and 2.12, all amounts owed hereunder with respect to the Closing Date Term Loans shall be paid in full no later than the Maturity Date. The BPC Lender’s Closing Date Term Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Closing Date Term Commitment on such date.

(b)               Borrowing Mechanics for Closing Date Term Loans.

(i)                 The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 9:00 a.m. (New York City time) two Business Days prior to the Closing Date (or such later time as may be acceptable to Administrative Agent). Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify the BPC Lender of the proposed borrowing.

(ii)              The BPC Lender shall make its Closing Date Term Loan available to Administrative Agent not later than 9:30 a.m. (New York City time) on the Closing Date, by wire transfer of Same Day Funds in Dollars at the Principal Office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Closing Date Term Loans available to the Borrower on the Closing Date by causing an amount of Same Day Funds in Dollars equal to the proceeds of all such Term Loans received by the Administrative Agent from the BPC Lender to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to Administrative Agent by the Borrower.

(c)               Exchanged Term Loans. In reliance on the representations and warranties, and subject to the terms and conditions set forth in this Agreement and the other Credit Documents, each Lender with an Exchanged Term Commitment, on the Closing Date, shall exchange all of its rights, title and interests in, to and under the Existing Term Loans in return for (i) its pro rata share of the Exchanged Term Loans in the principal amount set forth opposite such Lender’s name on Appendix A of this Agreement under the heading “Exchanged Term Loans” appearing thereon, (ii) any Exchange Cash Payment (if applicable) and (iii) the applicable Cash Interest Payment. All amounts owed under this Section 2.1(c) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11 and 2.12, all amounts owed hereunder with respect to the Exchanged Term Loans shall be paid in full no later than the Maturity Date. Each Lender’s Exchanged Term Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the Exchange on the Closing Date.

(d)               One Class of Term Loans. Closing Date Term Loans and Exchanged Term Loans, when funded, shall constitute one class of Term Loans for all purposes of this Agreement and the other Credit Documents.

2.2              [Reserved].

2.3              [Reserved].

2.4              Pro Rata Shares; Availability of Funds.

(a)               Pro Rata Shares. All Term Loans shall be made, either as Closing Date Term Loans or pursuant to the Exchange, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder, nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)               Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Term Loan requested on the Closing Date, the Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Closing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks. In the event that (i) Administrative Agent does not make available to Borrower a requested amount on the Closing Date until such time as all applicable Lenders have made payment to Administrative Agent, (ii) any payment by or on behalf of a Lender hereunder is not made in Same Day Funds prior to the time period specified herein, and (iii) such delay causes Administrative Agent’s failure to fund to Borrower in accordance with its Funding Notice, such payment shall be deemed a non-conforming payment and such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Term Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower and the Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Closing Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder at the time. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5              Evidence of Debt; Register; Disqualified Lenders; Lenders’ Books and Records; Notes.

(a)               Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)               Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at one of its offices a register for the recordation of the names and addresses of Lenders and the principal amounts and stated interest of the Term Loans of each Lender from time to time (the “Register”). The Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loans in accordance with the provisions of Section 10.4, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Term Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.5, and the Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, the Administrative Agent and its Related Parties shall constitute “Indemnitees”.

(c)               Disqualified Lenders. The list of Disqualified Lenders will be available to the Lenders and the Agents upon request to the Administrative Agent. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent shall not be deemed to be in default under this Agreement or to have any duty or responsibility or to incur any liabilities as a result of a breach of this Section 2.5(c), nor shall the Administrative Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Lenders (except to the extent of the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment)), or otherwise take (or omit to take) any action with respect thereto (it being understood that any assignment or participation to any Disqualified Lender without the Borrower’s prior written consent thereto shall be without effect and void and the Administrative Agent shall not consider any Disqualified Lender to be a Lender or have any rights hereunder (provided that the Administrative Agent has actual knowledge that a Lender is a Disqualified Lender)). The parties to this Agreement further acknowledge and agree that, notwithstanding the right of the Borrower to supplement the list of Disqualified Lenders pursuant to the definition thereof, in no event shall any such supplement apply retroactively to disqualify any Person or Persons that have previously acquired an assignment or participation interest under this Agreement that is otherwise permitted hereunder; provided that upon the effectiveness of any such supplement, any such Person or Persons shall not be permitted to acquire additional Term Loans, Term Loan Commitments or participations hereunder.

(d)               Notes. If so requested by any Lender by written notice to Borrower at least three Business Days prior to the Closing Date (or, if such notice is delivered after the Closing Date, promptly after receipt by Borrower of such notice), the Borrower shall execute and deliver to such Lender (or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.4) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loans; provided that any excise, stamp or similar tax required to be paid by the Borrower or any other Credit Party pursuant to Rule 12B-4 of the Florida Administrative Code (or any successor or replacement provision thereto) as a result of the delivery of such Note shall be for the account of the Lender requesting such Note.

2.6              Interest on Loans.

(a)               Except as otherwise set forth herein, all Term Loans shall bear interest on the unpaid principal amount thereof from the date made to repayment (whether by acceleration or otherwise) thereof at the following rates, in each case paid in a combination of cash interest (“Cash Interest”) and/or paid-in-kind interest (“PIK Interest”) as follows:

(i)                 from the Closing Date until and including the Interest Payment Date on the one-year anniversary of the Closing Date, at a rate of 10% in the form of PIK Interest; and

(ii)              thereafter at a rate of 5% in the form of Cash Interest and 5% in the form of PIK Interest.

(b)               Notwithstanding the foregoing, the Borrower may, by written notice to the Administrative Agent at least five (5) Business Days prior to the applicable Interest Payment Date, elect to pay in cash any interest required to be paid in the form of PIK Interest on such Interest Payment Date.

(c)               Interest on the Term Loans shall be due and payable in arrears on each Interest Payment Date. Notwithstanding the foregoing, PIK Interest shall automatically accrue and be capitalized to the outstanding principal amount of the Term Loans on each applicable Interest Payment Date, and shall thereafter be deemed to be a part of the principal amount of the Term Loans. For the avoidance of doubt, once PIK Interest has been capitalized, interest shall accrue on the increased principal amount of the Term Loans, which includes such capitalized PIK Interest. All PIK Interest that has accrued and has not been paid in cash shall be payable in cash on the Maturity Date or upon acceleration or as otherwise provided under the Credit Documents. Interest on each Loan shall be payable in cash in arrears upon any prepayment of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid.

(d)               All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). In computing interest on any Loan, the date of the making of such Loan or the last Interest Payment Date with respect to such Loan, as the case may be, shall be included, and the Interest Payment Date then applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

2.7              [Reserved].

2.8              Default Interest. Upon the occurrence and during the continuance of any Event of Default, all Obligations hereunder shall bear interest at the Default Rate from the date of occurrence of such Event of Default to the fullest extent permitted by applicable laws. Accrued and unpaid interest at the Default Rate shall be due and payable in cash upon demand.

2.9              Fees.

(a)               Exit Fee. Notwithstanding anything to the contrary in the Credit Documents, at any time any of the Term Loans are paid, repaid, redeemed or prepaid (whether before, at the same time of or after the Maturity Date, in connection with any amortization payment or any acceleration, bankruptcy or otherwise, and including in connection with a Change of Control or a Loan Exchange Exercise), the Borrower shall pay to the Administrative Agent for the sole benefit of the Lenders (based on their Pro Rata Share of such Term Loans) a non-refundable exit fee (the “Exit Fee”) equal to 3.0% of the principal amount of the Term Loans paid, repaid, redeemed or prepaid up to a maximum of $5.70 million in the aggregate (the “Maximum Exit Fee”). The Exit Fee shall be due and payable to each Lender (or in the case of a Loan Exchange Exercise, the applicable Lender) in cash upon each such payment, repayment, redemption or prepayment of the Term Loans; provided that no Exit Fee shall be payable to any particular Lender after such Lender’s Pro Rata Share of the Maximum Exit Fee has been paid to such Lender. Any Exit Fee payable in accordance with this Section 2.9 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of any event triggering the prepayment of such Exit Fee and the Borrower agrees that it is reasonable under the circumstances currently existing. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge that the Exit Fee shall survive acceleration of the Obligations and/or the occurrence of any insolvency proceeding, and shall automatically accrue to the principal amount of the Term Loans and shall constitute part of the Obligations for all purposes herein, and interest shall accrue on the full principal amount of the Term Loans (including the Exit Fee) from and after the applicable triggering event. If the Term Loans are accelerated for any reason pursuant to the terms herein, including in connection with any insolvency proceeding, the Exit Fee shall be calculated as if the date of acceleration of the Term Loans was the date of prepayment of the Term Loans. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING EXIT FEE AND ANY DEFENSE TO PAYMENT WHETHER SUCH DEFENSE MAY BE BASED IN AMBIGUITY, PUBLIC POLICY OR OTHERWISE. The Borrower expressly agrees that: (A) the Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Exit Fee; (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) the Borrower’s agreement to pay the Exit Fee is a material inducement to the Lenders to provide the Term Loans; and (F) the Exit Fee represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such event triggering payment of the Exit Fee.

(b)               Agent Fees. The Borrower shall pay to the Agents such fees as set forth in the Agent Fee Letter in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

2.10          Scheduled Payments. Any and all principal of the Term Loans remaining unpaid, together with all interest accrued but unpaid thereon, automatically and unconditionally shall be due and payable in full in cash on the Maturity Date.

2.11          Voluntary Prepayments.

(a)               At any time and from time to time, the Borrower may prepay any Loans on any Business Day in whole or in part upon notice substantially in the form of Exhibit J delivered within the periods set forth in clause (b) below, with any partial prepayment being in an aggregate minimum amount of $500,000, and integral multiples of $250,000, in excess of that amount.

(b)               All such prepayments shall be made upon not less than three Business Days’ prior written notice in each case given to the Administrative Agent by 1:00 p.m. (New York City time) on the date required and the Administrative Agent will promptly notify the Lenders of such prepayment. Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that any such prepayment notice may condition the prepayment obligation on the occurrence or non-occurrence of any event specified therein (including a Change of Control, refinancing transaction or Permitted Investment), in which case such notice may be revoked (or extended) by the Borrower (in its sole discretion) if such condition is not satisfied. Voluntary prepayments of any Term Loan permitted hereunder shall be applied on a pro rata basis among all Term Loans.

2.12          Mandatory Prepayments.

(a)               Asset Sales; Casualty Events; Debt. The Borrower shall apply all Net Cash Proceeds to prepay Term Loans:

(i)                 within five Business Days following actual receipt of the Net Cash Proceeds from an Asset Sale or the Net Cash Proceeds from a Casualty Event (unless the Borrower shall have delivered a Reinvestment Notice on or prior to such fifth Business Day); provided that notwithstanding the foregoing, (A) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to such prepayment (together with accrued interest thereon); (B) the Borrower shall only be required to make a mandatory prepayment with the Net Cash Proceeds of any Asset Sale or Casualty Event pursuant to this Section 2.12(a)(i) if the aggregate Net Cash Proceeds in any Fiscal Year in respect of all Asset Sales or all Casualty Events, respectively, exceeds the greater of $20.0 million and 1.15% of Consolidated Total Assets; and (C) to the extent such aggregate Net Cash Proceeds do not exceed $20.0 million and 1.15% of Consolidated Total Assets in any Fiscal Year, then the Borrower and its Restricted Subsidiaries shall be entitled to retain any such Net Cash Proceeds, with no prepayment obligation, and use such Net Cash Proceeds for any purposes not prohibited under this Agreement; and

(ii)              within one Business Day following receipt of Net Cash Proceeds from the incurrence, issuance or sale by the Borrower or any Restricted Subsidiary of any Indebtedness (other than Excluded Indebtedness);

provided, in the case of each of (i) and (ii) above, if at the time that any such prepayment would be required, the Borrower shall be required to, or to offer to, repurchase or redeem or repay or prepay the First Lien Notes or the ABL Facility with the Net Cash Proceeds of such Asset Sale, Casualty Event or incurrence, issuance or sale of Indebtedness (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower (or any Restricted Subsidiary) shall apply such Net Cash Proceeds first to the repurchase, redemption of repayment of Other Applicable Indebtedness at such time; provided, that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds or such Excess Cash Flow shall be allocated to the Term Loans (in accordance with the terms hereof); provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or repaid with such Net Cash Proceeds, the declined amount of such Net Cash Proceeds shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding).

(b)               [Reserved].

(c)               [Reserved].

(d)               [Reserved].

(e)               Declining Lender. With respect to any prepayment of Term Loans pursuant to Section 2.12a)i), any Lender may elect, at its option to decline to accept all of any portion of the applicable prepayment by written notice to the Administrative Agent not later than 1:00 p.m. (New York City time) at least one Business Day prior to the required prepayment date, in which case the aggregate amount of the mandatory prepayment that would have been applied to prepay Loans but was so declined shall be applied as required under the terms of any permitted Indebtedness of the Borrower or its Restricted Subsidiaries and may otherwise be retained by the Borrower and shall increase the Cumulative Credit.

(f)                Notice of Mandatory Prepayment. The Borrower shall provide the Administrative Agent written notice of any prepayment under this Section 2.12 not later than 1:00 p.m. (New York City time) three (3) Business Days prior to the date of such prepayment.

(g)               Other Foreign Entities. Notwithstanding the foregoing, to the extent that any Net Cash Proceeds in respect of any Asset Sale or Casualty Event attributable to a Foreign Subsidiary that is required to be applied to prepay the Term Loans pursuant to Section 2.12(a)(i), (i) would be prohibited or restricted under applicable local law (including, without limitation, as a result of laws or regulations relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intragroup and fiduciary and statutory duties of directors of relevant subsidiaries) (provided that the Borrower and its Restricted Subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation) or (ii) would result in material adverse tax consequences as determined in good faith by the Borrower (which shall be conclusively evidenced by a certificate of an Authorized Officer of the Borrower) (including, without limitation, as a result of any withholding tax), then in each case, the Borrower shall not be required to prepay such amounts (the “Excluded Amounts”) as required under Section 2.12(a)(i) (any such limitation, a “Repatriation Limitation”). The non-application of the Excluded Amounts as a consequence of any Repatriation Limitation will not constitute an Event of Default hereunder. For purposes of the foregoing, the Excluded Amounts shall be available for working capital or other purposes of the Borrower, the Foreign Subsidiary or any Restricted Subsidiary. Excluded Amounts shall not be deemed to be Net Cash Proceeds, regardless of whether the Repatriation Limitation ceases to apply after such initial determination.

(h)               Order of Payments. Each prepayment of Term Loans pursuant to this Section 2.12 shall be applied ratably to the Term Loans then outstanding.

(i)                 [Reserved].

(j)                 Prepayment Certificate. Concurrently with any prepayment of the Term Loans pursuant to Section 2.12(a), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds. In the event that Borrower shall subsequently determine that the actual amount of Net Cash Proceeds received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess in accordance with Section 2.12(a), and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.13          General Provisions Regarding Payments.

(a)               All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in Same Day Funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date may, in the Administrative Agent’s discretion, be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)               All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)               The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender, at such address as such Lender shall indicate in writing, such Lender’s applicable share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)               [Reserved].

(e)               [Reserved].

(f)                Administrative Agent may deem any payment by or on behalf of Borrower hereunder that is not made in Same Day Funds prior to 12:00 p.m. (New York City time) for any payments in Dollars to be a non-conforming payment. Any such payment may not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt notice to the Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(b). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

(g)               If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, or if any Agent received proceeds pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, or if any payment received by any Agent under this Agreement or any of the other Credit Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Credit Documents on any date, all payments or proceeds received by the Administrative Agent or Collateral Agent in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 4.02 of the Second Lien Pledge and Security Agreement.

2.14          Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise expressly provided in this Agreement or the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary or mandatory payment (other than a voluntary or mandatory prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it.

2.15          [Reserved].

2.16          Increased Costs; Capital Adequacy.

(a)               If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)             subject the Administrative Agent or any Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, upon written request of such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)               If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.16(b) as a result of a Change in Law resulting from Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act if it shall not at the time be the general policy or practice of such Lender to demand such compensation from similarly situated borrowers (to the extent that, with respect to such Change in Law, such Lender has the right to do so under its credit facilities with similarly situated borrowers).

(c)               A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)               Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender shall notify the Borrower. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.17          Taxes; Withholding, Etc.

For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(a)               Payments to Be Free and Clear. All amounts payable by or on behalf of any Credit Party hereunder and under the other Credit Documents to or for the benefit of any Agent or any Lender shall (except to the extent required by applicable law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b)               Withholding of Taxes. If any Credit Party, other applicable withholding agent or Administrative Agent is required by applicable law or the administrative practice of any Governmental Authority to make any deduction or withholding on account of any Tax from any amount paid or payable (including any deemed payment in connection with a Loan Exchange Exercise) by any Credit Party under any of the Credit Documents to or for the benefit of any Agent or any Lender: (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as it becomes aware of it; (ii) the applicable withholding agent shall deduct or withhold such Tax and pay, or cause to be paid, any such Tax deducted or withheld to the relevant Governmental Authority (provided that, if such Tax arises in connection with a Loan Exchange Exercise and is not an Indemnified Tax, then the applicable Lender shall provide funds to the applicable withholding agent in an amount equal to the amount of such Tax), (iii) if the Tax is an Indemnified Tax, the amount payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased (or, in the case of an Indemnified Tax arising in connection with a Loan Exchange Exercise, paid by such Credit Party directly to the relevant Governmental Authority) to the extent necessary to ensure that, after the making of the deduction, withholding or payment for Indemnified Taxes (including any deduction, withholding or payment applicable to additional amounts payable under this Section 2.17), the applicable Agent or the applicable Lender, as the case may be, receives on the due date a net amount equal to what it would have received had no such deduction, withholding or payment for Indemnified Taxes been required or made; and (iv) as soon as practicable after the due date of payment to the relevant Governmental Authority of any Tax deducted or withheld in accordance with clause (ii) above (or paid by the applicable Credit Party directly to the relevant Governmental Authority in accordance with clause (iii) above), the applicable withholding agent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.

(c)               Tax Documentation.

(i)                 If any Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document, such Agent or such Lender shall deliver, to the extent it is legally entitled to do so, to the Borrower and the Administrative Agent, at the time or times reasonably requested in writing by the Borrower or the Administrative Agent, such properly completed and executed documentation that is required by applicable law or the administrative practice of any Governmental Authority and that is reasonably requested in writing by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Agent or any Lender, if reasonably requested in writing by the Borrower or the Administrative Agent, shall, to the extent it is legally entitled to do so, deliver such other documentation prescribed by applicable law and reasonably requested in writing by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Agent or such Lender is subject to backup withholding or information reporting requirements.

(ii)              Without limiting the generality of the foregoing,

(A)             the Administrative Agent shall, to the extent legally entitled to do so, deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of the applicable IRS Form W-8/W-9;

(B)              any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(C)              any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)               in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E (as appropriate) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)               executed originals of IRS Form W-8ECI;

(3)             in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (as appropriate); or

(4)            to the extent a Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as appropriate), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; and

(D)             the Administrative Agent and any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent or such Lender becomes the Administrative Agent or a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower, withholding agent or Administrative Agent to determine the withholding or deduction required to be made.

(d)               The Credit Parties shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law or, at the option of the applicable Agent, timely reimburse it for such Other Taxes, in each case, within 10 days after demand therefor. The relevant Credit Party shall deliver to the applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Agent in respect of any Other Taxes payable hereunder, as soon as practicable after payment of such Other Taxes.

(e)               The Credit Parties shall indemnify each Agent and any Lender, within 10 days after written demand therefor, for the full amount of Indemnified Taxes (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17 paid by such Agent or Lender, or any of their respective Affiliates or required to be withheld or deducted from a payment to such Person, and for any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority). A certificate as to the amount of such payment or liability shall be delivered such Credit Party shall be conclusive absent manifest error.

(f)                If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party as soon as reasonably practicable the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person, or to arrange its affairs in any particular manner.

(g)               If a payment made to a Lender under any Credit Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)               The Administrative Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)                 [Reserved].

(j)                 Each party’s obligations under this Section 2.17 shall survive the resignation, replacement, or removal of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments, the repayment, satisfaction or discharge of all Obligations under any Credit Document, and the termination of this Agreement or any other Credit Document.

2.18          Mitigation Obligations; Replacement of a Lender.

(a)               If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to the Administrative Agent, any Lender or any Governmental Authority for the account of the Administrative Agent or any Lender pursuant to Section 2.17, then the Administrative Agent or such Lender shall use reasonable efforts to mitigate the effects of the event giving rise to such request or payment, including, in the case of a Lender, designating a different lending office for funding or booking its Term Loans made hereunder or assigning its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any respect. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to the Administrative Agent, any Lender or any Governmental Authority for the account of the Administrative Agent or any Lender pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) so long as no Default or Event of Default has occurred and is continuing, prepay such Lender’s outstanding Term Loans hereunder in full without premium or penalty or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower or, in the case of an assignment, from the Borrower or the assignee and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. No action by or consent of the replaced Lender shall be necessary in connection with such removal or assignment, in the case of clause (ii) above, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such replaced Lender and the replacement Lender shall otherwise comply with Section 10.4 (with the processing and recordation fee set forth therein to be paid by the Borrower or the replacement Lender); provided that if such replaced Lender does not comply with Section 10.4 within three Business Days after the Borrower’s request, compliance by such replaced Lender with Section 10.4 shall not be required to effect such assignment.

2.19          Reserved.

2.20          Warrants.

(a)               On the Closing Date, the Borrower shall issue to the Lenders, based on such Lenders’ Pro Rata Share, the Warrants to purchase 8,280,000 shares of Common Stock, at an exercise price of $6.88 per share (each as subject to any adjustments provided for therein), with an expiration date of April 22, 2029, each substantially in the form of Exhibit O attached hereto. The Warrants issued pursuant to this Section 2.20 shall be allocated on the Closing Date to the Lenders as set forth on Appendix A.

(b)               Any Lender may, at such Lender’s sole option, in accordance with Section 3(a)(iii) of the applicable Warrant, pay all or any portion of the Exercise Price (as defined in the applicable Warrant) by reducing the principal amount of such Lender’s Term Loans in an amount equal to such Exercise Price (a “Loan Exchange Exercise”); provided that such Lender shall provide written notice to the Administrative Agent within one (1) Business Day after such Loan Exchange Exercise (upon which notice the Administrative Agent may conclusively rely without independent inquiry) (a “Loan Exchange Exercise Notice”). In connection with any such Loan Exchange Exercise, interest shall cease to accrue on such Term Loans for any day after the date such Exercise Price has been paid and Common Stock has been issued to such Lender for the portion of such Warrant that was exercised, and the accrued and unpaid interest on such Term Loans shall be paid by the Borrower in cash on the next succeeding Interest Payment Date. For the avoidance of doubt, any Loan Exchange Exercise shall be subject to the payment by the Borrower of the Exit Fee to the Administrative Agent for the benefit of such Lender on the date of the Loan Exchange Exercise. Each Loan Exchange Exercise Notice shall (i) specify the principal amount of such Lender’s Term Loans which has been reduced as a result of the Loan Exchange Exercise and the effective date of such reduction, (ii) state that the Administrative Agent is authorized and directed by such Lender to make such reduction in the Register, and (iii) state that all accrued and unpaid interest on such reduced portion of the Term Loans, up to the effective date of such reduction, is due and payable in cash by the Borrower on the next succeeding Interest Payment Date.

SECTION 3.         CONDITIONS PRECEDENT

3.1              Closing Date. The obligation of each Lender to extend Term Loans to the Borrower on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived), in each case, as determined by each Lender:

(a)               The Administrative Agent and the Lenders shall have received the following, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders: (i) all executed counterparts of this Agreement, (ii) all executed counterparts of the Closing Date Intercreditor Agreements and (iii) all executed counterparts of the Second Lien Pledge and Security Agreement. The Lenders shall have received the following, in each case in form and substance reasonably satisfactory to the Lenders: (x) original Warrants duly executed and delivered by an Authorized Officer of the Borrower and (y) all executed counterparts of the Registration Rights Agreement. Each Lender that has requested a Note at least three Business Days prior to the Closing Date shall have received such Note executed and delivered by an Authorized Officer of the Borrower.

(b)             Prior to the Closing Date, the Agent shall have received a Funding Notice meeting the requirements of Section 2.1.

(c)               The Administrative Agent and the Lenders shall have received confirmation from the Borrower (in the form of an closing certificate executed by an Authorized Officer of the Borrower) that: (i) the Transactions either (x) have been consummated or (y) will be consummated substantially simultaneously with the extensions of Closing Date Term Loans and consummation of the Exchange, (ii) that the Borrower has reserved sufficient shares of Common Stock for issuance upon exercise of the Warrants and (iii) that the conditions set forth in clauses (d), (e), (f), (n) and (o) of this Section 3.1 have been satisfied.

(d)               There shall not have occurred a Material Adverse Effect since June 30, 2020.

(e)               There shall be no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that relates to this Agreement or the Term Loans hereunder.

(f)                No default or Event of Default shall have occurred or could reasonably be expected to result from the Exchange or the borrowing of the Closing Date Term Loans.

(g)               All accrued and reasonable fees, costs and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Agents and the Lenders shall have been paid to the extent due and payable and to the extent invoiced at least two Business Days prior to the Closing Date.

(h)               The Administrative Agent and the Lenders shall have received the Solvency Certificate duly executed by a Financial Officer of the Borrower.

(i)                 The Administrative Agent and the Lenders shall have received a certificate of an Authorized Officer of each Credit Party listed on the signature pages hereto, dated the Closing Date and certifying:

(i)                 that attached thereto is a true and complete copy of the Organizational Documents of such Credit Party, (1) in the case of a corporation or limited liability company, certified as of a recent date by the Secretary of State (or other similar official of the applicable Governmental Authority where such certification is available) of the jurisdiction of its organization or (2) otherwise certified by the Secretary or Assistant Secretary or a director of such Credit Party or another Person duly authorized by the constituent documents of such Credit Party, in each case with a certification that such governing document has not been amended since the date of the last amendment disclosed pursuant to this subclause (i)(i);

(ii)              that attached thereto is a certificate as to the good standing (or equivalent document to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Credit Party as of a recent date from the Secretary of State (or other similar official of the jurisdiction of its organization, to the extent readily available in the relevant jurisdiction);

(iii)            that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or (in the case of a unanimous shareholder declaration) the shareholder, of such Credit Party authorizing (A) the Transactions and the execution, delivery and performance of the Credit Documents to which it is a party or any other document delivered in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (B) a named Person or persons to sign such Credit Documents and any documents to be delivered by such Credit Party pursuant thereto; and

(iv)             as to the incumbency and specimen signature of each Authorized Officer executing the Credit Documents or any other document delivered in connection herewith on behalf of such Credit Party.

(j)                 The Administrative Agent and the Lenders shall have received:

(i)                 a customary legal opinion of Debevoise & Plimpton LLP, New York counsel to the Borrower;

(ii)              a customary legal opinion of Fox Rothschild LLP, Delaware counsel to the Borrower; and

(iii)            a customary legal opinion of Taft Stettinius & Hollister LLP, Indiana counsel to the Borrower.

(k)               The Administrative Agent shall have received (i) copies of the certificates representing the Equity Interests pledged pursuant to the Second Lien Pledge and Security Agreement (if such Equity Interests are certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) copies of each promissory note required to be delivered by the Credit Parties pursuant to the Second Lien Pledge and Security Agreement endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, in each case of clauses (i) and (ii) including evidence reasonably satisfactory to the Administrative Agent that such Collateral was delivered on the Closing Date to the First Lien Agent.

(l)                 The Administrative Agent and the Lenders shall have received the results of a search of the UCC filings made with respect to the Credit Parties in the applicable jurisdictions for each Credit Party and copies of the financing statements disclosed by such search and evidence reasonably satisfactory to the Requisite Lenders that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.2 or have been or will contemporaneously with the initial funding of the Term Loans on the Closing Date be released or terminated. Each document (including any UCC financing statement (or similar documents)) required by the Collateral Documents or reasonably requested by the Administrative Agent or the Requisite Lenders (subject to the terms of the Second Lien Pledge and Security Agreement) to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority Lien on the Collateral described therein, prior and superior in right to any other Person (other than pursuant to the Closing Date Intercreditor Agreement or with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.

(m)             The Administrative Agent shall have received, no later than three Business Days prior to the Closing Date, all documentation and other information about the Credit Parties that is required by bank regulatory authorities under applicable “know your customer”, anti-terrorist financing, government sanction and anti-money laundering rules, guidelines, orders and regulations, including the U.S.A. PATRIOT Act and the Proceeds of Crime (Money Laundering) (collectively, “AML Legislation”) to the extent reasonable and customary and requested in writing by the Administrative Agent and the Lenders at least seven days prior to the Closing Date.

(n)               After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Restricted Subsidiaries shall not have any outstanding Indebtedness for borrowed money other than (i) the Obligations, (ii) the First Lien Notes, (iii) the ABL Facility, and (iv) the Convertible Notes. Prior to or substantially concurrently with the initial funding of the Term Loans, the Closing Date Refinancing shall have occurred and all related guaranties and security interests will be terminated and released.

(o)               The representations and warranties in Section 4 of this Agreement shall be true and correct in all material respects as of the Closing Date, except in the case of any representation or warranty which expressly relates to a given date or period, in which case such representation and warranty shall be true and correct in all material respects as of the respective date or respective period, as the case may be; provided that, to the extent any representation or warranty is qualified by, or subject to, “materiality,” “material adverse effect” or similar language, the same shall be true and correct in all respects.

(p)               The Lenders shall have received evidence satisfactory to the Lenders that the authorization received from the Borrower on April 2, 2021 from the New York Stock Exchange of the Warrant SLAP shall not have been withdrawn.

(q)               The Borrower shall have delivered to the Lenders a letter from the transfer agent for the Common Stock certifying the number of shares of Common Stock outstanding as of a date within two (2) Business Days prior to the Closing Date.

For purposes of determining whether the conditions specified in this Section 3.1 have been satisfied, by releasing its signature page hereto, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted or waived, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

SECTION 4.         REPRESENTATIONS AND WARRANTIES

In order to induce Agents and the Lenders to enter into this Agreement and the Lenders to extend Term Loans to the Borrower on the Closing Date, the Borrower, with respect to itself and each of its Restricted Subsidiaries, represents and warrants to each Agent and Lender that the following statements are true and correct:

4.1              Organization; Powers. Each of the Borrower and its Restricted Subsidiaries (a) is a limited liability company, corporation or partnership duly organized and validly existing under the laws of the jurisdiction of its organization, (b) is in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status to the extent such equivalent status exists under the laws of any foreign jurisdiction of organization) under the laws of its jurisdiction of organization and has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required and (d) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder; except in each case referred to in clause (c) where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.2              Authorization. The execution, delivery and performance by each of the Credit Parties of each of the Credit Documents to which it is a party and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder or limited liability company or partnership or organizational action required to be obtained by such Credit Party and (b) will not (A) violate (i) any provision of applicable law, statute, rule or regulation, (ii) any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of such Credit Party, (iii) any applicable order of any court or any rule, regulation or order of any Governmental Authority that has jurisdiction over such Credit Party or (iv) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Credit Party is a party or by which any of them or any of their property is or may be bound or (B) be in conflict with, result in a breach of or constitute a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, except any such conflict, violation, breach or default referred to in clause (b)(A)(i) (other than with respect to the Borrower) or (iv) or (b)(B), would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.3              Enforceability. The Credit Documents have been duly executed and delivered by each Credit Party that is a party thereto and constitute the legal, valid and binding obligations of such Credit Party and are enforceable against each such Credit Party in accordance with their respective terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

4.4              Governmental Approvals; Third-Party Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Collateral Documents or the exercise by any Agent or any Lender of its rights under the Credit Documents or the remedies in respect of the Collateral, except for (a) the filing of UCC and financing statements (or similar documents), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of any mortgages, (d) such as have been made or obtained and are in full force and effect, including the NYSE SLAP, (e) such other actions, consents and approvals with respect to which the failure to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 4.4.

4.5              Financial Statements. As of their respective dates, the consolidated financial statements of the Borrower and its Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis (subject to the limitations set out in the footnotes to the respective financial statements and, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures). The accounting firm that expressed its opinion with respect to the consolidated financial statements included in the Borrower’s most recently filed annual report on Form 10-K, and reviewed the consolidated financial statements included in the Borrower’s most recently filed quarterly report on Form 10-Q, has advised the Borrower that it is independent of the Borrower pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance from the Public Company Accounting Oversight Board (United States), and such firm was otherwise qualified to render such opinion under Applicable Law and the rules and regulations of the SEC. There is no transaction, arrangement or other relationship between the Borrower (or any of its Subsidiaries) and an unconsolidated or other off-balance-sheet Person that is required to be disclosed by the Borrower in the SEC Documents that has not been so disclosed in the SEC Documents. Neither the Borrower nor any of its Subsidiaries is required to file or will be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date this representation is made and to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound that has not been previously filed as an exhibit (including by way of incorporation by reference) to the Borrower’s reports filed or made with the SEC under the Exchange Act.

4.6              [Reserved].

4.7              Title to Properties. Except as disclosed in Schedule 6.2, each of the Borrower and the Restricted Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its owned or leased material real properties and has valid title to its personal property and assets, except where the failure to have such title, interests or easements would not reasonably be expected to have, a Material Adverse Effect. All such properties and assets fee-owned (or in jurisdictions where no fee-owned concept is applicable, owned) by any Credit Party are free and clear of Liens, other than (i) Liens and encumbrances permitted by Section 6.2, and (ii) non-exclusive licenses, non-exclusive sublicenses, covenants not to sue or releases under Intellectual Property granted to others in the ordinary course of business.

4.8              Equity Interests and Ownership of Subsidiaries.

(a)               Schedule 4.8 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrower and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Borrower or any such subsidiary.

(b)               As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any of its Restricted Subsidiaries.

4.9              Litigation; Compliance with Laws.

(a)               As of the Closing Date, except as set forth on Schedule 4.9, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against the Borrower or its Restricted Subsidiaries: (i) that involve any Credit Document or (ii) as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)               None of the Borrower or its Restricted Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.10          Federal Reserve Regulations.

(a)               None of the Borrower or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)               No part of the proceeds of any Loan will be used by the Credit Parties, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors, including Regulation U or Regulation X.

4.11          Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.12          Use of Proceeds. The proceeds of the Term Loans shall be used on the Closing Date, together with the proceeds of the First Lien Notes and cash on hand, to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Credit Documents, and the other Transactions.

4.13          Tax Returns. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries (i) has timely filed or caused to be timely filed (after giving effect to all extensions) all Tax returns required to have been filed by it and each such Tax return is true and correct in all respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.3 and for which the Borrower or its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

4.14          Disclosure.

(a)                Each of the SEC Documents, when filed with the SEC, conformed in all material respects to the requirements of the Securities Act and/or the Exchange Act (as applicable) applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment or a supplement has not been filed with the SEC on or prior to the date this representation is made. The Borrower has not received any written comments from the SEC staff that have not been resolved, to the knowledge of the Borrower, to the satisfaction of the SEC staff.

(b)               All written information (other than the SEC Documents and the Forecasted Information) concerning the Borrower or any Restricted Subsidiary, and furnished by or on behalf of the foregoing or their representatives and made available to any Lender or the Administrative Agent in connection with the Transactions for use in evaluating the Transactions, when taken as a whole, was true and correct in all material respects as of the date such information was furnished to the Lenders or the Administrative Agent and as of the Closing Date and did not, taken as a whole and together with the SEC Documents, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole and together with the SEC Documents, not materially misleading in any material respect in light of the circumstances under which such statements were made (in each case, after giving effect to all supplements and updates thereto delivered to the Lenders prior to such time).

(c)               The estimates, forecasts and forward-looking information (collectively, “Forecasted Information”) (other than information of a general economic nature or general industry nature) furnished by or on behalf of the Borrower or any Restricted Subsidiary and furnished to the Administrative Agent or any Lender have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and at the time such Forecasted Information was furnished (it being understood that actual results may vary materially from such Forecasted Information) and as of the Closing Date, it being understood (A) that such Forecasted Information is as to future events and is not to be viewed as fact, that such Forecasted Information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection, estimate or forecast included in the Forecasted Information will be realized and that actual results during the period or periods covered by any such Forecasted Information may differ significantly from the projected results and such differences may be material and that such Forecasted Information is not a guarantee of future financial performance and (B) that no representation is made with respect to information of a general economic or general industry nature.

4.15          Employee Benefit Plans. (i) The Borrower and each of its subsidiaries are in compliance with all applicable provisions and requirements of all applicable laws, rules and regulations with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of such determination letter which could cause such Employee Benefit Plan to lose its qualified status, (iii) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any of its subsidiaries or any of their ERISA Affiliates, (iv) no ERISA Event has occurred or, to the knowledge of the Borrower, is reasonably expected to occur and (v) the Borrower, each of its subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; in each case, except as would not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

4.16          Environmental Matters. Except as set forth on Schedule 4.16, neither the Borrower nor any of its Restricted Subsidiaries is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower and its subsidiaries, neither the Borrower nor any of its subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There are and, to each of the Borrower’s and its subsidiaries’ knowledge, have been no conditions, occurrences or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility, and none of the Borrower’s or any of its Restricted Subsidiaries’ operations involves the treatment, storage or disposal (“TSD”) of hazardous waste, such as could subject it to regulation as a TSD facility as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, both the Borrower and the Restricted Subsidiaries are, and for the past two years have been, in compliance with all Environmental Laws, and to the knowledge of the Borrower and each of its subsidiaries, future compliance with all requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower and each of its subsidiaries, no event or condition has occurred or is occurring with respect to the Borrower or any of its subsidiaries relating to any Environmental Law, any Release of Hazardous Materials or any Hazardous Materials Activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

4.17          Collateral Documents.

(a)               Subject to laws affecting creditors’ rights generally, each Lien under each Collateral Document (other than the Second Lien Pledge and Security Agreement) creates the Lien which it is expressed to create with the ranking and priority it is expressed to have over the property which it is expressed to apply, subject to the Permitted Liens.

(b)               The Second Lien Pledge and Security Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) the pledged collateral described in the Second Lien Pledge and Security Agreement, when certificates or promissory notes, as applicable, representing such pledged collateral are delivered to the Collateral Agent or its designated bailee pursuant to the Closing Date Intercreditor Agreements, (ii) the Deposit Accounts (as defined in the Second Lien Pledge and Security Agreement) a security interest in which is required by the Collateral Documents to be perfected by “control” (as described in the Uniform Commercial Code as in effect in each applicable jurisdiction from time to time), upon the effectiveness of Control Agreements covering such Deposit Accounts and (iii) in the case of the other Collateral described therein (other than Intellectual Property), when financing statements and other filings specified therein are filed in the offices specified in the schedules to the Second Lien Pledge and Security Agreement, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral (other than Intellectual Property, which is addressed in Section 4.17(c)) and, subject to Section 9-315 of the New York UCC (or any similar or equivalent legislation as in effect from time to time in the applicable jurisdiction), the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing UCC financing statements (or similar documents, if any), in each case prior and superior in right to the Lien of any other Person, except as provided by the Closing Date Intercreditor Agreements and except for Permitted Liens, to the extent any such Permitted Lien would have priority over the Liens in favor of the Collateral Agent pursuant to applicable law or any contract.

(c)               In the case of Collateral (described in the Second Lien Pledge and Security Agreement) that consists of Intellectual Property, when the Second Lien Pledge and Security Agreement or a short-form version thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (b) of this Section 4.17, the Collateral Agent (for the benefit of the Secured Parties) shall have, solely if and to the extent that a Lien on and security interest in such Intellectual Property can be perfected by such types of filings in such offices, a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties thereunder in all such Intellectual Property in the United States, in each case prior and superior in right to the Lien of any other Person (except for Permitted Liens, to the extent any such Permitted Lien would have priority over the Liens in favor of the Collateral Agent pursuant to applicable law or any contract) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights and copyright applications applied for, acquired by or issued to the Grantors (as defined in the Second Lien Pledge and Security Agreement) after the Closing Date).

Notwithstanding anything in this Agreement (including this Section 4.17) or in any other Credit Document to the contrary, no Credit Party makes any representation or warranty as to the effects of perfection or non-perfection or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

4.18          Insurance. Schedule 4.18 sets forth a true, complete and correct description of all material casualty and liability insurance maintained by the Borrower and its subsidiaries as of two Business Days prior to the Closing Date. The Borrower and its Restricted Subsidiaries (after giving effect to all self-insurance) have insurance in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Borrower or the Restricted Subsidiary, as applicable, and, to the extent relevant, owning similar properties in localities where such Person operates.

4.19          Solvency. On the Closing Date, after giving effect to the consummation of the Transactions, including the incurrence of the Term Loans hereunder, the issuance and sale of the First Lien Notes and the ABL Amendment, and after giving effect to the application of the proceeds of such Indebtedness under such Transactions:

(a)               the amount of the fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, on a “going concern” basis exceeds the value of all liabilities of the Borrower and its Subsidiaries, on a consolidated basis, including contingent and other liabilities, as generally determined in accordance with applicable United States federal laws governing determinations of the insolvency of debtors;

(b)               the amount of the fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, on a “going concern” basis exceeds the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, on a consolidated basis, on their existing debts (including contingent liabilities) as such debts become absolute and matured;

(c)                the Borrower and its subsidiaries, on a consolidated basis, do not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and

(d)               the Borrower and its subsidiaries, on a consolidated basis, will be able to pay their liabilities, including contingent and other liabilities, as they mature.

For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that could reasonably be expected to become an actual and matured liability.

4.20          [Reserved].

4.21          Intellectual Property. Except as set forth on Schedule 4.21, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) none of the Borrower or its Restricted Subsidiaries, nor the operation of their respective businesses, has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, (b) neither the Borrower nor any of its Restricted Subsidiaries has received any written notice that any claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened and (c) to the knowledge of the Borrower, no Person is infringing, misappropriating or violating any Intellectual Property owned by the Borrower or any of its Restricted Subsidiaries.

4.22          Anti-Terrorism Laws.

(a)             No Credit Party is in material violation of any applicable law relating to Sanctions, terrorism or money laundering (“Anti-Terrorism Laws”), including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the U.S.A. Patriot! Act, the laws and regulations administered by OFAC, the Trading with the Enemy Act (12 U.S.C. §95), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the International Emergency Economic Powers Act (50 U.S.C. §§1701-1707).

(b)            Neither any Credit Party, nor any Restricted Subsidiary, nor, to their knowledge, any of their respective officers, directors, employees or agents, is any of the following:

(i)                 a Prohibited Person or a Person controlled by, or acting for or on behalf of, any Person that is a Prohibited Person;

(ii)                a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(iii)               a Person who is located, incorporated, organized or ordinarily resident in a Sanctioned Jurisdiction.

(c)              The use of proceeds of the Term Loans and the Letters of Credit by the Borrower or any Restricted Subsidiary will not violate any Anti-Terrorism Laws or the FCPA.

4.23          Foreign Corrupt Practices Act. Neither any Credit Party nor any Restricted Subsidiary has paid, offered, promised to pay or authorized the payment of, directly or indirectly, any money or anything of value to any foreign official for the purpose of influencing any act or decision of such foreign official or of such foreign official’s Governmental Authority or to secure any improper advantage, for the purpose of obtaining or retaining business for or with, or directing business to, any Person, in each case in material violation of any applicable law in the jurisdictions in which it operates, including but not limited to the Foreign Corrupt Practices Act 1977, as amended (the “FCPA”).

4.24          [Reserved].

4.25          Undisclosed Liabilities. The Borrower and the Restricted Subsidiaries have no material obligations or liabilities, matured or unmatured, fixed or contingent, other than (i) those set forth or adequately provided for in the latest balance sheet included in the Borrower’s most recent periodic report (on 10-Q or 10-K) filed prior to the Closing Date, (ii) those incurred in the ordinary course of business and not required to be set forth in the financial statements under GAAP, (iii) those incurred in the ordinary course of business since the date of the most recently delivered balance sheet, (iv) those incurred in connection with the execution of this Agreement and (v) those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.26          Labor Matters. As of the Closing Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes against any Credit Party, to the knowledge of any Authorized Officer of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Credit Parties and the subsidiaries are not, to the knowledge of any Authorized Officer of the Borrower, in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, territorial, local or foreign law dealing with such matters, (c) there is, to the knowledge of any Authorized Officer of the Borrower, no union organization activity and (d) all payments due from any Credit Party or any subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Credit Party or such subsidiary to the extent required by GAAP, and each Credit Party has withheld and remitted all employee withholdings to be withheld or remitted by it and has made all employer contributions to be made by it, in each case pursuant to applicable law on account of employment insurance and employee income taxes and any other required payroll deduction. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the subsidiaries is a party or by the Borrower or any of the subsidiaries is bound.

4.27          [Reserved].

4.28          Shares of Stock.

(a)               All of the issued and outstanding shares of Stock of Borrower are duly and validly issued and authorized, are fully paid and nonassessable, have been issued in compliance with all applicable federal and state and foreign securities laws, and are not subject to any preemptive or similar rights.

(b)              The Borrower has reserved for issuance a number of shares of Common Stock sufficient to cover all shares issuable upon the exercise of the Warrants (the “Warrant Shares”) (computed without regard to any limitations on the number of shares that may be issued on exercise thereof). The Warrants and the Warrant Shares (the “Warrant Distributions”) have been duly authorized. Upon the issuance in accordance with the terms of this Agreement, the holders of the Warrants will be entitled to the rights set forth in the Warrants. Upon exercise in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable and free and clear of all Liens with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of the representations and warranties of the Lenders contained in the Exchange Agreement, it is not necessary to register the issuance of the Warrants and the Warrant Shares under the Securities Act and applicable state securities laws.

(c)               As of the Closing Date, all of Borrower’s authorized, issued and outstanding shares of Stock of Borrower and each of its Restricted Subsidiaries are set forth in Schedule 4.28, and, except as set forth in Schedule 4.28, there are no (i) Stock options or other Stock incentive plans, employee Stock purchase plans or other plans, programs or arrangements of Borrower or any of its Restricted Subsidiaries under which Stock options, Stock or other Stock-based or Stock-linked awards are issued or issuable to officers, directors, employees, consultants or other Persons, (ii) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, any Stock of Borrower or any of its Restricted Subsidiaries, or contracts, commitments, understandings or arrangements by which Borrower or any of its Restricted Subsidiaries is or may become bound to issue additional Stock of Borrower or any of its Restricted Subsidiaries, or options, warrants or scrip for rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of Stock of Borrower or any of its Restricted Subsidiaries, (iii) agreements or arrangements under which Borrower or any of its Restricted Subsidiaries is obligated to register the sale of any of their securities or Stock under the Securities Act (except the Registration Rights Agreement), (iv) outstanding Stock, securities or instruments of Borrower or any of its Restricted Subsidiaries that contain any redemption or similar provisions, or contracts, commitments, understandings or arrangements by which Borrower or any of its Restricted Subsidiaries is or may become bound to redeem a security of Borrower other than under the Credit Documents, (v) Stock or other securities or instruments containing anti-dilution or similar provisions that may be triggered by the issuance of securities of Borrower or any of its Restricted Subsidiaries other than under the Credit Documents or (vi) stock appreciation rights or “phantom stock” plans or agreements or any similar plans or agreements to which Borrower or any of its Restricted Subsidiaries is a party or by which Borrower or any of its Restricted Subsidiaries is otherwise subject or bound. There are no (x) stockholders’ agreements, voting agreements or similar agreements to which Borrower or any of its Restricted Subsidiaries is a party or by which Borrower or any of its Restricted Subsidiaries is otherwise subject or bound, (y) preemptive rights or any other similar rights to which any Stock of the Borrower or any of its Restricted Subsidiaries is subject or (z) restrictions upon the voting or transfer of any Stock of Borrower or any of its Restricted Subsidiaries (other than restrictions on transfer imposed by U.S. federal and state securities laws and other than as set forth in the Credit Documents).

(d)               The issuance and delivery of the Warrants does not and, assuming full exercise of the Warrants, the exercise of the Warrants will not: (i) require approval from any Governmental Authority or from the Borrower’s stockholders (including, without limitation, pursuant to the New York Stock Exchange rules or listing standards); (ii) obligate the Borrower to issue shares of Common Stock or other securities to any person (other than the Secured Parties); and (iii) will not result in a right of any holder of the Borrower’s securities to adjust the exercise, conversion, exchange or reset price under and will not result in any other adjustments (automatic or otherwise) under, any securities of the Borrower.

(e)               Borrower has furnished to Agent and each Lender, or made available through its filings with the SEC, true, correct and complete copies of each Credit Party’s Organizational Documents and any amendments, restatements, supplements or modifications thereto, and all documents, agreements and instruments containing the terms of all securities and Stock convertible into, or exercisable or exchangeable for, Common Stock s, and the material rights of the holders thereof in respect thereto.

SECTION 5.         AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the payment in full of the principal of and interest on each Term Loan and the payment in full of all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and other contingent obligations with respect to which no claim has been made), the Borrower shall perform, and shall cause its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.1              Existence; Material Properties.

(a)               Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under this Agreement, and maintain all rights and franchises, licenses and permits material to the conduct of its business, in each case, except where the failure to so maintain would not reasonably be expected to result in a Material Adverse Effect.

(b)               Do or cause to be done all things necessary to at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (with ordinary wear and tear and any casualty or condemnation excepted), except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.2              Insurance. Maintain casualty and liability insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance) and, with respect to the Collateral, use commercially reasonable efforts to cause any material (i) property and property casualty insurance policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement (or comparable provisions applicable in the relevant foreign jurisdiction) and (ii) liability policy to identify the Collateral Agent (on behalf of itself and the Secured Parties) as additional insured thereunder as its interest may appear, in each case in form and substance reasonably satisfactory to the Collateral Agent.

5.3              Payment of Obligations. Pay and discharge promptly when due all obligations and liabilities (including, without limitation, Taxes imposed upon it or upon its income or profits or in respect of its property), before the same shall become delinquent or in default, as well as all lawful claims that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required (a) with respect to any such Tax so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower or the affected Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves to the extent required in accordance with GAAP with respect thereto, or (b) except to the extent failure to do so would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Timely file or cause to be timely filed (after giving effect to all extensions) all Tax returns required to be filed by it, except to the extent failure to do so would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.4              Financial Statements, Reports, Etc. Furnish to the Administrative Agent, who shall furnish to each Lender:

(a)               within 90 days after the end of each Fiscal Year (or such longer period as may be permitted by the SEC if the Borrower were then subject to the SEC reporting requirements as a non-accelerated flier), (i) a consolidated balance sheet and related statements of income and comprehensive income, changes in shareholders’ equity and cash flows showing the financial position of the Borrower and its subsidiaries as of the close of such Fiscal Year and their consolidated financial performance and cash flows for such year and setting forth in comparative form the corresponding figures for the prior Fiscal Year and (ii) a Narrative Report for such Fiscal Year, which consolidated balance sheet and related statements of income and comprehensive income, changes in shareholders’ equity and cash flows shall be audited by chartered professional accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to the scope of the audit or as to the status of the Borrower or any of its subsidiaries as a “going concern” or include any explanatory paragraph expressing substantial doubt as to going concern status (other than any such paragraph relating solely to (x) the impending maturity of the Term Loans, the First Lien Notes, the ABL Facility or the Convertible Notes or (y) any potential or actual inability to satisfy any financial maintenance covenant under the ABL Facility)) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and financial performance and cash flows of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery or furnishing by the Borrower or any Parent Holding Company of an Annual Report on Form 10-K shall satisfy the requirements of this Section 5.4(a));

(b)               within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or such longer period as may be permitted by the SEC if the Borrower were then subject to the SEC reporting requirements as a non-accelerated flier), (i) a consolidated balance sheet and related statements of comprehensive income, changes in shareholders’ equity and cash flows showing the financial position of the Borrower and its subsidiaries as of the close of such Fiscal Quarter and their consolidated financial performance and cash flows for such Fiscal Quarter and the then-elapsed portion of the Fiscal Year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year and (ii) a Narrative Report for such Fiscal Quarter, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of income and comprehensive income, changes in shareholders’ equity and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial performance and cash flows of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery or furnishing by the Borrower or any Parent Holding Company of a Quarterly Report on Form 10-Q shall satisfy the requirements of this Section 5.4(b));

(c)               concurrently with any delivery of financial statements under paragraph (a) or (b) of this Section 5.4, a Compliance Certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred that is then continuing, except as set forth therein, (ii) [reserved], (iii) setting forth the calculation of the Total Leverage Ratio (calculated on a Pro Forma Basis) for the twelve-month period ending at the end of such fiscal period and (iv) [reserved].

(d)              within 90 days after the beginning of each Fiscal Year, a consolidated annual budget for such Fiscal Year, including a description of underlying assumptions with respect thereto, which budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that such budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(e)               promptly, from time to time, such other customary information (which is readily available) regarding the operations, business affairs and financial condition of the Credit Parties and their Restricted Subsidiaries and their compliance with the terms of any Credit Document, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender) (it being understood that the Borrower shall not be required to deliver customary borrowing base certificates delivered under the ABL Facility Documents pursuant to this clause (e));

(f)                promptly, from time to time, such other customary information (which is readily available) regarding the operations, business affairs and financial condition of the Credit Parties and their Restricted Subsidiaries and their compliance with the terms of any Credit Document, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(g)               promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC; and

(h)               within 5 Business Days of any month end, the Borrower shall furnish to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth the calculation of Liquidity (calculated on a Pro Forma Basis) as of the end of the applicable month.

5.5              Litigation and Other Notices. Furnish to the Administrative Agent written notice (promptly after any Authorized Officer of the Borrower obtains actual knowledge thereof) of the following and which notice the Administrative Agent shall furnish to the Lenders:

(a)               any Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto; and

(b)               (i) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Borrower or any other Credit Party as to which an adverse determination is reasonably probable and (ii) the occurrence of any ERISA Event, which in each case of clauses (i) and (ii) would reasonably be expected to have a Material Adverse Effect.

5.6              Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, ERISA, the FCPA and Anti-Terrorism Laws), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.6 shall not apply to Environmental Laws, which are the subject of Section 5.10, or to laws related to Taxes, which are the subject of Section 5.3.

5.7              Maintaining Records; Access to Properties and Inspections. Maintain adequate books of record and account in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Borrower and its Restricted Subsidiaries, taken as a whole and, upon at least ten Business Days’ notice (or, if an Event of Default has occurred and is continuing, upon at least five Business Days’ notice), permit the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower and its Restricted Subsidiaries at reasonable times to be agreed during normal business hours, up to twice a year (or, if an Event of Default shall have occurred and be continuing, such visit and inspection may occur from time to time), subject to (i) reasonable requirements of confidentiality, including requirements imposed by law or by contract and (ii) the rights of tenants (to the extent the tenants are not the Borrower or any of its subsidiaries), if applicable. The Borrower shall reimburse the Administrative Agent for its actual out-of-pocket costs incurred in connection with such visits or inspections following the occurrence and during the continuance of an Event of Default. For the avoidance of doubt, the Administrative Agent shall not be required to incur any unreimbursed expense under this Section 5.7.

Notwithstanding anything to the contrary in Section 5.4(f) or in this Section 5.7, none of the Borrower or any Restricted Subsidiary will be required to disclose, or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Law or any binding agreement, or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

5.8              Lender Calls. Following receipt by the Borrower of a written request by the Administrative Agent (which request may only be given by the Administrative Agent to the Borrower no later than 30 days following delivery of the annual financial statements pursuant to Section 5.4(a) or any quarterly financial statement pursuant to Section 5.4(b)), the Borrower shall hold an update call (which call shall take place within ten Business Days following the receipt of such notice, as selected by the Borrower or on such other date as may be agreed with the Administrative Agent) with a Financial Officer of the Borrower and the Lenders to discuss the financial position, financial performance and cash flows of the Borrower and its Restricted Subsidiaries for the period covered by the applicable financial statements; provided, however, if the Borrower is holding a conference call open to the public to discuss such results, the Borrower will not be required to hold a separate call for the Lenders.

5.9                 Use of Proceeds.

(a)               Use the proceeds of the Term Loans in the manner set forth in Section 4.12;

(b)             Ensure that no Credit Party will use the proceeds of the Term Loans or the Letters of Credit in violation of any Anti-Terrorism Law or the FCPA; and

(c)            No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, Regulation U or Regulation X.

5.10          Compliance with Environmental Laws. Comply with all Environmental Laws applicable to its operations and properties, and comply with and obtain and renew all material permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.10, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11          Further Assurances; Additional Security.

(a)               (i) As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.11 (or such later date as the Administrative Agent reasonably agrees to in writing), the Borrower shall deliver, or cause to be delivered, the documents or take the actions specified on Schedule 5.11 and (ii) after the Closing Date, the Borrower or any other Credit Party shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, Control Agreements and other documents and recordings of Liens in stock registries), that the Administrative Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(b)              If the Borrower or any Credit Party directly or indirectly acquires fee-owned real property after the Closing Date (with any fee-owned real property of (x) any Restricted Subsidiary that is acquired after the Closing Date and becomes a Credit Party, or (y) “Darmantest Laboratories” Limited Liability Company if it is required to become a Credit Party after the Closing Date, being deemed to have been acquired after the Closing Date) that has a fair market value (as determined by the Borrower in good faith) of $7.5 million or more on an individual basis at the time of acquisition of fee ownership of such real property, the Borrower or such other Credit Party shall (i) notify the Administrative Agent and provide the Administrative Agent with a complete description of such property (including its legal description) reasonably promptly following the acquisition thereof; (ii) cause each such fee-owned real property to be subject to a Mortgage securing the Obligations within one-hundred twenty days of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent), provided that the maximum amount of the Obligations secured thereby shall not exceed 115% of the fair market value (as determined by the Borrower in good faith) of such fee-owned real property, plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered thereby or the lien thereof, expenses incurred by any Agent by reason of any default by the Borrower or such Credit Party under the terms thereof, together with interest thereon, all of which amounts shall be secured thereby; (iii) obtain an irrevocable written commitment to issue a mortgagee’s title policy or marked up unconditional binder for such insurance dated as of the date the applicable Mortgage is recorded (or local equivalent lender’s title insurance policies for real property outside of the United States), with endorsements (including zoning endorsements where available) as reasonably requested by the Administrative Agent to the extent available at commercially reasonable rates (the “Mortgage Policies”); (iv)  to the extent reasonably requested by the Administrative Agent, obtain American Land Title Association/American Congress on Surveying and Mapping form surveys (or local equivalent) or deliver existing surveys together with affidavits of no-change to the title insurance company in lieu thereof, dated no more than thirty days before the date of their delivery to the Administrative Agent, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent; and (v) obtain customary opinions of local counsel to the applicable Credit Parties with respect to the enforceability and perfection of any such Mortgage in the states or provinces in which such fee-owned real properties are located.

(c)               If any additional subsidiary of the Borrower is formed or acquired after the Closing Date (with “Darmantest Laboratories” Limited Liability Company being deemed to have been acquired after the Closing Date on any date it is required to become a Guarantor hereunder), within thirty days after the date such subsidiary is formed or acquired (or such longer period as may be agreed by the Administrative Agent), notify the Administrative Agent and the Lenders thereof and, within sixty days after the date such subsidiary is formed or acquired (or such longer period as the Administrative Agent shall agree), cause the Collateral and Guarantee Requirement to be satisfied with respect to such subsidiary and with respect to any Equity Interest in or Indebtedness of such subsidiary owned by or on behalf of the Borrower or any other Credit Party, subject to paragraph (e) of this Section 5.11.

(d)               (i) In each case, furnish to the Administrative Agent within thirty days thereafter written notice of any change in (A) corporate or organization name, (B) organizational structure, or (C) organizational identification number (or equivalent) with respect to the Borrower and the other Credit Parties; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral (to the extent otherwise required hereunder) for the benefit of the applicable Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(e)               The Collateral and Guarantee Requirement and the other provisions of this Section 5.11 need not be satisfied with respect to any Excluded Property or any exclusions and carve-outs from the perfection requirements set forth in the Second Lien Pledge and Security Agreement.

(f)                With respect to real property, no perfection steps shall be required by any means other than (1) solely with respect to any properties subject to any mortgages on fee-owned real property not excluded from the Collateral pursuant to this Agreement (“Required Mortgages”), fixture filings pursuant to the UCC in the applicable UCC filing office of the relevant jurisdiction in which such fee-owned real property is located and (2) the recording of Required Mortgages in the applicable county offices referred to in the foregoing clause (1); provided that the maximum amount of the Obligations secured by the Required Mortgages shall not exceed 115% of the fair market value (as determined by the Borrower in good faith ) of such fee-owned real property, plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered thereby or the lien thereof, expenses incurred by any Agent by reason of any default by the Borrower or any Credit Party under the terms thereof, together with interest thereon, all of which amounts shall be secured thereby.

(g)               If at any time the Borrower becomes and remains a subsidiary of any Parent Holding Company, cause each Parent Holding Company that directly holds Equity Interests of the Borrower to enter into a pledge agreement, in form and substance substantially similar to the Second Lien Pledge and Security Agreement (which pledge agreement shall include, (x) a guarantee by such Parent Holding Company of the Obligations of each Person other than such Parent Holding Company pursuant to guarantee terms substantially similar to the guarantee terms in Section 7 of this Agreement and (y) a covenant restricting such Parent Holding Company from creating, incurring or permitting to exist any Lien on its Equity Interests of the Borrower other than Liens to secure any Indebtedness of the Borrower and/or any Guarantor permitted to be secured by the Collateral pursuant to Section 6.2 of this Agreement), and deliver to the Collateral Agent (or a designated bailee thereof) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case within 30 days of each such Parent Holding Company acquiring such direct Equity Interests in the Borrower.

Notwithstanding anything to the contrary in this Agreement, the Second Lien Pledge and Security Agreement or any other Credit Document, (x) the Requisite Lenders may grant extensions of time for, or waive the requirements to obtain, the creation or perfection of security interests in, or the obtaining of title insurance and surveys with respect to, particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where they determine, in consultation with the Borrower, that the cost, burden or consequences (including adverse Tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby; and (y) Liens required to be granted from time to time pursuant to the Collateral Documents shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdictions, as otherwise agreed between the Requisite Lenders and the Borrower.

Notwithstanding any provision of this Section 5.11 to the contrary, prior to the Discharge of Senior Priority Obligations, the requirements of this Section 5.11 to deliver any Collateral to the Collateral Agent shall be deemed satisfied by delivery of such Collateral to the First Lien Agent or the Senior Priority Representative (as such term is defined in the Cash Flow Intercreditor Agreement).

5.12          Maintenance of Ratings. Use commercially reasonable efforts to maintain at all times a corporate rating by S&P and a corporate family rating by Moody’s for the Borrower, in each case with no requirement to maintain any specific minimum rating.

5.13          Term Loan Priority Account. As soon as practicable, but in any event no later than 30 days following the Closing Date (subject to extensions to be agreed upon by the Deerfield Lenders in their reasonable discretion), (i) establish a Deposit Account with a financial institution in which the proceeds from any Term Loan Priority Collateral (as defined in the ABL/Term Loan Intercreditor Agreement) shall be deposited (the “Term Loan Priority Account”) and (ii) enter into a Control Agreement among the Borrower, the Senior Priority Representative (as defined in the Cash Flow Intercreditor Agreement), the Collateral Agent, the ABL Agent and the financial institution, with respect to the Term Loan Priority Account. All proceeds from any Term Loan Priority Collateral shall be deposited in the Term Loan Priority Account. At all times following the establishment of the Term Loan Priority Account, the Term Loan Priority Account shall all times be subject to a Control Agreement.

SECTION 6.         NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the payment in full of the principal of and interest on each Term Loan and the payment in full of all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and other contingent obligations with respect to which no claim has been made), the Borrower shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

6.1              Indebtedness.

(a)               The Borrower will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness other than Permitted Debt.

(b)               For purposes of determining compliance with this Section 6.1, (A) Indebtedness need not be permitted solely by reference to one category of Permitted Indebtedness described in clauses (5) through (30) of the definition of “Permitted Indebtedness” but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Indebtedness described in clauses (5) through (30) of the definition of “Permitted Indebtedness”, the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.1 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses; provided, however, that no such reclassification or division shall be permitted with respect to any Indebtedness incurred pursuant to clauses (1) through (5) of the definition of “Permitted Indebtedness”. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

(c)               [Reserved].

6.2              Liens.

(a)               The Borrower will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, other than Permitted Liens.

6.3              Investments.

(a)               The Borrower will not, and will not permit any Restricted Subsidiaries to, make or acquire any Investment other than Permitted Investments.

(b)               Notwithstanding anything herein to the contrary, no Intellectual Property that is material to the business of the Borrower and its Restricted Subsidiaries may be contributed, sold or otherwise transferred or licensed (or sub-licensed) exclusively to any Person that is not a Credit Party as an Investment pursuant to this Section 6.3.

(c)                For purposes of determining compliance with this Section 6.3 and subject to the immediately following proviso, (A) Investments need not be permitted solely by reference to one category of “Permitted Investments” but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of Permitted Investments, the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this Section 6.3 and will only be required to include the amount and type of such Investment (or any portion thereof) in one of the above clauses and such Investment shall be treated as having been made or existing pursuant to only one of such clauses; provided, however, that no such reclassification shall be permitted with respect to any Investment made pursuant to clause (30) of the definition of “Permitted Investments”.

6.4              Mergers, Consolidations and Sales of Assets.

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate, amalgamate or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sub-lessor), license or sub-license, transfer or otherwise dispose of, in a single transaction or in a related series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, to or in favor of any Person, except:

(a)               [Reserved];

(b)               any Restricted Subsidiary (or any other Person) may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States of America); provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Guarantors; provided that the surviving Person shall be a Credit Party;

(c)               sales or other dispositions among the Borrower and any Guarantor or by and among Guarantors (upon voluntary liquidation or otherwise);

(d)               (x) the liquidation or dissolution of any Guarantor or change in form of entity of any Guarantor if (A) the Borrower determines in good faith that such liquidation, dissolution or change in form is (1) in the best interests of the Borrower and its Restricted Subsidiaries, taken as a whole, and (2)  either the Borrower or any other Guarantor receives any assets of such dissolved or liquidated Guarantor; and (y) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) a sale or disposition otherwise permitted under this Section 6.4 (other than Sections 6.4(b) or Section 6.4(d)); provided further, that in the case of a change in the form of entity of any Guarantor, after such change, the security interests of the Collateral Agent and the Secured Parties in the Collateral of such Guarantor shall remain in full force and effect and be perfected to the same extent as prior to such change or (B) an Investment permitted under Section 6.3;

(e)               (x) sales or leases of inventory in the ordinary course of business, (y) the leasing or subleasing of real property in the ordinary course of business and (z) leases, subleases, assignments, licenses, cross-licenses and sublicenses of assets in the ordinary course of business to third persons not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Agreement, including charters related to corporate aircraft leases;

(f)                disposals of surplus, obsolete, damaged, used or worn out property or other property that is no longer useful;

(g)               dispositions of Cash Equivalents or Investments which constituted Cash Equivalents when they were acquired;

(h)               dispositions, mergers, amalgamations, consolidations or conveyances that constitute Liens permitted by Section 6.2, Investments permitted pursuant to Section 6.3 or Restricted Payments permitted by Section 6.5;

(i)                 sales or other dispositions of any assets of the Borrower or any Restricted Subsidiary for fair market value (determined by the Borrower, on the date the legally binding commitment for such sale or disposition was entered into, in good faith); provided that at least 75% of the consideration (as determined on the date the legally binding commitment for such sale or disposition was entered into) for such sale or disposition shall consist of cash and Cash Equivalents (provided that for purposes of the 75% consideration requirement (x) any liabilities, as shown on the most recent consolidated balance sheet of the Borrower or any Restricted Subsidiary (other than Indebtedness or other liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Borrower or such Restricted Subsidiary from further liability, (y) any securities, notes, Equity Interests or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion, and (z) any Designated Non-Cash Consideration received by the Borrower or any such Restricted Subsidiary in such sale or other disposition having an aggregate fair market value (determined on the date of determination by the Borrower, on the date a legally binding commitment for the relevant sale or disposition (or, if later, for the payment of such item) was entered into, in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed the greater of $125.0 million and 13.90% of Consolidated Total Assets, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time each applicable agreement was entered into without giving effect to subsequent changes in value, in each case, shall be deemed to be Cash Equivalents); provided, that the proceeds of any such sale or disposition are applied pursuant to Section 2.12(a). For the avoidance of doubt, sales or dispositions permitted under this Section 6.4(i) constitute Asset Sales for all purposes of this Agreement;

(j)                 to the extent that (i) the relevant property or assets are exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant sale or disposition are promptly applied to the purchase price of such replacement property, so long as the exchange, sale or disposition is made for fair value (as determined by the Borrower in good faith) and on an arm’s length basis for like property or assets; provided that upon the consummation thereof, in the case of any Credit Party, either (x) the Collateral Agent has a perfected Lien on the replacement property having the same priority as any Lien held on the property or assets so exchanged, sold or disposed or (y) for any property or assets upon which the Collateral Agent does not have a Lien such assets or property shall be treated as an Investment and shall comply with Section 6.3;

(k)               dispositions of Investments in joint ventures to the extent required by, or made pursuant to, contractual buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)                sales, discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof;

(m)             dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under an open source license), which (i) are in the ordinary course of business, (ii) do not materially interfere with the business of the Borrower and its Restricted Subsidiaries taken as a whole or (iii) relate to closed facilities or closed storage or distribution centers or the discontinuation of any product line;

(n)               (i) the expiration of any option agreement in respect of real or personal property and (ii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(o)               transfers of property subject to a Casualty Event upon receipt of Net Cash Proceeds of such Casualty Event;

(p)               [Reserved];

(q)               sales of non-core assets acquired in connection with an acquisition permitted hereunder and sales of real estate assets acquired in an acquisition permitted hereunder which, within 180 days of the date of the acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of the Restricted Subsidiaries or any of their respective businesses;

(r)                (i) substantially contemporaneous exchanges or swaps, including transactions covered by Section 1031 of the Internal Revenue Code, of property or assets so long as the exchange or swap is made for fair value (as determined by the Borrower, or the date a legally binding commitment for such exchange or swap was entered into, in good faith) and on an arm’s length basis; provided that upon the consummation of such exchange or swap, in the case of any Credit Party, either (x) the Collateral Agent has a perfected Lien having the same priority as any Lien held on the property or assets so exchanged or swapped or (y) for any property or assets upon which the Collateral Agent does not have a Lien such assets or property shall be treated as an Investment and shall comply with Section 6.3 and (ii) any sale or disposition that is necessary or advisable, in the good faith judgment of the Borrower, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Acquisition permitted by Section 6.3;

(s)                (i) non-exclusive licenses, non-exclusive sublicenses or covenants not to sue under Intellectual Property (including in connection with distribution, license and supply agreements) granted to others (or expiration or termination of any of the foregoing) in the ordinary course of business or in the reasonable business judgment of the Borrower or the Restricted Subsidiaries and (ii) the abandonment, cancellation or lapse of Intellectual Property, or any issuances or registrations, or applications for issuances or registrations, of any Intellectual Property, in each case, in the ordinary course of business or with respect to Intellectual Property that is not material to the businesses of the Borrower or any of the Restricted Subsidiaries;

(t)                 terminations of Hedge Agreements;

(u)               [Reserved]; and

(v)               any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value (determined on the date of determination by the Borrower, on the date a legally binding commitment for the relevant sale or disposition (or, if later, for the payment of such sale or disposition) was entered into, in good faith) of less than (x) $5.0 million individually and (y) $20.0 million in the aggregate; provided that for the purposes of calculations in respect of clause (y), all amounts in respect of dispositions of investments in debt and equity securities held for reinvestment in similar instruments in a manner consistent with past practices shall be excluded.

To the extent any Collateral is disposed of as expressly permitted by this Section 6.4 to any Person other than a Credit Party, such Collateral shall automatically be sold free and clear of the Liens created by the Credit Documents, and the Agents shall be authorized to take, and shall take (in accordance with and subject to Section 9.9 and 10.18), any actions deemed appropriate in order to effect the foregoing.

For purposes of determining compliance with this Section 6.4, (A) actions need not be permitted solely by reference to one category of permitted actions described in Sections 6.4(a) through 6.4(v) but may be permitted in part under any combination thereof and (B) in the event that an action meets the criteria of one or more of the categories of permitted actions described in Sections 6.4(a) through 6.4(v), the Borrower shall, in its sole discretion, classify or reclassify, or later classify or reclassify, such action in any manner that complies with this Section 6.4 and will only be required to include such action in one of the above clauses and such action shall be treated as having been made or existing pursuant to only one of such clauses.

6.5              Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment except:

(a)               Restricted Payments with the Cumulative Credit if at the time such Restricted Payment is made, no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof and after giving effect to such Restricted Payments on a Pro Forma Basis, the Total Net Leverage Ratio of the Borrower as of the end of the most recent Four Quarter Period is not greater than 3.25:1.00.

(b)               the payment of any dividend or the consummation of any redemption, capital return or similar transaction within 60 days after declaration thereof (or such longer period between declaration and consummation as may be required by applicable law), or the giving of such notice, as applicable, if, at the declaration date or notice thereof, such payment or redemption would have complied with this Section 6.5;

(c)               the Borrower may make Restricted Payments payable solely in Qualified Equity Interests of the Borrower or of any Parent Holding Company;

(d)               the Borrower may repurchase Equity Interests of the Borrower (or of any Parent Holding Company) upon exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price of such options or warrants and/or amounts on account of required withholding taxes and brokerage fees with respect to such options as part of a “cashless” exercise;

(e)               the purchase, redemption, retirement or other acquisition for value of Equity Interests in the Borrower or any Parent Holding Company (or any payments to a Parent Holding Company for the purposes of permitting any such repurchase) held by directors, officers, consultants, employees, former directors, former officers, former consultants or former employees of the Borrower or any Restricted Subsidiary or Parent Holding Company (or their Immediate Family Members, estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or service or alteration of employment or service status or pursuant to the terms of any agreement under which such Equity Interests were issued (including any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement) and, for the avoidance of doubt, including any principal and interest payable on any promissory notes issued by the Borrower or any Parent Holding Company in connection with such repurchase, retirement or other acquisition, including any Equity Interests rolled over by management of the Borrower in connection with the Transactions; provided that the aggregate amount for all such purchases, redemptions, retirements or other acquisitions of such Equity Interests does not exceed $5.0 million in any Fiscal Year, plus any unutilized portion of such amount in the immediately preceding two fiscal years (with any unutilized portion applied first); provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Qualified Equity Interests of the Borrower or any direct or indirect Parent Holding Company of the Borrower (to the extent contributed to the Borrower) to employees, directors, officers or consultants of the Borrower and its Restricted Subsidiaries that occurs after the Closing Date; plus (B) the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date;

(f)                dividend adjustments and repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities or the vesting of restricted stock units or deferred stock units (including any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement);

(g)               Restricted Payments (consisting of (i) payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former officers, directors, employees, members of management or consultants of the Borrower, any Restricted Subsidiary or any Parent Holding Company, in each case solely to the extent such taxes relate to the foregoing persons’ ownership of Equity Interests in the Borrower and/or (ii) repurchases of Equity Interests in consideration of the payments described in clause (i), including demand repurchases in connection with the exercise of stock options or the vesting of restricted stock units or deferred stock units;

(h)               [Reserved];

(i)                 [Reserved];

(j)                 any Restricted Subsidiary of the Borrower may declare and pay cash dividends to the Borrower or to any Restricted Subsidiary of which it is a subsidiary;

(k)                [Reserved];

(l)                 [Reserved];

(m)               other Restricted Payments not otherwise specified in this Section 6.5 not in excess of an aggregate amount equal to the greater of (a) $25.0 million and (b) 2.80% of Consolidated Total Assets;

(n)                unlimited Restricted Payments if at the time such Restricted Payment is made, no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to such Restricted Payments on a Pro Forma Basis, the Total Net Leverage Ratio of the Borrower shall not exceed 2.25:1.00;

(o)               [Reserved];

(p)               if, at any time, the Borrower is a member of a group filing a consolidated, combined, affiliated or unitary income tax return with any Parent Entity, Restricted Payments to such Parent Holding Company to pay U.S. federal, foreign, state and local income Taxes imposed on such entity to the extent such income taxes are attributable to the income of the Borrower and its Subsidiaries; provided, however, that the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Borrower and its Subsidiaries that are members of such consolidated, combined, affiliated or unitary group would have been required to pay in respect of U.S. federal, foreign, state and local income taxes (as the case may be) in respect of such year if the Borrower and its Subsidiaries paid such income taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary income tax group for such year (reduced by any such taxes paid directly by the Borrower or any Subsidiary, and determined as if the Borrower and its Subsidiaries were never members of such consolidated, combined, affiliated or unitary group with such direct or indirect parent, and were always either separate company taxpayers or members of a stand-alone consolidated, combined, affiliated or unitary income tax group that includes just the Borrower and its Subsidiaries); and

(q)               the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to, any Parent Holding Company, in the amount required for such Parent Holding Company to, if applicable:

(i)                pay amounts equal to the amounts required for any Parent Holding Company to pay fees and expenses, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, future, present or former officers, employees, directors, managers, consultants or independent contractors of any Parent Holding Company, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of Parent Holding Company, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Borrower and its Subsidiaries;

(ii)               [Reserved];

(iii)              pay fees and expenses (including, for the avoidance of doubt, taxes) incurred by any Parent Holding Company related to (i) the maintenance by such Parent Entity of its corporate or other entity existence and performance of its obligations under this Agreement and similar obligations under any Credit Facility, (ii) any unsuccessful equity or debt offering of securities of such Parent Holding Company and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by the Borrower or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Borrower or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Agreement;

(iv)         pay franchise and excise taxes and other fees, taxes and expenses in connection with any ownership of the Borrower or any of its Subsidiaries or required to maintain their organizational existences;

(v)          finance, or to make payments to any other Parent Holding Company to finance, any Investment that, if consummated by the Borrower or any Restricted Subsidiary, would be a Permitted Investment; provided that (i) such Restricted Payment is made substantially concurrently with the closing of such Investment and (ii) promptly following the closing thereof, such Parent Holding Company causes (x) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or any Restricted Subsidiary or (y) the merger, consolidation or amalgamation (to the extent permitted by Section 6.4) of the Person formed or acquired into the Borrower or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 5.11; and

(vi)         Restricted Payments in cash to pay or permit any Parent Holding Company to pay any amounts payable in respect of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Person, as long as such business, assets or Person have been acquired by or disposed of by the Borrower or a Restricted Subsidiary, or such business, assets or Person (or in the case of a disposition, the Net Cash Proceeds thereof) have been contributed to the Borrower or a Restricted Subsidiary.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value (as determined by the Borrower in good faith) on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Notwithstanding anything herein to the contrary, no Intellectual Property that is material to the business of the Borrower and its Restricted Subsidiaries may be contributed, sold or otherwise transferred or licensed (or sub-licensed) exclusively to any Person that is not a Credit Party as a Restricted Payment pursuant to this Section 6.5.

For purposes of determining compliance with this Section 6.5 and subject to the immediately following proviso, (A) Restricted Payments need not be permitted solely by reference to one category of permitted Restricted Payments described in Section 6.5(b) through (q) but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments described in Sections 6.5(b) through (q), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Restricted Payment (or any portion thereof) in any manner that complies with this Section 6.5 and will only be required to include the amount and type of such Restricted Payment (or any portion thereof) in one of the above clauses and such Restricted Payment shall be treated as having been made or existing pursuant to only one of such clauses; provided, however, that no such reclassification shall be permitted with respect to any Restricted Payment made pursuant to Section 6.5(a) or Section 6.5(n).

6.6          Transactions with Affiliates.

(a)         Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving consideration in excess of $7.5 million for such transaction or series of related transactions, unless such transaction or series of transactions are (i) otherwise expressly permitted (or required) with such Affiliates or holders under this Agreement or (ii) upon terms that are not materially less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

(b)           The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(1)          any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options, restricted stock units or deferred stock units and stock ownership and long-term incentive plans approved by the Board of Directors of the Borrower;

(2)          (i) payments by the Borrower or any of its Restricted Subsidiaries pursuant to any tax sharing agreements among the Borrower and any of its Restricted Subsidiaries on customary terms that require each party to make payments when taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party and (ii) payments by the Borrower or any of its Restricted Subsidiaries pursuant to any tax sharing agreements among the Borrower and any of its Restricted Subsidiaries on customary terms that require each party to make payments when taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis, and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the party making the payments;

(3)          transactions among the Borrower and any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction (including via merger, amalgamation or consolidation in which the Borrower or a Restricted Subsidiary is the surviving entity) not prohibited by this Agreement;

(4)          customary fees and indemnities may be paid to any directors of the Borrower and the Restricted Subsidiaries (and, to the extent attributable to the operations or ownership of the Borrower and its Restricted Subsidiaries, to directors of any Parent Holding Company) and reasonable out-of-pocket costs of such Persons may be reimbursed;

(5)          the Transactions and other transactions (and, in each case, the payment of fees and expenses in connection with the consummation thereof) pursuant to the agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.6(b) or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(6)          (A) any employment, severance or consulting agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, consultants, officers or directors, and (C) any employee, severance or consultant compensation, indemnification arrangement, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees or consultants, and any reasonable employment or consulting contract and transactions pursuant thereto;

(7)          Restricted Payments permitted under Section 6.5;

(8)          any purchase of Equity Interests (other than Disqualified Stock) of the Borrower or any contribution to the equity capital of the Borrower;

(9)          transactions between or among the Borrower and/or its Restricted Subsidiaries;

(10)        transactions with customers, distributors, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business;

(11)        any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing in the United States, which letter states, either that (A) such transaction is on terms that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate or (B) is fair, from a financial point of view, to the Borrower or such Restricted Subsidiary;

(12)        transactions with a joint venture for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its subsidiaries; and

(13)        transactions permitted by, and complying with, the provisions of Section 6.4.

(c)           For purposes of this Section 6.6, any transaction shall be deemed to have satisfied the requirements set forth in Section 6.6(a)(ii) if such transaction is approved by a majority of Disinterested Directors.

6.7          Business of the Borrower and its Restricted Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than in the case of the Borrower or any Restricted Subsidiary, (x) any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or business activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions and (y) such other business or business activity as may be consented to by the Requisite Lenders from time to time, such consent not to be unreasonably withheld, delayed or conditioned.

6.8          Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Etc.

(a)           The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)          Make, directly or indirectly, any voluntary payment or other distribution (whether in cash, securities or other property) of or in respect of any Indebtedness of the Borrower or any Restricted Subsidiary that is (x) expressly subordinate to the Obligations, (y) any Refinancing Indebtedness in respect of clause (x) pursuant to clause (30)(B) of the definition of “Permitted Debt” or (z) any Convertible Notes (clauses (x), (y) and (z) each, a “Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (a) with the proceeds of Refinancing Indebtedness, (b) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing, (c) the conversion of any Junior Financing to Equity Interests (other than Redeemable Equity Interests) of the Borrower or of any Parent Holding Company, (d) so long as no Event of Default has occurred and is continuing or would result therefrom, any payments or distributions in respect of Junior Financings prior to their scheduled maturity (1) in an aggregate amount not to exceed 4.25% of Consolidated Total Assets or (2) made with any portion of the Cumulative Credit, (e) payments or distributions in amounts that would otherwise have been permitted to be made as Restricted Payments; provided that any such prepayment shall constitute a utilization of the applicable Restricted Payment capacity, (f) the repurchase, redemption, termination, repayment or retirement of the Convertible Notes or (g) the redemption, defeasance, repurchase or acquisition or retirement for value of any Junior Financing out of the net cash proceeds of the issue and sale (other than to a subsidiary of the Borrower) of Qualified Equity Interests of the Borrower; or

(2)          Amend or modify, or permit the amendment or modification of, any provision of (i) any of its Organizational Documents in a manner materially adverse to the rights and remedies of the Agents and the Lenders under the Credit Documents taken as a whole, or (ii) any Junior Financing or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (a) do not affect the subordination or payment provisions thereof (if any) in a manner materially adverse to the Lenders (as determined in good faith by the Borrower) or (b) otherwise comply with the definition of “Refinancing Indebtedness.”

(b)           The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to the Credit Documents or any law, rule, regulation or order) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Equity Interests to the Borrower or any Guarantor or pay any Indebtedness owed to the Borrower or any Guarantor, (ii) make loans or advances to the Borrower or any Guarantor, (iii) transfer any of its property or assets to the Borrower or any Guarantor or (iv) grant, perfect or enforce the Liens of such Restricted Subsidiary or the Borrower pursuant to the Collateral Documents in respect of the Obligations.

However, the restrictions in Section 6.8(b) will not apply to the following encumbrances or restrictions existing under or by reason of:

(A)         contractual encumbrances or restrictions (i) in effect on the Closing Date and (to the extent not otherwise permitted by this Section 6.8 are listed on Schedule 6.8), (ii) on the granting of Liens pursuant to documentation governing Indebtedness incurred in compliance with Section 6.1 that is secured by Liens pursuant to Section 6.2 on terms that are consistent with, or not materially more restrictive, taken as a whole, than, the restrictions set forth herein (as determined conclusively by the Borrower and evidenced by a certificate of an Authorized Officer of the Borrower), or (iii) pursuant to documentation related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction in any material respect (as determined conclusively by the Borrower and evidenced by a certificate of an Authorized Officer of the Borrower);

(B)          any encumbrance or restriction which exists with respect to an acquired property in existence at the time of such acquisition pursuant to an agreement, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(C)          any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges or amalgamates with or into a Restricted Subsidiary of the Borrower on or after the Closing Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(D)          any encumbrance or restriction under the terms of Refinancing Indebtedness incurred to renew, refund, replace, refinance or extend any agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such Refinancing Indebtedness are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in the agreements governing the Indebtedness being renewed, refunded, replaced, refinanced, or extended, in the good faith judgment of the Borrower;

(E)          customary provisions restricting subletting or assignment of any lease, contract or license of the Borrower or any Restricted Subsidiary or any rights thereunder;

(F)          any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(G)          any encumbrance or restriction under this Agreement or any other Credit Document;

(H)          any encumbrance or restriction under a contract for the sale or other disposition of assets or Equity Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary, that restricts distributions of the applicable assets or Equity Interests to be issued or sold, or of any assets of a Subsidiary to be sold, pending such sale or other disposition;

(I)           restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(J)         customary provisions with respect to the disposition or distribution of property or assets in joint venture agreements, asset sale agreements, stock sale agreements (including underwriting agreements), sale leaseback agreements and other similar agreements;

(K)          any restriction with respect to the Borrower or a Restricted Subsidiary (or any of its property or assets) imposed by customary provisions in Hedging Obligations or Swap Obligations, in each case, not entered into for speculative purposes;

(L)         Purchase Money Indebtedness and Financing Lease Obligations permitted under this Agreement for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in Section 6.8(b)(iii);

(M)         [Reserved];

(N)          any other agreement governing Indebtedness entered into after the Closing Date that contains encumbrances and restrictions that (x) are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Closing Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Closing Date (in each case, as determined by the Borrower in good faith) or (y) would not materially affect the Borrower’s ability to make anticipated principal or interest payments on the Loans (as determined by the Borrower in good faith);

(O)          any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.1 and 6.2 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness; and

(P)        any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that, individually or in the aggregate, (x) do not detract from the value of the property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary or (y) do not materially affect the Borrower’s ability to make future principal or interest payments on the Notes, in each case under this clause (P), as determined by the Borrower in good faith.

Nothing contained in this Section 6.8 shall prevent the Borrower or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 6.2 or (ii) restricting the sale or other disposition of property or assets of the Borrower or any of its Restricted Subsidiaries that secures Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred in accordance with Sections 6.1 and 6.2.

6.9          Changes in Fiscal Year. Borrower shall not permit its fiscal year to end on any date other than June 30 or permit its fiscal quarters to end on a date other than on or about September 30, December 31 or March 31; provided that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention to a calendar year-end convention.

6.10        [Reserved].

6.11        [Reserved].

6.12        Term Loan Minimum Liquidity Covenant. The Borrower shall maintain (a) minimum Liquidity of $15,000,000 as of the last day of any month and (b) a minimum balance of $5,000,000 in the Liquidity Account at all times.

6.13        Subsidiaries. The Borrower shall not permit to exist any subsidiary that is not a Credit Party and shall not form or acquire any subsidiary that does not become a Credit Party within the time periods set forth in Section 5.11.

6.14        Anti-Layering. Notwithstanding anything herein to the contrary:

(a)           The Borrower shall not, nor shall the Borrower permit any subsidiary to, directly or indirectly, create, incur or assume any Indebtedness (including Indebtedness created, incurred, acquired or assumed as part of a Permitted Investment) that is contractually subordinated or junior in right of payment to any Indebtedness of the Borrower or such subsidiary, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Term Loans to the extent and in the same manner as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Borrower or such subsidiary, as the case may be (it being understood and agreed that Indebtedness shall not be considered contractually subordinated or junior in right of payment solely because it is unsecured or secured by Liens junior in priority to Liens securing other Indebtedness); and

(b)           The Borrower shall not, nor shall the Borrower permit any subsidiary to, directly or indirectly, create, incur or assume any Indebtedness (including Indebtedness created, incurred, acquired or assumed as part of a Permitted Investment) which is (or is expressed to be) secured and which is, by its express terms, (i) contractually subordinated as to rights to receive or (ii) subject to turnover of, payments or proceeds of collateral to any other secured Indebtedness of the Borrower or a subsidiary secured in whole or in part by the same collateral (including any “first-loss” or “last-out” tranche under the First Lien Notes Indenture or ABL Credit Facility), unless such Indebtedness ranks pari passu or junior in right of payment with the Term Loans and the Liens securing such Indebtedness rank pari passu with or junior to the Liens securing the Obligations. Notwithstanding the foregoing, nothing in this Section 6.17(b) shall restrict customary waterfall provisions in the First Lien Notes Indenture, ABL Facility Documents or other documentation governing such other Indebtedness that, in each case, do not establish any “first-loss,” “last-out” or similar tranche.

SECTION 7.         GUARANTY

7.1         Guaranty of the Obligations. Subject to the provisions of Section 7.2, each Guarantor jointly and severally hereby irrevocably and unconditionally Guarantees (the “Guaranty”) to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations of each Person other than such Guarantor when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction) (each, a “Guaranteed Obligation” and, collectively, the “Guaranteed Obligations”); provided that anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or other Laws relating to the insolvency of debtors or an amount unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Guarantor or as the result of any avoidance actions therein.

7.2           Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable law; provided that, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3          Payment by Guarantors. Subject to Section 7.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the applicable Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction), the Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all applicable Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest that would continue to accrue, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other applicable Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4           Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are, to the maximum extent permitted by applicable law, irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the applicable Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees, to the maximum extent permitted by applicable law, as follows:

(a)          this Guaranty is a guaranty of payment when due and not of collectability;

(b)         this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c)         Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(d)         the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor, whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(e)          payment by any Guarantor of a portion, but not all, of the applicable Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the applicable Guaranteed Obligations which has not been paid (without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the applicable Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the applicable Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the applicable Guaranteed Obligations);

(f)          any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the applicable Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the applicable Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the applicable Guaranteed Obligations and take and hold security for the payment hereof or the applicable Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the applicable Guaranteed Obligations, any other guaranties of the applicable Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the applicable Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the applicable Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the applicable Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(g)           this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the applicable Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the applicable Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the applicable Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the applicable Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the applicable Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the applicable Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the applicable Guaranteed Obligations) to the payment of indebtedness other than the applicable Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the applicable Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its subsidiaries and to any corresponding restructuring of the applicable Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the applicable Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the applicable Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the applicable Guaranteed Obligations.

7.5           Waivers by Guarantors. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the applicable Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other applicable Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the applicable Guaranteed Obligations; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the applicable Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6           Guarantors’ Rights of Subrogation, Contribution, Etc. Until the applicable Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives, to the maximum extent permitted by applicable law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the applicable Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the applicable Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall, to the maximum extent permitted by applicable law, withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all applicable Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the applicable Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7          Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the applicable Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the applicable Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8          Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the applicable Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives, to the maximum extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any applicable Guaranteed Obligations.

7.9          Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10        Financial Condition of Borrower. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the applicable Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

7.11        Bankruptcy, Etc.

(a)           [Reserved].

(b)           Each Guarantor acknowledges and agrees that any interest on any portion of the applicable Guaranteed Obligations which accrues after the commencement of any bankruptcy, reorganization or insolvency case or proceeding (or, if interest on any portion of the applicable Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the applicable Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the applicable Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the applicable Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such applicable Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, receiver and manager, interim receiver, debtor in possession, assignee for the benefit of creditors, curator or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)           In the event that all or any portion of the applicable Guaranteed Obligations are paid by the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute applicable Guaranteed Obligations for all purposes hereunder.

SECTION 8.        EVENTS OF DEFAULT

8.1           Events of Default. If any one or more of the following conditions or events shall occur:

(a)           any representation or warranty made or deemed made by any Credit Party in any Credit Document, or any representation, warranty, or certification contained in any certificate furnished by the Borrower or any other Credit Party in connection with or pursuant to any Credit Document, shall prove to have been false in any material respect when so made, deemed made or furnished;

(b)           default shall be made in the payment of any principal of any Term Loan (including any capitalized and unpaid PIK Interest) when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(c)           default shall be made in the payment of any interest on any Term Loan (including interest accrued on any capitalized PIK Interest) or in the payment of any fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of more than five Business Days;

(d)           (i) any default shall be made in the due observance or performance by the Borrower or any of its Restricted Subsidiaries of any covenant contained in Section 5.1(a), Section 5.5(a), Section 5.9(a) or Section 6, or (ii) any default shall be made in the due observance or performance by any Credit Party of any covenant, condition or agreement contained in any Credit Document (other than any default specified in paragraph (b) or (c) above or clause (d)(i) above) and such default shall continue unremedied for a period of thirty days after written notice thereof from the Administrative Agent or the Requisite Lenders to the Borrower;

(e)           (i) the Borrower or any Restricted Subsidiary fails to pay when due any principal of, interest on or premiums in respect of any Material Indebtedness (other than Indebtedness hereunder), in each case beyond any grace or cure period, or (ii) any event or condition shall occur that results in any Material Indebtedness (other than Indebtedness hereunder) becoming due prior to its scheduled maturity; provided that this clause (e)(ii) shall not apply to (x) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) any Indebtedness that becomes due pursuant to customary prepayment or redemption provisions solely as a result of a voluntary sale or transfer of property or assets or a “change of control” or (z) any Indebtedness that becomes due solely as a result of a Refinancing thereof permitted by this Agreement;

(f)            there shall have occurred a Change of Control;

(g)           (i) an involuntary case or proceeding shall be commenced or an involuntary petition, application or other originating process shall be filed relating to (A) the liquidation, reorganization, winding-up, dissolution or suspension of general operations or other relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or any Subsidiary under any Debtor Relief Law, (B) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary, or for a substantial part of the property or assets of the Borrower or any Subsidiary; or (C) the winding-up or liquidation of the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.4); and such proceeding or petition, application or other originating process shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition or application or its shareholders shall pass a resolution seeking liquidation, winding up, reorganization or other relief under any Debtor Relief Law (including the making of a proposal or the filing of a notice of intention to make a proposal), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g), (iii) apply for or consent to the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, interim receiver, receiver and manager, receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Subsidiaries, (iv) file an answer admitting the material allegations of a petition, application or other originating process filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i)            (i) a trustee shall be appointed by a U.S. district court to administer any Pension Plan, (ii) an ERISA Event or ERISA Events shall have occurred, (iii) the Borrower or any of its subsidiaries shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Pension Plan, or (iv) [Reserved]; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(j)            (i) any Credit Document shall for any reason be asserted in writing by any Credit Party not to be a legal, valid and binding obligation of such party thereto, (ii) any security interest purported to be created by any Collateral Document relating to a material portion of the Collateral of the Credit Parties on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Credit Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Collateral Document and subject to such limitations and restrictions as are set forth herein and therein) in the Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the applicable Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Second Lien Pledge and Security Agreement, or to file UCC continuation statements (it being understood that the foregoing exception shall not impose any obligations on the Agents exculpated under Section 9) and except, as to Collateral consisting of real property, to the extent that such loss is covered by a lender’s title insurance policy and the Requisite Lenders shall be reasonably satisfied with the credit of such insurer and such insurer has not denied coverage, (iii) the guarantees pursuant to the Collateral Documents by any Credit Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Credit Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof) or (iv) the Borrower shall assert in writing that any Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such Intercreditor Agreement (other than pursuant to the terms hereof or thereof);

(k)           the failure by the Borrower or any Restricted Subsidiary to pay one or more final and non-appealable judgments aggregating in excess of $35.0 million (to the extent not covered by third-party insurance for which the insurer has not disputed coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)            the occurrence of any Event of Default (as such term is defined in the Warrants); or

(m)          any breach by the Borrower of the Exchange Agreement.

then, (i) in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.1), and at any time thereafter during the continuance of such event, the Administrative Agent may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (A) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Credit Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding; and (B) exercise all rights and remedies granted to it under any Credit Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to the Borrower described in clause (g) or (h) of this Section 8.1, the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.

8.2          [Reserved].

SECTION 9.        AGENTS

9.1          Authorization and Action.

(a)           Each Lender (in its capacity as such) hereby irrevocably appoints AD to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, as applicable, for the benefit of the Secured Parties, and hereby irrevocably appoints AD to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents, as applicable, for the benefit of the Secured Parties, and each such Lender irrevocably authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Credit Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Credit Documents (including, without limitation, enforcement or collection of the Notes or Loans), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or, if required hereby, all Lenders), and such instructions shall be binding upon all Lenders and all holders of Notes; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to personal liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay or similar provision under any Debtor Relief Law; provided, further, that if any Agent so requests, it shall first be indemnified and provided with adequate security to its sole satisfaction (including reasonable advances as may be requested by such Agent) by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such directed action; provided, further, that such Agent may seek clarification or further direction from the Requisite Lenders prior to taking any such directed action and may refrain from acting until such clarification or further direction has been provided.

(b)           [Reserved].

(c)           In furtherance of the foregoing, each Lender and each other Secured Party, hereby appoints the Collateral Agent to act as the agent of such Lender and such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental or related thereto. In this connection, the Collateral Agent (and any Supplemental Agents appointed by the Collateral Agent pursuant to Section 9.1(d) below for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of this Section 9 (including, without limitation, Section 9.5, as though any such Supplemental Agent were an “Agent” under the Credit Documents) and Section 10.5 and all other rights, privileges, protections, immunities and indemnities granted to any Agent hereunder and under the other Credit Documents as if set forth in full herein with respect thereto.

(d)           Any Agent may execute any of its duties under this Agreement or any other Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each Agent may also from time to time, when such Agent deems it to be necessary or desirable, perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent (each, a “Supplemental Agent”). Each Agent and any such Supplemental Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties; provided, however, that no such Supplemental Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Credit Party be required by any Supplemental Agent so appointed by an Agent to more fully or certainly vest in and confirm to such Supplemental Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Credit Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Supplemental Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by applicable law, shall automatically vest in and be exercised by such Agent until the appointment of a new Supplemental Agent. All provisions of this Section 9 and Section 10.5 and all other rights, privileges, protections, immunities, and indemnities granted to any Agent hereunder and under the other Credit Documents shall apply to any such Supplemental Agent and to the Related Parties of each Agent and any such Supplemental Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities in their respective capacities. No Agent shall be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents or attorneys-in-fact.

(e)           No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents or as required by applicable law. The duties of each Agent shall be mechanical and administrative in nature; and no Agent shall not have, by reason of any Credit Document, a fiduciary relationship in respect of any Lender or any Secured Party. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Credit Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.

(f)            No Agent shall be responsible or have any liability for or in connection with, or have any duty to ascertain, inquire into, monitor, maintain, update or enforce compliance with the Warrants or the Registration Rights Agreement, and no Agent shall be deemed to have notice of any Obligations under any Warrant or the Registration Rights Agreement, unless such Agent has received written notice thereof, together with such supporting documentation as such Agent may request, from the applicable Lender.

(g)           For the avoidance of doubt, and without limiting the other protections set forth in this Section 9, with respect to any approval, determination, designation, or judgment to be made by any Agent herein or in the other Credit Documents, such Agent shall be entitled to request that the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) make or confirm such approval, determination, designation, or judgment.

(h)           The provisions of this Section 9 are solely for the benefit of the Agents, the Lenders, and the other Secured Parties, and no Credit Party has rights as a third party beneficiary of any of such provisions.

9.2           Agent’s Reliance, Etc. Neither any Agent nor any of their respective Related Parties shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Credit Documents, (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) (and such consent or request and such action or action not taken pursuant thereto shall be binding upon all the Lenders) or (ii) in the absence of such Agent’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment (which shall not include any action taken or omitted to be taken in accordance with clause (i), for which such Agent shall have no liability). Without limitation to the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment Agreement entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of the Collateral Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment Agreement, in each case as provided in Section 10.4; (b) may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Secured Party; (d) shall not be responsible or liable for or have any duty to ascertain or to inquire into or monitor (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with the Credit Documents, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance, observance or satisfaction of any of the terms, covenants, agreements, or conditions of any Credit Document, the use of proceeds of the Term Loans, or the existence at any time of any Default or Event of Default under the Credit Documents or to inspect the property (including the books and records) of any Credit Party, and shall be deemed to have no knowledge of any Default or Event of Default unless such Agent shall have received notice thereof in writing, stating that such notice is a “notice of default,” from a Lender or a Credit Party stating that a Default or Event of Default has occurred and specifying the nature thereof; (iv) the due execution, legality, validity, enforceability, effectiveness, genuineness, collectability, or sufficiency of this Agreement or any other Credit Document, or the creation, preservation, perfection, maintenance or continuation of perfection, or priority of any lien or security interest created or purported to be created under or in connection with, any Credit Document or any other instrument or document furnished pursuant thereto, (v) the value or sufficiency of any Collateral, (vi) whether the Collateral exists, is owned by Borrower or its Subsidiaries, is cared for, protected, or insured or has been encumbered, or meets the eligibility criteria applicable in respect thereof, or (vii) the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations; (f) shall not be subject to any fiduciary or other implied duties or obligations, regardless of whether a Default or Event of Default has occurred and is continuing; (g) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Credit Documents) (subject to each proviso set forth in Section 9.1(a)) and (h) shall be entitled to rely upon, and shall incur no liability under or in respect of any Credit Document by acting upon, any notice, order, request, consent, certificate, statement, letter, document, instrument or other writing (which may be by oral communication, telephone, facsimile, electronic mail or Internet or intranet posting or other distribution) believed by it to be genuine and signed, sent or otherwise authenticated by the proper party or parties.

9.3           AD and its Affiliates. AD and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Credit Party, any subsidiaries of any Credit Party and any Person that may do business with or own securities of any Credit Party or any such subsidiary, all as if AD was not an Agent and without any duty to account therefor to the Lenders or any other Secured Party. No Agent shall have any duty to disclose, or any liability for failure to disclose, any information obtained or received by it or any of its Affiliates relating to any Credit Party or any subsidiaries of any Credit Party to the extent such information was obtained or received in any capacity other than as such Agent.

9.4           Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on the financial statements referred to in Section 5.4 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Credit Document. Each Lender acknowledges that the Agents and their Related Parties have made no representation or warranty to it, and that no act by the Agents or their Related Parties hereinafter taken shall be deemed to constitute any representation or warranty by the Agents or their Related Parties to any Lender. Each Lender agrees that it will not assert any claim against any Agent based on an alleged breach of fiduciary duty by such Agent in connection with this Agreement or the other Credit Documents. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Agents and their Related Parties shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, its Subsidiaries or any other Person party to a Credit Document that may come into the possession or control of any Agent or its Related Parties.

9.5          Indemnification of Agents.

(a)           Each Lender severally agrees to indemnify each Agent or any Related Party (in each case, to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Pro Rata Share (to be determined on the basis of the Outstanding Amount of all Loans outstanding at such time (or if all Loans have been paid in full or this Agreement has been otherwise terminated or discharged, the Outstanding Amount of all Loans outstanding immediately prior to such pay-off, termination, or discharge)) of any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits or other proceedings, reasonable and documented out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any Related Party in any way relating to or arising out of the Credit Documents or any action taken or omitted by such Agent or any Related Party under the Credit Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits or other proceedings, costs, expenses or disbursements resulting from such Agent’s or any Related Party’s gross negligence or willful misconduct, as found in a final non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent or any Related Party promptly upon demand for its Pro Rata Share of any costs and expenses (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or if all Loans have been paid in full or this Agreement has been otherwise terminated or discharged, as of the time immediately prior to such pay-off, termination, or discharge)) (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 10.5, to the extent that such Agent or any Related Party is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.5 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. The obligations of the Lenders under this subsection (a) are subject to the provisions of Section 2.1(a).

(b)               The failure of any Lender to reimburse any Agent or any Related Party, as the case may be, promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lenders to such Agent or any Related Party, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or Related Party, as the case may be, for its Pro Rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or Related Party, as the case may be, for such other Lender’s Pro Rata Share of such amount.

9.6              Successor Agents. (a) Any Agent may resign or, if it or its controlling Affiliate thereof is subject to a Distress Event, be removed by the Borrower or the Requisite Lenders, in each case, at any time by giving ten days’ written notice thereof to the Lenders and the Borrower and in the case of removal, to the Agents. Upon any such resignation or removal of an Agent, the Requisite Lenders shall have the right to appoint a successor Agent that is not a Disqualified Lender, which successor Agent (unless a Specified Event of Default has occurred and is continuing at the time of such appointment) shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent that is not a Disqualified Lender, subject to approval by the Borrower in accordance with the preceding sentence. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Requisite Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents; provided that the Borrower shall have no obligation to pay any fee to any successor Agent that is greater than or in addition to the fees payable to the Administrative Agent and the Collateral Agent on the Closing Date. If within 30 days after written notice is given of the retiring Agent’s resignation under this Section 9.6 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Credit Documents and (c) the Requisite Lenders shall thereafter perform all duties of the retiring Agent under the Credit Documents (and, except for any indemnity payments or other amount then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly) until such time, if any, as the Requisite Lenders appoint a successor Agent that is not a Disqualified Lender as provided above. After any retiring Agent’s resignation hereunder as Agent or any removal of any Agent shall have become effective, the provisions of this Section 9 and Section 10.5 and all other rights, privileges, protections, immunities, and indemnities granted to such Agent hereunder shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

9.7              [Reserved].

9.8              Administrative Agent May File Proofs of Claim.

(a)               In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agents and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agents and the other Secured Parties and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.9, 2.17 and 10.5) allowed in such judicial proceeding; and

(ii)                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their Related Parties, and any other amounts due the Agents and their Related Parties under the Credit Documents, including all amounts due under Sections 2.9, 2.17 and 10.5.

(b)               Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any other Secured Party in any such proceeding.

9.9              Collateral and Guaranty Matters.

(a)               Each Lender hereby authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Collateral Documents and any Intercreditor Agreements as required herein for the benefit of the Lenders and the other Secured Parties. Without limiting the provisions of Section 9.8, the Lenders, on behalf of themselves, irrevocably authorize the Collateral Agent and the Administrative Agent, at such Agent’s option and in such Agent’s discretion:

(i)                 to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (A) upon termination of the aggregate Term Loan Commitments and payment in full of all Obligations, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, (C) subject to Section 10.8, if approved, authorized or ratified in writing by the Requisite Lenders, (D) owned by a Guarantor upon release of such Guarantor from its obligations hereunder pursuant to clause (ii) below, or (E) upon property constituting Excluded Property;

(ii)              to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(iii)            to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2.

(b)               Upon request by the Administrative Agent or the Collateral Agent at any time, the Requisite Lenders (or, if necessary, all Lenders) will confirm in writing the authority of any Agent to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the applicable Guaranty pursuant to this Section 9.9. In each case as specified in this Section 9.9, the Administrative Agent and the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the applicable Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 9.9; provided, that, (i) no Agent shall be required to execute any document or take any action necessary to evidence such release on terms that, in its opinion or the opinion of its counsel, could expose such Agent to liability or create any obligation or entail any consequence other than such release without recourse to, or representation, or warranty by such Agent, and (ii) the Credit Parties shall have provided such Agent with such certifications or documents as such Agent shall reasonably request in order to demonstrate that the requested release is permitted under this Section 9.9.

9.10          Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to any Governmental Authority applicable withholding Tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Credit Party. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 9.10. Each party’s obligations under this Section 9.10 shall survive the resignation, removal or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all Obligations under any Credit Document, and the termination of this Agreement or any other Credit Document.

9.11          Intercreditor Agreements. Each Lender hereunder, and each other Secured Party (x) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (y) authorizes and instructs AD to enter into the Intercreditor Agreements as Collateral Agent on behalf of such Lender and such Secured Party, including to enter into (i) the ABL/Term Loan Intercreditor Agreement as an Additional Term Agent (as defined therein) on behalf of such Lender and such Secured Party and (ii) the Cash Flow Intercreditor Agreement as Initial Junior Priority Agent (as defined therein) on behalf of such Lender and such Secured Party. Each Lender and each other Secured Party hereby further agrees that (a) the Agents may, from time to time on and after the Closing Date, without any further consent of any Lender, enter into any other Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness that is expressly permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case in order to effect the relative priority of Liens on the Collateral and to provide for certain additional rights, obligations and limitations in respect of, any Liens permitted by the terms of this Agreement to be junior to the Liens securing the Obligations with respect to part or all of the Collateral, which are, in each case, incurred in accordance with Section 6 of this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens, (b) the Agents may rely exclusively and conclusively on a certificate of an Authorized Officer of Borrower as to whether any such Liens are permitted, and (c) such other Intercreditor Agreements referred to in the foregoing clause (a) entered into by the Agents shall be binding on the Secured Parties. Furthermore, each Lender (in its capacity as such) and each other Secured Party hereby authorizes the Agents to release or subordinate any Lien on any property granted to or held by the Agents under any Credit Document as provided in Section 10.18.

9.12          Erroneous Payments.

(a)               Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender or any under this clause (a) shall be conclusive, absent manifest error.

(b)       Without limiting Section 9.12(a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by a notice of payment, it shall be on notice, in each such case, that an error has been made with respect to such payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)       The Borrower and each other Credit Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 9), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party to any Secured Party except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds of the Borrower or any other Credit Party.

(d)       In addition to any rights and remedies of the Administrative Agent provided by law or equity, Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 9.12 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliates, branch or agency thereof to or for the credit or the account of such Lender. The Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

9.13          Survival. The agreements in this Section 9 shall survive the resignation, replacement or removal of any Agent, the termination of the Term Loan Commitments, the repayment, satisfaction or discharge of all Obligations under any Credit Document, and the termination of this Agreement or any other Credit Document.

SECTION 10.     MISCELLANEOUS

10.1          Notices; Communications.

(a)               Except as provided in Section 10.1(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(i)                 if to any Credit Party or any Agent, to the address, e-mail address or telephone number specified for such Person on Schedule 10.1; and

(ii)              if to any other Lender, to the address, e-mail address or telephone number specified in its Administrative Questionnaire.

(b)               Notices and other communications to any party may be delivered or furnished by e-mail. Notices and other communications to the Lenders may be delivered or furnished by electronic communication other than e-mail (including internet or intranet websites) pursuant to procedures approved by the Administrative Agent. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications hereunder by electronic communications other than e-mail pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)               Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile or email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, they shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications (other than email) to the extent provided in Section 10.1(b) shall be effective as provided in such Section 10.1(b).

(d)               Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(e)               Documents required to be delivered pursuant to Section 5.4 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower files such documents or provides a link thereto on its website on the internet at the website address listed on Schedule 10.1 or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, governmental, regulatory agency or third-party website, or whether sponsored by the Administrative Agent); provided that, upon reasonable request by the Administrative Agent, the Borrower shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for such recipient. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Credit Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

10.2          Survival of Agreement. All covenants, agreements, representations and warranties made by the Credit Parties herein, in the other Credit Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans, the execution and delivery of the Credit Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under this Agreement or any other Credit Document is outstanding and unpaid and so long as the Term Loan Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations and exculpation provisions contained herein (including pursuant to Section 2.16, Section 2.17 and Section 10.5) shall survive the resignation, replacement or removal of any Agent, the termination of the Term Loan Commitments, the repayment, satisfaction or discharge of all Obligations under any Credit Document, and the termination of this Agreement or any other Credit Document.

10.3          Binding Effect. This Agreement shall become effective when it has been executed by the Borrower, the Guarantors and the Administrative Agent and when the Administrative Agent has received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors, each Agent, each Lender and their respective permitted successors and assigns.

10.4          Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise expressly permitted under Sections 5.1 and 6.4, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Agents (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section 10.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Credit Documents.

(b)               (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section 10.4, any Lender (in such capacity, an “Assignor”) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Loan Commitments and the Term Loans at the time owing to it with the prior written consent of:

(A)             the Borrower (not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Borrower shall be required (1) for an assignment of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or (2) if an Event of Default has occurred and is continuing, for an assignment to any other Person; provided, further, that with respect to any assignment of Loans, such consent shall be deemed to have been given if the Borrower has not responded within 15 Business Days after written notice by the Administrative Agent or the respective Assignor; or

(B)              the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)              Assignments shall be subject to the following additional conditions:

(A)             except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the Assignor’s Term Loan Commitments or Loans, the amount of the Term Loan Commitments or Loans of the Assignor subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(B)              [Reserved];

(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and, except in the case of an assignment by a Lender to one of its Approved Funds, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D)             the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, any tax forms required to be delivered pursuant to Section 2.17, and all “know your customer” documents requested by the Administrative Agent and Collateral Agent;

(E)              the Assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Loan;

(F)              the Assignor may only assign or otherwise transfer such rights or obligations so long as there will be at least two Lenders after doing so; and

(G)             the Administrative Agent and the Collateral Agent shall have carried out all “know your customer” or other similar checks which it is required to comply with in relation to the assignment to the Eligible Assignee.

For the purposes of this Section 10.4, “Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 10.4, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the Assignor thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto but shall continue to be entitled to the benefits (and subject to the obligations) of a Lender under Section 2.16, Section 2.17 and Section 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.

(iv)             The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and the Register. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (solely with respect to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(v)               Upon its receipt of a duly completed Assignment Agreement executed by an Assignor and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to an assigned Loan, the processing and recordation fee referred to in paragraph (C) of Section 10.4(b)(ii), the satisfaction of all “know your customer” checks referred to in paragraph (G) of Section 10.4(b)(ii) and any written consent to such assignment required by paragraph (b) of this Section 10.4, the Administrative Agent promptly shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c)               By executing and delivering an Assignment Agreement, the Assignor thereunder and the Eligible Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such Assignor warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any Lien or other adverse claim and that the outstanding balances of its Term Loans owing to it, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment Agreement; (ii) except as set forth in clause (i) above, such Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any subsidiary or the performance or observance by the Borrower or any subsidiary of any of their respective obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) the Eligible Assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement and that it is not a Disqualified Lender; (iv) the Eligible Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.4, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (v) the Eligible Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Eligible Assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Eligible Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)               (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Credit Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.4(b) or clauses (i), (ii), (iii) or (v) of the second proviso to Section 10.8(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (d)(ii) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Section 0, Section 2.16 and Section 2.17 (subject to the obligations and limitations therein, including the obligations under Section 2.17(c) (it being understood that the documentation required under Section 2.17(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4; provided that such Participant agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.6 as though it were a Lender; provided that such Participant shall be subject to Section 2.4 as though it were a Lender. Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)                 A Participant shall not be entitled to receive any greater payment under Section 2.16 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(e)               Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority and, in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(f)                The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (e) of this Section 10.4.

(g)               [Reserved].

(h)               If the Borrower wishes to replace the Term Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Term Loans to be replaced, to (i) require the Lenders to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.8 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.8(d)). Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.5(b). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Term Loans pursuant to the terms of the form of Assignment Agreement attached hereto as Exhibit E, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i)                 Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower, and any assignment made or participation sold to a Disqualified Lender without such consent of the Borrower shall be without effect and void. Notwithstanding anything herein to the contrary, the Administrative Agent shall have no responsibility for, or liability in connection with, monitoring or enforcing the prohibition on assignments or participations to Disqualified Lenders.

(j)                 [Reserved].

(k)               [Reserved].

(l)                 [Reserved].

(m)             [Reserved].

(n)               [Reserved].

(o)               Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to the Borrower or any Restricted Subsidiary; provided that:

(i)                 the Assignor and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit H (an “Affiliated Lender Assignment Agreement”) in lieu of an Assignment Agreement;

(ii)              such assignment shall be made pursuant to a Dutch Auction open to all Lenders on a pro rata basis;

(iii)            any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv)             immediately after giving effect to any such purchase, no Default or Event of Default shall exist;

(v)               each Lender making an assignment to a Purchaser Borrowing Party shall acknowledge and agree that in connection with such assignment, (1) such Purchasing Borrower Party then may have, and later may come into possession of, information regarding the Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to assign the Term Loans (“Excluded Information”), (2) such Lender has independently and, without reliance on the Purchasing Borrower Party, the Borrower, any of its Subsidiaries, the Agents or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of the Borrower, its Subsidiaries, the Agents or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Purchasing Borrower Party, the Borrower, its Subsidiaries, the Agents and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Agents or the other Lenders; and

(vi)             the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.4(o).

10.5          Expenses; Indemnity.

(a)               The Borrower agrees to pay all reasonable, documented or invoiced out-of-pocket expenses (including Other Taxes) incurred by the Agents and the Lenders in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents, any amendment, modification, waiver or enforcement of this Agreement or the other Credit Documents or in connection with the administration of this Agreement and the other Credit Documents and any amendments, modifications or waivers of or consents or supplements to the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated and whether or not the Closing Date occurs), including the reasonable, documented and invoiced fees, charges and disbursements of (x) one primary outside counsel and one firm of local counsel in each appropriate jurisdiction for the Agents and (y) one primary outside counsel and one firm of local counsel in each appropriate jurisdiction for the Deerfield Lenders.

(b)               The Borrower agrees to indemnify and hold harmless each Agent, each Lender, and each of their respective Affiliates (including, without limitation, controlling persons) and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all joint and several actions, suits, judgments and other proceedings, investigations, inquiry, losses, claims, damages, liabilities, obligations, penalties and reasonable and documented out-of-pocket expenses, costs or disbursements (including reasonable, documented and invoiced fees, charges and disbursements of (w) one primary outside counsel and, if reasonably necessary, a single outside local counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for the Agents and their Indemnitees, (x) one primary outside counsel and, if reasonably necessary, a single outside local counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for the Deerfield Lenders and their Indemnitees and (y) one primary outside counsel and, if reasonably necessary, a single outside local counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all other Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all other Indemnitees subject to such conflict taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Credit Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use or proposed use of the proceeds of the Term Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its subsidiaries or Affiliates or Related Parties, or (iv) the issuance of the Warrants and the Warrant Shares; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s Related Parties or (B) with respect to any claim that did not arise out of any act or omission by the Borrower or the Restricted Subsidiaries, any dispute between or among Indemnitees (other than any dispute involving claims against any Agent in its capacity or in fulfilling its role as an Agent).

(c)               Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of (x) one primary outside counsel and, if reasonably necessary, a single outside local counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for the Agents and their Indemnitees, (y) one primary outside counsel and, if reasonably necessary, a single outside local counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for the Deerfield Lenders and their Indemnitees and (z) one primary outside counsel and, if reasonably necessary, a single outside local counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all other Indemnitees (and, in the case of an actual or perceived conflict of interest, an additional counsel for all other Indemnitees subject to such conflict taken as a whole)), and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of any claim related to Environmental Laws and the Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which the Borrower or any of its Restricted Subsidiaries is, or is alleged to be, liable under Environmental Laws; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties.

(d)               Except as expressly provided in Section 10.5(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 10.5 shall not apply to Taxes other than any Taxes that represent losses or damages from any non-Tax claim.

(e)               To the fullest extent permitted by applicable law, no party hereto shall assert, and hereby waives, any claim against one another or against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof; provided that nothing in this Section 10.5(e) shall limit the Borrower’s indemnity and reimbursement obligations to the extent that such special, indirect, consequential or punitive damages are included in any claim by a third party unaffiliated with the applicable Indemnitee with respect to which the applicable Indemnitee is entitled to indemnification as set forth in this Section 10.5. Notwithstanding anything herein to the contrary, no Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through telecommunications, electronic or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnitee, in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(f)                The agreements in this Section 10.5 shall survive the resignation, replacement, or removal of any Agent, the replacement of any Lender, the termination of the Term Loan Commitments, the repayment, satisfaction or discharge of all Obligations under any Credit Document, and the termination of this Agreement or any other Credit Document. All amounts due under this Section 10.5 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

10.6          Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower or any Guarantor now or hereafter existing under this Agreement or any other Credit Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Credit Document and although the obligations may be unmatured. The rights of each Lender under this Section 10.6 are in addition to other rights and remedies (including other rights of set-off) of such Lender that may be exercised only at the direction of the Administrative Agent or the Requisite Lenders.

10.7          Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.8          Waivers; Amendment.

(a)               No failure or delay of any Agent or any Lender in exercising any right or power hereunder or under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrower or any other Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.8, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Credit Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)               Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, Borrower and the Requisite Lenders, and (z) in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Requisite Lenders; provided, however, no such agreement shall:

(i)                 decrease, forgive, waive or excuse the principal amount of, or any interest (other than Default Rate interest) on, or any premiums or fees in respect of, or extend the final maturity of, or decrease the rate of interest on, any Term Loan (other than by waiver or modification of a condition precedent, mandatory prepayment, Default, Event of Default, financial ratio or covenant), without the prior written consent of each Lender adversely affected thereby;

(ii)              increase or extend the Term Loan Commitment of any Lender or decrease, forgive, waive or excuse the fees of any Lender or fees of any Agent without the prior written consent of such Lender or Agent, as applicable (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Term Loan Commitments of any Lender);

(iii)            postpone any date fixed by this Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Credit Document without written consent of each Lender adversely affected thereby;

(iv)             amend or modify the provisions of this Section 10.8 or the definition of the term “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the prior written consent of each Lender;

(v)               except as provided for herein or in any Collateral Document, release all or substantially all of the Collateral (or subordinate the Liens in favor of the Administrative Agent or Collateral Agent, as applicable, on all or substantially all of the Collateral) or release all or substantially all of the value of the guarantees under the Second Lien Pledge and Security Agreement, without the prior written consent of each Lender;

(vi)             amend the provisions of Section 2.14 of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the consent of each Lender adversely affected thereby;

(vii)          amend, modify or otherwise affect the rights or duties of or any fees or other amounts payable to any Agent (for its own account) hereunder without the prior written consent of such Agent acting as such at the effective date of such agreement, as applicable; or

(viii)        change the coin or currency in which the principal of any Loan or the interest thereon is payable pursuant to Section 2.1 or 2.6, without the prior written consent of each Lender directly affected thereby.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.8 and any consent by any Lender pursuant to this Section 10.8 shall bind any assignee of such Lender. Notwithstanding the foregoing, no Lender shall consent to any amendment, modification or waiver of any kind to any Credit Document pursuant to which any fee, payment or other consideration is paid to any Lender unless such fee, payment or other consideration is offered to all Lenders, on a pro rata basis based on such Lender’s Pro Rata Share, regardless of whether such amendment, modification or waiver would require such Lender’s written consent (or the instruction of such Lender to the Administrative Agent) to be effective, and such fee, payment or other consideration is paid to all such Lenders that consent to such amendment, modification or waiver in the time frame and on the terms set forth in the documents relating to such amendment, modification or waiver.

(c)               Without the consent of any Lender, the Credit Parties and the Administrative Agent or Collateral Agent, as applicable, may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)               [Reserved].

(e)               [Reserved].

(f)                Notwithstanding the foregoing, (x) the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Credit Document without the consent of any Lender or the Requisite Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Credit Document; provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement, and (y) the Agent Fee Letter may be amended, supplemented, or modified by the parties thereto.

10.9          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

10.10      Entire Agreement. This Agreement, the other Credit Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Credit Documents. Notwithstanding the foregoing, the Agent Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents.

10.11      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12      Severability. In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.13      Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement and any other Credit Document may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable Law. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Assignment Agreement, any Credit Document in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each party hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents.

10.14      Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

10.15      Jurisdiction; Consent to Service of Process.

(a)               Each party hereto irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them and agrees that any such action or proceeding shall be brought solely in such New York Courts; provided that nothing in this agreement shall be deemed or operate to preclude (i) any agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any person, or decline (or, in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its subsidiaries or affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 10.15 would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding.

(b)               Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any New York Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)               Each Credit Party hereby irrevocably and unconditionally:

(i)              appoints the Borrower, with an office specified in Schedule 10.1, as the authorized agent (in such capacity, the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein.

(ii)              agrees that service of process in any such action or proceeding may be effected by delivering a copy of such process to the Credit Parties in the care of the Authorized Agent at such Authorized Agent’s above address, and by mailing a copy thereof by registered or certified mail (or substantially similar form of mail), postage prepaid, to the Credit Parties at the address set forth in Schedule 10.1.

(d)               Each Credit Party hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as agent for service of process, and each Credit Party agrees to take any and all actions that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon such Credit Party.

10.16      Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and any of the subsidiaries furnished to it by or on behalf of the Borrower or any of the subsidiaries (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party of its Related Parties, (b) has been independently developed by such Lender or such Agent without violating this Section 10.16, as evidenced by its written records, or (c) was available to such Lender or such Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to the Borrower or any other Credit Party) and shall not reveal the same other than to its respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, representatives and advisors with a need to know or to any Person that approves or administers the Term Loans on behalf of such Lender or such Agent (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except: (A) to the extent necessary to comply with law or regulation or any legal, judicial or administrative process, as otherwise required by law or regulation or the requests of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (D) in order to enforce its rights under any Credit Document in a legal proceeding, (E) to any pledge under Section 10.4(e) or any other prospective assignee of or successor to, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (F) [reserved], and (G) on a confidential basis to (x) any rating agency in connection with rating the Borrower or any of its subsidiaries or the Term Loans hereunder, the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities, or (y) market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

10.17      Platform; Borrower Materials.

(a)               The Borrower hereby acknowledges that (a) the Administrative Agent or the Arrangers may make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be Public Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (a) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof, (b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, each Arranger and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States securities laws, (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (d) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly in writing that any such document contains material non-public information: (1) the Credit Documents, and (2) notification of changes in the terms of the Term Loans.

(b)               Each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Borrower Materials through the Platform and understands and assumes the risks of such distribution.

(c)               Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information of a type that would constitute material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws. In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Agents and other Lenders may have access to such information and (ii) neither the Borrower nor the Agents or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Credit Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use such information.

(d)               THE PLATFORM AND THE BORROWER MATERIALS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENTS AND THEIR RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS OR THEIR RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. IN NO EVENT SHALL THE AGENTS OR ANY OF THEIR RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR ANY AGENT’S TRANSMISSION OF BORROWER MATERIALS THROUGH THE INTERNET OR THE PLATFORM.

(e)               Each Lender agrees that notice to it (as provided in the next sentence) specifying that Borrower Materials have been posted to the Platform shall constitute effective delivery of the Borrower Materials to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(g)              Each of the Lenders and the Credit Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Materials on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)                Nothing herein shall prejudice the right of the Administrative Agent to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

10.18      Release of Liens and Guarantees.

(a)               The Administrative Agent, Collateral Agent, the Lenders, and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be released and, to the extent permitted under applicable law, automatically released: (i) as set forth in Section 10.18(c), Section 10.18(d) or Section 10.18(e) below; (ii) upon the sale or other disposition of such Collateral by any Credit Party to a Person that is not (and is not required to become) a Credit Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by an Authorized Officer of the Borrower upon its reasonable request without further inquiry), (iii) if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders (or such other Lenders whose consent may be required in accordance with Section 10.8(b)), (iv) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranteed Obligation in accordance with clause (b) below and Section 10.8(c), (v) to the extent any asset or property constitutes Excluded Property, (vi) as required by the Collateral Agent to effect any sale or disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or Obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale or disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.

(b)               In addition, the Administrative Agent, Collateral Agent and Lenders hereby irrevocably agree that a Guarantor shall be released from the guarantees and the Collateral Documents upon consummation of any transaction not prohibited hereunder resulting in such Guarantor ceasing to constitute a Guarantor or a subsidiary as a result of a transaction permitted hereunder (and, in each case, the Collateral Agent may rely conclusively on a certificate to that effect provided to it by an Authorized Officer of the Borrower upon its reasonable request without further inquiry).

(c)               Notwithstanding anything to the contrary contained herein or any other Credit Document, upon request and at the expense of the Borrower, the Administrative Agent or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any other Secured Party) take such actions as shall be required to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2 to be senior to the Liens of the Collateral Agent on such property; provided that (i) no Agent shall be required to execute any document or take any action necessary to evidence such release or subordination on terms that, in its opinion or the opinion of its counsel, could expose such Agent to liability or create any obligation or entail any consequence other than, in the case of a release, such release without recourse to, or representation, or warranty by such Agent, and (ii) prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such Lien is permitted to be senior to the Liens under this Agreement or that such property is permitted hereunder to be released from the Lien granted to or held by the Collateral Agent.

(d)               Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents and agreements and take any action necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 10.18, all without the requirement of notice to or the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower, at the Borrower’s expense, in connection with the release of any Liens created by any Credit Document in respect of such Restricted Subsidiary, property or asset; provided that (i) no Agent shall be required to execute any document or take any action necessary to evidence such release on terms that, in its opinion or the opinion of its counsel, could expose such Agent to liability or create any obligation or entail any consequence other than such release without recourse to, or representation, or warranty by such Agent, and (ii) prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such release of such Guarantor or Collateral is permitted hereunder.

(e)               Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than contingent or indemnification obligations not yet due and payable and for which no claim has been asserted) have been paid in full in cash or equivalents thereof and all Term Loan Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Lender) take such actions (and each Lender hereby authorizes the Administrative Agent and Collateral Agent to take such actions) as shall be required to release its Liens on and any other security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any contingent or indemnification obligations not yet due and payable and for which no claim has been asserted. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.19      Judgment. The Obligations of the Borrower due to any party hereto shall, notwithstanding any judgment in a currency (the “judgment currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may, in accordance with normal banking procedures, purchase Dollars with the judgment currency; if the amount of Dollars so purchased is less than the sum originally due to such party in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss; if the amount of Dollars so purchased exceeds the sum originally due to any party to this Agreement, such party agrees to remit to the Borrower such excess.

10.20      USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act, and the Administrative Agent (for itself and not on behalf of any Lender), hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name, address and tax identification of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) may also, pursuant to the applicable AML Legislation, be required to obtain, verify and record information regarding the Credit Parties, their directors, authorized signing officers, direct or indirect shareholders and the Transactions contemplated hereby. Each Credit Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable AML Legislation, including the USA PATRIOT Act.

10.21      Intercreditor Agreements. Reference is made to the Intercreditor Agreements and each other intercreditor agreement that may be entered into by the Collateral Agent in accordance with the terms of this Agreement from time to time after the Closing Date. Each Lender (a) consents to the priority and subordination of Liens provided for in the Intercreditor Agreements, as applicable, (b) agrees that it will be bound by and will take no actions contrary to the provisions of each Intercreditor Agreements and (c) authorizes and instructs the Agents to enter into the Intercreditor Agreements as Administrative Agent and Collateral Agent, as the case may be, and on behalf of such Lender, including without limitation, making the representations of the Lenders contained therein. The foregoing provisions are intended as an inducement to the Lenders, the holders of First Lien Notes under the First Lien Notes Indenture and the lenders under the ABL Facility and the creditors of any Junior Lien Debt to extend credit, and such lenders are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreements.

10.22      Acknowledgements. The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Lender Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Credit Documents, irrespective of whether the Lender Parties have advised or are advising the Credit Parties on other matters, and the relationship between the Lender Parties, on the one hand, and the Credit Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lender Parties, on the one hand, and the Credit Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Credit Parties rely on, any fiduciary duty to the Credit Parties or their Affiliates on the part of the Lender Parties, (c) the Credit Parties are capable of evaluating and understanding, and the Credit Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Credit Documents, (d) the Credit Parties have been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Credit Parties’ interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Credit Parties, (e) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Credit Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Credit Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties, any of their Affiliates or any other Person, (g) none of the Lender Parties has any obligation to the Credit Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Credit Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Credit Parties or any such Affiliate, and (h) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Lender Parties and the Credit Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

LANNETT COMPANY, INC.,
as the Borrower

By:		/s/ Timothy C. Crew
	Name:	Timothy C. Crew
	Title:	Chief Executive

LANNETT HOLDINGS, INC.,
as Guarantor

By:		/s/ Robert Ehlinger
	Name:	Robert Ehlinger
	Title:	President

CODY LABORATORIES, INC.,
as Guarantor

By:		/s/ John M. Abt
	Name:	John M. Abt
	Title:	President

SILARX PHARMACEUTICALS, INC.,
as Guarantor

By:		/s/ Neha Desai-Jimenez
	Name:	Neha Desai-Jimenez
	Title:	President and Director of Operations

KREMERS URBAN PHARMACEUTICALS INC.,
as Guarantor

By:		/s/ Grant Brock
	Name:	Grant Brock
	Title:	President

[Signature Page –Second Lien Credit and Guaranty Agreement]

alter domus (us) llc,
as Administrative Agent and Collateral Agent

By:		/s/ Matthew Trybula
	Name:	Matthew Trybula
	Title:	Associate Counsel

[Signature Page –Second Lien Credit and Guaranty Agreement]

DEERFIELD partners, L.P.,
as a Lender

By:	Deerfield Mgmt, L.P., its General Partner

By:	J.E. Flynn Capital, LLC, its General Partner

By:		/s/ David Clark
	Name:	David Clark
	Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND III, L.P.,
as a Lender

By:	Deerfield Mgmt III, L.P., its General Partner

By:	J.E. Flynn Capital III, LLC, its General Partner

By:		/s/ David Clark
	Name:	David Clark
	Title:	Authorized Signatory

[Signature Page –Second Lien Credit and Guaranty Agreement]

BPC LENDING II LLC
as a Lender

By:	Beach Point Capital Management LP,
its manager

By:		/s/ Alan Schweitzer
	Name:	Alan Schweitzer
	Title:	Portfolio Manager

[Signature Page –Second Lien Credit and Guaranty Agreement]

EXHIBIT A

[FORM OF]
FUNDING NOTICE

To:	Alter Domus (US) LLC,
as Administrative Agent for
the Lenders referred to below

_____________, 2021

Ladies and Gentlemen:

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among Lannett Company, Inc. (the “Borrower”), the guarantors party thereto from time to time, Alter Domus (US) LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.1(b) of the Credit Agreement that it requests a borrowing of Term Loans under the Credit Agreement to be made on the Closing Date in the aggregate principal amount of $190,000,000, including a borrowing of Closing Date Term Loans in the principal amount of $6,225,257.49.

The account of the Borrower to which proceeds of the Closing Date Term Loans requested on the Closing Date are to be made available by the Administrative Agent (or directly by the BPC Lender, if it so elects) to the Borrower are as follows:

Bank Name:
Bank Address:
ABA Number:
Account:
Attention:
Reference:

[Remainder of page intentionally left blank]

Credit and Guaranty Agreement

Exhibit A-1

Lannett Company, Inc.,
as the Borrower

By:
Name:
Title:

Exhibit A-2

Exhibit-B

[FORM OF]

NOTE

$_____________________[1]	______________________[2]

[________]

FOR VALUE RECEIVED, Lannett Company, Inc., a Delaware corporation (the “Borrower”), promises to pay to __________________3 (“Payee”) or its registered assigns the principal amount of _________________4 ($________________________). The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement (as defined below).

The Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021, among the Borrower, the guarantors party thereto from time to time, Alter Domus (US) LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of the Borrower’s “Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, the Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Term Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of the Borrower as provided in the Credit Agreement.

[1]	Insert amount of Lender’s Term Loan in numbers.

[2]	Insert place of delivery of this Term Loan Note.

[3]	Insert Lender’s name in capital letters.

[4]	Insert amount of Lender’s Term Loans in words.

Credit and Guaranty Agreement

Exhibit B-1

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS NOTE INCORPORATES BY REFERENCE, AND THE BORROWER AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 10.15 OF THE CREDIT AGREEMENT.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note (including any capitalized and unpaid PIK Interest), together with all accrued and unpaid interest thereon (including interest accrued on any capitalized PIK Interest) and the Exit Fee, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

To the extent any provision of this Note is inconsistent with, or conflicts with, any provision of the Credit Agreement, the Credit Agreement shall control.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

Credit and Guaranty Agreement

Exhibit B-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

Lannett Company, Inc.

By:
Name:
Title:

Exhibit B-3

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notion Made By
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________

Credit and Guaranty Agreement

Exhibit B-4

Exhibit C

[FORM OF]

COMPLIANCE CERTIFICATE

The undersigned hereby certifies, on behalf of Lannett Company, Inc., a Delaware corporation (the “Company”), as [Title]1 of the Company and not in [his][her] individual capacity, that:

(1)       I am the duly elected [Title] of the Company;

(2)      I have reviewed the terms of that certain Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021, as amended, restated, supplemented or otherwise modified and in effect as of the date hereof (said Second Lien Credit and Guaranty Agreement, as so amended, restated, supplemented or otherwise modified and in effect from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), among the Company, the guarantors party thereto from time to time, Alter Domus (US) LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time, and the terms of the other Credit Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its subsidiaries during the accounting period covered by the attached financial statements;

(3)       No Event of Default or Default has occurred that is continuing during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below]; and

(4)       Set forth on Attachment No. 1 annexed hereto is a true and accurate calculation of the Total Net Leverage Ratio (on a Pro Forma Basis).

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event: ___________________________________________].

[1]	Include title of a Financial Officer of the Company.

Credit and Guaranty Agreement

Exhibit C-1

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, 20__ pursuant to subsection 5.4(c) of the Credit Agreement.

Lannett Company, Inc.

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit C-2

ATTACHMENT NO. 1
TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ____ and pertains to the period from ____________, ____ to ____________, ____ (“Four Quarter Period”)1. Section references herein relate to subsections of the Credit Agreement.2

[1]	Insert most recently completed four consecutive fiscal quarters of the Borrower ending prior to the date of this Compliance Certificate.

[2]	In the event of any conflict or inconsistency between the provisions of this Compliance Certificate and the Credit Agreement, the provisions of the Credit Agreement shall control.

Credit and Guaranty Agreement

Exhibit C-3

Total Net Leverage Ratio

1.	Consolidated Total Debt (minus the aggregate amount of Unrestricted Cash of the Borrower or any Restricted Subsidiary):		$_____________
2.	Consolidated Adjusted EBITDA for the Four Quarter Period :		$_____________
3.	Total Net Leverage Ratio (1):(2):		____:1.00

Consolidated Adjusted EBITDA:

1.	Consolidated Net Income of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for the Four Quarter Period, increased (other than with respect to item (1)(k) below) to the extent deducted (and not added back) in arriving at Consolidated Net Income, and without duplication with any other item listed below or any item excluded pursuant to the definition of Consolidated Net Income, by:		$_____________
	a.	provision for Taxes based on income or profits or capital, including state, provincial, franchise, excise and similar Taxes and foreign withholding Taxes of such Person paid or accrued, including any penalties and interest relating to any Tax examinations;	$_____________
	b.	Consolidated Interest Expense for such period;	$_____________
	c.	depreciation and amortization expense of such Person for such period;	$_____________
	d.	extraordinary, non-recurring, unusual or exceptional losses, charges and expenses;	$_____________
	e.	losses, charges and expenses relating to the Transactions regardless of when paid (including, without limitation, the write-off of deferred financing fees capitalized on the balance sheet corresponding to the Existing Term Loan Credit Agreement, the ABL Facility and the First Lien Notes, any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication);	$_____________

Credit and Guaranty Agreement

Exhibit C-4

f.	(A) actual expenses, costs and charges related to business optimization, relocation or integration; (B) actual expenses, costs and charges related to Permitted Acquisitions after the Closing Date and (C) severance and other restructuring charges actually incurred;	$_____________
g.	losses, charges and expenses relating to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business (in each case whether or not consummated), as determined in good faith by the Borrower;	$_____________
h.	losses, charges and expenses attributable to disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations;	$_____________
i.	losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid);	$_____________
j.	charges, expenses and fees incurred, including financial advisory, accounting, auditor, legal and other consulting and advisory fees or other filing fees and expenses, or any amortization thereof, in connection with any equity offering, acquisition, merger, amalgamation, investment, recapitalization, asset disposition, incurrence or repayment of Indebtedness (including deferred financing expenses), refinancing transaction, restructuring or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger or amalgamation expenses) incurred as a result of any such transaction;	$_____________

Credit and Guaranty Agreement

Exhibit C-5

	k.	the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions (including, in connection with, mergers and other business combinations, acquisitions, divestitures, and other transactions (including transactions described in item (1)(j) above)) taken or expected to be taken prior to or during such period (which “run rate” cost savings, operating expense reductions or synergies shall be subject only to certification by an Authorized Officer of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings, reductions or synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, reductions or synergies are reasonably identifiable and factually supportable, (B) are in the good faith determination of the Borrower expected to be realized within 18 months after the date of such action and (C) the aggregate amount of “run rate” cost savings, operating expense reductions and synergies included in Consolidated Adjusted EBITDA pursuant to this paragraph (k) during the Four Quarter Period shall not exceed 20.0% of Consolidated Adjusted EBITDA for the Four Quarter Period, calculated after giving effect to any adjustment pursuant to this paragraph (k)	$_____________
	l.	net unrealized losses on Hedge Agreements and non-controlling interests;	$_____________
	m.	any other non-cash losses, charges and expenses, including any write offs or write downs, reducing Consolidated Net Income for such period;	$_____________
2.	decreased (in each case to the extent added in Consolidated Net Income), by (without duplication):
	a.	net unrealized gains on Hedge Agreements and non-controlling interests;	$_____________
	b.	gains relating to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business;	$_____________
	c.	cash payments during such period on account of accruals on or reserves added to Consolidated Adjusted EBITDA pursuant to item 1 above;	$_____________
	d.	non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated Adjusted EBITDA for any prior.	$_____________

Credit and Guaranty Agreement

Exhibit C-6

3.	Consolidated Adjusted EBITDA:	$_____________

Credit and Guaranty Agreement

Exhibit C-7

Consolidated Net Income (item 1 minus the sum of items 2(a) through (p)):

1.	the net income (or loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period:		$_____________
2.	minus, to the extent otherwise included in item 1 above, the sum, without duplication, of:
	a.	the cumulative effect of a change in accounting principles;	$_____________
	b.	the net after-Tax effect of extraordinary, non-recurring, unusual or exceptional gains, losses, charges and expenses, including any relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards);	$_____________
	c.	the net after-Tax effect of gains, losses, charges and expenses (or amortization thereof) (in each case, whether realized or unrealized) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower;	$_____________
	d.	the net after-Tax effect of gains, losses, charges and expenses attributable to disposed, discontinued, closed or abandoned operations and any net after-Tax gains, losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations;	$_____________
	e.	the net after-tax effect of gains, losses, charges and expenses (or amortization thereof) attributable to the early extinguishment or conversion of Indebtedness (or the repayment or refinancing thereof), Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid), or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date);	$_____________

Credit and Guaranty Agreement

Exhibit C-8

f.	the net income for such period of any Person that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Borrower or any Restricted Subsidiary thereof in such period in cash;	$_____________
g.	the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transaction, any acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of taxes;	$_____________
h.	impairment and amortization charges, asset write offs and write downs, including impairment and amortization charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP;	$_____________
i.	non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, deferred stock or other rights or equity incentive programs and non-cash deemed finance charges in respect of any pension liabilities or other provisions;	$_____________
j.	(i) charges and expenses pursuant to any management equity plan, long-term incentive plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement and (ii) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Borrower or any of the Restricted Subsidiaries, in the case of each of (i) and (ii) above, to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Borrower or any parent Holding Company or net cash proceeds of an issuance of Equity Interests (other than Redeemable Equity Interests) of the Borrower or any direct or indirect parent of the Borrower;	$_____________

Credit and Guaranty Agreement

Exhibit C-9

k.	any non-cash loss, charge or expense relating to the incurrence of obligations in respect of an “earn out” or other similar contingent obligations shall be excluded, but only for so long as such loss, charge or expense remains a non-cash contingent obligation;	$_____________
l.	to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (i) such coverage is not denied by the applicable carrier or indemnifying party in writing within 270 days and (ii) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption;	$_____________
m.	(i) non-cash or unrealized gains or losses in respect of obligations under Hedge Agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Hedge Agreements, and (ii) gains or losses resulting from currency translation or transaction gains or losses related to currency re-measurements of Indebtedness (including gains or losses resulting from (x) Hedge Agreements for currency exchange risk and (y) intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items;	$_____________
n.	non-cash interest charges on defined benefit, defined contribution or other pension plans;	$_____________
o.	any expenses or charges to the extent paid by a third party that is not a Restricted Subsidiary on behalf of the Borrower or a Restricted Subsidiary (and not required to be reimbursed), and any gain resulting from such payment;	$_____________

Credit and Guaranty Agreement

Exhibit C-10

p.	the net income (or loss) for such period of any Restricted Subsidiary (other than any of the Guarantors) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation or the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equity holders; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.	$_____________
Consolidated Net Income:		$_____________

Credit and Guaranty Agreement

Exhibit C-11

EXHIBIT D

[FORM OF]

CREDIT AGREEMENT JOINDER

THIS CREDIT AGREEMENT JOINDER (this “Agreement”), dated as of _____________, ____, is made by and among _____________________, a ______________________ (the “New Subsidiary Credit Party”), Lannett Company, Inc. a Delaware corporation (the “Borrower”), the Guarantors identified on the signature pages hereof, Alter Domus (US) LLC, as administrative agent and collateral agent (in such capacities, the “Agent”), under that certain Second Lien Credit and Guaranty Agreement, dated as of April [22], 2021 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among the Borrower, the guarantors party thereto from time to time, the Agent and the lenders party thereto from time to time. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

The New Subsidiary Credit Party hereby agrees as follows with the Agent, for the benefit of the Lenders:

1.                     The New Subsidiary Credit Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary Credit Party will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and the other Credit Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Credit Documents. The New Subsidiary Credit Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Documents, including without limitation (a) all of the representations and warranties of the Credit Parties set forth in Section 4 of the Credit Agreement, and (b) all of the affirmative and negative covenants set forth in Sections 5 and 6 of the Credit Agreement. Without limiting the generality of the foregoing terms of this Section 1, the New Subsidiary Credit Party hereby unconditionally guarantees, jointly with the other Guarantors and severally, to the Agent for the benefit of the Secured Parties as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations and agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any extension or renewal of any Obligation. The New Subsidiary Credit Party represents and warrants that the representations and warranties made by it as a Guarantor under the Credit Agreement are true and correct in all material respects on and as of the date hereof, except (A) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date, and (B) that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects. Each reference to a Guarantor or a Credit Party in the Credit Agreement and in any other Credit Document shall be deemed to include the New Subsidiary Credit Party.

2.                     The New Subsidiary Credit Party acknowledges and confirms that it has received a copy of the Credit Agreement (including the schedules and exhibits thereto) and the other Credit Documents. The information on the schedules to the Credit Agreement is hereby supplemented to include the information with respect to the New Subsidiary Credit Party shown on the attached Schedule A (New Subsidiary Credit Party Information).

Exhibit D-1

3.                     The Borrower and the Guarantors confirm that all of their Obligations under the Credit Agreement and each other Credit Document are, and upon the New Subsidiary Credit Party becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the New Subsidiary Credit Party becoming a Guarantor, the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the New Subsidiary Credit Party under the Credit Agreement and under each other Credit Document.

4.                     The New Subsidiary Credit Party hereby agrees that upon becoming a Guarantor it will assume all Obligations of a Guarantor as set forth in the Credit Agreement and each other Credit Document.

5.                     Each of the Borrower and the other Guarantors agrees that at any time and from time to time, upon the written request of the Agent, it will execute and deliver such further documents and do such further acts and things as the Agent may reasonably request in order to effect the purposes of this Agreement.

6.                     This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

7.                     This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each party hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Credit and Guaranty Agreement

Exhibit D-2

IN WITNESS WHEREOF the Borrower, the Guarantors and the New Subsidiary Credit Party have caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

LANNETT COMPANY, INC., as the Borrower

By:

Name:
Title:

[NEW SUBSIDIARY CREDIT PARTY],
as a Guarantor

By:

Name:
Title:

[OTHER GUARANTORS]

By:

Name:
Title:

Credit and Guaranty Agreement

Exhibit D-3

ACKNOWLEDGED AND ACCEPTED:

ALTER DOMUS (US) LLC,

as Agent

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit D-4

Schedule A

New Subsidiary Credit Party Information

Credit and Guaranty Agreement

Exhibit D-5

EXHIBIT E

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Credit Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Credit Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.     Assignor[s]:         ______________________________

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Credit and Guaranty Agreement

Exhibit E-1

   ______________________________

2.	Assignee[s]: ______________________________

                            ______________________________

3.	Borrower: Lannett Company, Inc. (the “Borrower”).

4.	Administrative Agent: ALTER DOMUS (US) LLC, as the administrative agent under the Credit Agreement.

5.             Credit Agreement:        Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021, among the Borrower, the guarantors party thereto from time to time, Alter Domus (US) LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified and in effect from time to time.

6.            Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Amount of Assignor’s Term Loans/ Commitments		Amount of Term Loans/ Commitments Assigned[7]		Percentage of Assignor’s Term Loans/ Commitments Assigned[8]		Resulting Term Loans/ Commitments Amount for Assignor		Resulting Term Loans/ Commitments Amount for Assignee
		$	______	$	______	______	%	$	______	$	______
		$	______	$	______	______	%	$	______	$	______
		$	______	$	______	______	%	$	______	$	______

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

5            List each Assignor, as appropriate.

6            List each Assignee, as appropriate.

7            Subject to $1 million minimum amount requirement pursuant to Section 10.4(b) of the Credit Agreement.

8            Set forth, to at least 9 decimals, as a percentage of the Term Loans / Commitments of all Lenders thereunder.

Credit and Guaranty Agreement

Exhibit E-2

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit E-3

[Consented to and]1 Accepted:

ALTER DOMUS (US) LLC, as

Administrative Agent

By:
Name:
Title:

[Consented to:]2

Lannett Company, Inc., as Borrower

By:
Name:
Title:

1            To the extent required under Section 10.4(b)(B) of the Credit Agreement.

2            To the extent required under Section 10.4(b)(A) of the Credit Agreement.

Credit and Guaranty Agreement

Exhibit E-4

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among Lannett Company, Inc., a Delaware corporation (the “Borrower”), the guarantors party thereto from time to time, Alter Domus (US) LLC, as administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent”), and the lenders party thereto from time to time.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.       Representations and Warranties. The Administrative Agent may conclusively rely on the representations and warranties of this Section 1 without the need or obligation to investigate that an Assignee is not a Disqualified Lender.

1.1.       Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Credit Parties or any other person obligated in respect of any Credit Document or (iv) the performance or observance by the Credit Parties or any other person of any of their respective obligations under any Credit Document.

1.2.       Assignee. [The][Each] Assignee (a) represents and warrants that (i) it is [not] a Disqualified Lender, (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (iii) it meets all of the other requirements to be an Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.4(b) of the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.4 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (viii) if it is not a Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Credit and Guaranty Agreement

Exhibit E-5

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of PIK Interest, whether accrued before or after the Effective Date, to [the][the relevant] Assignee.

3.       General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Any signature to this Assignment and Acceptance may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

4.       Fees. This Assignment and Acceptance shall be delivered to the Administrative Agent with a processing and recordation fee of $3,5001.

5.      Administrative Questionnaire; Lender Information. If the Assignee is not a Lender, annexed hereto as Exhibit A is a completed administrative questionnaire, any tax forms required to be delivered pursuant to Section 2.17, and all “know your customer” documents requested by the Administrative Agent and Collateral Agent, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, providing such information (including, without limitation, credit contact information and wiring instructions) of the Assignee as the Administrative Agent and the Collateral Agent may reasonably require.

1            To be paid by the Assignor or the Assignee.

Credit and Guaranty Agreement

Exhibit E-6

EXHIBIT G

[FORM OF]

SOLVENCY CERTIFICATE

Date: [_____, ____]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

Reference is made to that certain Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Lannett Company, Inc., a Delaware corporation (the “Borrower”), the other Credit Parties party thereto, Alter Domus (US) LLC, as the Administrative Agent and Collateral Agent, and the Lenders party thereto from time to time. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 3.1(h) of the Credit Agreement, the undersigned, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, hereby certifies, on behalf of Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his or her knowledge, as of the Closing Date, after giving effect to the Transactions (including the Exchange and the funding of the Closing Date Term Loans and the application of the proceeds thereof):

(a)	the fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b)	the present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c)	the Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d)	the Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability.

The undersigned is familiar with the business and financial position of the Borrower and its subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its subsidiaries after consummation of the Transactions.

Credit and Guaranty Agreement

Exhibit G-1

EXHIBIT G

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] Financial Officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit G-2

EXHIBIT H

[FORM OF]
AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

This Affiliated Lender Assignment and Acceptance (this “Affiliated Lender Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Credit Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Credit Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Affiliated Lender Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit H-1

1.             Assignor[s]:        ______________________________

                                              ______________________________

2.	Assignee[s]: ______________________________

                              ______________________________

3.	Borrower: Lannett Company, Inc., a Delaware corporation (the “Borrower”).

4.	Administrative Agent: ALTER DOMUS (US) LLC, as the administrative agent under the Credit Agreement.

5.	Credit Agreement: Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021, among the Borrower, the guarantors party thereto from time to time, Alter Domus (US) LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time.

6.             Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Amount of Assignor’s Term Loans		Amount of Term Loans Assigned[7]		Percentage of Assignor’s Term Loans Assigned[8]		Resulting Term Loans Amount for Assignor		Resulting Term Loans Amount for Assignee
		$	______	$	______	______	%	$	______	$	______
		$	______	$	______	______	%	$	______	$	______
		$	______	$	______	______	%	$	______	$	______

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5            List each Assignor, as appropriate.

6            List each Assignee, as appropriate.

7            Subject to $1 million minimum amount requirement pursuant to Section 10.4(b) of the Credit Agreement.

8            Set forth, to at least 9 decimals, as a percentage of the Term Loans of all Lenders thereunder.

Credit and Guaranty Agreement

Exhibit H-2

The terms set forth in this Affiliated Lender Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit H-3

[Consented to and]1 Accepted:

ALTER DOMUS (US) LLC, as

Administrative Agent

By:
Name:
Title:

[Consented to:]2

LANNETT COMPANY, INC., as Borrower

By:
Name:
Title:

1            To the extent required under Section 10.4(b)(i)(B) of the Credit Agreement.

2            To the extent required under Section 10.4(b)(i)(A) of the Credit Agreement.

Credit and Guaranty Agreement

Exhibit H-4

ANNEX 1 TO AFFILIATED LENDER
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among Lannett Company, Inc. a Delaware corporation (the “Borrower”), the guarantors party thereto from time to time, Alter Domus (US) LLC, as administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent”), and the lenders party thereto from time to time.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.       Representations and Warranties. The Administrative Agent may conclusively rely on the representations and warranties of this Section 1 without the need or obligation to investigate that an Assignee is not a Disqualified Lender.

1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Credit Parties or any other person obligated in respect of any Credit Document or (iv) the performance or observance by the Credit Parties or any other person of any of their respective obligations under any Credit Document.

1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it is [not] a Disqualified Lender, (ii) it is a Purchasing Borrower Party, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (iv) it meets all of the other requirements to be an Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.4(b) of the Credit Agreement), (v) this Assignment is being made pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis, (vi) immediately after giving effect to the consummation of the transaction contemplated hereby, no Default or Event of Default shall exist, (vii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (viii) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (ix) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.4 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (x) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (xi) if it is not a Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (ii) it will be bound by the provisions of the Credit Documents and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender; and (c) hereby affirms that it is not in possession of any material non-public information.

Credit and Guaranty Agreement

Exhibit H-5

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of PIK Interest, whether accrued before or after the Effective Date, to [the][the relevant] Assignee.

3.       General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

4.       Fees. This Assignment and Acceptance shall be delivered to the Administrative Agent with a processing and recordation fee of $3,5001.

5.       Administrative Questionnaire; Lender Information. If the Assignee is not a Lender, annexed hereto as Exhibit A is a completed administrative questionnaire, any tax forms required to be delivered pursuant to Section 2.17, and all “know your customer” documents requested by the Administrative Agent and Collateral Agent, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, providing such information (including, without limitation, credit contact information and wiring instructions) of the Assignee as the Administrative Agent and the Collateral Agent may reasonably require.

1       To be paid by the Assignor or the Assignee.

Credit and Guaranty Agreement

Exhibit H-6

EXHIBIT I

[FORM OF]
PLEDGE AND SECURITY AGREEMENT

SECOND LIEN PLEDGE AND SECURITY AGREEMENT,

dated as of April 22, 2021,

among

LANNETT COMPANY, INC.,

as the Borrower,

each Guarantor from time to time party hereto,

and

ALTER DOMUS (US) LLC,
as Administrative Agent and Collateral Agent

Credit and Guaranty Agreement

Exhibit I-1

Credit and Guaranty Agreement

Exhibit I-i

Schedules

Schedule I	Pledged Equity Securities and Pledged Debt Securities
Schedule II	Intellectual Property
Schedule III	Filing Jurisdictions
Schedule IV	Commercial Tort Claims
Schedule V	Matters Relating to Accounts and Inventory
Schedule VI	Letter of Credit Rights
Schedule VII	Deposit Accounts

Exhibits

Exhibit I	Form of Supplement to Security Agreement
Exhibit II	Form of Intellectual Property Security Agreement

Credit and Guaranty Agreement

Exhibit I-ii

SECOND LIEN PLEDGE AND SECURITY AGREEMENT, dated as of April 22, 2021 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, this “Agreement”), among LANNETT COMPANY, INC., a Delaware corporation (as further defined in the Credit Agreement (as defined below), the “Borrower”), each Guarantor from time to time a party hereto, Alter Domus (US) LLC, as administrative agent (in such capacity and any successor in such capacity, the “Administrative Agent”) and Alter Domus (US) LLC, as collateral agent (in such capacity and any successor in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

Reference is made to the Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain subsidiaries of the Borrower party thereto from time to time as Guarantors, the Lenders party thereto from time to time and Alter Domus (US) LLC, as Administrative Agent and Collateral Agent.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each Guarantor will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

Article I.

DEFINITIONS

Section 1.01          Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. All capitalized terms defined in the New York UCC (as defined below) and not defined in this Agreement or the Credit Agreement have the meanings specified in the New York UCC (as of the date hereof).

(a)           The rules of construction specified in Section 1.2 and 1.3 of the Credit Agreement also apply to this Agreement.

Section 1.02           Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Collateral Agreement” shall mean the Pledge and Security Agreement, dated as of December 7, 2020, among the Borrower, the Guarantors and the ABL Agent for the benefit of the ABL Secured Parties.

“ABL Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“ABL Secured Parties” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

Credit and Guaranty Agreement

Exhibit I-3

“ABL/Term Loan Intercreditor Agreement” shall mean the Intercreditor Agreement (as amended by the joinder, dated as of April 22, 2021 by the Collateral Agent and by the joinder, dated as of April 22, 2021 by the Cash Flow Agent), dated as of December 7, 2020 among the ABL Agent and Alter Domus (US) LLC, as administrative agent under that certain Credit and Guaranty Agreement, dated as of November 15, 2015 among the Borrower, certain subsidiaries of the Borrower, the lenders party thereto and Alter Domus (US) LLC as administrative agent and collateral agent.

“Account Debtor” means each Person who is obligated on an Account.

“Additional Intercreditor Agreement” means any other intercreditor agreement entered into from time to time in accordance with the Credit Agreement.

“Additional Term Agent” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Administrative Agent” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Article 9 Collateral” shall have the meaning assigned to such term in Section 3.01(a).

“Borrower” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Cash Flow Agent” shall have the meaning assigned to such term in the Cash Flow Intercreditor Agreement.

“Cash Flow Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of April 22, 2021 among the Collateral Agent and the Cash Flow Agent.

“Collateral” shall mean, collectively, the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the New York UCC, (ii) in the case of any Securities Account, “control,” as such term is defined in Section 8-106 of the New York UCC, and (iii) in the case of any Commodity Account, “control,” as such term is defined in Section 9-106 of the New York UCC.

“Control Agreement” shall mean a deposit account control agreement, a securities account control agreement or a commodity account control agreement, as applicable, which provides the Collateral Agent with Control of any Deposit Account, Security Account or Commodity Account in form and substance reasonably satisfactory to the Collateral Agent.

Credit and Guaranty Agreement

Exhibit I-4

“Copyright License” shall mean any written agreement governed by the laws of any state of the United States to which a Credit Party is a party granting any right to such Credit Party under any United States copyright owned by any third party.

“Copyrights” shall mean all of the following which any Credit Party owns: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such Copyright in the United States, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule II, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Discharge of ABL Obligations” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Discharge of Senior Priority Obligations” shall have the meaning assigned to such term in the Cash Flow Intercreditor Agreement.

“Excluded Accounts” shall have the meaning assigned to such term in Section 3.01(a).

“Excluded Assets” shall have the meaning assigned to such term in Section 3.01(a).

“Excluded Equity Interest” shall have the meaning assigned to such term in Section 2.01(a)(I).

“Excluded Instruments” shall have the meaning assigned to such term in Section 2.01(b).

“Federal District Court” shall have the meaning assigned to such term in Section 5.14(a).

“Federal Securities Laws” shall have the meaning assigned to such term in Section 4.03.

“Intellectual Property” shall mean all United States intellectual property of every kind which any Credit Party owns any right, title or interest, including inventions, designs, Patents, Copyrights, Trademarks, Trade Secrets, domain names and IP Agreements.

“Intellectual Property Collateral” shall have the meaning assigned to such term in Section 3.02(h).

“Intellectual Property Security Agreement” shall mean a security agreement substantially in the form set forth in Exhibit II, with any changes as may be reasonably acceptable to the Borrower and the Collateral Agent.

Credit and Guaranty Agreement

Exhibit I-5

“Intercreditor Agreements” shall mean the ABL/Term Loan Intercreditor Agreement, the Cash Flow Intercreditor Agreement and any Additional Intercreditor Agreement.

“IP Agreements” shall mean all Copyright Licenses, Patent Licenses and Trademark Licenses and all other written agreements governed by the laws of any state of the United States to which a Credit Party is a party granting any right to such Credit Party under any United States copyrights, patents, trademarks or names owned by any third party.

“Junior Priority Agent” shall have the meaning assigned to such term in the Cash Flow Intercreditor Agreement.

“New York Courts” shall have the meaning assigned to such term in Section 5.14(a).

“New York Supreme Court” shall have the meaning assigned to such term in Section 5.14(a).

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the Security Interests in any portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction in the United States other than New York, “New York UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdictions for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Patent License” shall mean any written agreement governed by the laws of any state of the United States to which a Credit Party is a party granting to such Credit Party any right to make, use or sell any invention covered by a United States patent owned by any third party (including, without limitation, any such rights that such Credit Party has the right to license) and all rights of any Credit Party under any such agreement.

“Patents” shall mean all of the following which any Credit Party owns: (a) all letters patent of the United States, including those listed on Schedule II, and all applications for letters patent of the United States, including those listed on Schedule II, (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Pledged Collateral” shall mean the Pledged Debt Securities and the Pledged Equity Securities.

“Pledged Debt Securities” shall have the meaning assigned to such term in Section 2.01(b).

“Pledged Equity Securities” shall have the meaning assigned to such term in Section 2.01(a).

“Security Interest” shall have the meaning assigned to such term in Section 3.01(a).

Credit and Guaranty Agreement

Exhibit I-6

“Senior Priority Representative” shall have the meaning assigned to such term in the Cash Flow Intercreditor Agreement.

“Term Loan Priority Collateral” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Trademark License” shall mean any written agreement governed by the laws of any state of the United States, now or hereafter in effect, to which a Credit Party is a party granting to such Credit Party any right to use any United States trademark or name owned by any third party (including, without limitation, any such rights that such Credit Party has the right to license).

“Trademarks” shall mean all of the following which any Credit Party owns: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed and accepted, to the extent that, and solely during the period for which, any assignment of, or grant a security interest in, an “intent-to-use” application prior to such filing and acceptance would violate the Lanham Act or impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Credit Party’s right, title or interest therein or any trademark or service mark registration that issues as a result of such application under applicable federal law), and all renewals thereof, including those listed on Schedule II, (b) all goodwill associated therewith or symbolized thereby, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Trade Secrets” shall mean all United States trade secrets and all other confidential or proprietary technical and business information and know-how governed by the laws of any state of the United States.

Article II.

PLEDGE OF SECURITIES

Section 2.01          Pledge. As security for the payment or performance when due (whether at stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Credit Party hereby pledges to the Collateral Agent for the benefit of the Secured Parties, and hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in all of such Credit Party’s right, title and interest in, to and under:

(a)           (i) the Equity Interests directly owned by it (including, as of the Closing Date, those Equity Interests listed on Schedule I) and (ii) any other directly owned Equity Interests obtained in the future by such Credit Party and, in each case, the certificates, if any, representing all such Equity Interests (the foregoing clauses (a)(i) and (ii), collectively, the “Pledged Equity Securities”); provided that the Pledged Equity Securities shall not include:

(A)           [Reserved];

Credit and Guaranty Agreement

Exhibit I-7

(B)            more than 65% of the issued and outstanding Equity Interests of “Darmantest Laboratories” Limited Liability Company,

(C)            to the extent applicable law requires that a subsidiary of such Credit Party issue directors’ qualifying shares, nominee shares or similar shares which are required by law to be held by persons other than such Credit Party, such qualifying shares, nominee shares or similar shares held by persons other than such Credit Party,

(D)            [Reserved],

(E)             any Equity Interests if, to the extent and for so long as the pledge of such Equity Interests hereunder is prohibited or restricted by any applicable law, including any requirement to obtain consent or approval of any Governmental Authority (other than to the extent such prohibition would be rendered ineffective pursuant to applicable anti-assignment provisions of the New York UCC or any other applicable law); provided that such Equity Interests shall cease to be Excluded Equity Interests at such time as such prohibition ceases to be in effect to the extent such Equity Interest is an Excluded Equity Interest as a result of such prohibition,

(F)            any Equity Interests if, to the extent and for so long as the pledge of such Equity Interests hereunder would result in material adverse tax consequences to the Borrower and its subsidiaries (taken as whole) as reasonably determined by the Borrower,

(G)            any Margin Stock,

(H)            any Equity Interests in captive insurance subsidiaries, special purpose entities identified in writing at any time by the Borrower to the Administrative Agent and not-for-profit subsidiaries, and

(I)              any Equity Interests that the Borrower and the Requisite Lenders (as defined in the Credit Agreement) shall have agreed in writing to treat as Excluded Equity Interests for purposes hereof on account of the cost, difficulty, burden or consequences of pledging such Equity Interests hereunder being excessive in relation to the practical benefit to the Secured Parties of the security to be afforded thereby (any Equity Interests excluded pursuant to any of clauses (A) through (I) above, an “Excluded Equity Interest”),

(b)           (i) promissory notes and any instruments evidencing Indebtedness for borrowed money owed to it as of the Closing Date (including, as of the Closing Date, those listed opposite the name of such Credit Party on Schedule I) and (ii) any promissory notes and any instruments evidencing Indebtedness for borrowed money in the future issued to such Credit Party (the foregoing clauses (b)(i) and (b)(ii) collectively, the “Pledged Debt Securities”); provided that the Pledged Debt Securities shall not include promissory notes and instruments evidencing Indebtedness for borrowed money (A) having an aggregate principal amount not in excess of $5,000,000, (B) [reserved], or (C) to the extent the pledge of such promissory note or instrument would violate applicable law (after giving effect to any applicable anti-assignment provisions of the New York UCC or any other applicable law); provided that such promissory note or instrument shall cease to be Excluded Instruments at such time as such prohibition ceases to be in effect to the extent such promissory note or instrument is an Excluded Instrument as a result of such prohibition, the “Excluded Instruments”),

Credit and Guaranty Agreement

Exhibit I-8

(c)           subject to Section 2.05 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the Pledged Collateral (except to the extent otherwise excluded from the Collateral pursuant to this Agreement),

(d)           subject to Section 2.05 hereof, all rights and privileges of such Credit Party with respect to the securities and other property referred to in clauses (a), (b) and (c) above, and

(e)           all proceeds of any of the foregoing.

Section 2.02          Delivery of the Pledged Collateral. (a) Subject to the terms of the Cash Flow Intercreditor Agreement, each Credit Party agrees promptly to (but in any event, within sixty (60) days of the receipt by such Credit Party thereof or at any time as required by the Cash Flow Intercreditor Agreement) deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Collateral (or, in the case of Pledged Collateral issued by Foreign Subsidiaries, if necessary under any applicable law, to carry out all necessary and reasonable formalities and actions for the dispossession and pledge thereof for the benefit of the Collateral Agent); provided that Pledged Debt Securities shall be required to be delivered only to the extent described in paragraph (b) of this Section 2.02.

(b)           Each Credit Party will cause any Pledged Debt Security (excluding, for the avoidance of doubt, any Excluded Instruments) in its possession and owed to it to be delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c)           Subject to the terms of the Cash Flow Intercreditor Agreement, upon delivery to the Collateral Agent, (i) any Pledged Collateral required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property composing part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Credit Party and such other instruments or documents as the Collateral Agent may reasonably request, in each case, subject to the Collateral and Guarantee Requirement. Each delivery of Pledged Collateral shall be accompanied by a supplement to Schedule I hereto describing such Pledged Collateral, which supplement shall be attached hereto as a supplement to Schedule I (such supplement may take the form of an amendment and restatement to Schedule I hereto) and made a part hereof; provided that failure to attach any such schedule or supplement hereto shall not affect the validity of such pledge of such Pledged Collateral. Each schedule so delivered shall supplement any prior schedules so delivered.

(d)           Notwithstanding the foregoing, prior to the Discharge of Senior Priority Obligations, the requirements of this Section 2.02 to deliver any Pledged Collateral to the Collateral Agent shall be deemed satisfied by delivery of such Pledged Collateral to the Senior Priority Representative.

Credit and Guaranty Agreement

Exhibit I-9

Section 2.03          Representations, Warranties and Covenants. Each Credit Party represents, warrants and covenants to the Collateral Agent, for the benefit of the Secured Parties, that:

(a)           Schedule I correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof (other than Excluded Equity Interests) owned by such Credit Party as of the Closing Date and all promissory notes or instruments evidencing Indebtedness for borrowed money (other than Excluded Instruments) owned by such Credit Party on the Closing Date;

(b)           (i) The Pledged Collateral has, in each case, been duly and validly authorized and issued by the issuers thereof, (ii) the Pledged Equity Securities are fully paid and nonassessable and (iii) the Pledged Debt Securities are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing; provided, that with respect to any Pledged Debt Securities or Pledged Equity Securities issued by a Person other than the Borrower or any subsidiary thereof, the foregoing representations are made to the knowledge of the Credit Parties;

(c)           such Credit Party (i) is the beneficial owner of the Pledged Collateral indicated on Schedule I as owned by such Credit Party, (ii) holds the same free and clear of all Liens, other than the security interests granted hereunder and other than Permitted Liens and (iii) has made no assignment, pledge, hypothecation or transfer of, or created or permitted to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to the transactions contemplated hereby and other transactions permitted by the Credit Agreement and other than Liens granted hereunder and other than Permitted Liens;

(d)           other than as permitted in the Credit Agreement, and except for restrictions and limitations imposed by the Credit Documents or under applicable law generally or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Equity Securities are freely transferable and assignable, and none of the Pledged Equity Securities is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that prohibits the pledge of such Pledged Equity Securities hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e)           other than as set forth in the Credit Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect), except for any such consent or approval with respect to which the failure to be obtained would not reasonably be expected to have a Material Adverse Effect; and

(f)            as of the Closing Date, the Credit Parties have caused certificates in respect of all of the Pledged Equity Securities to be delivered to the Collateral Agent pursuant to Section 2.02.

Credit and Guaranty Agreement

Exhibit I-10

Section 2.04          Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in the name of the applicable Credit Party, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). If an Event of Default shall have occurred and be continuing, each Credit Party will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Credit Party. If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Credit Party shall each use its commercially reasonable efforts to cause any person that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 2.04, to exchange certificates representing Pledged Collateral of such Credit Party for certificates of smaller or larger denominations.

Section 2.05          Voting Rights; Dividends and Interest, Etc. (a) Unless and until an Event of Default shall have occurred and be continuing, and after the Collateral Agent shall have given written notice (provided that with respect to any Event of Default pursuant to Section 8.1(g) or (h) of the Credit Agreement, such notice shall have automatically, and without further action, been deemed to have been delivered) to the Borrower of the Collateral Agent’s intention to exercise its rights hereunder:

(i)              Each Credit Party shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Credit Documents; provided that, except as permitted under the Credit Agreement, such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of the Collateral Agent or any of the other Secured Parties under this Agreement, the Credit Agreement or any other Credit Document or the ability of the Secured Parties to exercise the same.

(ii)             The Collateral Agent shall promptly execute and deliver to each Credit Party, or cause to be executed and delivered to such Credit Party, all such proxies, powers of attorney and other instruments as such Credit Party may reasonably request for the purpose of enabling such Credit Party to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)            Each Credit Party shall be entitled to receive and retain any and all dividends, interest, principal and other distributions or payments paid on or distributed in respect of the Pledged Equity Interests to the extent and only to the extent that such dividends, interest, principal and other distributions or payments are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Credit Documents and applicable laws; provided that (A) any non-cash dividends, interest, principal or other non-cash distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Equity Interests, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Equity Interests, received in exchange for Pledged Equity Interests or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise and (B) any non-cash dividends and other non-cash distributions or payments paid or payable in respect of any Pledged Equity Interests that would constitute Pledged Equity Interests in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Equity Interests, as applicable, and, if received by any Credit Party, shall not be commingled by such Credit Party with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be promptly delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).

Credit and Guaranty Agreement

Exhibit I-11

(b)           Upon the occurrence and during the continuance of an Event of Default, and after the Collateral Agent shall have given written notice (provided that with respect to any Event of Default pursuant to Section 8.1(g) or (h) of the Credit Agreement, such notice shall be deemed to have been delivered automatically and without further action) to the Borrower of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Credit Party to dividends, interest, principal or other distributions or payments that such Credit Party is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Collateral Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions or payments. All dividends, interest, principal or other distributions or payments received by any Credit Party contrary to the provisions of this Section 2.05 shall not be commingled by such Credit Party with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be promptly delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02 hereof. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Credit Party, without interest, all dividends, interest, principal or other distributions or payments that such Credit Party would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05 and that remain in such account.

(c)           Upon the occurrence and during the continuance of an Event of Default, and after the Collateral Agent shall have given written notice (provided that with respect to any Event of Default pursuant to Section 8.1(g) or (h) of the Credit Agreement, such notice shall be deemed to have been delivered automatically and without further action) to the Borrower of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Credit Party to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Requisite Lenders, the Collateral Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Credit Parties to exercise such rights. After all Events of Default have been cured or waived, each Credit Party shall have the right to exercise the voting and/or consensual rights and powers that such Credit Party would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

Section 2.06           Delivery and Registration of Collateral. Notwithstanding anything herein to the contrary, prior to the Discharge of Senior Priority Obligations, the requirements of this Agreement to deliver Collateral to the Collateral Agent or register the Collateral Agent as the registered owner of any Collateral shall be deemed satisfied by delivery of such Collateral to, or the registration of such Collateral in the name of, the Senior Priority Representative.

Credit and Guaranty Agreement

Exhibit I-12

Article III.

SECURITY INTERESTS IN OTHER PERSONAL PROPERTY

Section 3.01       Security Interest. (a) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations of the Credit Parties, each Credit Party hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets and properties (wherever located) now owned or at any time hereafter acquired by such Credit Party or in which such Credit Party now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)         all Accounts;

(ii)        all Chattel Paper;

(iii)       all cash, cash equivalents and Deposit Accounts;

(iv)       all Documents;

(v)        all Equipment;

(vi)       all Goods;

(vii)      all General Intangibles;

(viii)     all Instruments (including the Pledged Debt Securities);

(ix)       all Inventory;

(x)        all Investment Property (including the Pledged Equity Interests);

(xi)       all Letters of Credit and Letter of Credit Rights;

(xii)      all Intellectual Property;

(xiii)     all Commercial Tort Claims, including, without limitation, those described on Schedule IV hereto;

(xiv)     (1) Securities Accounts, (2) Investment Property credited to Securities Accounts or Deposit Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in any Securities Account or Deposit Account and (4) all other money in the possession of the Collateral Agent;

(xv)      all books and Records pertaining to the Article 9 Collateral; and

(xvi)    all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Credit and Guaranty Agreement

Exhibit I -13

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (a) any motor vehicle, aircraft, airframe, rolling stock and other assets subject to a certificate of title or ownership, whether now owned or hereafter acquired, (b) any Excluded Equity Interests, (c) any Letter of Credit Rights relating to any letter of credit with a face amount not in excess of $5,000,000, except to the extent constituting a support obligation for other Collateral as to which perfection of a security interest therein can be perfected by the filing of any financing statement under the Uniform Commercial Code (or similar filing in any applicable jurisdiction), and to the extent the applicable Credit Party is not required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose, (d) any Credit Party’s right, title or interest in any lease, license or agreement or any property subject to a purchase money security interest, Financing Lease Obligation or similar arrangements to which such Credit Party is a party or any of its right, title or interest thereunder, the property subject thereto, any insurance in respect thereof, any management or operating agreement with respect thereto and deposits made in respect thereof and all rights, title or interest in relation to any of the foregoing, in each case, to the extent that such a grant would, under the terms of such lease, license or agreement, purchase money, financing lease or similar arrangement result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of or create a right of termination in favor of or require the consent of any other party (in each case, other than a Credit Party) to, such lease, license or agreement, (e) (i) all owned real property interests with a fair market value (as reasonably determined by the Borrower in good faith) equal to or less than $7,500,000; and (ii) all leasehold interests (it is understood that there shall be no requirement to obtain landlord waivers, estoppels or collateral access agreements or acknowledgements, bailee waivers and similar letters), (f)(i) payroll, healthcare and other employee wage and benefit accounts, (ii) tax accounts, including, without limitation, sales tax accounts, (iii) escrow, defeasance, discharge and redemption accounts, (iv) fiduciary or other trust accounts, and, in the case of clauses (i) through (iv), the funds or other property held in or maintained in such account, (v) zero-balance accounts, (vi) accounts in jurisdictions other than in the jurisdiction of organization of the applicable granting Credit Party, the United States or any state thereof, and (vii) accounts other than those described in the preceding clauses with respect to which the average daily balance of the funds maintained on deposit therein does not exceed $1,000,000 in the aggregate (such accounts in this clause (f) being the “Excluded Accounts”) (g) any Commercial Tort Claim with an expected value not in excess of $1,000,000, as determined in good faith by the Borrower, (h) the Borrower’s or its subsidiaries’ rights in relation to aircraft and airframes, including rights under any lease, sublease, charter, management, operating, crew, service, repair, maintenance, storage or other agreement relating to the aircraft, rights in the aircraft and any parts, accessions and accessories thereto, rights under insurance policies and security deposits and rights in income derived from and proceeds of any of the foregoing, in the ordinary course, (i) assets if the granting of a security interest therein would result in material adverse tax consequences to any Credit Party as reasonably determined by the Borrower, (j) those assets as to which the Requisite Lenders and the Borrower reasonably determine in good faith that any of the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting such a security interest in such assets is excessive in relation to the practical benefit to the Secured Parties of the security to be afforded thereby, (k) foreign intellectual property, (l) any United States “intent to use” trademark application or intent-to-use service mark application filed pursuant to Section 1(b) of the Lanham Act, to the extent and during the period that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Credit Party’s right, title or interest therein or any trademark or service mark registration that issues as a result of such application under applicable federal law (including prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto), after which period such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral, (m) intellectual property specifically requiring a filing in a jurisdiction outside of the United States, (n) any assets (including interests in partnerships, joint ventures and other non-wholly owned entities) in respect of which and to the extent that pledges and security interests are prohibited by law or prohibited by agreements containing anti-assignment clauses not overridden by the New York UCC or other applicable law, (o) any assets and proceeds thereof subject to a Financing Lease Obligation or a purchase money lien permitted by clause 13 of the definition of “Permitted Liens” in the Credit Agreement to the extent such a grant would violate or invalidate the documents providing for such Financing Lease Obligation or purchase money lien and (p) prior to the Discharge of ABL Obligations, any property that would otherwise constitute ABL Priority Collateral but is an Excluded Asset (as such term is defined in the ABL Collateral Agreement); provided that clauses (b), (d), (k) or (n) shall not include (x) items to the extent the prohibition or restriction on the assignment or pledge thereof hereunder is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC, any other applicable anti-assignment provisions of the UCC or other applicable law (including without limitation Title 11 of the United States Code) or (y) proceeds from the sale, license, lease or other disposition and receivables of the assets referred to in such clause (including Accounts and other monies due or to become due under or in connection therewith), the assignment of which is expressly deemed effective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC, any other applicable anti-assignment provisions of the UCC or other applicable law notwithstanding such prohibition (the assets described in clauses (a) through (p) above, subject to the foregoing proviso, collectively, the “Excluded Assets”); provided that such exclusions shall not de facto apply to the proceeds of any of the property referred to in the foregoing clauses (d), (k) and (n) of this Section 3.01 or in clauses (A) to and including (I) of Section 2.01(a).

Credit and Guaranty Agreement

Exhibit I -14

(b)        Each Credit Party hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Article 9 Collateral (including Article 9 Collateral consisting of Pledged Collateral) or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Credit Party is an organization, the type of organization and any organizational identification number issued to such Credit Party, (ii) in the case of a financing statement filed as a fixture filing in a Uniform Commercial Code filing office, a sufficient description of the property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary to ensure the perfection of the Security Interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets”, “all assets whether now owned or hereafter acquired”, or words of similar effect. Each Credit Party agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary for the purpose of reflecting the Security Interest granted by each Credit Party, and naming any Credit Party or the Credit Parties as debtors and the Collateral Agent as secured party. Notwithstanding anything to the contrary herein, no Credit Party shall be required to take any action under the laws of any jurisdiction other than the United States (or any political subdivision thereof) and its territories and possessions for the purpose of perfecting the Security Interest in any Article 9 Collateral of such Credit Party constituting Intellectual Property.

Credit and Guaranty Agreement

Exhibit I -15

(c)         The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Credit Party with respect to or arising out of the Collateral.

(d)          Notwithstanding anything to the contrary in this Agreement or the Credit Agreement, (i)  no perfection steps shall be required by any means other than (A) filings pursuant to the Uniform Commercial Code in the office of the Secretary of State (or equivalent filing office) of the relevant State(s) of the respective jurisdictions of organization of each Credit Party, (B) filings in the United States Patent and Trademark Office and the United States Copyright Office of the Intellectual Property Security Agreement, (C) delivery of Collateral consisting of promissory notes and instruments evidencing Indebtedness for borrowed money; provided that such delivery shall not be required with respect to (1) promissory notes and instruments evidencing Indebtedness for borrowed money having an aggregate principal amount not in excess of $5,000,000, (2) any promissory notes and instruments evidencing Indebtedness for borrowed money that are promptly deposited into an investment or securities account, (3) checks received in the ordinary course of business and (4) promissory notes and instruments evidencing Indebtedness issued in connection with the extension of trade credit by the grantor of a security interest, (D) delivery of Collateral consisting of certificated Equity Interests included in the Collateral to the Collateral Agent, Term Loan Agent, Term Loan Representative or any Additional Term Agent, as applicable, in accordance with the ABL/Term Loan Intercreditor Agreement, (E) recording of mortgages with respect to all owned real property interests with a fair market value Fair Market Value greater than $7,500,000 and (E) other actions expressly required by this Agreement or the Credit Agreement or as set forth in any local law security agreement; (ii) no actions shall be required in order to create any security interest in assets located or titled outside of the United States or make enforceable any such security interest; (iii) no security shall be taken or perfected over movable plant and equipment to the extent requiring any labeling or segregation of such plant or equipment; (iv) no security shall be taken or perfected over any stock in trade to the extent this would require any item-specific or periodic listing of stock in trade or any segregation thereof; (v) no Control Agreement shall be required to be executed and delivered with respect to any Excluded Account; (vi) no notice shall be required to be delivered to Account Debtors or other contractual third parties prior to the occurrence and during the continuance of an Event of Default; and (vii) no action in addition to the filings contemplated under clause (i) above shall be required to perfect the Security Interest in any Commercial Tort Claim or Letter of Credit Right included in the Collateral.

Section 3.02         Representations and Warranties. Each Credit Party represents and warrants to the Collateral Agent, for itself and for the benefit of the Secured Parties, that:

(a)         Such Credit Party has good and valid legal title to, or valid written license, leasehold interest, easement or other limited property interest in, as applicable, the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder, except where the failure to have such title, interest or easement would not reasonably be expected to have a Material Adverse Effect. Such Credit Party has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than (x) any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement or (y) any consent or approval with respect to which the failure to be obtained would not reasonably be expected to have a Material Adverse Effect.

(b)         The Uniform Commercial Code financing statements containing a description of the Article 9 Collateral that have been prepared by the Collateral Agent for filing in the office specified in Schedule III and attached as Annex I to Schedule III constitute all the filings, recordings and registrations (except with respect to Intellectual Property) that are, as of the Closing Date, necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which a security interest may be perfected by filing financing statements.

Credit and Guaranty Agreement

Exhibit I -16

(c)        A fully executed Intellectual Property Security Agreement containing a description of all Article 9 Collateral consisting of United States Patents (and Patents for which United States applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) will have been delivered as of the Closing Date to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, for the purpose of establishing a legal, valid and perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office.

(d)       The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than (i) Permitted Liens having priority either by operation of applicable law or (ii) Permitted Liens which are subject to an Intercreditor Agreement.

(e)         The Credit Parties own the Article 9 Collateral (or, to each Credit Party’s knowledge, in the case of licenses in respect of Intellectual Property, own the right to use such licenses), free and clear of any Lien, other than Permitted Liens.

(f)         Except as indicated on Schedule IV, none of the Credit Parties holds any Commercial Tort Claim with a value estimated in good faith by the Borrower to be in excess of $5,000,000 as of the Closing Date.

(g)         Except as set forth in Schedule V, as of the Closing Date, all Accounts have been originated by the Credit Parties and all Inventory has been produced or acquired by the Credit Parties in the ordinary course of business.

(h)        As to itself and its Article 9 Collateral consisting of Intellectual Property owned by such Credit Party (the “Intellectual Property Collateral”), to each Credit Party’s actual knowledge:

(i)          Schedule II sets forth the Intellectual Property Collateral consisting of the Patents that are issued or the subject of a pending application and the Trademarks and Copyrights that are registered or the subject of a pending application, in each case, in the United States Patent and Trademark Office or United States Copyright Office, and, in each case, owned by such Credit Party as of the date hereof.

Credit and Guaranty Agreement

Exhibit I -17

(ii)         The Patents, Trademarks and Copyrights in such Intellectual Property Collateral are subsisting and, solely with respect to the issued Patents and registered Trademarks and registered Copyrights included therein, have not been adjudged invalid or unenforceable in whole or part (except for office actions issued in the ordinary course by the United States Patent and Trademark Office), and are valid and enforceable, in each case except as would not reasonably be expected to have a Material Adverse Effect. Such Credit Party does not have knowledge of any uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

(iii)        Such Credit Party has made or performed in the ordinary course of such Credit Party’s business, all acts, including without limitation filings, recordings and payment of fees and taxes, required to maintain and protect its interest in each and every Patent, Trademark and Copyright set forth on Schedule II in full force and effect and such Credit Party has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in such Intellectual Property Collateral, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(iv)       With respect to each IP Agreement the absence, termination or violation of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: each such IP Agreement is subsisting, valid and enforceable against the counterparty and is in full force and effect subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(v)        Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party or Patent, Trademark, Copyright or Trade Secret in the Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of such Patent, Trademark, Copyright or Trade Secret by any Credit Party or that would impair the validity or enforceability of such Patent, Trademark, Copyright or Trade Secret.

(i)           [Reserved].

(j)          As of the Closing Date, such Credit Party is not a beneficiary or assignee under any letter of credit with a face amount in excess of $5,000,000, other than the letters of credit described in Schedule VI hereto and additional letters of credit as to which such Credit Party has complied with the requirements of Section 3.04(d).

Section 3.03        Covenants(a). (a) Each Credit Party agrees to provide written notice to the Collateral Agent within 30 days after any change in (i) its corporate or organization name, (ii) its identity or type of organization or corporate structure or (iii) its organizational identification number (or equivalent). Each Credit Party agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Credit Party agrees not to effect or permit any change referred to in the first sentence of this paragraph unless all filings have been made, or will have been made within any applicable statutory period, that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral with the priority required under the Credit Documents for the benefit of the applicable Secured Parties.

Credit and Guaranty Agreement

Exhibit I -18

(b)          Each Credit Party agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such further actions as the Collateral Agent may from time to time reasonably request to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any and all amounts payable under or in connection with any of the Article 9 Collateral (other than amounts that in the aggregate for such Credit Party do not exceed $5,000,000) shall be or become evidenced by any promissory note or other instrument evidencing Indebtedness for borrowed money, then, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

(c)         After the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party, subject to the confidentiality restrictions set forth in Section 10.16 of the Credit Agreement.

(d)         At its option after the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not constituting a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Credit Party fails to do so as required by the Credit Agreement or this Agreement, and each Credit Party jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.03(d) shall be interpreted as excusing any Credit Party from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Credit Party with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Credit Documents.

(e)          Each Credit Party (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral.

(f)          Each Credit Party irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees, agents or sub-agents designated by the Collateral Agent) as such Credit Party’s true and lawful agent (and attorney-in-fact) for the purpose, after the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Credit Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Credit Party at any time or times shall fail to obtain or maintain any of the policies of insurance required under the Credit Agreement, the Collateral Agent may, after the occurrence and during the continuation of an Event of Default, without waiving or releasing any obligation or liability of the Credit Parties hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance (including by paying premiums with respect thereto) and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 3.03(f), including attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Credit Parties to the Collateral Agent and shall be additional Obligations secured hereby.

Credit and Guaranty Agreement

Exhibit I -19

Section 3.04         Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the benefit of the Secured Parties, the Collateral Agent’s Security Interest in the Article 9 Collateral, each Credit Party agrees, in each case at such Credit Party’s own expense, to take the following actions:

(a)         Instruments and Tangible Chattel Paper. Except with respect to Excluded Instruments, if any Credit Party shall at any time hold or acquire any Instruments (other than checks received and processed in the ordinary course of business) or Tangible Chattel Paper evidencing an amount in excess of $5,000,000, such Credit Party shall promptly endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b)         Investment Property. Except with respect to any Excluded Equity Interest and Excluded Instrument, if any Credit Party shall at any time hold or acquire any Certificated Security constituting Pledged Collateral or Article 9 Collateral, such Credit Party shall promptly endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify and in accordance with Section 2.02 hereof. Each Credit Party hereby agrees that if any of the Pledged Equity Interests are at any time not evidenced by certificates of ownership, then each applicable Credit Party shall, to the extent permitted by applicable law, (i) if necessary or desirable to perfect a security interest in such Pledged Equity Interests, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Equity Interests under the terms hereof, and (ii) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (A) cause the Organizational Documents of each such issuer that is a subsidiary of such Credit Party to be amended to provide that such Pledged Equity Interests shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Equity Interests to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 2.02.

(c)           Commercial Tort Claims. If any Credit Party shall at any time hold or acquire a Commercial Tort Claim with a value estimated in good faith by the Borrower to be in excess of $1,000,000, such Credit Party shall promptly notify the Collateral Agent thereof in a writing signed by such Credit Party, including a summary description of such claim, and grant to the Collateral Agent in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

Credit and Guaranty Agreement

Exhibit I -20

(d)          Letter of Credit Rights. With respect to any Letter of Credit Rights of any Credit Party relating to any Letter of Credit with a face amount in excess of $5,000,000, such Credit Party shall use its commercially reasonable efforts to take all actions necessary to provide the Collateral Agent a first priority perfected security interest in any such Letter of Credit Rights.

(e)           Deposit Accounts. Each Credit Party shall establish the Collateral Agent’s Control (as defined in Section 9-104 of the UCC), subject to the terms of the ABL/Term Loan Intercreditor Agreement, with respect to any such Deposit Account, substantially simultaneously with the delivery of a control agreement with respect to such Deposit Account in favor of the ABL Agent (which for the avoidance of doubt may be a control agreement establishing control in favor of the ABL Agent as agent or bailee for the Collateral Agent or establishing control in favor of the Collateral Agent on a basis junior in priority to the ABL Agent, in each case, pursuant to the terms of the ABL/Term Loan Intercreditor Agreement).

Section 3.05      Covenants Regarding Patent, Trademark and Copyright Collateral. All references to Patents, Trademarks, Copyrights and Trade Secrets in this Section 3.05 are referring to Patents, Trademarks, Copyrights and Trade Secrets that are included in the Intellectual Property Collateral. Except as permitted by the Credit Agreement:

(a)         Each Credit Party agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to contractually prohibit its licensees from doing any act or omitting to do any act; provided that no Credit Party shall be obligated to amend any agreement existing as of the date hereof) whereby any issued Patent that is material to the normal conduct of such Credit Party’s business would become prematurely invalidated, abandoned, lapsed or dedicated to the public (except, in each case, to the extent such action or inaction is deemed advisable in such Credit Party’s reasonable business judgment and except that nothing in this Section 3.05 shall prohibit such Credit Party from asserting such Patent against any other person).

(b)        Each Credit Party will, and will use its commercially reasonable efforts to contractually require its licensees and its sublicensees (provided that no Credit Party shall be obligated to amend any agreement existing as of the date hereof to so require) to, for each material registered Trademark necessary to the normal conduct of such Credit Party’s business, use commercially reasonable efforts to (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use, or knowingly permit its licensees’ use of, such Trademark in violation of any third party rights, except, in the case of (i) and (ii) above, to the extent such action or inaction is deemed advisable in such Credit Party’s reasonable business judgment.

(c)         Each Credit Party will, and will use its commercially reasonable efforts to cause its licensees and its sublicensees (provided that no Credit Party shall be obligated to amend any agreement existing as of the date hereof to so cause) to, for each material Copyright necessary to the normal conduct of such Credit Party’s business that it publishes, displays and distributes, use a copyright notice as necessary to establish and preserve its rights under applicable copyright laws.

(d)         Each Credit Party shall promptly notify the Collateral Agent if it has received written notice, other than regular reports with respect to Patents, Trademarks and Copyrights received in the ordinary course of business, that any issued Patent, registered Trademark or registered Copyright material to the normal conduct of such Credit Party’s business may imminently become abandoned, lapsed or dedicated to the public, in the case of such Patent or Copyright, prior to the end of its statutory term under applicable law, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Credit Party’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

Credit and Guaranty Agreement

Exhibit I -21

(e)         Subject to Section 3.01(d), each Credit Party, either itself or through any agent, employee, or designee, shall (i) inform the Collateral Agent on an annual basis of each application by itself, or through any agent, employee, or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office filed during the preceding twelve-month period, and (ii) upon the reasonable request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark, or Copyright.

(f)          Each Credit Party shall exercise its reasonable business judgment in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office with respect to (i) maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of the such Credit Party’s business, and (ii) maintaining any registration or issuance of each Patent, Trademark, and Copyright that is material to the normal conduct of such Credit Party’s business, including, when applicable and necessary in such Credit Party’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Credit Party believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)         In the event that any Credit Party receives written notice that any Article 9 Collateral consisting of a Patent, Trademark, Copyright or Trade Secret material to the normal conduct of its business has been materially infringed, misappropriated or diluted by a third party, such Credit Party shall, if such Credit Party deems it necessary in its reasonable business judgment, promptly take actions to stop such infringement, misappropriation or dilution and protect its rights in such Patent, Trademark, Copyright, or Trade Secret, including, but not limited to, the initiation of a suit for injunctive relief and to recover damages, in each case, to the extent it deems reasonably appropriate under the circumstances.

Each Credit Party shall exercise its reasonable business judgment in protecting the secrecy of all Trade Secrets owned by such Credit Party that are material to the normal conduct of such Credit Party’s business, including, without limitation, if such Credit Party deems it necessary in its reasonable business judgment, entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents.

Credit and Guaranty Agreement

Exhibit I -22

Section 3.06            Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to this Agreement shall (a) with respect to all Collateral constituting ABL Priority Collateral prior to the Discharge of ABL Obligations, be subject and subordinate to the Liens granted to the ABL Agent for the benefit of the ABL Secured Parties to secure the ABL Obligations pursuant to the ABL Collateral Agreement, to the extent set forth in the ABL/Term Loan Intercreditor Agreement and (b) with respect to all Collateral, prior to the Discharge of Senior Priority Obligations (as defined in the Cash Flow Intercreditor Agreement), be junior and subordinate in priority to the Liens granted to any Senior Priority Agent (as defined in the Cash Flow Intercreditor Agreement) for the benefit of the holders of the applicable Senior Priority Debt (as defined in the Cash Flow Intercreditor Agreement) to secure such Senior Priority Debt pursuant to the applicable Senior Priority Documents (as defined in the Cash Flow Intercreditor Agreement) (except as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Senior Priority Agent (as defined in the Cash Flow Intercreditor Agreement), on behalf of itself and the Senior Priority Creditors (as defined in the Cash Flow Intercreditor Agreement) represented thereby). The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the Administrative Agent, the ABL Agent and the Cash Flow Agent shall be determined solely pursuant to the Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control as among (i) the Collateral Agent and the ABL Agent, in the case of the ABL/Term Loan Intercreditor Agreement and (ii) the Collateral Agent, any Senior Priority Agent (as defined in the Cash Flow Intercreditor Agreement) and any other Junior Priority Agent in the case of the Cash Flow Intercreditor Agreement. In the event of any such conflict, each Credit Party may act (or omit to act) in accordance with the applicable Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, (x) prior to the Discharge of ABL Obligations, any obligation hereunder to deliver to the Collateral Agent any Collateral constituting ABL Priority Collateral shall be satisfied by causing such ABL Priority Collateral to be delivered to the ABL Agent to be held in accordance with the ABL/Term Loan Intercreditor Agreement and (y) until the Discharge of the Senior Priority Obligations (as defined in the Cash Flow Intercreditor Agreement), any obligation hereunder to deliver to the Collateral Agent any Collateral (other than Collateral constituting ABL Priority Collateral) shall be satisfied by causing such Collateral to be delivered to the Senior Priority Representative (as defined in the Cash Flow Intercreditor Agreement).

Credit and Guaranty Agreement

Exhibit I -23

Article IV.

REMEDIES

Section 4.01        Remedies Upon Default. Subject to the terms of the Cash Flow Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, each Credit Party agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right, subject to applicable law, to take any of or all the following actions at the same or different times, subject, in each case, to the terms of the Cash Flow Intercreditor Agreement: (a) with respect to any Article 9 Collateral consisting of Intellectual Property owned by such Credit Party for the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Section 4.01 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Credit Party hereby grants to the Collateral Agent, subject to pre-existing rights and licenses, an irrevocable (but solely during the continuance of an Event of Default), non-exclusive world-wide (to the extent it has such rights) license (exercisable without payment of royalty or other compensation to such Credit Party), subject, in the case of Trademarks, to any quality standards and quality control practices in effect by each applicable Credit Party, with respect to its Trademarks and sufficient to avoid the risk of invalidation or dilution of such Trademarks, to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired, developed or created by such Credit Party, wherever the same may be located; provided, that such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof to the extent permitted by the terms of the applicable licenses; provided further that the Collateral Agent shall retain the confidentiality of any Trade Secrets licensed under this Section 4.01 consistent with the practices in effect by each applicable Credit Party, with respect to its confidential information, immediately prior to such Event of Default; (b) to take possession of the Collateral and without liability for trespass to the applicable Credit Party to enter any premises where the Collateral may be located for the purpose of taking possession of, removing or selling the Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law and in furtherance of the foregoing, each Credit Party hereby grants to the Collateral Agent, for the purpose of enabling the Collateral Agent to exercise rights and remedies during the continuance of an Event of Default, an irrevocable license (without payment of rent or other compensation to such Credit Party) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by such Credit Party; (c) notify Account Debtors of any Credit Party that the Accounts of such Credit Party have been assigned to the Collateral Agent, for the benefit of the Secured Parties, or that Collateral Agent has a security interest therein and direct Account Debtors to make payment directly to the Collateral Agent; and (d) exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Credit Documents, or otherwise available to the Collateral Agent, all other rights and remedies of a secured party on default under the Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing rights and remedies, each Credit Party agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law (including the Uniform Commercial Code), to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 4.01, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Credit Party, and each Credit Party hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Credit Party now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

Credit and Guaranty Agreement

Exhibit I -24

The Collateral Agent shall give the Borrower and each applicable Credit Party not less than ten (10) Business Days’ prior written notice (which each Credit Party agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice of such sale. The Collateral, or the portion thereof, to be sold at any such sale may be sold in one lot as an entirety or in separate parcels in the Collateral Agent’s own right or by one or more agents and contractors, upon any premises owned, leased, or occupied by any Credit Party and the Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory to be sold with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor), all as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Credit Party (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Credit Party as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 4.02 hereof without further accountability to any Credit Party therefor. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 4.02         Application of Proceeds.

(a)         The Collateral Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, in the following order of priority, subject to the terms of the ABL/Term Loan Intercreditor Agreement: first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agents, including all amounts due to the Agents under Section 10.5 of the Credit Agreement, second, ratably in accordance with the amounts owed under this clause second, to pay any fees other than the Exit Fee or expense reimbursements then due to the Lenders from the Borrower, third, ratably, to pay interest and the Exit Fee due and payable in respect of the Loans and any other Obligations, fourth, ratably, to payment of that portion of the Obligations constituting unpaid principal of the Loans, fifth, to the payment of any other Obligation due to the Agents or any other Secured Party; and sixth, after payment in full in cash of the amounts specified in clauses first through fifth, subject to the terms of any Intercreditor Agreements or any other Collateral Document, to pay the surplus, if any to whomever may be lawfully entitled to receive such surplus.

(b)        If any payment to any Secured Party pursuant to this Section 4.02 of its pro rata share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Obligations of the other Secured Parties, with each Secured Party whose Obligations have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations of such Secured Party and the denominator of which is the unpaid Obligations of all Secured Parties entitled to such distribution.

Credit and Guaranty Agreement

Exhibit I -25

(c)         All payments required to be made hereunder shall be made to the Administrative Agent for the account of such Secured Parties or as the Administrative Agent may otherwise direct in accordance with the Credit Documents.

(d)         [Reserved].

(e)         Subject to the other limitations (if any) set forth herein and in the other Credit Documents, it is understood that the Credit Parties shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations of the Credit Parties.

(f)          It is understood and agreed by each Credit Party that the Collateral Agent shall have no liability for any determinations made by it in this Section 4.02 except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its own or its Related Party’s gross negligence or willful misconduct. Each Credit Party also agrees that the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of any Intercreditor Agreement, and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

Section 4.03        Securities Act, Etc. In view of the position of the Credit Parties in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Securities Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Credit Party understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Credit Party acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, “blue sky” or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Credit Party acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Requisite Lenders, in their sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

Credit and Guaranty Agreement

Exhibit I -26

Article V.

MISCELLANEOUS

Section 5.01         Notices. All communications and notices hereunder shall (except as otherwise permitted herein) be in writing and given as provided in Section 10.1 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 10.1 of the Credit Agreement.

Section 5.02        Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Credit Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) subject only to termination or release of a Credit Party’s obligations hereunder in accordance with the terms of Section 5.15 hereof, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party in respect of the Obligations or this Agreement (other than a defense of payment or performance).

Section 5.03        Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 5.04        Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or by the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Credit Party and may be amended, modified, supplemented, waived or released with respect to any Credit Party without the approval of any other Credit Party and without affecting the obligations of any other Credit Party hereunder.

Section 5.05        Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of any Credit Party or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. The Collateral Agent hereunder shall at all times be the same person that is the Collateral Agent under the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent under the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto.

Credit and Guaranty Agreement

Exhibit I -27

Section 5.06        Administrative Agent’s and Collateral Agent’s Fees and Expenses; Indemnification.  The parties hereto agree that the Administrative Agent and the Collateral Agent shall be entitled to (i) reimbursement of their respective expenses incurred hereunder and (ii) indemnification for losses, claims, damages, liabilities and related expenses incurred or asserted, arising out of, in connection with or as a result of this Agreement, in each case, as and to the extent provided in Section 10.5 of the Credit Agreement and the provisions of Section 10.5 of the Credit Agreement shall be incorporated by reference herein and apply to each Credit Party mutatis mutandis. In connection with this Agreement, each Agent shall have all rights, privileges, protections, indemnities, exculpations and immunities in favor of such Agent under the Credit Agreement and the other Credit Documents, including, without limitation, (i) the right to request written instructions or confirmations from the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary) prior to taking any action hereunder, (ii) with respect to any determination, designation, or judgment to be made by any Agent hereunder, the right to request that the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) make or confirm such determination, designation, or judgment, and (iii) the right to appoint designees, sub-agents, or attorneys-in-fact to exercise any rights and powers conferred on such Agent hereunder.

Section 5.07       Collateral Agent Appointed Attorney-in-Fact. Each Credit Party hereby appoints the Collateral Agent the attorney-in-fact of such Credit Party for the purpose, after the occurrence and during the continuance of an Event of Default, of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or desirable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. The Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Credit Party, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral, (d) to sign the name of any Credit Party on any invoice or bill of lading relating to any of the Collateral, (e) to send verifications of Accounts to any Account Debtor, (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (h) to notify, or to require any Credit Party to notify, Account Debtors to make payment directly to the Collateral Agent, and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor any of their respective Related Parties shall be responsible to any Credit Party for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Credit and Guaranty Agreement

Exhibit I -28

Section 5.08       APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 5.09        Waivers; Amendment. (a) No failure or delay by the Collateral Agent or any Lender in exercising any right, power or remedy hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)         Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.8 of the Credit Agreement.

Section 5.10       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

Section 5.11         Severability. In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Credit and Guaranty Agreement

Exhibit I -29

Section 5.12        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 5.04 hereof. Delivery of an executed counterpart to this Agreement by facsimile or any other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

Section 5.13         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 5.14         Jurisdiction; Consent to Service of Process. (a) Each party hereto irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them and agrees that any such action or proceeding shall be brought solely in such New York Courts; provided that nothing in this agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any person, or decline (or, in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its subsidiaries or affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 5.14 would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding.

(a)         Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b)         Each party hereto hereby irrevocably and unconditionally agrees that service of process in any such action or proceeding may be effected by delivering by registered or certified mail (or substantially similar form of mail), postage prepaid, return receipt requested, a copy of such process to the applicable party at its address provided in accordance with Section 10.1 of the Credit Agreement.

(d)         Each party hereto irrevocably and unconditionally agrees that the Collateral Agent retains the right to serve process in any other manner permitted by law or to bring proceedings against any Credit Party in the courts of any other jurisdiction in connection with the exercise of any rights under this Agreement or the enforcement of any judgment. Without limiting the foregoing, each Credit Party hereby agrees that service of process may be effected on the Authorized Agent designated in the Credit Agreement for such Credit Party, in the manner provided in Section 10.15 of the Credit Agreement.

Credit and Guaranty Agreement

Exhibit I -30

Section 5.15        Termination or Release. (a) This Agreement, the pledges made herein, the Security Interest and all other security interests granted hereby shall terminate when all the Obligations (other than contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full in cash in accordance with the provisions of the Credit Agreement.

(b)        A Credit Party shall automatically be released from its obligations hereunder and the security interests created hereunder in the Collateral of such Credit Party shall be automatically released upon the consummation of any transaction that is permitted by the Credit Agreement, as a result of which such Credit Party ceases to be a subsidiary.

(c)         Upon any sale or other transfer by any Credit Party of any Collateral that is permitted by the Credit Agreement, or, upon the effectiveness of any written consent to the release of a security interest granted in any Collateral pursuant to Section 10.8 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 5.15, the Collateral Agent shall, in each case, at such Credit Party’s expense, (i) execute and deliver to any Credit Party, and make any filing of, all documents that such Credit Party shall reasonably request to evidence such termination or release (including, without limitation, making any filings (such as filings of Uniform Commercial Code termination statements or releases in the United States Patent and Trademark Office or the United States Copyright Office)), (ii) duly assign and transfer to such Credit Party such of the Pledged Collateral that may be in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement and (iii) take any other action reasonably requested or demanded to effectuate such release (including making any filing relating thereto); provided that the Collateral Agent shall not be required to take any action under this Section 5.15(d) unless such Credit Party shall have delivered to the Collateral Agent together with such request, which may be incorporated into such request, (1) a reasonably detailed description of the Collateral to be released, which in any event shall be sufficient to effect the appropriate termination or release without causing the release of any other Collateral and (2) a certificate of an Authorized Officer of the Borrower or such Credit Party certifying that the transaction giving rise to such termination or release is permitted by the Credit Agreement and was, or will concurrently with the release be, consummated in compliance with the Credit Documents; provided, further that the Collateral Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in its opinion or the opinion of its counsel, could expose the Collateral Agent to liability or create any obligation or entail any consequence other than such release without recourse to, or representation or warranty by the Collateral Agent.. Any execution and delivery of documents pursuant to this Section 5.15 shall be without recourse to or representation or warranty by the Collateral Agent.

Section 5.16        Additional Subsidiaries. Upon execution and delivery by the Collateral Agent and any subsidiary that is required to become a party hereto by Section 5.11 of the Credit Agreement of an instrument in substantially the form of Exhibit I hereto (or in such other form reasonably satisfactory to the Collateral Agent), such subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor on the date hereof. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

[Signature Pages Follow]

Credit and Guaranty Agreement

Exhibit I -31

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LANNETT COMPANY, INC.

By:
Name:
Title:

LANNETT HOLDINGS, INC.

By:
Name:
Title:

CODY LABORATORIES, INC.

By:
Name:
Title:

SILARX PHARMACEUTICALS, INC.

By:
Name:
Title:

KREMERS URBAN PHARMACEUTICALS INC.

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

ALTER DOMUS (US) LLC, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

Exhibit I
to Security Agreement

SUPPLEMENT NO. ____ TO THE PLEDGE AND SECURITY AGREEMENT

SUPPLEMENT NO. ____, dated as of ____________________ (this “Supplement”), to the Second Lien Pledge and Security Agreement dated as of April 22, 2021 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Security Agreement”), among Lannett Company, Inc., a Delaware corporation (the “Borrower”), each Guarantor from time to time party thereto, Alter Domus (US) LLC, as administrative agent (in such capacity and any successor in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity and any successor in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A.       Reference is made to (i) the Second Lien Credit and Guaranty Agreement dated as of April 22, 2021, (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain subsidiaries of the Borrower party thereto as Guarantors from time to time, the Lenders party thereto from time to time and Alter Domus (US) LLC, as Administrative Agent and Collateral Agent and (ii) the Credit Agreement Joinder dated as of ______________ entered into by ______________, a ______________ (the “New Subsidiary”), as required by Section 5.11 of the Credit Agreement.

B.       Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement.

C.       The Credit Parties have entered into the Security Agreement in order to induce the Lenders to make extensions of credit under the Credit Agreement. Section 5.16 of the Security Agreement provides that additional subsidiaries may become Guarantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The New Subsidiary is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Security Agreement in order to induce the Lenders to make extensions of credit (if available under the Credit Agreement) and as consideration for extensions of credit previously made under the Credit Agreement.

Accordingly, the Administrative Agent, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.16 of the Security Agreement, the New Subsidiary by its signature below becomes a Guarantor under the Security Agreement and agrees to be bound by all terms, covenants and conditions thereunder with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms, covenants and provisions of the Security Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that (i) with respect to representations and warranties made by it under the Security Agreement that are not qualified by materiality, such representations and warranties are true and correct in all material respects, and (ii) with respect to the representations and warranties made by it under the Security Agreement that are qualified by materiality, such representations and warranties are true and correct in all respects, in each case, on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations when due (whether at stated maturity, by acceleration or otherwise), does hereby create, grant and pledge to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral of the New Subsidiary and expressly assumes all obligations and liabilities of a Guarantor and Credit Party under the Security Agreement. Each reference to a “Guarantor” or “Credit Party” in the Security Agreement shall be deemed to include the New Subsidiary. The Security Agreement is hereby incorporated herein by reference.

Credit and Guaranty Agreement

Exhibit I-34

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart to this Agreement by facsimile or any other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original. This Supplement shall become effective when (a) the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Agents have executed a counterpart hereof.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true, correct and complete schedule of all the Pledged Collateral of the New Subsidiary as of the date hereof, (b) set forth on Schedule II attached hereto is a true, correct and complete schedule of all of the material issued Patents, registered Trademarks and registered Copyrights owned by the New Subsidiary as of the date hereof, (c) set forth on Schedule III attached hereto is a true, correct and complete schedule of all Commercial Tort Claims of the New Subsidiary individually in excess of $1,000,000 as of the date hereof, (d) set forth on Schedule IV attached hereto, is the true, correct and complete legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office , (e) except as set forth in Schedule V, all Accounts of the New Subsidiary have been originated by the New Subsidiary and all Inventory has been produced or acquired by the New Subsidiary in the ordinary course of business, and (f) set forth on Schedule VI attached hereto is a true, correct and complete schedule of all Letter of Credit Rights of the New Subsidiary relating to Letters of Credit with a face amount in excess of $5,000,000 as of the date hereof.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Credit and Guaranty Agreement

Exhibit I-35

SECTION 7. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Security Agreement.

SECTION 9. The New Subsidiary agrees to reimburse each Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel for such Agent.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

Credit and Guaranty Agreement

Exhibit I-36

IN WITNESS WHEREOF, the New Subsidiary and the Agents have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit I-37

ALTER DOMUS (US) LLC, as Administrative Agent and Collateral Agent

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit I-38

Schedule I
to Supplement No. ___ to the
Security Agreement

Pledged Collateral of the New Subsidiary

PLEDGED EQUITY SECURITIES

Name of Issuer	Registered Owner	Number and Class of Pledged Equity Security	Number of Issuer Certificate (if applicable)	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Holder	Issuer	Principal Amount	Date of Pledged Debt Security	Maturity Date

Credit and Guaranty Agreement

Exhibit I-39

Schedule II
to Supplement No. ___ to the
Security Agreement

PATENTS, TRADEMARKS AND COPYRIGHTS

Credit and Guaranty Agreement

Exhibit I-40

Schedule III
to Supplement No. ___ to the
Security Agreement

COMMERCIAL TORT CLAIMS

Credit and Guaranty Agreement

Exhibit I-41

Schedule IV
to Supplement No. ___ to the
Security Agreement

LEGAL NAME, JURISDICTION OF FORMATION AND ADDRESS

Credit and Guaranty Agreement

Exhibit I-42

Schedule V
to Supplement No. ___ to the
Security Agreement

MATTERS RELATING TO ACCOUNTS AND INVENTORY

Credit and Guaranty Agreement

Exhibit I-43

Schedule VI
to Supplement No. ___ to the
Security Agreement

LETTER OF CREDIT RIGHTS

Credit and Guaranty Agreement

Exhibit I-44

Exhibit II
to Security Agreement

[FORM OF]

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (this “IP Security Agreement”) dated April 22, 2021, is made by the persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Alter Domus (US) LLC, acting through one or more of its branches or any Affiliate thereof, as collateral agent (in such capacity and any successor in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below). Capitalized terms used in this IP Security Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement (as defined below).

WHEREAS, the Grantors have entered into that certain Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Lannett Company, Inc., a corporation incorporated under the laws of the State of Delaware (the “Borrower”), the other Credit Parties party thereto, Alter Domus (US) LLC, as the Administrative Agent and Collateral Agent, and the Lenders party thereto from time to time;

WHEREAS, in accordance with the terms of the Credit Agreement, each Grantor has executed and delivered that certain Second Lien Pledge and Security Agreement, dated as of April 22, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Grantors, the Administrative Agent and the Collateral Agent; and

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the United States Patent and Trademark Office and the United States Copyright Office;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in such Grantor’s right, title and interest in and to the following (collectively, the “IP Collateral”):

(i)       the patents and patent applications set forth in Schedule A hereto;

(ii)       the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications or intent-to-use service mark applications filed pursuant to Section 1(b) of the Lanham Act, solely to the extent that, and only for so long as, the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Grantor’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable federal law, until a statement of use, amendment to allege use, or other similar filing is made and accepted by the United States Patent and Trademark Officer), together with the goodwill symbolized thereby;

Credit and Guaranty Agreement

Exhibit I-45

(iii)       the copyright registrations, including the copyright registrations and applications subject to an exclusive license in favor of a Grantor, each as set forth in Schedule C hereto;

(iv)       all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing;

(v)       any and all claims, and rights to sue, for damages and injunctive relief for any past, present or future infringement of any of the foregoing; and

(vi)       any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in the IP Collateral by each Grantor under this IP Security Agreement secures the payment of all Obligations of such Grantor now or hereafter existing under or in respect of the Credit Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3. Recordation. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4. Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart to this Agreement by facsimile or any other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the IP Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6. Governing Law. THIS IP SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS IP SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signatures pages to follow]

Credit and Guaranty Agreement

Exhibit I-46

EXHIBIT I

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME]

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit I-47

EXHIBIT J

[FORM OF]
PREPAYMENT NOTICE

Date: ___________, _____

To: Alter Domus (US) LLC, as Administrative Agent

[ ]

Ladies and Gentlemen:

Reference is made to that certain Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021, among Lannett Company, Inc. (the “Borrower”), the guarantors party thereto from time to time, Alter Domus (US) LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined).

The undersigned hereby gives you notice that, pursuant to Section 2.11 of the Credit Agreement, on [_____], 20[___] the undersigned intends to make a prepayment of Term Loans, in the aggregate principal amount of $ [__________].1

[Remainder of page intentionally left blank]

1      If applicable, in accordance with the second proviso to Section 2.12(b) of the Credit Agreement, include any conditions to effectiveness of this prepayment notice in connection with related transactions.

Credit and Guaranty Agreement

Exhibit J-1

LANNETT COMPANY, INC., as the Borrower

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit J-2

EXHIBIT K

[FORM OF]
MORTGAGE

31 This instrument was prepared in consultation with
counsel in the state in which the Premises is
located by the attorney named below.

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING ([STATE])

by and from

[__________________], “Mortgagor”

to

ALTER DOMUS (US) LLC, in its capacity as Agent (as defined herein), “Mortgagee”

Dated as of [__________]

Location:	[________________]
Municipality:	[________________]
County:	[________________]
State:	[________________]

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING
TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE
DESCRIBED HEREIN.

PREPARED BY, RECORDING REQUESTED BY,
AND WHEN RECORDED MAIL TO:

[•]32

31 Local counsel to advise as to any recording requirements for the cover page, including need for recording tax notification or a separate tax affidavit, if applicable.

32 Relevant mailing information for counsel to the Mortgagee to be inserted at time of recording.

Credit and Guaranty Agreement

Exhibit K-1

EXHIBIT K

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING ([STATE])

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([STATE]) (this “Mortgage”) is dated as of [__________], 2021 by and from [________________], a [______________] [_______________] (“Mortgagor”), whose address is [________________________] to ALTER DOMUS (US) LLC, a Delaware limited liability company, as Administrative Agent and Collateral Agent (in such capacity, “Agent”) for the Secured Parties as defined in the Credit Agreement (defined below), having an address at [_____________________] (Agent, together with its successors and assigns, “Mortgagee”).

SECTION 11.
Definitions

11.1                         Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021 (as the same may be amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Lannett Company, Inc., (the “Borrower”), certain subsidiaries of the Borrower party thereto as Guarantors from time to time, the Lenders party thereto from time to time and Alter Domus (US) LLC, as Administrative Agent and Collateral Agent. As used herein, the following terms shall have the following meanings:

“Mortgaged Property”: The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Credit Agreement or any of the other Credit Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (10) any and all cash proceeds and noncash proceeds from the conversion, voluntary or involuntary, of any of the Premises or any portion thereof into cash or liquidated claims (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

Credit and Guaranty Agreement

Exhibit K-2

EXHIBIT K

SECTION 12.
GRANT

12.1                         Grant. To secure the full and timely payment of the Obligations and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee the Mortgaged Property, subject, however, only to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee. The maximum amount of the Obligations secured hereby will not exceed $__________, plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest and fees thereon, all of which amounts shall be secured hereby.

SECTION 13.
WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

13.1                        Title to Mortgaged Property and Lien of this Instrument. The Mortgagor hereby represents and warrants that the representations and warranties set forth in Section 4.7 of the Credit Agreement as they relate to the Mortgagor or to the Credit Documents to which the Mortgagor is a party, each of which representations and warranties is hereby incorporated herein by reference as if fully set forth herein and the Mortgagee and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein.

13.2                        Second Lien Status. Mortgagor shall preserve and protect the second lien and security interest status of this Mortgage and the other Credit Documents. If any lien or security interest other than a Permitted Encumbrance or a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Mortgagee).

Credit and Guaranty Agreement

Exhibit K-3

EXHIBIT K

13.3                        Payment and Performance. Mortgagor shall pay the Obligations when due under the Credit Agreement and the other Credit Documents and shall perform the Obligations in full when they are required to be performed.

13.4                        Inspection. Section 5.7 of the Credit Agreement is hereby incorporated by reference and Mortgagor agrees to comply with Section 5.7 of the Credit Agreement in accordance with and to the extent provided therein.

13.5                        Insurance; Condemnation Awards and Insurance Proceeds.

(a)    Insurance. Mortgagor shall maintain insurance for the Premises as set forth in Section 5.2 of the Credit Agreement to the extent applicable.

(b)    Condemnation Awards. Mortgagor agrees to comply with Section 2.12(a)(i) of the Credit Agreement in accordance with and to the extent provided therein.

(c)    Insurance Proceeds. Insurance proceeds shall be applied or disbursed as set forth in Section 5.2 of the Credit Agreement to the extent and as applicable.

13.6                        Other Covenants. All of the covenants in the Credit Agreement that are applicable to Mortgagor are incorporated herein by reference.

SECTION 14.
FUTURE ADVANCES

14.1                        Future Advances. This Mortgage is given to secure the Obligations of the Mortgagor and the repayment of the aforesaid obligations (including, without limitation, the Obligations of the Mortgagor with respect to each advance of any Loan, any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances and readvances thereof that may subsequently be made to the Mortgagor, the Borrower or any other Credit Party by the Lenders pursuant to the Credit Agreement or any other Credit Document, and all renewals, modifications, replacements and extensions thereof). The lien of such future advances and re-advances shall relate back to the date of this Mortgage. The Mortgagor agrees that if the outstanding balance of any Obligation or all of the Loans, principal and interest, is ever repaid to zero, the lien of this Mortgage shall not be or be deemed released or extinguished by operation of law or implied intent of the parties. This Mortgage shall remain in full force and effect as to any further advances after any such zero balance until such time as the Loans and the other Obligations then due and owing shall have been paid in full in cash and the Term Loan Commitments have been terminated (the date upon which all of such events have occurred, the “Obligations Satisfaction Date”) or this Mortgage has been cancelled or released of record in accordance with the requirements of the Credit Agreement, and the Mortgagor waives, to the fullest extent permitted by applicable law, the operation of any applicable statute, case law or regulation having a contrary effect.

Credit and Guaranty Agreement

Exhibit K-4

EXHIBIT K

SECTION 15.

DEFAULT AND FORECLOSURE

15.1                        Remedies. Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a)    Acceleration. Subject to any provisions of the Credit Documents providing for the automatic acceleration of the Obligations upon the occurrence of certain Events of Default, declare the Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b)    Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive physical possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c)    Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.6 hereof.

(d)    Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e)    Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.6 hereof.

Credit and Guaranty Agreement

Exhibit K-5

EXHIBIT K

(f)     Other. Exercise all other rights, remedies and recourses granted under the Credit Documents or otherwise available at law or in equity.

(g)    Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

15.2                        Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Credit Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Credit Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Credit Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

15.3                        Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Credit Documents or their status as a second priority lien and security interest in and to the Mortgaged Property. For payment of the Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

15.4                        Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Credit Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

15.5                        Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Credit Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Obligations, the Credit Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Credit Documents for such Event of Default.

15.6                        Application of Proceeds. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement.

Credit and Guaranty Agreement

Exhibit K-6

EXHIBIT K

15.7                        Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) hereof will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

15.8                        Additional Advances and Disbursements; Costs of Enforcement.

(a)    Upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 5.8, or otherwise under this Mortgage or any of the other Credit Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Obligations, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b)    Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Credit Documents, or the enforcement, compromise or settlement of the Obligations or any claim under this Mortgage and the other Credit Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

15.9                         No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Credit Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

SECTION 16.
ASSIGNMENT OF RENTS AND LEASES

16.1                        Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).

Credit and Guaranty Agreement

Exhibit K-7

EXHIBIT K

16.2                        Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, second priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

16.3                        Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

16.4                         No Merger of Estates. So long as part of the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

SECTION 17.
SECURITY AGREEMENT

17.1                         Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a second priority security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any conflict or inconsistency between the terms of this Mortgage and the terms of the Second Lien Pledge and Security Agreement with respect to the collateral covered both therein and herein, the Second Lien Pledge and Security Agreement shall control and govern to the extent of any such conflict or inconsistency.

17.2                        Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such documents, instruments and further assurances, in each case in form and substance satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor represents and warrants to Mortgagee that Mortgagor's jurisdiction of organization is the State of [_________________].

Credit and Guaranty Agreement

Exhibit K-8

EXHIBIT K

17.3                         Fixture Filing and Financing Statement. This Mortgage constitutes a fixture filing and financing statement as those terms are used in the UCC against all of the Mortgaged Property which is or is to become fixtures. The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. The Mortgagor warrants that the Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage. The Mortgagee shall be deemed to be the “Secured Party” with the address as set forth in the preamble of this Mortgage and shall have the rights of a secured party under the UCC. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1 of this Mortgage. The information provided in this Section 7.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. [Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property, the employer identification number of Mortgagor is [__________] and the organizational identification number of Mortgagor is [___________].]33

SECTION 18.
[Intentionally Omitted]

SECTION 19.
MISCELLANEOUS

19.1                        Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 10.1 of the Credit Agreement.

19.2                        Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Credit Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

19.3                        Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Obligations and shall bear interest at the highest rate at which interest is then computed on any portion of the Obligations; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.

33 To be included if local counsel advises that local law requires such statement.

Credit and Guaranty Agreement

Exhibit K-9

EXHIBIT K

19.4                        Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties, and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

19.5                        No Waiver. Any failure by Mortgagee or the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of the Credit Documents shall not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

19.6                        Credit Agreement. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall control and govern to the extent of any such conflict or inconsistency.

19.7                        Release or Reconveyance. Upon the Obligations Satisfaction Date or payment in full of the Obligations and performance in full of the Obligations or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement, Mortgagee, at Mortgagor’s request and expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor as provided in Section 9.9 of the Credit Agreement.

19.8                         Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

19.9                         Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).

19.10                      Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

19.11                      Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.

19.12                      Entire Agreement. This Mortgage and the other Credit Documents embody the entire agreement and understanding between Mortgagee and Mortgagor relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Credit and Guaranty Agreement

Exhibit K-10

EXHIBIT K

19.13                      Application of the Foreclosure Law. If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

19.14                      [Last Dollars Secured; Priority. This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties. The parties agree that any payments or repayments of such Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.]34

19.15                      Mortgagee as Agent; Successor Agents.

(a)    Agent has been appointed to act as Agent hereunder by the other Secured Parties. Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor. In connection with this Agreement, Agent shall have all rights, privileges, protections, indemnities, exculpations and immunities in favor of Agent under the Credit Agreement and the other Credit Documents, including, without limitation, (i) the right to request written instructions or confirmations from the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith to be necessary) prior to taking any action hereunder, (ii) with respect to any approval, determination, designation, or judgment to be made by Agent hereunder, the right to request that the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary) make or confirm such approval, determination, designation, or judgment, and (iii) the right to appoint designees, sub-agents, or attorneys-in-fact to exercise any rights and powers conferred on Agent hereunder.

(b)    Mortgagee shall at all times be the same Person that is Agent under the Agency Documents. Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Mortgage. Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Mortgage. Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Mortgage. Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Mortgagee under this Mortgage, and the retiring or removed Agent shall promptly, at such successor Agent’s request and Mortgagor’s expense, (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Mortgage (if not previously discharged pursuant to the Credit Agreement). After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Mortgage and the Agency Documents and all other rights, privileges, protections, indemnities, exculpations and immunities granted to Agent hereunder and thereunder shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Agent hereunder.

34 To be included in mortgages for states with a mortgage recording tax, to the extent required.

Credit and Guaranty Agreement

Exhibit K-11

EXHIBIT K

19.16                      Subrogation. If any or all of the proceeds of the Obligations are used to extinguish, extend or renew any Indebtedness heretofore existing against the Mortgaged Property, then, to the extent of the funds so used, Mortgagee and the other Secured Parties shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Mortgaged Property heretofore held by, or in favor of, the holder of such Indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Mortgagee and the other Secured Parties and are merged with the lien and security interest created herein as cumulative security for the repayment of the Indebtedness and the performance of the Obligations.

Section 9.17 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to Agent pursuant to this Agreement and the exercise of any right or remedy by Agent hereunder are subject to the provisions of the Cash Flow Intercreditor Agreement, dated as of April 22, 2022 (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Cash Flow Intercreditor Agreement”), initially among Wilmington Trust, National Association, as Cash Flow Agent, Alter Domus (US) LLC, as Initial Junior Priority Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Cash Flow Intercreditor Agreement and this Agreement, the terms of the Cash Flow Intercreditor Agreement shall govern and control.

SECTION 20.
LOCAL LAW PROVISIONS

[To Come]

[The remainder of this page has been intentionally left blank]

Credit and Guaranty Agreement

Exhibit K-12

EXHIBIT K

IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[______________________], a [_________________] [____________]

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit K-13

EXHIBIT K

[New York form of notary acknowledgement]

STATE OF ___________________        )

 ) SS.:

COUNTY OF _________________         )

ON THE ____ DAY OF __________ IN THE YEAR ______ BEFORE ME, THE UNDERSIGNED, A NOTARY PUBLIC IN AND FOR SAID STATE, PERSONALLY APPEARED _______________, PERSONALLY KNOWN TO ME OR PROVED TO ME ON THE BASIS OF SATISFACTORY EVIDENCE TO BE THE INDIVIDUAL(S) WHOSE NAME(S) IS (ARE) SUBSCRIBED TO THE WITHIN INSTRUMENT AND ACKNOWLEDGED TO ME THAT HE/SHE/THEY EXECUTED THE SAME IN HIS/HER/THEIR CAPACITY(IES), AND THAT BY HIS/HER/THEIR SIGNATURE(S) ON THE INSTRUMENT, THE INDIVIDUAL(S), OR THE PERSON UPON BEHALF OF WHICH THE INDIVIDUAL(S) ACTED, EXECUTED THE INSTRUMENT.

(SIGNATURE AND OFFICE OF INDIVIDUAL TAKING ACKNOWLEDGEMENT)

Credit and Guaranty Agreement

Exhibit K-14

EXHIBIT K

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises located at [_____________]:

[See Attached Page(s) For Legal Description]

Credit and Guaranty Agreement

Exhibit K-15

EXHIBIT K

[EXHIBIT B

PERMITTED ENCUMBRANCES]

Those exceptions set forth in Schedule B of that certain policy of title insurance issued to Mortgagee by [______________] on or about the date hereof pursuant to commitment number [_________].

Credit and Guaranty Agreement

Exhibit K-16

EXHIBIT K

[FORM OF]
INTRA-GROUP SUBORDINATION AGREEMENT

INTRA-GROUP SUBORDINATION AGREEMENT

INTRA-GROUP SUBORDINATION AGREEMENT, dated as of April 22, 2021, among ALTER DOMUS (US) LLC (“Alter Domus”), as Administrative Agent (as defined below), Alter Domus, as Collateral Agent (as defined below), LANNETT COMPANY, INC., a corporation incorporated under the laws of the State of Delaware (the “Borrower”), each subsidiary of the Borrower listed on the signature pages hereto and each subsidiary of the Borrower that becomes a party hereto pursuant to Section 3.12 below.

A.                The Borrower, certain subsidiaries of the Borrower party thereto as Guarantors, the Administrative Agent, the Collateral Agent and the lenders party thereto from time to time have entered into the Second Lien Credit and Guaranty Agreement, dated as of the date hereof (as amended, supplemented, restated, extended, refinanced, renewed, replaced, defeased, refunded or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders have agreed to make loans or otherwise to extend credit to the Borrowers upon the terms and subject to the conditions specified in the Credit Agreement.

B.                 Pursuant to the Credit Documents, each Guarantor has jointly and severally guaranteed to the Secured Parties the payment when due of all Obligations.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 2.               Definitions.

2.1.            Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” shall mean Alter Domus, in its capacity as administrative agent for the Lenders under the Credit Agreement and the other Credit Documents, together with its successors and permitted assigns under the Credit Agreement.

“Alter Domus” shall have the meaning set forth in the recitals.

“Agreement” shall mean this Intra-Group Subordination Agreement, as amended, supplemented, restated, extended, renewed, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Borrower” shall have the meanings set forth in the recitals.

Credit and Guaranty Agreement

Exhibit K-17

EXHIBIT K

“Claims” shall mean all “Obligations” as defined in the Credit Agreement, including, without limitation, the principal amount of all Indebtedness incurred under the Credit Agreement, together with any interest, fees, attorneys’ fees, costs, expenses and indemnities payable on account of such principal amount or otherwise in respect of, or arising under, the Credit Agreement or the Credit Documents related thereto or any of them, including all fees and expenses of the applicable Agent thereunder (without double-counting the foregoing amounts) plus, all interest and expenses accrued or accruing (or that would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant Credit Document to the extent that the claim for such interest or expense is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

“Collateral Agent” shall mean Alter Domus, in its capacity as collateral agent for the Secured Parties under the Credit Agreement and the other Credit Documents, together with its successors and permitted assigns under the Credit Agreement.

“Collateral Documents” shall mean the “Collateral Documents” under and as defined in the Credit Agreement and any security agreement, pledge agreement, mortgage or other agreement, document or instrument pursuant to which a Lien is now or hereafter granted securing any Claims or under which rights or remedies with respect to such Liens securing any Claims are at any time governed, including any amendment, supplement, restatement, extension, refinancing, renewal, replacement, defeasance, refund or other modification from time to time.

“Credit Agreement” shall have the meaning specified in the recitals hereto.

“Credit Documents” shall have the meaning set forth in the Credit Agreement, including any amendment, supplement, restatement, extension, refinancing, renewal, replacement, defeasance, refund or other modification from time to time.

“Debtor” shall mean each Grantor which owes an Intra-Group Obligation to an Intra-Group Lender and is party to this Agreement on the date hereof or which becomes a party to this Agreement in accordance with the terms of Section 3.12.

“Discharge of Claims” shall mean, with respect to any Claims (other than contingent or indemnification obligations not yet due and payable and for which no claim has been made or asserted), the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an insolvency proceeding (whether or not allowed in the proceeding) in accordance with the Credit Documents.

“Final Discharge Date” shall mean the date on which the Discharge of Claims shall have occurred.

“Grantors” shall mean the Borrower and each of the Borrower’s subsidiaries that hereafter becomes a party to any Collateral Document.

“Group” shall mean the Borrower and its subsidiaries from time to time.

Credit and Guaranty Agreement

Exhibit K-18

EXHIBIT K

“Indebtedness” shall mean and include all obligations that constitute “Indebtedness” within the meaning of the Credit Agreement.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, administration, administrative receivership, liquidation, reorganization, dissolution or other similar case or proceeding or declaration of a moratorium in any applicable jurisdiction with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy and including the passing of a resolution or making of an order for any of the foregoing or (d) any composition, compromise, arrangement or any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor. Notwithstanding the foregoing, any liquidation, dissolution, reorganization, consolidation or other transaction that is permitted by Section 6.4 of the Credit Agreement shall not be deemed to be an “Insolvency or Liquidation Proceeding.”

“Intra-Group Enforcement Action” shall mean in relation to any Intra-Group Obligations:

(a)               the acceleration of any Intra-Group Obligations or the making of any declaration that any Intra-Group Obligations are prematurely due and payable;

(b)               the making of any declaration that any Intra-Group Obligations are payable on demand;

(c)               the making of a demand in relation to an Intra-Group Obligation that is payable on demand (other than a demand made by an Intra-Group Lender in relation to any Intra-Group Obligations which are on-demand Obligations to the extent (i) that the demand is made in the ordinary course of dealings between the relevant Debtor and Intra-Group Lender and (ii) that any resulting Payment would be permitted under Section 2.2);

(d)               the making of any demand against any member of the Group in relation to any Intra-Group Obligations guaranteed by such member of the Group;

(e)               the exercise of any right to require any member of the Group to acquire any Intra-Group Obligations (including exercising any put or call option against any member of the Group for the redemption or purchase of any such Intra-Group Obligations);

(f)                the exercise of any right of set-off or recoupment, bankers’ lien, account combination or payment netting against any member of the Group in respect of any Intra-Group Obligations other than the exercise of any such right which is otherwise expressly permitted under or not prohibited by the Credit Documents to the extent that the exercise of that right gives effect to a Payment permitted under Section 2.2;

(g)               the suing for, commencing or joining of any legal or arbitration proceedings against any member of the Group to recover any Intra-Group Obligations; and

(h)               any foreclosure proceeding, the exercise of any power of sale, the obtaining of a receiver, the seeking of default interest, the suing on, or otherwise taking any action to enforce the obligation of any member of the Group to pay any amounts relating to any Intra-Group Obligations or the taking of any other enforcement action against any asset or property of any member of the Group.

Credit and Guaranty Agreement

Exhibit K-19

EXHIBIT K

“Intra-Group Lenders” shall mean each member of the Group which has made a loan available to, granted credit to or made any other financial arrangement having similar effect with, another member of the Group and which is party to this Agreement on the date hereof or which becomes a party to this Agreement in accordance with the terms of Section 3.12.

“Intra-Group Obligations” shall mean the Obligations owed by any Debtor to any of the Intra-Group Lenders.

“Obligations” shall mean, (x) with respect to the Credit Documents or any Senior Creditor, the “Obligations” as defined in the Credit Agreement and (y) with respect to any other Person, any payment, performance or other obligations of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency or Liquidation Proceeding. Without limiting the generality of the foregoing, the Obligations of any Debtor under any Credit Document include the obligations to pay principal, reimbursement obligations under letters of credit, interest (including interest accrued on or accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) or premium on any Indebtedness, letter of credit commissions (if applicable), charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Debtor to reimburse any amount in respect of any of the foregoing that any Senior Creditor, in its sole discretion, may elect to pay or advance on behalf of such Debtor.

“Payment” shall mean, in respect of any Obligations, a payment, prepayment, repayment, redemption, defeasance or discharge of those Obligations.

“Senior Creditors” shall mean all Persons holding Claims, including the Agents and the other Secured Parties.

“subsidiary” shall mean any “subsidiary” of the Borrower under the Credit Agreement.

2.2.            Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.

Credit and Guaranty Agreement

Exhibit K-20

EXHIBIT K

Section 3.               Subordination of Intra-Group Obligations to Obligations Held by Senior Creditors.

3.1.            Restriction on Payments. Prior to the Final Discharge Date, no Debtor shall, and the Borrower shall procure that no other member of the Group will, make any Payment of any Intra-Group Obligation at any time unless the making or receipt of that Payment is permitted under Section 2.2.

3.2.            Permitted Payments.

(a)               Subject to paragraph (b) below and to the extent permitted by the Credit Agreement, the Debtors may make Payments in respect of the Intra-Group Obligations (whether principal, interest or otherwise) from time to time when due, and members of the Group may accept or agree to accept such Payments at any time.

(b)               Notwithstanding the foregoing, no Payment in respect of Intra-Group Obligations described in paragraph (a) above may be made if (i) such Payment would result in a breach of any Credit Document or (ii) an Event of Default under any Credit Agreement has occurred and is continuing (for the avoidance of doubt, after the expiration of all applicable cure or grace periods), unless, solely in the case of clause (ii) above, (x) the prior written consent of the Administrative Agent is obtained or (y) such Payment is made to facilitate Payment of Obligations to the Senior Creditors.

3.3.            Payment Obligations Continue. No Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) in relation to any Intra-Group Obligation by the operation of Sections 2.1 and 2.2 even if such Debtor’s obligation to make that Payment is restricted at any time by the terms of either of those Sections.

3.4.            Restriction on Enforcement: Intra-Group Lenders. Each Intra-Group Lender hereby agrees that until the Final Discharge Date pursuant to the terms of the Credit Agreement:

(a)       Such Intra-Group Lender shall not, without the prior written consent of the Requisite Lenders, which consent may be withheld or conditioned in the Requisite Lenders’ sole discretion, commence, or join or participate in, any Intra-Group Enforcement Action.

(b)       In the event (i) any Event of Default under the Credit Agreement or any event of default under, and as defined in, any other Obligations to the Senior Creditors (or the documentation governing the same) then exists or would result from such payment on the Intra-Group Obligations (including, without limitation, pursuant to Section 8 of the Credit Agreement), or (ii) such Intra-Group Lender receives any payment or prepayment of principal, interest or any other amount, in whole or in part, of (or with respect to) the Intra-Group Obligations in violation of the terms of this Agreement or the Credit Agreement, then, and in any such event, any payment or distribution of any kind or character, whether in cash, property or securities, which shall be payable or deliverable with respect to any or all of the Intra-Group Obligations or which has been received by any Intra-Group Lender shall be held in trust by such Intra-Group Lender for the benefit of the Senior Creditors and shall forthwith be paid or delivered directly to the Administrative Agent for application to the payment of the Obligations to the Senior Creditors (after giving effect to the relative payment and security priorities of such Obligations), to the extent necessary to make payment in full in cash of all sums due under the Obligations to the Senior Creditors remaining unpaid after giving effect to any concurrent payment or distribution to the Senior Creditors. In any such event, the Senior Creditors may, but shall not be obligated to, demand, claim and collect any such payment or distribution that would, but for these subordination provisions, be payable or deliverable with respect to the Intra-Group Obligations. Notwithstanding the foregoing, if one or more Events of Default shall exist, the Administrative Agent may agree in writing that payments may be made with respect to the Intra-Group Obligations which would otherwise be prohibited pursuant to this Agreement.

Credit and Guaranty Agreement

Exhibit K-21

EXHIBIT K

(c)       If such Intra-Group Lender shall acquire by indemnification, subrogation or otherwise, any Lien or other interest in any of the assets or properties of any Credit Party, that Lien or other interest shall be subordinate in right of payment to the Obligations to the Senior Creditors and the Lien of such Obligations as provided herein, and such Intra-Group Lender hereby waives any and all rights it may acquire by subrogation or otherwise to any Lien of such Obligations or any portion thereof until the Final Discharge Date.

(d)       In any case commenced by or against the Borrower or any of its subsidiaries under any Debtor Relief Law, to the extent permitted by applicable law, the Requisite Lenders shall have the exclusive right to exercise any voting rights in respect of the claims of such Intra-Group Lender against any Credit Party.

(e)       If, at any time, all or part of any payment with respect to Obligations to any Senior Creditor theretofore made (whether by the Borrower, any other Credit Party or any other Person or enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by any Senior Creditor for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(f)       After the occurrence and during the continuance of an Event of Default, such Intra-Group Lender shall not object to the entry of any order or orders approving any cash collateral stipulations, adequate protection stipulations or similar stipulations executed by any of the Senior Creditors in any Insolvency or Liquidation Proceeding.

(g)       Such Intra-Group Lender waives any marshalling rights with respect to the Senior Creditors in any Insolvency or Liquidation Proceeding.

3.5.            Guarantees and Security. Any payments made to, or received by, any Intra-Group Lender in respect of any guaranty or security in support of the Intra-Group Obligations shall be subject to the terms of this Agreement and applied on the same basis as payments made directly by the obligor under such Intra-Group Obligations. To the extent that the Borrower or any of its subsidiaries (other than the respective obligor or obligors which are already Intra-Group Lenders hereunder) provides a guaranty or any security in support of any Intra-Group Obligations, the Intra-Group Lender which is the lender of the Intra-Group Obligations will cause each such Person to become a party hereto (if such Person is not already a party hereto) promptly after the date of the execution and delivery of the respective guarantee or security documentation, provided that any failure to comply with the foregoing requirements of this Section 2.5 will have no effect whatsoever on the subordination provisions contained herein (which shall apply to all payments received with respect to any guarantee or security for any Intra-Group Obligations, whether or not the Person furnishing such guarantee or security is a party hereto).

3.6.            Prohibited Payments. Each Intra-Group Lender hereby acknowledges and agrees that no payments will be accepted by it in respect of the Intra-Group Obligations (unless promptly turned over to the Senior Creditors as contemplated by Section 2.4 above), to the extent such payments would be prohibited under any Obligations to the Senior Creditors (or the documentation governing the same).

Credit and Guaranty Agreement

Exhibit K-22

EXHIBIT K

3.7.            Representations. Each Intra-Group Lender and Debtor represents and warrants to the Senior Creditors as of the date hereof that:

(a)               it is a limited liability company, corporation or partnership duly organized, incorporated or formed and validly existing under the laws of its jurisdiction of organization, incorporation or formation;

(b)               the obligations expressed to be assumed by it in this Agreement are legal, valid and binding obligations, enforceable against such Intra-Group Lender or Debtor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing;

(c)               the entry into and performance by it of this Agreement does not and will not:

(i)	violate any law, rule or regulation applicable to it or its Organizational Documents; or

(ii)	constitute a default or termination event (however described) under any agreement or instrument binding on it or any of its assets which would reasonably be expected to have a Material Adverse Effect; and

(d)               Schedule I sets forth a list of all Intra-Group Obligations, other than those which aggregate less than $5.0 million, which, together with any and all of the instruments, agreements and/or documents related thereto, are subject to (or in accordance with the Credit Agreement, will be subject to) the terms of this Agreement.

3.8.            Change of Intra-Group Lender. To the extent permitted by the Credit Documents, any Intra-Group Lender may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of any Intra-Group Obligations owing to such Intra-Group Lender to another member of the Group if that member of the Group is already party to this Agreement or accedes to this Agreement as an Intra-Group Lender pursuant to Section 3.12 below. With effect from the date of delivery of notice to the Administrative Agent that all of the Intra-Group Obligations owing to an Intra-Group Lender have been assigned or transferred (and if applicable, the accession of a new Intra-Group Lender pursuant to Section 3.12 has occurred), the Intra-Group Lender assigning or transferring such Intra-Group Obligations shall cease to be an Intra-Group Lender hereunder and shall be discharged from its rights, benefits and obligations hereunder solely as an Intra-Group Lender and the replacement Intra-Group Lender shall assume the same obligations hereunder as an Intra-Group Lender and become entitled to the same rights and benefits hereunder as an Intra-Group Lender, as if it had been an original Intra-Group Lender as of the date of this Agreement.

3.9.            New Intra-Group Lender. If, on or after the date of this Agreement, any member of the Group that is not a Grantor makes any loan to, or grants any credit to, or makes any other financial arrangement having a similar effect with any Debtor, the Borrower will procure that the member of the Group giving that loan, granting that credit or making that other financial arrangement (if not already a party to this Agreement as an Intra-Group Lender) accedes to this Agreement as an Intra-Group Lender, pursuant to Section 3.12.

Credit and Guaranty Agreement

Exhibit K-23

EXHIBIT K

3.10.        New Grantor. The Borrower will procure that each member of the Group that is a Grantor under any of the Credit Documents becomes a party to this Agreement promptly after it becomes a Grantor under any of the Credit Documents.

3.11.        Subordination. (a) Anything to the contrary notwithstanding, all Intra-Group Obligations shall be subordinate and junior in right of payment, to the extent and in the manner herein set forth, to the prior payment in full, in cash, and performance of all Obligations under the Credit Documents. The foregoing shall apply notwithstanding the availability of collateral to the Senior Creditors or the holders of Intra-Group Obligations or the actual date and time of execution, delivery, recordation, filing or perfection of any Liens granted with respect to the Obligations to the Senior Creditors, or the Lien or priority of payment thereof, and in any instance wherein such Obligations or any claim for such Obligations is subordinated, avoided or disallowed, in whole or in part, under any Debtor Relief Law. In the event of an Insolvency or Liquidation Proceeding with respect to any Debtor, (i) the Senior Creditors shall be entitled to receive indefeasible payment in full in cash of all such Obligations before any Intra-Group Lender is entitled to receive any payment on account of any Intra-Group Obligation, (ii) the Senior Creditors shall be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities or by set-off or otherwise, which may be payable or deliverable in any Insolvency or Liquidation Proceeding in respect of any Intra-Group Obligation, (iii) until the Final Discharge Date, any payment or distribution of assets of any Debtor of any kind or character, whether in cash, property or securities, to which any Intra-Group Lender would be entitled, except for payments permitted under Section 2.2, shall be paid or delivered by each applicable Debtor directly to the Administrative Agent for application in accordance with the Credit Documents, (iv) each Intra-Group Lender shall execute, verify, deliver and file any proofs of claim in respect of the Intra-Group Obligations requested by an Agent in connection with any such Insolvency or Liquidation Proceeding and hereby irrevocably authorizes, empowers and appoints each Agent as its agent and attorney-in-fact (and to the extent required by applicable law, grant a power of attorney to each Agent on such terms as such Agent may reasonably require) to: (A) execute, verify, deliver and file such proofs of claim upon the failure of any applicable Intra-Group Lender promptly to do so prior to 15 calendar days before the expiration of the time to file any such proof of claim, and (B) vote such claim in any such Insolvency or Liquidation Proceeding upon the failure of any applicable Intra-Group Lender to do so prior to five days before the expiration of the time to vote any such claim; provided that (x) no Agent shall have an obligation to execute, verify, deliver, file and vote any such proof of claim and (y) if an Agent is not entitled to take any actions contemplated in clause (A) or (B) above and an Agent requests any Intra-Group Lender or Debtor to take that action, the relevant Intra-Group Lender or Debtor shall take that action itself in accordance with the instructions of such Agent. In the event that an Agent votes any claim in accordance with the authority granted hereby, the Intra-Group Lender shall not be entitled to change or withdraw such vote.

(b)       In any Insolvency or Liquidation Proceeding relating to any Debtor, each Intra-Group Lender agrees that the Senior Creditors shall be entitled to receive payment in full in cash of all their respective Obligations (including interest accrued on or accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) before any Intra-Group Lender receives payment of any amount in respect of Intra-Group Obligations. No right of the Lenders to enforce the subordination of the Debtors’ obligations hereunder may be impaired by any act or failure to act by any Debtor or any Intra-Group Lender or by the failure of any Debtor or any Intra-Group Lender to comply with this Agreement. No failure or delay on the part of any party hereto or any Senior Creditor in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. If any Debtor or any Intra-Group Lender violates any of the terms of this Section 2, in addition to any remedies in law, equity or otherwise, each Agent and each other Senior Creditor may restrain such violation in any court of law and may interpose this Agreement as a defense in any action by any Intra-Group Lender. Each Intra-Group Lender hereto acknowledges that to the extent that no adequate remedy at law exists for breach of its obligations under this Agreement, in the event any Intra-Group Lender fails to comply with its obligations hereunder, each Agent shall have the right to obtain specific performance of the obligations of such defaulting Intra-Group Lender, injunctive relief or such other equitable relief as may be available.

Credit and Guaranty Agreement

Exhibit K-24

EXHIBIT k

Section 4.               Miscellaneous.

4.1.            Term of this Agreement; Severability. This Agreement shall terminate upon the Final Discharge Date. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.2.            Amendments; Waivers. No amendment, supplement, modification, waiver or termination of this Agreement shall be effective against a party against whom the enforcement of such amendment, supplement, modification, waiver or termination would be asserted, unless such amendment, supplement, modification, waiver or termination was made in a writing signed by such party; provided that amendments hereto shall be effective as against the Senior Creditors only if executed and delivered by the Agents.

4.3.            Information Concerning Financial Condition of the Borrower and the Subsidiaries. The Agents and the other Senior Creditors shall have no duty to advise any other party hereunder of information known to it or them regarding the financial condition of the Borrower and its subsidiaries or otherwise. In the event that any Agent or any other Senior Creditor, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation (w) to make, and the Agents and the other Senior Creditors shall not make or be deemed to make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential. The Debtors agree that any information provided to the Agents or any other Senior Creditor may be shared by such Person with any of the other Lenders notwithstanding a request or demand by such Debtor that such information be kept confidential; provided that such information shall otherwise be subject to the respective confidentiality provisions in the Credit Agreement, as applicable.

4.4.            Consent to Jurisdiction; Waivers. The parties hereto consent to the exclusive jurisdiction of any state or federal court located in the New York County of the State of New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 3.5 for such party or, in the case of a Debtor, to the agent for service of process for such Person designated in the Credit Agreement. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

4.5.            Notices. All notices to the Senior Creditors permitted or required under this Agreement may be sent to the Administrative Agent as provided in the Credit Agreement. All communications and notices hereunder shall (except as otherwise permitted herein) be in writing and given as provided in Section 10.1 of the Credit Agreement (or, as to each party hereto that is not a Grantor, at such other address as may be designated by such party in a written notice to all of the other parties).

Credit and Guaranty Agreement

Exhibit K-25

EXHIBIT K

4.6.            Governing Law. This Agreement shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York.

4.7.            Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

4.8.            Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or electronic transmission, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed counterpart to this Agreement by facsimile or any other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

4.9.            Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. By acceptance of the benefits of this Agreement, each Senior Creditor (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Administrative Agent as its administrative agent and the Collateral Agent as its collateral agent hereunder, (b) to confirm that, notwithstanding anything to the contrary contained herein, the authority to enforce rights and remedies hereunder against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agents in accordance with Section 9 of the Credit Agreement for the benefit of the Senior Creditors and (c) to agree to be bound by the terms of this Agreement.

4.10.        No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the Senior Creditors. No other Person shall have or be entitled to assert rights or benefits hereunder. Without limiting the generality of the foregoing, any Person to whom a Senior Creditor assigns or otherwise transfers all or any portion of the Obligations under the Credit Documents in accordance with the applicable Credit Documents, as the case may be, shall become vested with all the rights and obligations in respect thereof granted to such Senior Creditors, without any further consent or action of the other Senior Creditors.

4.11.        Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Borrower or any other Debtor shall include the Borrower or any other Debtor as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Debtor (as the case may be) in any Insolvency or Liquidation Proceeding.

4.12.        Supplements. Upon the execution by any member of the Group of a supplement hereto in substantially the form attached as Annex I hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent, such member shall be a party to this Agreement and shall be bound by the provisions hereof to the same extent as each other member party hereto is so bound, it being understood that any member of the Group that is not a Grantor shall be subject to the provisions hereof solely as an Intra-Group Lender.

Credit and Guaranty Agreement

Exhibit K-26

EXHIBIT K

4.13.        Acknowledgement and Consent. To the extent any of the Intra-Group Obligations owing by any Debtor are pledged by any Intra-Group Lender under any Collateral Document, each such Debtor hereby acknowledge (a) notice of such Collateral Document, and consents to the terms and provisions thereof, including the pledge and assignment to the Collateral Agent of the Intra-Group Lender’s right, title and interest in any such Intra-Group Obligation under each such Collateral Document, (b) that such Intra-Group Lender has provided it with notice of the right of the Collateral Agent in the exercise of its rights and remedies under such Collateral Document to make all demands, give all notices, take all actions and exercise all rights of the Grantor with respect to such Intra-Group Obligations, and (c) that the Collateral Agent or its designee shall be entitled to exercise any and all rights and remedies of such Intra-Group Lender with respect to such Intra-Group Obligations in accordance with the terms of such Collateral Document, and each such Debtor shall comply in all respects with such exercise. In the event of any conflict between the provisions of this Agreement and the provisions of the documents governing the Intra-Group Obligations, the provisions of this Agreement shall prevail. Each Intra-Group Lender agrees to be fully bound by all terms and provisions contained in this Agreement, both with respect to any Intra-Group Obligations (including any guarantees thereof and security therefor) owed to it, and with respect to all Intra-Group Obligations (including all guarantees thereof and security therefor) owing to it.

4.14.        Conflict. In the event of a conflict between a term of this Agreement and a term of the Credit Agreement, the terms of the Credit Agreement shall prevail and this Agreement shall continue in full force and effect as if the relevant term of the Credit Agreement had been incorporated into this Agreement (mutatis mutandis) in place if such conflicting term.

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Credit and Guaranty Agreement

Exhibit K-27

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LANNETT COMPANY, INC.

By:
Name:
Title:

LANNETT HOLDINGS, INC.

By:
Name:
Title:

CODY LABORATORIES, INC.

By:
Name:
Title:

SILARX PHARMACEUTICALS, INC.

By:
Name:
Title:

KREMERS URBAN PHARMACEUTICALS INC.

By:
Name:
Title:

[Signature Page to Intra-Group Subordination Agreement]

ALTER DOMUS (US) LLC, as the Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Intra-Group Subordination Agreement]

SCHEDULE I

LIST OF INTRA-GROUP OBLIGATIONS / INTERCOMPANY LOAN AGREEMENTS

Second Amended and Restated Revolving Credit Note, dated as of November 9, 2015, in the maximum principal amount of $100,000,000, made by Cody Laboratories, Inc. in favor of Lannett Company, Inc. pursuant to that certain Second Amended and Restated Revolving Credit Agreement, dated as of November 9, 2015, by and between Cody Laboratories, Inc. and Lannett Company, Inc.

Revolving Credit Note, dated May 19, 2004, made by Lannett Company, Inc. in favor of Lannett Holdings, Inc. pursuant to that certain Loan Agreement, dated as of May 19, 2004, between Lannett Holdings, Inc. and Lannett Company, Inc., as amended by that certain First Amendment to Loan Agreement, dated as of January 1, 2002, between Lannett Holdings, Inc. and Lannett Company, Inc., that certain Second Amendment to Loan Agreement, dated as of November 7, 2008, between Lannett Holdings, Inc. and Lannett Company, Inc., that certain Third Amendment to Loan Agreement, dated as of February 17, 2011, between Lannett Holdings, Inc. and Lannett Company, Inc., that certain Fourth Amendment to Loan Agreement, dated as of November 14, 2013, between Lannett Holdings, Inc. and Lannett Company, Inc. and that certain Fifth Amendment to Loan Agreement, dated as of November 13, 2014, between Lannett Holdings, Inc. and Lannett Company, Inc., in the maximum principal amount of $60,000,000

Credit and Guaranty Agreement

Exhibit L-14

EXHIBIT L

[FORM OF]

INTRA-GROUP SUBORDINATION AGREEMENT SUPPLEMENT

THIS SUPPLEMENT (this “Agreement”), dated as of _____________, ____, is made by _____________________, a ______________________ (the “New Subsidiary”). Reference is made to the Intra-Group Subordination Agreement, dated as of December [__], 2020, among ALTER DOMUS (US) LLC (“Alter Domus”) as administrative agent under the Credit Agreement (the “Administrative Agent”), Alter Domus, as collateral agent under the Credit Agreement (the “Collateral Agent”), LANNETT COMPANY, INC., a corporation incorporated under the laws of the State of Delaware (the “Borrower”), and the other parties thereto (as amended, restated, supplemented, extended, renewed, replaced or otherwise modified and in effect from time to time, the “Existing Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Existing Agreement.

The New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Senior Creditors:

1.               The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Existing Agreement for all purposes of the Existing Agreement and the other Credit Documents, and shall have all of the obligations of a Debtor (to the extent it is a Grantor and owes any Intra-Group Obligations) and an Intra-Group Lender (to the extent it is owed any Intra-Group Obligations) thereunder as if it had executed the Existing Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Existing Agreement, including without limitation, all of the representations and warranties set forth in Sections 2.7 and 3.9 of the Existing Agreement, which are deemed to be made as of the date hereof by the New Subsidiary.

2.               The New Subsidiary acknowledges and confirms that it has received a copy of the Existing Agreement.

3.               The New Subsidiary agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement.

4.               This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

5.               This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or other electronic submission (e.g. “PDF” or “TIFF”), which shall be deemed for all purposes to be as effective as delivery of a manually signed original.

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Credit and Guaranty Agreement

Exhibit L-15

SCHEDULE I

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit L-16

Exhibit M

[FORM OF]
CASH FLOW INTERCREDITOR AGREEMENT

CASH FLOW INTERCREDITOR AGREEMENT

by and between

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Cash Flow Agent

and

ALTER DOMUS (US) LLC,

as Initial Junior Priority Agent

dated as of April 22, 2021

Credit and Guaranty Agreement

Exhibit M-1

Exhibit M

Page

ARTICLE I
DEFINITIONS
Section 1.1 UCC Definitions	M-6
Section 1.2 Other Definitions	M-6
Section 1.3 Rules of Construction	M-28

ARTICLE II
LIEN PRIORITY
Section 2.1 Agreement to Subordinate	M-28
Section 2.2 Waiver of Right to Contest Liens	M-34
Section 2.3 Remedies Standstill	M-35
Section 2.4 Exercise of Rights	M-37
Section 2.5 [RESERVED]	M-38
Section 2.6 Waiver of Marshalling	M-38

ARTICLE III
ACTIONS OF THE PARTIES
Section 3.1 Certain Actions Permitted	M-38
Section 3.2 Agent for Perfection	M-38
Section 3.3 Sharing of Information and Access	M-39
Section 3.4 Insurance	M-39
Section 3.5 No Additional Rights for the Credit Parties Hereunder	M-40
Section 3.6 Actions upon Breach	M-40
Section 3.7 Purchase Rights	M-40

ARTICLE IV
APPLICATION OF PROCEEDS
Section 4.1 Application of Proceeds	M-43
Section 4.2 Specific Performance	M-45

ARTICLE V
INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS
Section 5.1 Notice of Acceptance and Other Waivers	M-46
Section 5.2 Modifications to Senior Priority Documents and Junior Priority Documents	M-47
Section 5.3 Reinstatement and Continuation of Agreement	M-51

Credit and Guaranty Agreement

Exhibit M-2

Exhibit M

Credit and Guaranty Agreement

Exhibit M-3

Exhibit M

EXHIBITS:

Exhibit A	Additional Indebtedness Designation

Exhibit B	Additional Indebtedness Joinder

Exhibit C	Joinder of Cash Flow Credit Agreement or Initial Junior Priority Credit Facility

Credit and Guaranty Agreement

Exhibit M-iv

Exhibit M

CASH FLOW INTERCREDITOR AGREEMENT

This CASH FLOW INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of April 22, 2021, by and between WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Cash Flow Agent”) for the Cash Flow Secured Parties referred to below, and ALTER DOMUS (US) LLC, in its capacity as collateral agent (together with its successors and assigns in such capacity, from time to time, and as further defined herein, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties referred to below. Capitalized terms defined in Article I hereof are used in this Agreement as so defined.

RECITALS

A.       Pursuant to the Original Cash Flow Indenture, the Cash Flow Borrower has issued Cash Flow Priority Obligations in the form of the Notes.

B.      Pursuant to the Cash Flow Guarantees, the Cash Flow Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the Cash Flow Borrower’s obligations under the Cash Flow Documents.

C.       Pursuant to the Original Initial Junior Priority Credit Facility, the Initial Junior Priority Creditors have agreed to make certain extensions of credit to or for the benefit of the Initial Junior Priority Borrower.

D.       Pursuant to the Initial Junior Priority Guarantees, the Initial Junior Priority Guarantors have agreed to guarantee the payment and performance of the Initial Junior Priority Borrower’s obligations under the Initial Junior Priority Documents.

E.       Each of the Cash Flow Agent (on behalf of the Cash Flow Secured Parties) and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) is or concurrently herewith will become party to the Base Intercreditor Agreement.

F.       Pursuant to the Base Intercreditor Agreement and this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (i) by executing and delivering an “Additional Term Indebtedness Designation” under the Base Intercreditor Agreement, by designating such additional Indebtedness as “Additional Term Indebtedness” thereunder, and by complying with the procedures set forth in Section 7.11 thereof, and (ii) by executing and delivering an Additional Indebtedness Designation hereunder and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Credit Facility Secured Party shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company), as the case may be, for all purposes under this Agreement.

Credit and Guaranty Agreement

Exhibit M-5

Exhibit M

G.       Each of the Cash Flow Agent (on behalf of the Cash Flow Secured Parties) and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) and, by their acknowledgment hereof, the Cash Flow Credit Parties and the Initial Junior Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2          Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“ABL Credit Agreement Lenders” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“ABL Priority Collateral” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Additional Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Credit Facility Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Lender or an Affiliate of an Additional Agent or an Additional Credit Facility Lender, in each case, on the date the applicable Additional Credit Facility became effective, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

Credit and Guaranty Agreement

Exhibit M-6

Exhibit M

“Additional Bank Products Provider” shall mean any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Security Documents” or comparable term as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Lenders” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Lender” under any Additional Credit Facility.

“Additional Credit Facility Secured Parties” shall mean all Additional Agents, all Additional Credit Facility Lenders, all Additional Bank Products Affiliates, all Additional Bank Products Providers, all Additional Hedging Affiliates and all Additional Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Credit Facility Secured Party” under any Additional Credit Facility; and with respect to any Additional Agent shall mean the Additional Credit Facility Secured Party represented by such Additional Agent.

Credit and Guaranty Agreement

Exhibit M-7

EXHIBIT M

“Additional Credit Party” shall mean the Company, each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guarantees, in each case unless and until released from its guarantee obligations.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreements between any Additional Credit Party and any Additional Bank Products Affiliate or any Additional Bank Products Provider, any Hedging Agreements between any Additional Credit Party and any Additional Hedging Affiliate or any Additional Hedging Provider, and those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Credit Facility Secured Parties or among any of the Secured Parties and any Additional Credit Facility Secured Parties, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Credit Facility Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Lender or an Affiliate of an Additional Agent or an Additional Credit Facility Lender, in each case, on the date the applicable Additional Credit Facility became effective, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

Credit and Guaranty Agreement

Exhibit M-8

Exhibit M

“Additional Hedging Provider” shall mean any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

(a)       prior to the Discharge of Cash Flow Obligations, Section 3.5 of the Original Cash Flow Indenture (if the Original Cash Flow Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any other Cash Flow Credit Agreement then in effect if the Original Cash Flow Indenture is not then in effect (which covenant is designated in such Cash Flow Credit Agreement as applicable for purposes of this definition);

(b)       prior to the Discharge of Initial Junior Priority Obligations, Section 6.2 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Liens contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)       prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated (a) as “Additional Term Indebtedness” by the Company in compliance with the procedures set forth in Section 7.11 of the Base Intercreditor Agreement and (b) as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Cash Flow Obligations, in the Original Cash Flow Indenture (if the Original Cash Flow Indenture is then in effect), or in any other Cash Flow Credit Agreement then in effect (if the Original Cash Flow Indenture is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

Credit and Guaranty Agreement

Exhibit M-9

Exhibit M

“Additional Obligations” shall mean any and all loans or notes and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Credit Facility Secured Parties or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers or Additional Hedging Providers, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)       prior to the Discharge of Cash Flow Obligations, Section 3.3 of the Original Cash Flow Indenture (if the Original Cash Flow Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Cash Flow Credit Agreement then in effect if the Original Cash Flow Indenture is not then in effect (which covenant is designated in such Cash Flow Credit Agreement as applicable for purposes of this definition);

(b)       prior to the Discharge of Initial Junior Priority Obligations, Section 6.1 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)       prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of Cash Flow Obligations, in the Original Cash Flow Indenture (if the Original Cash Flow Indenture is then in effect), or in any other Cash Flow Credit Agreement then in effect (if the Original Cash Flow Indenture is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

Credit and Guaranty Agreement

Exhibit M-10

Exhibit M

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, no Initial Junior Priority Secured Party under the Original Initial Junior Priority Credit Facility shall be deemed an Affiliate of the Initial Junior Priority Borrower or any of its subsidiaries.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Affiliate” shall mean any Cash Flow Bank Products Affiliate, any Initial Junior Priority Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by any Credit Party (other than letters of credit and other than loans and advances except Indebtedness arising from services described in items (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees, in each case incurred in the ordinary course of business.

“Bank Products Provider” shall mean any Cash Flow Bank Products Provider, any Initial Junior Priority Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

Credit and Guaranty Agreement

Exhibit M-11

Exhibit M

“Base Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of December 7, 2020 (as amended by the Term Loan Credit Agreement Joinder and the Additional Term Credit Facility Joinder, each dated as of the date hereof), by and among Wells Fargo Bank, National Association, as ABL agent, Wilmington Trust, National Association, as term loan agent thereunder (pursuant to the Term Loan Credit Agreement Joinder entered into substantially concurrently with this Agreement), Alter Domus (US) LLC, as an additional term agent (pursuant to the Additional Term Credit Facility Joinder entered into substantially concurrently with this Agreement), and any additional agents party thereto from time to time, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Borrower” shall mean any of the Cash Flow Borrower, any Initial Junior Priority Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean any of the following: (i) marketable securities or any other evidence of Indebtedness (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 2 from S&P or at least P 2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 2 from S&P or at least P 2 from Moody’s; (iv) certificates of deposit, Dollar denominated time deposits, overnight bank deposits or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any Creditor or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500.0 million or Dollar equivalent (or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the Dollar equivalent of $500.0 million); (v) repurchase obligations for underlying securities of the types described in clauses (i) through (iv) above; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $250.0 million or Dollar equivalent, and (c) has one of the two highest ratings obtainable from either S&P or Moody’s.

Credit and Guaranty Agreement

Exhibit M-12

Exhibit M

“Cash Flow Agent” shall mean Wilmington Trust, National Association, in its capacity as collateral agent under the Original Cash Flow Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original Cash Flow Indenture or any subsequent Cash Flow Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Cash Flow Credit Agreement.

“Cash Flow Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a Cash Flow Credit Party with the obligations of such Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents, (b) was a Cash Flow Agent or a Cash Flow Credit Agreement Lender or an Affiliate of a Cash Flow Agent or a Cash Flow Credit Agreement Lender, in each case, at the time of entry into such Bank Products Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Cash Flow Bank Products Provider” shall mean any Person (other than a Cash Flow Bank Products Affiliate) that has entered into a Bank Products Agreement with a Cash Flow Credit Party with the obligations of such Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents, as designated by the Company in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Cash Flow Borrower” shall mean the Company, in its capacity as issuer or borrower under the Cash Flow Credit Agreement, together with its successors and assigns.

“Cash Flow Collateral Documents” shall mean all “Note Security Documents” as defined in the Original Cash Flow Indenture, and all other security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Cash Flow Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Cash Flow Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

Credit and Guaranty Agreement

Exhibit M-13

Exhibit M

“Cash Flow Credit Agreement” shall mean (i) if the Original Cash Flow Indenture is then in effect, the Original Cash Flow Indenture and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Cash Flow Indenture or (y) any subsequent Cash Flow Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that (a) such indebtedness or financial accommodation is secured by a Lien ranking pari passu with the Lien securing the Note Obligations (as such term is defined in the Original Cash Flow Indenture), and (b) the requisite creditors party to such Cash Flow Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Initial Junior Priority Agent (if other than a Designated Agent) and any other Junior Priority Agent (other than any Designated Agent) (or, if there is no continuing Junior Priority Agent other than any Designated Agent, as designated by the Company), that the obligations under such Cash Flow Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Cash Flow Credit Agreement shall be deemed a reference to any Cash Flow Credit Agreement then in existence.

“Cash Flow Credit Agreement Lenders” shall mean the noteholders, the lenders, holders of Indebtedness (or commitments therefor) and other creditors party from time to time to the Cash Flow Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Cash Flow Credit Agreement Lender” under any Cash Flow Credit Agreement.

“Cash Flow Credit Parties” shall mean the Cash Flow Borrower, the Cash Flow Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Cash Flow Document.

“Cash Flow Documents” shall mean the Cash Flow Credit Agreement, the Cash Flow Guarantees, the Cash Flow Collateral Documents, any Bank Products Agreements between any Cash Flow Credit Party and any Cash Flow Bank Products Affiliate or any Cash Flow Bank Products Provider, any Hedging Agreements between any Cash Flow Credit Party and any Cash Flow Hedging Affiliate or any Cash Flow Hedging Provider, and those other ancillary agreements as to which the Cash Flow Agent or any Cash Flow Credit Agreement Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Cash Flow Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Cash Flow Agent, in connection with any of the foregoing or any Cash Flow Credit Agreement, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Cash Flow Guarantees” shall mean the guarantees by the Cash Flow Guarantors pursuant to the Original Cash Flow Indenture, and all other guarantees of any Cash Flow Obligations of any Cash Flow Credit Party by any other Cash Flow Credit Party in favor of any Cash Flow Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Cash Flow Guarantors” shall mean the collective reference to each of the Company’s Subsidiaries that is a guarantor under any of the Cash Flow Guarantees and any other Person who becomes a guarantor under any of the Cash Flow Guarantees, in each case unless and until released from its guarantee obligations.

Credit and Guaranty Agreement

Exhibit M-14

EXHIBIT M

“Cash Flow Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with a Cash Flow Credit Party with the obligations of such Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents, (b) was a Cash Flow Agent or a Cash Flow Credit Agreement Lender or an Affiliate of a Cash Flow Agent or a Cash Flow Credit Agreement Lender, in each case, at the time of entry into such Hedging Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Cash Flow Hedging Provider” shall mean any Person (other than a Cash Flow Hedging Affiliate) that has entered into a Hedging Agreement with a Cash Flow Credit Party with the obligations of such Cash Flow Credit Party thereunder being secured by one or more Cash Flow Collateral Documents, as designated by the Company in accordance with the terms of one or more Cash Flow Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Cash Flow Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Cash Flow Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Cash Flow Credit Party from time to time to the Cash Flow Agent, the Cash Flow Credit Agreement Lenders or any of them, including any Cash Flow Bank Products Affiliates, any Cash Flow Hedging Affiliates, any Cash Flow Bank Products Providers, or any Cash Flow Hedging Providers, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Cash Flow Credit Party, would have accrued on any Cash Flow Obligation, whether or not a claim is allowed against such Cash Flow Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Cash Flow Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Cash Flow Secured Parties” shall mean the Cash Flow Agent, all Cash Flow Credit Agreement Lenders, all Cash Flow Bank Products Affiliates, all Cash Flow Hedging Affiliates, all Cash Flow Bank Products Providers, all Cash Flow Hedging Affiliates and all Cash Flow Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Cash Flow Secured Party” under any Cash Flow Credit Agreement.

“Collateral” shall mean all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the Cash Flow Collateral Documents, the Initial Junior Priority Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

Credit and Guaranty Agreement

Exhibit M-15

EXHIBIT M

“Company” shall mean Lannett Company, Inc., a Delaware corporation, and any successor in interest thereto.

“Conforming Plan of Reorganization” shall mean any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement and the Base Intercreditor Agreement.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Credit Documents” shall mean the Cash Flow Documents, the Initial Junior Priority Documents and any Additional Documents.

“Credit Facility” shall mean the Cash Flow Credit Agreement, the Initial Junior Lien Credit Facility or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the Cash Flow Credit Parties, the Initial Junior Priority Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Designated Agent” shall mean any Additional Agent, any Cash Flow Agent under any Cash Flow Credit Agreement other than the Original Cash Flow Indenture, or any Initial Junior Priority Agent, in each case as the Company designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party (in the case of the Initial Junior Priority Agent) or the joinder of such Party to this Agreement), in each case as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“Designated Senior Priority Obligations” shall mean Senior Priority Obligations where the agent is a Designated Agent under this Agreement.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, with respect to each Additional Credit Facility: (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional Credit Facility at such time; and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Documents at such time.

Credit and Guaranty Agreement

Exhibit M-16

EXHIBIT M

“Discharge of Cash Flow Obligations” shall mean (a) the payment in full in cash of the applicable Cash Flow Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Cash Flow Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Cash Flow Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit), but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Cash Flow Credit Agreement at such time, and (b) the termination of all then outstanding commitments to extend credit under the Cash Flow Documents at such time.

“Discharge of Initial Junior Priority Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Initial Junior Priority Credit Facility, with respect to each Junior Priority Credit Facility, (a) the payment in full in cash of the applicable Initial Junior Priority Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Initial Junior Priority Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Initial Junior Priority Credit Facility (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Initial Junior Priority Credit Facility at such time, and (b) the termination of all then outstanding commitments to extend credit under the Initial Junior Priority Documents at such time.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of Initial Junior Priority Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of Cash Flow Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

Credit and Guaranty Agreement

Exhibit M-17

EXHIBIT M

“Event of Default” shall mean an Event of Default under any Cash Flow Credit Agreement, any Initial Junior Priority Credit Facility or any Additional Credit Facility.

“Excess Senior Priority Obligations” shall mean that portion of the amount of Senior Priority Obligations that exceeds the Maximum Senior Priority Obligations Amount.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)       the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or the taking of any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)       the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)       the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshalling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)       the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)       the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)       the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)       the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)       the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral;

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the Senior Priority Obligations, (iii) the imposition of a default rate or late fee, (iv) the cessation of lending pursuant to the provisions of the Senior Priority Documents, (v) the consent by any Senior Priority Agent to disposition by any Grantor of any of the Collateral or the consent by the Senior Priority Representative to disposition by any Grantor of any of the Collateral or (vi) seeking adequate protection shall, in each case, not be deemed to be an Exercise of Secured Creditor Remedies.

Credit and Guaranty Agreement

Exhibit M-18

EXHIBIT M

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles as in effect in the United States.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the Cash Flow Collateral Documents, in the Junior Priority Collateral Documents or in the Additional Collateral Documents, as the context requires.

“Guarantor” shall mean any of the Cash Flow Guarantors, the Initial Junior Priority Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any Cash Flow Hedging Affiliate, any Initial Junior Priority Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean shall mean any agreement with respect to any swap, spot, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, foreign exchange, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes.

“Hedging Provider” shall mean any Cash Flow Hedging Provider, any Initial Junior Priority Hedging Provider or any Additional Hedging Provider, as applicable.

“Impairment” shall mean (a) with respect to the Senior Priority Obligations, have the meaning set forth in Section 2.1(i), and (b) with respect to the Junior Priority Obligations, have the meaning set forth in Section 2.1(j).

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

Credit and Guaranty Agreement

Exhibit M-19

EXHIBIT M

“Initial Junior Priority Agent” shall mean Alter Domus (US) LLC in its capacity as collateral agent under the Original Initial Junior Priority Credit Facility, together with its successors and assigns in such capacity from time to time, whether under the Original Initial Junior Priority Credit Facility or any subsequent Initial Junior Priority Credit Facility, as well as any Person designated as the “Agent” or “Collateral Agent” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender, in each case, at the time of entry into such Bank Products Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Bank Products Provider” shall mean any Person (other than an Initial Junior Priority Bank Products Affiliate) that has entered into a Bank Products Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Borrower” shall mean the Company in its capacity as borrower under the Initial Junior Priority Credit Facility, together with its successors and assigns.

“Initial Junior Priority Collateral Documents” shall mean (a) if the Original Initial Junior Priority Credit Facility is then in effect, all “Collateral Documents” as defined in the Original Initial Junior Priority Credit Facility, and (b) thereafter, all other security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Initial Junior Priority Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Initial Junior Priority Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

Credit and Guaranty Agreement

Exhibit M-20

EXHIBIT M

“Initial Junior Priority Credit Facility” shall mean (a) if the Original Initial Junior Priority Credit Facility is then in effect, the Original Initial Junior Priority Credit Facility, and (b) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Initial Junior Priority Credit Facility or (y) any subsequent Initial Junior Priority Credit Facility (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Initial Junior Priority Credit Facility (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Senior Priority Agent (other than any Designated Agent) (or, if there is no continuing Senior Priority Agent other than any Designated Agent, as designated by the Company), that the obligations under such Initial Junior Priority Credit Facility are subject to the terms and provisions of this Agreement. Any reference to the Initial Junior Priority Credit Facility shall be deemed a reference to any Initial Junior Priority Credit Facility then in existence.

“Initial Junior Priority Credit Facility Lenders” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under any Initial Junior Priority Credit Facility, together with their successors, assigns and transferees, as well as any Person designated as an “Initial Junior Priority Credit Facility Lender” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Credit Parties” shall mean the Initial Junior Priority Borrower, the Initial Junior Priority Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Initial Junior Priority Document.

“Initial Junior Priority Creditors” shall mean all Initial Junior Priority Credit Facility Lenders, all Initial Junior Priority Bank Products Affiliates, all Initial Junior Priority Hedging Affiliates, all Initial Junior Priority Bank Products Providers and all Initial Junior Priority Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Initial Junior Priority Creditor” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Documents” shall mean the Initial Junior Priority Credit Facility, the Initial Junior Priority Guarantees, the Initial Junior Priority Collateral Documents, any Bank Products Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Bank Products Affiliate or any Initial Junior Priority Bank Products Provider, any Hedging Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Hedging Affiliate or Initial Junior Priority Hedging Provider, those other ancillary agreements as to which the Initial Junior Priority Agent or any Initial Junior Priority Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Initial Junior Priority Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Initial Junior Priority Agent, in connection with any of the foregoing or any Initial Junior Priority Credit Facility, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

Credit and Guaranty Agreement

Exhibit M-21

EXHIBIT M

“Initial Junior Priority Guarantees” shall mean (a) if the Original Initial Junior Priority Credit Facility is then in effect, the guarantees of the Initial Junior Priority Guarantors pursuant to the Original Initial Junior Priority Credit Facility, and (b) thereafter, all other guarantees of any Initial Junior Priority Obligations of any Initial Junior Priority Credit Party in favor of any Initial Junior Priority Secured Party, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guarantors” shall mean the collective reference to each of the Company’s Subsidiaries that is a guarantor under any of the Initial Junior Priority Guarantees and any other Person who becomes a guarantor under any of the Initial Junior Priority Guarantees, in each case unless and until released from its guarantee obligations.

“Initial Junior Priority Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender, in each case, at the time of entry into such Hedging Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Hedging Provider” shall mean any Person (other than an Initial Junior Priority Hedging Affiliate) that has entered into a Hedging Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Initial Junior Priority Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Initial Junior Priority Credit Party from time to time to any Initial Junior Priority Agent, any Initial Junior Priority Creditors or any of them, including any Initial Junior Priority Bank Products Affiliates, Initial Junior Priority Hedging Affiliates, Initial Junior Priority Bank Products Providers or Initial Junior Priority Hedging Providers, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Initial Junior Priority Credit Party, would have accrued on any Initial Junior Priority Obligation, whether or not a claim is allowed against such Initial Junior Priority Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Initial Junior Priority Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

Credit and Guaranty Agreement

Exhibit M-22

EXHIBIT M

“Initial Junior Priority Secured Parties” shall mean the Initial Junior Priority Agent and the Initial Junior Priority Creditors.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code or other applicable Bankruptcy Law.

“Junior Priority Agent” shall mean any of the Initial Junior Priority Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean the Initial Junior Priority Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Facility” shall mean the Initial Junior Priority Credit Facility and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the Initial Junior Priority Creditors and any Additional Credit Facility Secured Party in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1)       all Initial Junior Priority Obligations; and

(2)       any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the Initial Junior Priority Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted or purported to be granted (a) pursuant to an Initial Junior Priority Collateral Document to the Initial Junior Priority Agent or (b) pursuant to an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

Credit and Guaranty Agreement

Exhibit M-23

EXHIBIT M

“Junior Priority Obligations” shall mean the Initial Junior Priority Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. The Junior Priority Representative shall initially be the Initial Junior Priority Agent under the Original Initial Junior Priority Credit Facility while the Original Initial Junior Priority Credit Facility is in effect; if the Original Initial Junior Priority Credit Facility is not in effect, the Junior Priority Representative shall be the Initial Junior Priority Agent under the relevant subsequent Initial Junior Priority Documents acting for the Junior Priority Secured Parties, unless the exposure of the corresponding Junior Priority Secured Parties under any other Additional Documents in respect of other Junior Priority Obligations exceeds the exposure of the relevant Junior Priority Secured Parties under such subsequent Initial Junior Priority Documents, and in such case, the Junior Priority Agent under the Junior Priority Documents under which the relevant Junior Priority Secured Parties have the greatest exposure (unless otherwise agreed in writing among the Junior Priority Agents).

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the Cash Flow Agent, the Cash Flow Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent or any Additional Credit Facility Secured Party in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Maximum Senior Priority Obligations Amount” shall mean the sum of the following:

(a)       an aggregate principal amount, not to exceed (x) $350.0 million minus (y) the aggregate principal amount of any permanent prepayments of the Senior Priority Obligations made in cash and not with the proceeds of permitted refinancings of the Senior Priority Obligations; plus

(b)       all accrued and unpaid interest, premiums (including tender premiums and prepayment premiums), underwriting discounts, commissions, fees and expenses (including original issue discount, upfront fees or initial yield payments), attorneys’ fees, costs, expenses and indemnities in respect of Senior Priority Obligations (including any such amounts in respect of permitted refinancings of the Senior Priority Obligations in respect of the Original Cash Flow Indenture); plus

Credit and Guaranty Agreement

Exhibit M-24

EXHIBIT M

(c)       Senior Priority Obligations owing to Bank Products Affiliates, Hedging Affiliates, Bank Products Providers or Hedging Providers in an amount not to exceed $500,000 at any time outstanding.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Notes” shall mean the 7.750% senior secured notes due 2026 of the Company issued pursuant to the Original Cash Flow Indenture.

“Original Cash Flow Indenture” shall mean that certain Indenture, dated as of April 22, 2021, by and among the Cash Flow Borrower, Wilmington Trust, National Association, as trustee and collateral agent, including any amendment, supplement, restatement, waiver or other modification in effect from time to time, pursuant to which the Notes were issued.

“Original Initial Junior Priority Credit Facility” shall mean that certain Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021, by and among the Company, the lenders party thereto and Alter Domus (US) LLC as administrative agent and collateral agent, including any amendment, supplement restatement, waiver or other modification in effect from time to time.

“Original Initial Junior Priority Lenders” shall mean Deerfield Partners, L.P., Deerfield Private Design Fund III, L.P. and BPC Lending II LLC, in each case together with their respective controlled Affiliates.

“Party” shall mean any of the Cash Flow Agent, the Initial Junior Priority Agent or any Additional Agent, and “Parties” shall mean all of the Cash Flow Agent, the Initial Junior Priority Agent and any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Pledged Securities” shall mean the “Pledged Collateral” as defined in the in the Cash Flow Collateral Documents, in the Initial Junior Priority Collateral Documents or in any Additional Collateral Documents, as the context requires.

“Proceeds” shall mean (a) all “proceeds,” as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

Credit and Guaranty Agreement

Exhibit M-25

EXHIBIT M

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Date” shall have the meaning set forth in Section 3.7(a).

“Purchase Notice” shall have the meaning set forth in Section 3.7(a).

“Purchase Option Event” shall have the meaning set forth in Section 3.7(a).

“Purchasing Creditors” shall have the meaning set forth in Section 3.7(a).

“Replacement Agent” shall have the meaning set forth in Section 3.7(d).

“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Priority Agent” shall mean any of the Cash Flow Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Credit Facility” shall mean the Cash Flow Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the Cash Flow Secured Parties and any Additional Credit Facility Secured Party in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1)       all Cash Flow Obligations; and

(2)       any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the Cash Flow Documents and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Lien” shall mean a Lien granted (a) by a Cash Flow Collateral Document to the Cash Flow Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the Cash Flow Obligations and any Additional Obligations constituting Senior Priority Debt.

Credit and Guaranty Agreement

Exhibit M-26

EXHIBIT M

“Senior Priority Recovery” shall have the meaning set forth in Section 5.3.

“Senior Priority Representative” shall mean the Senior Priority Agent designated by the Senior Priority Agents to act on behalf of the Senior Priority Agents under this Agreement, acting in such capacity; provided that, at any time the Base Intercreditor Agreement is in effect, the Senior Priority Representative shall be the “Term Loan Collateral Representative” as defined under the Base Intercreditor Agreement. If the Base Intercreditor Agreement is no longer in effect, the Senior Priority Representative shall initially be the Cash Flow Agent under the Original Cash Flow Indenture while the Original Cash Flow Indenture is in effect; if the Original Cash Flow Indenture is not in effect, the Senior Priority Representative shall be (1) the Senior Priority Agent under the relevant subsequent Cash Flow Credit Agreement acting for the Senior Priority Secured Parties, if any, or (2) if there is no subsequent Cash Flow Credit Agreement, or if the principal amount of the Cash Flow Obligations owed to the corresponding Senior Priority Secured Parties under any other Additional Documents in respect of other Senior Priority Obligations exceeds the principal amount of Cash Flow Obligations owed to the relevant Senior Priority Secured Parties under such subsequent Cash Flow Credit Agreement, the Senior Priority Agent under the Senior Priority Documents under which the relevant Senior Priority Secured Parties are owed the greatest principal amount of Cash Flow Obligations (unless otherwise agreed in writing among the Senior Priority Agents).

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Initial Junior Priority Credit Facility and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Cash Flow Credit Agreement and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Subsidiary” of any Person shall mean a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Credit and Guaranty Agreement

Exhibit M-27

EXHIBIT M

“United States” shall mean the United States of America.

Section 1.3       Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, refinancings, renewals, replacements, restatements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, refinancings, renewals, replacements, restatements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns, and any reference herein to any Person acting in a particular capacity shall be construed to include such Person’s successors and assigns in that capacity. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

Section 2.1       Agreement to Subordinate.

(a)               Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

Credit and Guaranty Agreement

Exhibit M-28

EXHIBIT M

(i)                        any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(ii)                       any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(iii)                       except as otherwise provided in the Base Intercreditor Agreement, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv)                      except as otherwise provided in the Base Intercreditor Agreement, and except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations;

Credit and Guaranty Agreement

Exhibit M-29

EXHIBIT M

provided that, until the first date on which the Original Initial Junior Priority Lenders have ceased to be Junior Priority Creditors, solely for purposes of this Section 2.1(a) “Senior Priority Obligations” shall not include any Excess Senior Priority Obligations.

(b)               Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in the Base Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c)               Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Agent or any other Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Agent or any Junior Priority Creditors securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in the Base Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

Credit and Guaranty Agreement

Exhibit M-30

EXHIBIT M

(d)               Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction (including in any Insolvency Proceeding) of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the Base Intercreditor Agreement (as applicable).

(e)               The Cash Flow Agent, for and on behalf of itself and the Cash Flow Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which the Cash Flow Agent has been granted Senior Priority Liens, and the Cash Flow Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Cash Flow Agent has been granted Senior Priority Liens, and the Cash Flow Agent hereby consents thereto.

(f)                The Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Secured Parties, acknowledges and agrees that (x) the Cash Flow Agent, for the benefit of itself and the Cash Flow Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto.

Credit and Guaranty Agreement

Exhibit M-31

EXHIBIT M

(g)               Each Additional Agent, for and on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, acknowledges and agrees that, (x) the Cash Flow Agent, for the benefit of itself and the Cash Flow Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(h)               Lien priority as among the Additional Obligations, the Cash Flow Obligations and the Initial Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement and, as applicable, the Base Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the Base Intercreditor Agreement (as applicable).

(i)                 Each Senior Priority Agent, for and on behalf of itself and the relevant Senior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Obligations of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for the other Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment” of such Series of Senior Priority Debt). In the event of any Impairment with respect to any Series of Senior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Senior Priority Debt subject to such Impairment.

Credit and Guaranty Agreement

Exhibit M-32

EXHIBIT M

(j)                 Each Junior Priority Agent, for and on behalf of itself and the relevant Junior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Obligations of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for the other Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment” of such Series of Junior Priority Debt). In the event of any Impairment with respect to any Series of Junior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Junior Priority Debt subject to such Impairment.

(k)               The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(l)                 So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that any Borrower shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, for and on behalf of itself and the Junior Lien Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(l) shall be subject to Section 4.1(d).

Credit and Guaranty Agreement

Exhibit M-33

EXHIBIT M

Section 2.2       Waiver of Right to Contest Liens.

(a)               Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of any claims asserted by, any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b)               Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Junior Priority Agent or any other Junior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Junior Priority Agent or any Junior Priority Creditor under the Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Junior Priority Agent or any Junior Priority Creditor seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

Credit and Guaranty Agreement

Exhibit M-34

EXHIBIT M

(c)               The assertion of priority rights established under the terms of this Agreement or in any separate writing contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3       Remedies Standstill.

(a)               Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i)                        will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any Secured Creditor Remedies the exercise of which is otherwise prohibited by this Agreement, including Article VI) after a period of 45 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Facility) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(ii)            will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative after of the Junior Priority Agent’s actual knowledge of such deposit.

From and after the date on which the Discharge of Senior Priority Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Junior Priority Agent or any Junior Priority Secured Party may:

Credit and Guaranty Agreement

Exhibit M-35

EXHIBIT M

(1)       file a claim or statement of interest with respect to the Junior Priority Obligations; provided that an Insolvency Proceeding has been commenced by or against any Credit Party;

(2)       take any action (not adverse to the priority status of the Liens granted to any Senior Priority Agent or any Senior Priority Creditors on the Collateral, or the rights of the Senior Priority Agent or any of the Senior Priority Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article VI) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Collateral;

(3)       file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Secured Parties represented thereby or of the same Series of Junior Priority Debt, in accordance with the terms of this Agreement;

(4)       file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with or prohibited by the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction); and

(5)       vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.

(b)               Any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof and of the Base Intercreditor Agreement.

Credit and Guaranty Agreement

Exhibit M-36

EXHIBIT M

Section 2.4        Exercise of Rights.

(a)          No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)          [Reserved].

Credit and Guaranty Agreement

Exhibit M-37

EXHIBIT M

Section 2.5        [RESERVED]

Section 2.6       Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1        Certain Actions Permitted. Notwithstanding anything herein to the contrary, each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

Section 3.2        Agent for Perfection.

(a)          Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)          None of the Senior Priority Agents, the Senior Priority Representative or the Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Secured Parties.

(c)          Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, in the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of the Base Intercreditor Agreement, as supplemented by Section 4.1 hereof.

Credit and Guaranty Agreement

Exhibit M-38

EXHIBIT M

Section 3.3       Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, at the Credit Parties’ expense, upon reasonable request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Senior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4       Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, all proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1. If any Junior Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Priority Representative in accordance with the terms of Section 4.1.

Credit and Guaranty Agreement

Exhibit M-39

EXHIBIT M

Section 3.5       No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6       Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damages or be made whole by the awarding of damages.

Section 3.7        Purchase Rights.

(a)          If (i) a payment Event of Default under any Senior Priority Credit Facility shall have occurred and have been continuing for at least 5 Business Days, (ii) an Insolvency Proceeding with respect to any Borrower shall have occurred or shall have been commenced, or (iii) the Senior Priority Obligations under any Senior Priority Credit Facility shall have been accelerated (including as a result of any automatic acceleration) (each such event described in clauses (i) through (iii) herein above, a “Purchase Option Event”), the applicable Senior Priority Agent or the applicable Senior Priority Secured Parties shall promptly, and in any event within 10 days, notify the Junior Priority Agent in writing of the occurrence of a Purchase Option Event described in clause (i) or clause (iii) above, the amount of Senior Priority Obligations under such Senior Priority Credit Facility then outstanding (a “Purchase Option Event Notice”). The Junior Priority Creditors shall have the opportunity to purchase (at par and without premium) all (but not less than all) of such Senior Priority Obligations pursuant to this Section 3.7; provided, that such option shall expire if none of the Junior Priority Creditors deliver a notice (a “Purchase Notice”) to the applicable Senior Priority Agent with a copy to the Company within thirty (30) days following (x) in the case of a Purchase Option Event described in clause (i) or (iii) above, receipt by the Junior Priority Agent of a Purchase Option Event Notice, or (y) in the case of a Purchase Option Event described in clause (ii) above, the occurrence of such Purchase Option Event, which Purchase Notice shall (A) be signed by the applicable Junior Priority Creditors committing to such purchase (the “Purchasing Creditors”) and indicate the percentage of the Senior Priority Obligations under such Senior Priority Credit Facility to be purchased by each Purchasing Creditor (which aggregate commitments must add up to 100% of such Senior Priority Obligations) and (B) state that (1) it is a Purchase Notice delivered pursuant to Section 3.7 of this Agreement and (2) the offer contained therein is irrevocable. Upon receipt of such Purchase Notice by the applicable Senior Priority Agent, the Purchasing Creditors shall have from the date of delivery thereof to and including the date that is not less than 5 Business Days nor more than 20 Business Days after the Purchase Notice was received by such Senior Priority Agent to purchase all (but not less than all) of the Senior Priority Obligations under such Senior Priority Credit Facility pursuant to this Section 3.7 (the date of such purchase, the “Purchase Date”).

Credit and Guaranty Agreement

Exhibit M-40

EXHIBIT M

(b)         On the Purchase Date, the applicable Senior Priority Secured Parties shall, subject to any required approval of any Governmental Authority then in effect, sell to the Purchasing Creditors all (but not less than all) of the Senior Priority Obligations under such Senior Priority Credit Facility. On such Purchase Date, the Purchasing Creditors shall pay to the applicable Senior Priority Agent, for the benefit of the Senior Priority Secured Parties represented thereby, in immediately available funds the full amount (at par and without premium) of all Senior Priority Obligations then outstanding under such Senior Priority Credit Facility together with all accrued and unpaid interest, fees, and expenses thereon, all in the amounts required by the applicable Senior Priority Documents. Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of such Senior Priority Agent or such other applicable Senior Priority Secured Parties (for the benefit of the Senior Priority Secured Parties represented thereby). Interest and fees shall be calculated to but excluding the Purchase Date if the amounts so paid by the applicable Purchasing Creditors to the bank account designated by such Senior Priority Agent (or applicable Senior Priority Secured Parties) are received in such bank account prior to 1:00 p.m., New York City time, and interest shall be calculated to and including such Purchase Date if the amounts so paid by the applicable Purchasing Creditors is received in the designated bank account after 1:00 p.m., New York City time.

(c)          Any purchase pursuant to the purchase option set forth in this Section 3.7 shall, except as provided below, be expressly made without representation or warranty of any kind by the applicable Senior Priority Agent or the other Senior Priority Secured Parties represented thereby as to the Senior Priority Obligations under such Senior Priority Credit Facility, the collateral or otherwise, and without recourse to such Senior Priority Agent and such other Senior Priority Secured Parties as to the Senior Priority Obligations, the collateral or otherwise, except that such Senior Priority Agent and each of the other Senior Priority Secured Parties represented thereby, as to itself only, shall represent and warrant only as to the matters set forth in any assignment agreement to be entered into as provided herein in connection with such purchase, which shall include (i) the principal amount of the Senior Priority Obligations being sold, (ii) that such Person has not created any Lien on any Senior Priority Obligations being sold, and (iii) that such Person has the right to assign the Senior Priority Obligations being assigned and the relevant assignment agreement has been duly authorized and delivered.

Credit and Guaranty Agreement

Exhibit M-41

EXHIBIT M

(d)          Upon notice to the Credit Parties by the Purchasing Creditors that the purchase of Senior Priority Obligations pursuant to this Section 3.7 has been consummated by delivery of the purchase price, the Credit Parties shall treat the applicable Purchasing Creditors as holders of such Senior Priority Obligations and a representative designated by the Purchasing Creditors (which may be a Junior Priority Agent if such Junior Priority Agent consents to such designation in its sole discretion) shall be deemed appointed to act in such capacity as the “trustee”, “agent”, “administrative agent” or “collateral agent” (or analogous capacity) (the “Replacement Agent”) under the applicable Senior Priority Documents, for all purposes hereunder and under each applicable Senior Priority Document (it being agreed that no Junior Priority Agent and no Senior Priority Agent shall have any obligation to act as such replacement “trustee”, “agent”, “administrative agent” or “collateral agent” (or analogous capacity)). In connection with any purchase of Senior Priority Obligations pursuant to this Section 3.7, each applicable Senior Priority Creditor and Senior Priority Agent agrees to enter into and deliver to the applicable Purchasing Creditors on the Purchase Date, as a condition to closing, an assignment agreement and each such Senior Priority Creditor shall deliver all possessory collateral (if any), together with any necessary endorsements and other documents (including any applicable stock powers or bond powers), then in its possession or in the possession of its agent or bailee, or turn over control as to any pledged collateral, deposit accounts or securities accounts of which it or its agent or bailee then has control, as the case may be, to the Replacement Agent, and deliver the loan register and participant register, if applicable, and all other records pertaining to such Senior Priority Obligations to the Replacement Agent and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to the Replacement Agent, in each case at the expense of the Credit Parties. Upon the consummation of the purchase of the Senior Priority Obligations pursuant to this Section 3.7, the applicable Senior Priority Agent (and all other agents under the applicable Senior Priority Credit Facility) shall be deemed to have resigned as a “trustee”, “agent”, “administrative agent” or “collateral agent” for the Senior Priority Secured Parties represented thereby under the applicable Senior Priority Documents; provided that such Senior Priority Agent (and all other agents under the applicable Senior Priority Documents) shall be entitled to all of the rights and benefits of a former “trustee”, “agent”, “administrative agent” or “collateral agent” under such Senior Priority Credit Facility.

(e)          Notwithstanding the foregoing purchase of the Senior Priority Obligations by the Purchasing Creditors, the applicable Senior Priority Secured Parties shall retain those contingent indemnifications, rights to reimbursement and payment of fees and other rights and protections under the applicable Senior Priority Documents which by their express terms would survive any repayment of such Senior Priority Obligations.

(f)           For the avoidance of doubt, notwithstanding anything to the contrary herein, (i) any obligations to pay the purchase price or reimburse any Senior Priority Secured Parties in connection with the exercise of the purchase option set forth herein shall be obligations of the Purchasing Creditors (and not any Junior Priority Agent) and (ii) no Junior Priority Agent shall have any obligations under this Section 3.7 except to the extent it is required to act in an administrative capacity for the Junior Priority Secured Parties represented thereby in accordance with the applicable Junior Priority Documents.

(g)          Notwithstanding the foregoing to the contrary, in the event of a Purchase Option Event with respect to any Senior Priority Obligations that are in the form of securities issued in book-entry form and represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC, otherwise held in book-entry form by the relevant trustee or registrar or in physical form, (i) any exercise of the purchase right described herein with respect to such Senior Priority Obligations shall be conducted in accordance with all applicable DTC (or other relevant depositary) and/or applicable securities exchange procedures and subject to the terms of the Original Cash Flow Indenture or underlying governing documents, and (ii) the Senior Priority Agent or such Senior Priority Obligations shall have no obligation to perform any of the duties set forth in Section 3.7(b) or Section 3.7(c) to facilitate any exercise of the purchase right described herein, and such duties shall instead be performed by the Company or any agent or other designee appointed by the Company for such purpose and the Cash Flow Agent or other Senior Priority Agent shall have no liability or responsibility in connection with any such purchase right hereunder.

Credit and Guaranty Agreement

Exhibit M-42

EXHIBIT M

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1        Application of Proceeds.

(a)          Revolving Nature of Certain Cash Flow Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) Cash Flow Credit Agreements may include a revolving commitment, that in the ordinary course of business any Cash Flow Agent and Cash Flow Credit Agreement Lender may apply payments and make advances thereunder and (ii) the amount of Cash Flow Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Cash Flow Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Cash Flow Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Cash Flow Agent or Cash Flow Credit Agreement Lender commences the Exercise of Secured Creditor Remedies, all amounts received by any such Cash Flow Agent or Cash Flow Credit Agreement Lender as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Cash Flow Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(b)          Revolving Nature of Certain Junior Priority Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Junior Priority Credit Facilities may include a revolving commitment, that in the ordinary course of business any Junior Priority Agent and Junior Priority Secured Parties may apply payments and make advances thereunder and (y) the amount of Junior Priority Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Junior Priority Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Junior Priority Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Junior Priority Agent or Junior Priority Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Junior Priority Agent or Junior Priority Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Cash Flow Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

Credit and Guaranty Agreement

Exhibit M-43

EXHIBIT M

(c)          Revolving Nature of Certain Additional Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Additional Credit Facilities may include a revolving commitment, that in the ordinary course of business any Additional Agent and Additional Credit Facility Secured Parties may apply payments and make advances thereunder and (y) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Credit Facility Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Credit Facility Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Cash Flow Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(d)         Application of Proceeds of Collateral. This Agreement constitutes a separate agreement in writing as contemplated by clauses 4.1(c) third and 4.1(d) second of the Base Intercreditor Agreement. The parties hereto agree that any Proceeds of Collateral to be allocated under such clauses of the Base Intercreditor Agreement will be allocated first to the Senior Priority Obligations in accordance with the Base Intercreditor Agreement until the Discharge of Senior Priority Obligations, and then only after such Discharge of Senior Priority Obligations to the Junior Priority Obligations, and each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that after the Discharge of Senior Priority Obligations the remaining Proceeds of Collateral shall be applied, first, to the payment of costs and expenses of each Junior Priority Agent, as applicable,

second, to the payment of Junior Priority Obligations owing to the Junior Priority Secured Parties represented by each Junior Priority Agent in accordance with the applicable Junior Priority Credit Facility, which payment shall be made between and among the Junior Priority Obligations owing to Junior Priority Secured Parties represented by different Junior Priority Agents on a pro rata basis (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and third, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each Junior Priority Agent shall provide the Junior Priority Representative with such information about the Junior Priority Obligations owing to the Junior Priority Secured Parties represented by it as the Junior Priority Representative may reasonably request in order to carry out the purposes of this Section 4.1.

Credit and Guaranty Agreement

Exhibit M-44

EXHIBIT M

(e)          Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(f)           Turnover of Cash Collateral After Discharge. Subject to the obligations of each Senior Priority Agent under the Base Intercreditor Agreement with respect to ABL Priority Collateral, upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

Section 4.2       Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Credit and Guaranty Agreement

Exhibit M-45

EXHIBIT M

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1        Notice of Acceptance and Other Waivers.

(a)          All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Senior Priority Obligations.

(b)          None of the Senior Priority Agents (including any Senior Priority Agent in its capacity as Senior Priority Representative, if applicable), the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement and the Base Intercreditor Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any relevant Borrower for an extension of credit pursuant to any Senior Priority Credit Facility or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Facility or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise, in each case so long as any such exercise does not breach the express terms and provisions of this Agreement. Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Facility and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Credit and Guaranty Agreement

Exhibit M-46

EXHIBIT M

Section 5.2        Modifications to Senior Priority Documents and Junior Priority Documents.

(a)          Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)          subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii)         amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)         subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)          exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)         subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)        otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

Credit and Guaranty Agreement

Exhibit M-47

EXHIBIT M

(b)          Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, and except as otherwise provided in the Base Intercreditor Agreement, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the Base Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)          subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii)         amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)         subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)          exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)        otherwise manage and supervise the Junior Priority Obligations as the applicable Junior Priority Agent or the Junior Priority Creditors represented thereby shall deem appropriate.

(c)          Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Cash Flow Intercreditor Agreement, dated as of April 22, 2021 (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Junior Lien Intercreditor Agreement”), initially among Wilmington Trust, National Association, as Cash Flow Agent, Alter Domus (US) LLC, as Initial Junior Priority Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern and control.”

Credit and Guaranty Agreement

Exhibit M-48

EXHIBIT M

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of the Junior Priority Obligations secured by such Junior Priority Collateral Documents to the Senior Priority Obligations secured by such Senior Priority Documents covering such Collateral.

(d)          Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and except as otherwise provided in the Base Intercreditor Agreement, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the Base Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)          subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)         amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)         subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)          exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)        otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

Credit and Guaranty Agreement

Exhibit M-49

EXHIBIT M

(e)          Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)           change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)          subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)         amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)         subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)          exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)         subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)        otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent or the Junior Priority Creditors represented thereby shall deem appropriate.

(f)           The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to a joinder substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Agents (other than any Designated Agent) and Junior Priority Agents (other than any Designated Agent) (or, if there is no continuing Agent other than Designated Agents, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents then in effect. For the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11 hereof and, if applicable, Section 7.11 of the Base Intercreditor Agreement.

Credit and Guaranty Agreement

Exhibit M-50

EXHIBIT M

Section 5.3       Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the relevant Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. In the event that (a) this Agreement shall have been terminated prior to such Senior Priority Recovery and (b) there exist any Junior Priority Obligations at the time of such Senior Priority Recovery, then this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1        DIP Financing.

(a)          If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time after the Discharge of ABL Obligations (as defined in the Base Intercreditor Agreement) and prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent, or any Senior Priority Creditors, shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Junior Priority Agent, each on behalf of itself and any Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of any Junior Priority Agent securing the Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Junior Priority Agent retains its Lien on the Collateral to secure the relevant Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code, (ii) solely until the first date on which the Original Initial Junior Priority Lenders have ceased to be Junior Priority Creditors, (A) the aggregate principal amount of the commitments in respect of such DIP Financing, together with the Senior Priority Obligations, does not exceed 110% of the Maximum Senior Priority Obligations Amount and (B) any Junior Priority Agent or any Junior Priority Secured Party may object to any such DIP Financing provided by any third party other than the ABL Agent or any ABL Secured Party under the Base Intercreditor Agreement as in effect on the Issue Date, and (iii) if any Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations under its Senior Priority Credit Facility, as the case may be, each Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the relevant Junior Priority Obligations; provided that (x) such Liens in favor of each Senior Priority Agent and each Junior Priority Agent shall be subject to the provisions of Section 6.1(c) hereof and the relevant provisions of Section 6.1 of the Base Intercreditor Agreement, and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent and any Junior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan of Reorganization.

(b)         The Junior Priority Secured Parties may also seek to provide such DIP Financing secured by Liens equal or senior in priority to the Liens securing any Senior Priority Obligations, and the Senior Priority Secured Parties may object thereto.

(c)          All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter any super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1 and, if applicable, Section 6.1 of the Base Intercreditor Agreement.

Credit and Guaranty Agreement

Exhibit M-51

EXHIBIT M

Section 6.2        Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to (i) seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent or (ii) object to any motion by any Senior Priority Agent seeking relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral.

Section 6.3        No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4        Asset Sales; Plan of Reorganization. Any Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, may support or propose (including sponsoring and entering into agreements with respect to) any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) or Plan of Reorganization (including any credit bid of its second lien claims) so long as such sale of Collateral or Plan of Reorganization either prepays in full the Senior Priority Obligations or reinstates such Senior Priority Obligations in full in accordance with the Bankruptcy Code and, prior to the Discharge of ABL Collateral Obligations, so long as the proceeds of such sale of Collateral or Plan of Reorganization are applied in accordance with the Base Intercreditor Agreement as supplemented by this Agreement.

Credit and Guaranty Agreement

Exhibit M-52

EXHIBIT M

Section 6.5       Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Security Documents and the Junior Priority Security Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, for and on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, and any other Additional Agent, for and on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Credit Facility Secured Parties.

Section 6.6       Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7       Senior Priority Obligations Unconditional. All rights of the Senior Priority Agents hereunder, and all agreements and obligations of the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                        any lack of validity or enforceability of any Senior Priority Document;

(ii)                      any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(iii)                      any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;

Credit and Guaranty Agreement

Exhibit M-53

EXHIBIT M

(iv)                       the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)                        any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8       Junior Priority Obligations Unconditional. All rights of the Junior Priority Agents hereunder, and all agreements and obligations of the Senior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                         any lack of validity or enforceability of any Junior Priority Document;

(ii)                       any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(iii)                       any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

(iv)                        the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)                         any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agents, Senior Priority Creditors or Credit Parties, to the extent applicable, in respect of this Agreement.

Credit and Guaranty Agreement

Exhibit M-54

EXHIBIT M

Section 6.9       Adequate Protection. Except as expressly provided in this Agreement (including Section 6.1 and this Section 6.9), nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, for and on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the relevant Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that (i) each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations owing to such Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any Lien on such collateral securing such Junior Priority Obligations shall be junior to any Lien on such collateral securing such Senior Priority Obligations and (ii) each other Junior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Junior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that (i) each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) and (ii) each Junior Priority Agent shall also be granted a junior Lien on such collateral as security for the Junior Priority Obligations owing to such Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be junior to each Lien on such collateral securing Senior Priority Obligations.

ARTICLE VII

MISCELLANEOUS

Section 7.1       Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person or the Credit Parties upon request for payment thereof.

Credit and Guaranty Agreement

Exhibit M-55

EXHIBIT M

Section 7.2       Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3       Representations. The Cash Flow Agent represents and warrants to each other Agent that it has the requisite power and authority under the Cash Flow Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Cash Flow Secured Parties. The Initial Junior Priority Agent represents and warrants to each other Agent that it has the requisite power and authority under the Initial Junior Priority Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Initial Junior Priority Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Credit Facility Secured Parties represented thereby.

Section 7.4       Amendments.

(a)                       No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Senior Priority Agent and each Junior Priority Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “Cash Flow Credit Agreement” or “Initial Junior Priority Credit Facility”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Credit Facility Secured Party not then represented by an Additional Agent that is then a Party (including any change, alteration, modification or other adverse effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Credit Facility Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Credit Facility Secured Party ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

Credit and Guaranty Agreement

Exhibit M-56

EXHIBIT M

(b)                         [Reserved].

Section 7.5       Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Cash Flow Agent:	Wilmington Trust, National Association
1100 N. Market Street
Wilmington, DE 19890
Attention: Administrator Lannett Company, Inc. Note Collateral Agent
Facsimile: 302 636-4149
Telephone: 302 636-6938

Initial Junior Priority Agent:	Alter Domus (US) LLC
225 West Washington Street, 9th Floor
Chicago, Illinois 60606
Attention: Legal Department & CPC Agency
Facsimile: 312-376-0751
Email: legal@alterdomus.com; cpcagency@alterdomus.com

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6       No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Credit and Guaranty Agreement

Exhibit M-57

EXHIBIT M

Section 7.7       Continuing Agreement; Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of the Senior Priority Obligations and the Discharge of the Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8       Governing Law; Entire Agreement. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto (it being understood that this Agreement does not supersede the Base Intercreditor Agreement).

Section 7.9       Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10      No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11       Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)                       The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)                        one or more Additional Agents for one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the Cash Flow Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement;

Credit and Guaranty Agreement

Exhibit M-58

EXHIBIT M

(ii)                        prior to, or contemporaneously with, delivery of the Additional Indebtedness Joinder, the Company shall have delivered to the Cash Flow Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation); and

(iii)                       the Company shall have executed and delivered to the Cash Flow Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness;

provided that, until the first date on which the Original Initial Junior Priority Lenders have ceased to be Junior Priority Creditors, the Company shall not designate any Additional Indebtedness except in connection with a refinancing of the Senior Priority Obligations or the Junior Priority Obligations that is permitted under the terms of the Original Initial Junior Priority Credit Facility.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)                         Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Credit Facility Secured Party shall constitute an “Additional Credit Facility Secured Party”, and any Additional Agent for any such Additional Credit Facility Secured Party shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such foregoing conditions specified in Section 7.11(a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Cash Flow Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Cash Flow Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

Credit and Guaranty Agreement

Exhibit M-59

EXHIBIT M

(c)                         In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Cash Flow Agent, the Initial Junior Priority Agent and each Additional Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Cash Flow Collateral Documents, Initial Junior Priority Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12     Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the requisite Senior Priority Holders from time to time. Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13     Cash Flow Collateral Representative. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that prior to the Discharge of the Senior Priority Obligations, (x) such Junior Priority Agent shall be ineligible to act as the “Term Loan Collateral Representative” under the Base Intercreditor Agreement and shall not act in such capacity, and for purposes of determining the “Term Loan Collateral Representative” under the Base Intercreditor Agreement, the Additional Term Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not Additional Term Obligations (as defined in the Base Intercreditor Agreement), (y) such Junior Priority Creditors shall be ineligible to vote on matters requiring the consent or approval of the “Requisite Term Holders” under the Base Intercreditor Agreement and (z) the Additional Term Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not outstanding for purposes of calculating “Requisite Term Holders” under the Base Intercreditor Agreement.

Credit and Guaranty Agreement

Exhibit M-60

EXHIBIT M

Section 7.14      Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the Cash Flow Obligations, the Initial Junior Priority Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.15      Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.16      Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.17     Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.18       VENUE; JURY TRIAL WAIVER.

(a)                         EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

Credit and Guaranty Agreement

Exhibit M-61

EXHIBIT M

(b)                         EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)                        EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.19      Intercreditor Agreement. This Agreement is the “Cash Flow Intercreditor Agreement” referred to in the Original Cash Flow Indenture, the Initial Junior Priority Credit Facility and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.20      No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Cash Flow Document, any other Initial Junior Priority Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.21      Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Cash Flow Document, any Initial Junior Priority Document or any Additional Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, in the event of any conflict between the Base Intercreditor Agreement and this Agreement, the provisions of the Base Intercreditor Agreement shall control; provided, however, that as permitted by the Base Intercreditor Agreement this Agreement is intended to constitute a separate writing altering the rights between the Senior Priority Creditors on the one hand and the Junior Priority Creditors on the other hand. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the Cash Flow Documents, the Initial Junior Priority Documents or any Additional Documents.

Credit and Guaranty Agreement

Exhibit M-62

EXHIBIT M

Section 7.22      Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of non-payment of the Cash Flow Obligations, the Initial Junior Priority Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.23      Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

Credit and Guaranty Agreement

Exhibit M-63

EXHIBIT M

Section 7.24      Concerning the Agents. It is understood and agreed that each Agent is entering into this Agreement not in its individual capacity, but solely in its capacity as collateral agent under the applicable Credit Documents. Each Agent shall not be personally liable hereunder in its individual capacity except for its own gross negligence or willful misconduct in the performance of its duties and obligations as expressly set forth herein, as determined in a final, non-appealable judgment of a court of competent jurisdiction, and with respect to any discretionary rights or powers granted herein, shall have the right to request written instructions or confirmation from such number or percentage of the applicable Secured Parties as such Agent shall deem appropriate. No Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Notwithstanding anything to the contrary herein, any obligation of any Agent to segregate, hold in trust, remit, transfer and/or pay over any amounts (a “Turnover Amount”) in accordance with this Agreement, including, without limitation, Section 3.2 of this Agreement, shall be subject to such Agent having actual knowledge of the Turnover Amount being in contravention of this Agreement and not having paid out the Turnover Amount to another Secured Party in accordance with the applicable Credit Documents prior to acquiring such knowledge. Nothing in this Agreement shall be construed to operate as a waiver by any Agent of the benefit of any rights, privileges, protections, immunities, exculpations, or indemnities in its favor under the applicable Credit Documents and each Agent shall be entitled to all such rights, privileges, protections, immunities, exculpations, or indemnities in connection with the execution of this Agreement and in taking or omitting to take any actions hereunder.

[Signature pages follow]

Credit and Guaranty Agreement

Exhibit M-64

EXHIBIT I

IN WITNESS WHEREOF, the Cash Flow Agent, on behalf of itself and the Cash Flow Secured Parties, and the Initial Junior Priority Agent, on behalf of itself and the Initial Junior Priority Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Cash Flow Agent

By:
Name:
Title:

ALTER DOMUS (US) LLC, in its capacity as Initial Junior Priority Agent

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit M-65

EXHIBIT M

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Cash Flow Agent, the Cash Flow Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent and any Additional Credit Facility Secured Parties, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:
LANNETT COMPANY, INC.

By:
Name:
Title:

LANNETT HOLDINGS, INC.

By:
Name:
Title:

CODY LABORATORIES, INC.

By:
Name:
Title:

SILARX PHARMACEUTICALS, INC.

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit M-66

EXHIBIT M

KREMERS URBAN PHARMACEUTICALS INC.

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit M-67

EXHIBIT I

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of _______ __, 20__, by [LANNETT COMPANY, INC.]35 (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Cash Flow Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of April 22, 2021, among WILMINGTON TRUST, NATIONAL ASSOCIATION in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Cash Flow Agent”) for the Cash Flow Secured Parties[,][and] ALTER DOMUS (US) LLC, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties[and [                       ], as Additional Agent for the Additional Credit Facility Creditors under the [describe applicable Additional Credit Facility]].36 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Credit Facility Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].37

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the Cash Flow Agent, the Initial Junior Priority Agent, and any Additional Agent that:

(1)       The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)       all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

[35]	Revise as appropriate to refer to any permitted successor or assign.

[36]	Revise as appropriate to refer to any successor Cash Flow Agent or Initial Junior Priority Agent and to add reference to any previously added Additional Agent.

[37]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.

Credit and Guaranty Agreement

Exhibit M-68

EXHIBIT M

Section 2. Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt]/[Junior Priority Debt].

Credit and Guaranty Agreement

Exhibit M-69

EXHIBIT M

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit M-70

EXHIBIT I

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of _______________, 20__, among [COMPANY]38 (“Company”), WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Cash Flow Agent”)39 for the Cash Flow Secured Parties, ALTER DOMUS (US) LLC, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)40 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] and [insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Cash Flow Intercreditor Agreement, dated as of April 22, 2021 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Cash Flow Agent, [and] the Initial Junior Priority Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Credit Facility Secured Parties (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].41

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]42 hereby agrees with the Cash Flow Agent, the Initial Junior Priority Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

[38]	Revise as appropriate to refer to any permitted successor or assign.

[39]	Revise as appropriate to refer to any successor Cash Flow Agent.

[40]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.

[41]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.

[42]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Credit Facility Secured Parties represented thereby.

Credit and Guaranty Agreement

Exhibit M-71

EXHIBIT M

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]43 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

Section 2. Recognition of Claims. The Cash Flow Agent (for itself and on behalf of the Cash Flow Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Secured Parties) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Cash Flow Agent, the Initial Junior Priority Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Cash Flow Agent, the Initial Junior Priority Agent, any Additional Agent or any Creditor may be entitled or subject. The Cash Flow Agent (for itself and on behalf of the Cash Flow Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the Cash Flow Obligations and the existence and validity of the Initial Junior Priority Obligations44 and (b) agree[s] to refrain from making or asserting any claim that the Cash Flow Credit Agreement, the Initial Junior Priority Credit Facility or other Cash Flow Documents or Initial Junior Priority Documents,45 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

[43]	Revise references throughout as appropriate to refer to the party or parties being added.

[44]	Add reference to any previously added Additional Credit Facility and related Additional Obligations as appropriate.

[45]	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

Credit and Guaranty Agreement

Exhibit M-72

EXHIBIT M

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

Credit and Guaranty Agreement

Exhibit M-73

EXHIBIT M

[CASH FLOW CREDIT AGREEMENT][INITIAL JUNIOR PRIORITY CREDIT FACILITY] JOINDER

JOINDER, dated as of _______________, 20__, among WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Cash Flow Agent”)1 for the Cash Flow Secured Parties, ALTER DOMUS (US) LLC, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)2 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] and [insert name of additional Cash Flow Secured Parties, Cash Flow Agent, Initial Junior Priority Secured Parties or Initial Junior Priority Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Cash Flow Intercreditor Agreement, dated as of April 22, 2021 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Cash Flow Agent3, [and] the Initial Junior Priority Agent4 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [Cash Flow Credit Agreement][Initial Junior Priority Credit Facility]”), among [list any applicable Credit Party], [list any applicable new Cash Flow Secured Parties or new Initial Junior Priority Secured Parties, as applicable (the “Joining [Cash Flow][Initial Junior Priority] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Cash Flow][Initial Junior Priority] Agent”)].5

The Joining [Cash Flow][Initial Junior Priority] Agent, on behalf of the Joining [Cash Flow][Initial Junior Priority]6 Secured Parties, hereby agrees with the Company and the other Grantors, the [Cash Flow][Initial Junior Priority] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

[1]	Revise as appropriate to refer to any successor Cash Flow Agent.

[2]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.

[3]	Revise as appropriate to describe predecessor Cash Flow Agent or Cash Flow Secured Parties, if joinder is for a new Cash Flow Credit Agreement.

[4]	Revise as appropriate to describe predecessor Initial Junior Priority Agent or Initial Junior Priority Secured Parties, if joinder is for a new Initial Junior Priority Credit Facility.

[5]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

[6]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

Credit and Guaranty Agreement

Exhibit M-74

EXHIBIT M

Section 1. Agreement to be Bound.7 The Joining [Cash Flow][Initial Junior Priority] Agent, on behalf of itself and the Joining [Cash Flow][Initial Junior Priority] Secured Parties,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [Cash Flow][Initial Junior Priority] Agent. As of the date hereof, the Joining [Cash Flow Credit Agreement][Initial Junior Priority Credit Facility] shall be deemed [the][a] [Cash Flow Credit Agreement][Initial Junior Priority Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Cash Flow][Initial Junior Priority] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

[7]	Revise references throughout as appropriate to refer to the party or parties being added.

Credit and Guaranty Agreement

Exhibit M-75

EXHIBIT N

[FORM OF]
ABL/TERM LOAN INTERCREDITOR AGREEMENT

EXHIBIT N

INTERCREDITOR AGREEMENT

by and between

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as ABL Agent,

and

ALTER DOMUS (US) LLC
as Term Loan Agent

Dated as of December 7, 2020

Credit and Guaranty Agreement

Exhibit N-1

EXHIBIT N

Credit and Guaranty Agreement

Exhibit N-2

EXHIBIT N

(continued)

EXHIBITS

Exhibit A	--	Additional Indebtedness Designation
Exhibit B	--	Additional Indebtedness Joinder
Exhibit C	--	Joinder of ABL Credit Agreement or Term Loan Credit Agreement

Credit and Guaranty Agreement

Exhibit N-3

EXHIBIT N

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of December 7, 2020, between WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties and ALTER DOMUS (US) LLC (as successor to MORGAN STANLEY SENIOR FUNDING, INC.), in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Term Loan Agent”) for the Term Loan Secured Parties. Capitalized terms defined in Article 1 hereof are used in this Agreement as so defined.

RECITALS

A.       Pursuant to the ABL Credit Agreement, the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrower.

B.       Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrower’s obligations under the ABL Documents.

C.       As a condition to the effectiveness of the ABL Credit Agreement and to secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D.       Pursuant to the Original Term Loan Credit Agreement, the Term Loan Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Term Loan Borrower.

E.       Pursuant to the Term Loan Guarantees, the Term Loan Guarantors have agreed to guarantee the payment and performance of the Term Loan Borrower’s obligations under the Term Loan Documents.

F.       As a condition to the effectiveness of the Original Term Loan Credit Agreement and to secure the obligations of the Term Loan Credit Parties under and in connection with the Term Loan Documents, the Term Loan Credit Parties have granted to the Term Loan Agent (for the benefit of the Term Loan Secured Parties) Liens on the Collateral.

G.       Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Term Indebtedness” by executing and delivering an Additional Term Indebtedness Designation and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Term Indebtedness and any other applicable Additional Term Secured Party shall thereafter constitute Additional Term Secured Parties, and any Additional Term Agent for any such Additional Term Secured Parties shall thereafter constitute an Additional Term Agent for all purposes under this Agreement.

Credit and Guaranty Agreement

Exhibit N-4

EXHIBIT N

H.       Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Term Loan Agent (on behalf of the Term Loan Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the Term Loan Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1 UCC Definitions The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

Section 1.2 Other Definitions As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean Wells Fargo Bank, National Association, in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time.

“ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents and (b) was an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Bank Products Agreement (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Borrower” shall mean the Company, in its capacity as the borrower under the ABL Credit Agreement, together with its and their respective successors and assigns.

Credit and Guaranty Agreement

Exhibit N-5

EXHIBIT N

“ABL Collateral Documents” shall mean all “Collateral Documents” as defined in the ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“ABL Collateral Exposure” shall mean, as to the ABL Credit Agreement as of the date of determination, the total commitments (whether funded or unfunded) of the ABL Secured Parties to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of loans and other extensions of credit under such facility and the aggregate then undrawn and unexpired amount of the then outstanding letters of credit under the ABL Collateral Documents).

“ABL Commingled Collateral” shall have the meaning set forth in Section 3.7(a) hereof.

“ABL Credit Agreement” shall mean that certain Credit Agreement dated as of the date hereof by and among the ABL Borrower, Wells Fargo Bank, National Association, as administrative agent, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the ABL Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as an “ABL Credit Agreement Lender” under the ABL Credit Agreement.

“ABL Credit Parties” shall mean the ABL Borrower, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any ABL Document.

“ABL DIP Financing” shall have the meaning set forth in Section 6.1(a)(i).

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guarantees, the ABL Collateral Documents, any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate, any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate, those other ancillary agreements as to which the ABL Agent or any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing, in each case as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time, in each case unless and until released from its guarantee obligations.

Credit and Guaranty Agreement

Exhibit N-6

EXHIBIT N

“ABL Guarantors” shall mean the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the ABL Guarantees and any other Person who becomes a guarantor under any of the ABL Guarantees, in each case unless and until released from its guarantee obligations.

“ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents and (b) was the ABL Agent or an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Hedging Agreement (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the “administrative agent” or “agent” under the ABL Credit Agreement, the ABL Credit Agreement Lenders or any of them, any ABL Bank Products Affiliates or any ABL Hedging Affiliates, under any ABL Document, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time including all “Obligations” as defined in the ABL Credit Agreement.

“ABL Permitted Access Right” shall have the meaning set forth in Section 3.7(a).

“ABL Priority Collateral” shall mean all of each and every ABL Credit Party’s right, title, and interest in and to the following types of property of such ABL Credit Party, wherever located and whether now owned by such ABL Credit Party or hereafter acquired (including, for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code, would constitute ABL Priority Collateral):

(1)       all Accounts, Payment Intangibles, all interest, fees, late charges, penalties, collection fees, and other amounts due or to become due or otherwise payable in connection with any Account or Payment Intangible, and all other rights to payment (in each case other than identifiable Proceeds of Term Loan Priority Collateral);

Credit and Guaranty Agreement

Exhibit N-7

EXHIBIT N

(2)       (x) all Deposit Accounts and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein and (y) all Securities, Security Entitlements, and Securities Accounts, in each case, to the extent constituting cash or Cash Equivalents or representing a claim to Cash Equivalents, in each case other than (i) the Term Loan Priority Account and all cash, checks and other property held therein or credited thereto, (ii) Capital Stock of the Company and its direct and indirect Subsidiaries and (iii) the Liquidity Account (as defined in the Term Loan Credit Agreement) to the extent that the Liquidity Account contains funds deposited therein on or about January 1, 2021 not in excess of $5,000,000 and (iv) identifiable Proceeds of Term Loan Priority Collateral;

(3)       all Inventory;

(4)       to the extent involving or governing any of the items referred to in the preceding clauses (1) through (3), all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), all Documents, General Intangibles (including data processing software and excluding Intellectual Property and Capital Stock of the Company and its direct and indirect Subsidiaries), Instruments (including Promissory Notes), Intercompany Loans, Letter of Credit Rights and Commercial Tort Claims, provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5)       to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (4), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (5) shall be included in the ABL Priority Collateral;

(6)       all books and Records relating to the foregoing (including all books, databases, customer lists, and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(7)       all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, securities (other than Capital Stock of the Company and its direct and indirect Subsidiaries), financial assets, Investment Property (other than Capital Stock of the Company and its direct and indirect Subsidiaries), insurance proceeds (including proceeds of business interruption insurance) and deposit accounts directly received as Proceeds of any ABL Priority Collateral described in the preceding clauses (1) through (5) (such Proceeds, “ABL Priority Proceeds”); provided, however, that no Proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such Proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets (as defined in the next succeeding sentence) be ABL Priority Collateral. As used in this definition of “ABL Priority Collateral,” the term “Excluded Assets” shall have the meaning provided in the ABL Credit Agreement or in the ABL Collateral Documents relating thereto.

Credit and Guaranty Agreement

Exhibit N-8

EXHIBIT N

“ABL Priority Proceeds” shall have the meaning set forth in the definition of ABL Priority Collateral of this Agreement.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” shall mean the ABL Agent and all ABL Credit Agreement Lenders, all ABL Bank Products Affiliates and all ABL Hedging Affiliates, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any ABL Credit Agreement.

“Additional Specified Term Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)       prior to the Discharge of ABL Obligations, Section 6.1 of the ABL Credit Agreement;

(b)       prior to the Discharge of Term Loan Obligations, Section 6.1 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition); and

(c)       prior to the Discharge of Additional Term Obligations, any negative covenant restricting Indebtedness contained in any Additional Term Credit Facility then in effect (which covenant is designated in such Additional Term Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Term Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in the ABL Credit Agreement, (y) for purposes of the preceding clause (b), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Term Obligations, in the applicable Additional Term Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Term Indebtedness for the purposes of such other Credit Document.

“Additional Term Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Term Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Term Credit Facility.

Credit and Guaranty Agreement

Exhibit N-9

EXHIBIT N

“Additional Term Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, (b) was an Additional Term Agent or an Additional Term Credit Facility Lender or an Affiliate of an Additional Term Credit Facility Lender at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Term Bank Products Provider” shall mean any Person (other than an Additional Term Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Term Loan Borrower” shall mean any Additional Term Credit Party that incurs of issues Additional Term Indebtedness under any Additional Term Credit Facility, together with its successors and assigns.

“Additional Term Collateral Documents” shall mean all “Security Documents” as defined in any Additional Term Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Term Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Term Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Term Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Term Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Term Credit Facility Lenders” shall mean one or more holders of Additional Term Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Term Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Term Credit Facility Lender” under any Additional Term Credit Facility.

Credit and Guaranty Agreement

Exhibit N-10

EXHIBIT N

“Additional Term Credit Party” shall mean the Company, Holdings (so long as it is a guarantor under any of the Additional Term Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Term Document, and any other Person who becomes a guarantor under any of the Additional Term Guarantees, in each case unless and until released from its guarantee obligations.

“Additional Term Documents” shall mean any Additional Term Credit Facilities, any Additional Term Guarantees, any Additional Term Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Term Bank Products Affiliate or Additional Term Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Term Hedging Affiliate or Additional Term Hedging Provider, those other ancillary agreements as to which any Additional Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Term Agent, in connection with any of the foregoing or any Additional Term Credit Facility, including any intercreditor or joinder agreement among any of the Additional Term Secured Parties or among any of the Term Loan Secured Parties and Additional Term Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Term Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Term Guarantees” shall mean any one or more guarantees of any Additional Term Obligations of any Additional Term Credit Party by any other Additional Term Credit Party in favor of any Additional Term Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Term Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, (b) was an Additional Term Agent or an Additional Term Credit Facility Lender or an Affiliate of an Additional Term Credit Facility Lender at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Term Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Term Hedging Provider” shall mean any Person (other than an Additional Term Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Term Credit Party with the obligations of such Additional Term Credit Party thereunder being secured by one or more Additional Term Collateral Documents, as designated by the Company in accordance with the terms of one or more Additional Term Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

Credit and Guaranty Agreement

Exhibit N-11

EXHIBIT N

“Additional Term Indebtedness” shall mean any Additional Specified Term Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by

(a)       prior to the Discharge of ABL Obligations, Section 6.2 of the ABL Credit Agreement;

(b)       prior to the Discharge of Term Loan Obligations, Section 6.2 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition); and

(c)       prior to the Discharge of Additional Term Obligations, any negative covenant restricting Liens contained in any applicable Additional Term Credit Facility then in effect (which covenant is designated in such Additional Term Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Term Indebtedness” by the Company pursuant to an Additional Term Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Term Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in the ABL Credit Agreement, (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Term Obligations, in the applicable Additional Term Credit Facility then in effect.

“Additional Term Indebtedness Designation” shall mean a certificate of the Company with respect to Additional Term Indebtedness substantially in the form of Exhibit A attached hereto.

“Additional Term Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Term Agents in respect of the Additional Term Indebtedness subject to an Additional Term Indebtedness Designation, on behalf of one or more Additional Term Secured Parties in respect of such Additional Term Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Term Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Term Credit Party from time to time to any Additional Term Agent, any Additional Term Secured Parties or any of them, including any Additional Term Bank Products Affiliates, Additional Term Hedging Affiliates, Additional Term Bank Products Provider or Additional Term Hedging Provider, under any Additional Term Document, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Additional Term Credit Party, would have accrued on any Additional Term Obligation, whether or not a claim is allowed against such Additional Term Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

Credit and Guaranty Agreement

Exhibit N-12

EXHIBIT N

“Additional Term Recovery” shall have the meaning set forth in Section 5.3(d).

“Additional Term Secured Parties” shall mean all Additional Term Agents, all Additional Term Credit Facility Lenders, all Additional Term Bank Products Affiliates, all Additional Term Bank Products Providers, all Additional Term Hedging Affiliates, all Additional Term Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Secured Party” under any Additional Term Credit Facility; and with respect to any Additional Term Agent shall mean the Additional Term Secured Parties represented by such Additional Term Agent.

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” shall mean this Intercreditor Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof.

“Agent” shall mean the ABL Agent, the Term Loan Agent and any Additional Term Agent, as applicable.

“Bank Products Affiliate” shall mean any ABL Bank Products Affiliate, any Term Loan Bank Products Affiliate, or any Additional Term Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by any Credit Party (other than letters of credit and other than loans and advances except Indebtedness arising from services described in items (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

Credit and Guaranty Agreement

Exhibit N-13

EXHIBIT N

“Bank Products Provider” shall mean any Term Loan Bank Products Provider, any ABL Bank Products Provider or any Additional Term Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” shall mean any of the ABL Borrower, the Term Loan Borrower and any Additional Term Loan Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capitalized Lease Obligation” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles as in effect in the United States.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean any of the following: (i) marketable securities or any other evidence of Indebtedness (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) certificates of deposit, Dollar-denominated time deposits, overnight bank deposits or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500.0 million or Dollar Equivalent (or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the Dollar Equivalent of $500.0 million); (v) repurchase obligations for underlying securities of the types described in clauses (i) through (iv) above; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $250.0 million or Dollar Equivalent, and (c) has one of the two highest ratings obtainable from either S&P or Moody’s.

Credit and Guaranty Agreement

Exhibit N-14

EXHIBIT N

“Cash Management Services” shall mean (1) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (2) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services), (3) foreign exchange, netting and currency management services and (4) any other demand deposit or operating account relationships or other cash management services, including under any Bank Products Agreements.

“Cash Proceeds Notice” shall mean a written notice delivered by the ABL Agent or the Term Loan Collateral Representative, as applicable, to the Term Loan Agent or an Additional Term Agent, as applicable, stating that certain identifiable cash proceeds which may be deposited in a Deposit Account controlled by the Term Loan Agent or such Additional Term Agent, as applicable, constitute ABL Priority Collateral (in the case of a notice by the ABL Agent) or Term Loan Priority Collateral (in the case of a notice by the Term Loan Collateral Representative) and reasonably identifying the amount of such proceeds and specifying the origin thereof.

“Collateral” shall mean all Property now owned or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to the ABL Agent, the Term Loan Agent or any Additional Term Agent under any of the ABL Collateral Documents, the Term Loan Collateral Documents or the Additional Term Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Company” shall mean Lannett Company, Inc., a Delaware limited liability company, and any successor in interest thereto.

“Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

Credit and Guaranty Agreement

Exhibit N-15

EXHIBIT N

“Copyrights” shall mean with respect to any Credit Party, all of such Credit Party’s right, title, and interest in and to the following: (a) all U.S. copyrights, rights and interests in such copyrights, works protectable by copyright, copyright registrations, and applications to register copyright; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Credit Documents” shall mean the ABL Documents, the Term Loan Documents and any Additional Term Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the Term Loan Credit Agreement or any Additional Term Credit Facility, as applicable.

“Credit Parties” shall mean the ABL Credit Parties, the Term Loan Credit Parties and any Additional Term Credit Parties.

“Designated Agent” shall mean any Additional Term Agent or any Term Loan Agent under any Term Loan Credit Agreement other than the Original Term Loan Credit Agreement, in each case that the Company designates as a Designated Agent (as confirmed in writing by such Agent if such designation is made subsequent to the joinder of such Agent to this Agreement), as and to the extent so designated. Such designation may be for all purposes under this Agreement, or may be for one or more specified purposes thereunder or provisions thereof.

“Discharge of ABL Obligations” shall mean:

(a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, (i) including (if applicable) (A) with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit), (B) the provision of Cash Management Collateralization (as such term is defined in the ABL Credit Agreement) with respect to any Cash Management Obligations (as such term is defined in the ABL Credit Agreement), and (C) with respect to Hedging Obligations (as such term is defined in the ABL Credit Agreement), the provision of cash collateral with respect thereto, to the extent required pursuant to the terms of the ABL Credit Agreement, but (ii) excluding unasserted contingent indemnification obligations under the applicable ABL Credit Agreement at such time; and

(b) the termination of all then outstanding commitments to extend credit under the ABL Documents at such time.

Credit and Guaranty Agreement

Exhibit N-16

EXHIBIT N

“Discharge of Additional Term Obligations” shall mean if any Indebtedness shall at any time have been incurred under any Additional Term Credit Facility, with respect to each Additional Term Credit Facility:

(a) the payment in full in cash of the applicable Additional Term Obligations that are outstanding and unpaid at the time all Additional Term Indebtedness under such Additional Term Credit Facility is paid in full in cash, excluding unasserted contingent indemnification or other obligations under the applicable Additional Term Credit Facility at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Additional Term Documents at such time.

“Discharge of Term Loan Collateral Obligations” shall mean the Discharge of Term Loan Obligations and (if applicable) the Discharge of Additional Term Obligations for each Additional Term Credit Facility.

“Discharge of Term Loan Obligations” shall mean:

(a) the payment in full in cash of the applicable Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Term Loan Credit Agreement is paid in full in cash, (i) including (if applicable) with respect to Cash Management Obligations and Hedging Obligations (as such terms are defined in the Term Loan Credit Agreement), the provision of cash collateral with respect thereto, on terms satisfactory to each applicable counterparty (or the making of other arrangements satisfactory to the applicable counterparty) but (ii) excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations under the applicable Term Loan Credit Agreement at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Term Loan Documents at such time.

“Disposition” shall mean any sale, issuance, conveyance, transfer, lease or other disposition.

“Domestic Subsidiaries” shall mean any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” shall mean an Event of Default under any ABL Credit Agreement, any Term Loan Credit Agreement or any Additional Term Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)       the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or the taking of any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

Credit and Guaranty Agreement

Exhibit N-17

EXHIBIT N

(b)       the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)       the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)       the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)       the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)       the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)       the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)       the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral, provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations, (iii) the establishment of borrowing base and/or availability reserves, collateral, Accounts or Inventory ineligibles, or other conditions for advances, (iv) the changing of advance rates or advance sub-limits, (v) the imposition of a default rate or late fee, (vi) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Commodity Accounts, Deposit Accounts or Securities Accounts, in each case, against the ABL Obligations pursuant to the provisions of the ABL Documents (including the notification of account debtors, depositary institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent), (vii) the cessation of lending pursuant to the provisions of the ABL Documents, the Term Loan Documents or any applicable Additional Term Documents, including upon the occurrence of a default on the existence of an over-advance, (viii) the consent by the ABL Agent to disposition by any Grantor of any of the ABL Priority Collateral or the consent by the Term Loan Collateral Representative to disposition by any Grantor of any of the Term Loan Priority Collateral or (ix) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles as in effect in the United States.

Credit and Guaranty Agreement

Exhibit N-18

EXHIBIT N

“Foreign Subsidiary” shall mean any Subsidiary of the Company which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco. Any subsidiary of the Company which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” shall mean any Subsidiary of the Company, so long as such Subsidiary has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and/or other assets (including cash, Cash Equivalents or Temporary Cash Investments) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“General Intangibles” shall mean all “general intangibles” as such term is defined in the Uniform Commercial Code including with respect to any Credit Party, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Credit Party is a party or under which such Credit Party has any right, title or interest or to which such Credit Party or any property of such Credit Party is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Collateral Documents or in the Term Loan Collateral Documents, as the context requires.

“Guarantor” shall mean any of the ABL Guarantors, the Term Loan Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any ABL Hedging Affiliate, any Term Loan Hedging Affiliate or any Additional Term Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any agreement with respect to any swap, spot, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, foreign exchange, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes.

“Hedging Provider” shall mean any Term Loan Hedging Provider, any ABL Hedging Provider or any Additional Term Hedging Provider, as applicable.

“Impairment” shall have the meaning set forth in Section 2.1(e).

Credit and Guaranty Agreement

Exhibit N-19

EXHIBIT N

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code or other applicable Bankruptcy Law.

“Intellectual Property” shall mean, with respect to any Credit Party, the collective reference to such Credit Party’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intercompany Loans” shall mean any amounts owing by any Grantor to the Company or any of its Subsidiaries, whether or not evidenced by a promissory note.

“Intervening ABL Secured Party” shall have the meaning set forth in Section 4.1(g).

“Intervening Term Creditor” shall have the meaning set forth in Section 4.1(g).

“Inventory” shall have the meaning assigned in the Uniform Commercial Code as of the date hereof.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

Credit and Guaranty Agreement

Exhibit N-20

EXHIBIT N

“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, any Additional Term Agent or any Additional Term Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Moody’s” shall mean Moody’s Investor Service, Inc., and its successors.

“Non-Conforming Plan of Reorganization” shall mean any Plan of Reorganization whose provisions are inconsistent with the provisions of this Agreement, including any Plan of Reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Article 2 (Lien Priorities), the provisions of Article 4 (Application of Proceeds) or the provisions of Article 6 (Insolvency Proceedings).

“Original Term Loan Credit Agreement” shall mean that certain Credit and Guaranty Agreement dated as of November 25, 2015, by and among the Term Loan Borrower, Alter Domus (US) LLC (as successor to Morgan Stanley Senior Funding, Inc.), as administrative agent, the Term Loan Credit Agreement Lenders and the Term Loan Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” shall mean the ABL Agent, the Term Loan Agent or any Additional Term Agent, and “Parties” shall mean all of the ABL Agent, the Term Loan Agent and any Additional Term Agent.

“Patent License” shall mean any written agreement governed by the laws of any state of the United States to which a Credit Party is a party granting to such Credit Party any right to make, use or sell any invention covered by a United States patent owned by any third party (including any such rights that such Credit Party has the right to license) and all rights of any Credit Party under any such agreement.

“Patents” shall mean all of the following which any Credit Party owns: (a) all letters patent of the United States and all applications for letters patent of the United States, (b) all provisionals, reissues, extensions, continuations, divisions, continuations in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Payment Collateral” shall mean all Accounts, Instruments, Chattel Paper, Letter-Of-Credit Rights, Deposit Accounts (other than the Term Loan Priority Account), Securities Accounts, and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

Credit and Guaranty Agreement

Exhibit N-21

EXHIBIT N

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Pledged Securities” shall have the meaning set forth in the ABL Collateral Documents or in the Term Loan Collateral Documents, as the context requires.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Priority Collateral” shall mean (a) with respect to the ABL Secured Parties, the ABL Priority Collateral, or (b) with respect to the Term Loan Collateral Secured Parties, the Term Loan Priority Collateral.

“Proceeds” shall mean (a) all “proceeds,” as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed DIP” shall have the meaning set forth in Subsection 6.1(c)(i).

“Purchase Date” shall have the meaning set forth in Section 3.8(a).

“Purchase Money Indebtedness” shall mean any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Purchase Notice” shall have the meaning set forth in Section 3.8(a).

“Purchase Option Event” shall have the meaning set forth in Section 3.8(a).

“Purchasing Creditors” shall have the meaning set forth in Section 3.8(a).

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Replacement Agent” shall have the meaning set forth in Section 3.8(d).

Credit and Guaranty Agreement

Exhibit N-22

EXHIBIT N

“Requisite ABL Holders” shall mean ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement.

“Requisite Term Holders” shall mean Term Loan Secured Parties and/or Additional Term Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of any loans included in the Term Loan Collateral Obligations (other than Term Loan Collateral Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Term Loan Collateral Obligations in respect of the Term Loan Credit Agreement or any Additional Term Credit Facility); provided that:

(a)       if the matter being consented to or the action being taken by the Term Loan Collateral Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the Term Loan Priority Collateral or (after the Discharge of ABL Obligations) all or substantially all of the Collateral, then “Requisite Term Holders” shall mean those Term Loan Collateral Secured Parties necessary to validly consent to the requested action in accordance with the applicable Term Loan Documents and Additional Term Documents,

(b)       except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, if the matter being consented to or the action being taken by the Term Loan Collateral Representative will affect the Term Loan Secured Parties in a manner different and materially adverse relative to the manner such matter or action affects any Additional Term Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite Term Holders” shall mean (1) Additional Term Secured Parties and/or Term Loan Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Term Loan Collateral Obligations (other than Term Loan Collateral Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Term Loan Collateral Obligations in respect of the Term Loan Credit Agreement or any Additional Term Credit Facility) and (2) Term Loan Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Term Loan Obligations (other than Term Loan Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Term Loan Obligations in respect of the Term Loan Credit Agreement), and

(c)       except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, if the matter being consented to or the action being taken by the Term Loan Collateral Representative will affect any Additional Term Agent or the Additional Term Secured Parties represented thereby in a manner different and materially adverse relative to the manner such matter or action affects the Term Loan Secured Parties or the other Additional Term Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite Term Holders” shall mean (1) Additional Term Secured Parties and/or Term Loan Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Term Loan Collateral Obligations (other than Term Loan Collateral Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Term Loan Collateral Obligations in respect of the Term Loan Credit Agreement or any Additional Term Credit Facility) and (2) such Additional Term Agent and/or Additional Term Secured Parties represented thereby holding, in the aggregate, in excess of 50% of the aggregate principal amount of the applicable Additional Term Obligations (other than Additional Term Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Additional Term Obligations in respect of any Additional Term Credit Facility).

Credit and Guaranty Agreement

Exhibit N-23

EXHIBIT N

“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Secured Parties” shall mean the ABL Secured Parties, the Term Loan Secured Parties and the Additional Term Secured Parties.

“Series” shall mean (a) with respect to the Term Loan Collateral Secured Parties, each of (i) the Term Loan Secured Parties (in their capacities as such) and (ii) the Additional Term Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Additional Term Agent (in its capacity as such for such Additional Term Secured Parties), (b) with respect to any Term Loan Collateral Obligations, each of (i) the Term Loan Obligations and (ii) the Additional Term Obligations incurred pursuant to any Additional Term Credit Facility that is to be represented by a common Additional Term Agent (in its capacity as such for such Additional Term Obligations), (c) with respect to the ABL Secured Parties, each of the ABL Secured Parties (in their capacities as such) and (d) with respect to any ABL Obligations, each of the ABL Obligations.

“Subsidiary” of any Person shall mean a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

Credit and Guaranty Agreement

Exhibit N-24

EXHIBIT N

“Temporary Cash Investments” shall mean any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than the Designated Agent, as designated by the Company)), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under the ABL Credit Agreement, the Term Loan Credit Agreement or any Additional Term Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), (vii) investment funds investing at least 90.0% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the board of directors of the Company in the ordinary course of business.

Credit and Guaranty Agreement

Exhibit N-25

EXHIBIT N

“Term DIP Financing” shall have the meaning set forth in Section 6.1(c)(i).

“Term Loan Agent” shall mean Alter Domus (US) LLC (as successor to Morgan Stanley Senior Funding, Inc.), in its capacity as collateral agent under the Original Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Term Loan Credit Agreement or any subsequent Term Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Term Loan Credit Agreement.

“Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Agent, a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Credit Agreement Lender at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Term Loan Bank Products Provider” shall mean any Person (other than a Term Bank Products Affiliate) that has entered into a Bank Products Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Term Loan Borrower” shall mean the Company, in its capacity as a borrower under the Term Loan Credit Agreement, together with its respective successors and assigns.

“Term Loan Collateral Documents” shall mean all “Collateral Documents” as defined in the Original Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

Credit and Guaranty Agreement

Exhibit N-26

EXHIBIT N

“Term Loan Collateral Intercreditor Agreement” shall mean an intercreditor agreement substantially in the Form of Exhibit M to the Original Term Loan Credit Agreement as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Term Loan Collateral Obligations” shall mean the Term Loan Obligations and any Additional Term Obligations.

“Term Loan Collateral Representative” shall mean the Term Loan Agent acting for the Term Loan Collateral Secured Parties, unless the principal amount of Additional Term Obligations under any Additional Term Credit Facility exceeds the principal amount of Term Loan Obligations under the Term Loan Credit Agreement, and in such case (unless otherwise agreed in writing between the Term Loan Agent and any Additional Term Agent or after the Discharge of Term Loan Obligations, between any Additional Term Agents), the Additional Term Agent under such Additional Term Credit Facility (or, if there is more than one such Additional Term Credit Facility, the Additional Term Credit Facility under which the greatest principal amount of Additional Term Obligations is outstanding at the time) acting for the Term Loan Collateral Secured Parties. In addition, in the event that any Additional Term Agent subordinates its security interest in any Term Loan Priority Collateral to the security interest of the ABL Agent as permitted by Section 2.1(a)(4) and (6) or which otherwise has an Impairment with respect to all or substantially all of the Term Loan Priority Collateral then such Additional Term Agent shall not serve as Term Loan Collateral Representative (unless (x) the Discharge of Term Loan Obligations has occurred and (y) either such Additional Term Agent is the only Additional Term Agent or each other Additional Term Agent has similarly subordinated its security interest) and, in such event the Term Loan Collateral Representative will be selected as if the disqualified Additional Term Agent and the Additional Term Obligations represented thereby did not exist.

“Term Loan Collateral Secured Parties” shall mean the Term Loan Secured Parties and any Additional Term Secured Parties.

“Term Loan Credit Agreement” shall mean (i) if the Original Term Loan Credit Agreement is then in effect, the Original Term Loan Credit Agreement and (ii) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Term Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Loan Credit Agreement or (y) any subsequent Term Loan Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Additional Term Agent (other than any Designated Agent) (or, if there is no continuing Agent other than the Term Loan Agent and any Designated Agent, as designated by the Company), that the obligations under such Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Term Loan Credit Agreement shall be deemed a reference to any Term Loan Credit Agreement then in existence.

Credit and Guaranty Agreement

Exhibit N-27

EXHIBIT N

“Term Loan Credit Agreement Lenders” shall mean the lenders, debtholders and other creditors party from time to time to the Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Term Loan Credit Agreement Lender” under the Term Loan Credit Agreement.

“Term Loan Credit Parties” shall mean the Term Loan Borrower, the Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Term Loan Document.

“Term Loan Documents” shall mean the Term Loan Credit Agreement, the Term Loan Guarantees, the Term Loan Collateral Documents, any Bank Products Agreements between any Term Loan Credit Party and any Term Loan Bank Products Affiliate or any Term Loan Bank Products Provider, any Hedging Agreements between any Term Loan Credit Party and any Term Loan Hedging Affiliate or any Term Loan Hedging Provider and those other ancillary agreements as to which the Term Loan Agent or any Term Loan Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Loan Agent, in connection with any of the foregoing or any Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantees” shall mean that certain guarantee agreement dated as of the date hereof by the Term Loan Guarantors in favor of the Term Loan Agent, and all other guarantees of any Term Loan Obligations of any Term Loan Credit Party by any other Term Loan Credit Party in favor of any Term Loan Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantors” shall mean the collective reference to Holdings (so long as it is a guarantor under any of the Term Loan Guarantees), each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Term Loan Guarantees and any other Person who becomes a guarantor under any of the Term Loan Guarantees, in each case unless and until released from its guarantee obligations.

“Term Loan Hedging Affiliate” shall mean any Term Loan Credit Agreement Lender or any Affiliate of any Term Loan Credit Agreement Lender who (a) has entered into a Hedging Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Agent, a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to March 31, 2021, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

Credit and Guaranty Agreement

Exhibit N-28

EXHIBIT N

“Term Loan Hedging Provider” shall mean any Person (other than a Term Loan Hedging Affiliate) that has entered into a Hedging Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Term Loan Credit Party from time to time to the Term Loan Agent, the “administrative agent” or “agent” under the Term Loan Credit Agreement, the Term Loan Credit Agreement Lenders or any of them, any Term Loan Bank Products Affiliates, any Term Loan Hedging Affiliates, any Term Loan Bank Products Providers or any Term Loan Hedging Providers under any Term Loan Document, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Term Loan Credit Party, would have accrued on any Term Loan Obligation, whether or not a claim is allowed against such Term Loan Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including all “Obligations” as defined in the Original Term Loan Credit Agreement.

“Term Loan Priority Account” means one or more deposit and/or securities accounts of the Grantors (identified to the ABL Agent in writing by the Term Loan Agent from time to time) that (a) is subject to a blocked account agreement in favor of the Term Loan Agent (who shall have first priority rights with respect to exercising control over such account) and (b) solely contains identifiable Proceeds of any Term Loan Priority Collateral and any interest deposited therein.

“Term Loan Priority Collateral Documents” shall mean the Term Loan Documents and any Additional Term Documents, as applicable.

Credit and Guaranty Agreement

Exhibit N-29

EXHIBIT N

“Term Loan Priority Collateral” shall mean all Collateral, other than the ABL Priority Collateral, including all Real Property, Equipment, Intellectual Property and Capital Stock of the Company and its direct or indirect Subsidiaries, collateral security and guarantees with respect to any Term Loan Priority Collateral and all cash, Money, instruments, securities, financial assets and deposit accounts directly received as identifiable Proceeds of any Term Loan Priority Collateral (such Proceeds, “Term Priority Proceeds”); provided, however, no Proceeds of Term Priority Proceeds will constitute Term Loan Priority Collateral unless such Proceeds of Term Priority Proceeds would otherwise constitute Term Loan Priority Collateral or are credited to any Term Loan Priority Account, provided, further that under no circumstance shall Excluded Assets (as defined in the next succeeding sentence) be Term Loan Priority Collateral. As used in this definition of “Term Loan Priority Collateral,” the term “Excluded Assets” shall have the meaning provided (x) prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Additional Term Credit Facility then in effect (if the Original Term Loan Credit Agreement is not then in effect) or the Term Loan Collateral Documents relating thereto, and (y) from and after the Discharge of Term Loan Obligations, in the applicable Additional Term Credit Facility then in effect which is designated as applicable for the purposes of this definition or the Additional Term Collateral Documents relating thereto.

“Term Loan Recovery” shall have the meaning set forth in Section 5.3(b).

“Term Loan Secured Parties” shall mean the Term Loan Agent, all Term Loan Credit Agreement Lenders, all Term Loan Bank Products Affiliates, all Term Loan Bank Products Providers, all Term Loan Hedging Affiliates, all Term Loan Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Term Loan Secured Party” or “Secured Party” under any Term Loan Credit Agreement.

“Trade Secret Licenses” shall mean, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trade secrets, including know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets” shall mean with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trade secrets, including know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including (i) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including payments under all licenses, non disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark License” shall mean any written agreement governed by the laws of any state of the United States, now or hereafter in effect, to which a Credit Party is a party granting to such Credit Party any right to use any United States trademark or name owned by any third party (including any such rights that such Credit Party has the right to license).

Credit and Guaranty Agreement

Exhibit N-30

EXHIBIT N

“Trademarks” shall mean all of the following which any Credit Party owns: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed and accepted, to the extent that, and solely during the period for which, any assignment of, or grant a security interest in, an “intent-to-use” application prior to such filing and acceptance would violate the Lanham Act or impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Credit Party’s right, title or interest therein or any trademark or service mark registration that issues as a result of such application under applicable federal law), and all renewals thereof, (b) all goodwill associated therewith or symbolized thereby, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Section 1.3 Rules of Construction Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, restatements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, restatements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

Credit and Guaranty Agreement

Exhibit N-31

EXHIBIT N

ARTICLE 2

Lien Priority

Section 2.1 Agreement to Subordinate(a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to the Term Loan Agent or the Term Loan Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to any Additional Term Agent or any Additional Term Secured Parties in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent, the Term Loan Agent or any Additional Term Agent (or the ABL Secured Parties, the Term Loan Secured Parties or any Additional Term Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents, the Term Loan Documents or any Additional Term Documents, (iv) whether the ABL Agent, the Term Loan Agent or any Additional Term Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Secured Parties, the Term Loan Agent or the Term Loan Secured Parties or any Additional Term Agent or any Additional Term Secured Parties securing any of the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Term Loan Obligations or any Additional Term Obligations (in the case of the ABL Obligations) or the ABL Obligations (in the case of the Term Loan Obligations or any Additional Term Obligations), respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agree that:

(1)               any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Parties that secures all or any portion of the Term Loan Obligations, and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

Credit and Guaranty Agreement

Exhibit N-32

EXHIBIT N

(2)               any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the Term Loan Agent or any Term Loan Secured Party in the ABL Priority Collateral to secure all or any portion of the Term Loan Obligations, and all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional Term Obligations;

(3)               any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations, shall in all respects be junior and subordinate to all Liens granted to the Term Loan Agent and the Term Loan Secured Parties in the Term Loan Priority Collateral to secure all or any portion of the Term Loan Obligations;

(4)               any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations, shall in all respects be junior and subordinate to all Liens granted to any Additional Term Agent or any Additional Term Secured Parties in the Term Loan Priority Collateral to secure all or any portion of any Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(5)               any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Party that secures all or any portion of the Term Loan Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations;

(6)               any Lien in respect of all or any portion of the Term Loan Priority Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Loan Priority Collateral to secure all or any portion of the ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

Credit and Guaranty Agreement

Exhibit N-33

EXHIBIT N

(7)               any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Term Loan Agent or any Term Loan Secured Party that secures all or any portion of the Term Loan Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties); provided, however, that notwithstanding the foregoing, if any Additional Term Agent and any Additional Term Secured Party subordinates itself to any of the ABL Agent or the ABL Secured Parties with respect to any Term Loan Priority Collateral in a separate writing as permitted by paragraphs (4) and (6) of this Section 2.1(a) then such Additional Term Agent and Additional Term Secured Parties shall not be pari passu with the Term Loan Agent and Term Loan Secured Parties with respect to any Term Loan Priority Collateral so subordinated but rather shall be junior and subordinate to the Term Loan Agent and Term Loan Secured Parties with respect to such Term Loan Priority Collateral; and

(8)               any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional Term Agent or any Additional Term Secured Party that secures all or any portion of the Additional Term Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent that secures all or any portion of the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby); provided, however, that notwithstanding the foregoing, if any Additional Term Agent and any Additional Term Secured Party subordinates itself to any of the ABL Agent or the ABL Secured Parties with respect to any Term Loan Priority Collateral in a separate writing as permitted by paragraphs (4) and (6) of this Section 2.1(a) then such Additional Term Agent and Additional Term Secured Parties shall not be pari passu with the other Additional Term Agent and the other Additional Term Secured Parties with respect to any Term Loan Priority Collateral so subordinated but rather shall be junior and subordinate to the other Additional Term Agent and the other Additional Term Secured Parties with respect to such Term Loan Priority Collateral.

(b)               Notwithstanding any failure by any ABL Secured Party, Term Loan Secured Party or Additional Term Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction (including in any Insolvency Proceeding) of the security interests in the Collateral granted to the ABL Secured Parties, the Term Loan Secured Parties or any Additional Term Secured Parties:

(1)               the priority and rights as between the ABL Secured Parties, on the one hand, and the Term Loan Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein;

Credit and Guaranty Agreement

Exhibit N-34

EXHIBIT N

(2)               the priority and rights as between the ABL Secured Parties, on the one hand, and any Additional Term Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(3)               the priority and rights as between the Term Loan Secured Parties, on the one hand, and any Additional Term Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between or among any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Credit Agreement Lenders); and

(4)               the priority and rights as between any Additional Term Agent and the Additional Term Secured Parties represented thereby, on the one hand, and any other Additional Term Agent and the Additional Term Secured Parties represented thereby, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, each on behalf of itself and the Additional Term Secured Parties represented thereby).

(c)              The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, acknowledges and agrees that (x) concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral in which the Term Loan Agent has been granted Liens and the Term Loan Agent hereby consents thereto and (y) any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties, may be granted Liens upon all of the Collateral in which the Term Loan Agent has been granted Liens and the Term Loan Agent hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, has been granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto and (y) any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties, may be granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto. Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, acknowledges and agrees, concurrently with becoming a party hereto, that (x) the ABL Agent, for the benefit of itself and the ABL Secured Parties, was granted Liens upon all of the Collateral in which such Additional Term Agent is being granted Liens and such Additional Term Agent hereby consents thereto, (y) the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, was granted Liens upon all of the Collateral in which such Additional Term Agent is being granted Liens and such Additional Term Agent hereby consents thereto and (z) any other Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, may be granted Liens upon all of the Collateral in which such Additional Term Agent has been granted Liens and such Additional Term Agent hereby consents thereto. The subordination of Liens by the Term Loan Agent in favor of the ABL Agent, by the ABL Agent in favor of the Term Loan Agent and any Additional Term Agent, and by any Additional Term Agent in favor of the ABL Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the Term Loan Agent, the ABL Agent or any Additional Term Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of the Term Loan Agent and Liens of any Additional Term Agent, or as between Liens of any Additional Term Agent and Liens of any other Additional Term Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the Term Loan Agent or any Additional Term Agent to the Liens of any Person other than the ABL Agent as and to the extent set forth herein, or to provide that the Liens of the Term Loan Agent or any Additional Term Agent will be pari passu or of equal priority with the Liens of any other Person.

Credit and Guaranty Agreement

Exhibit N-35

EXHIBIT N

(d)               Lien priority as among the ABL Obligations, the Term Loan Obligations and the Additional Term Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to Section 2.1(a) above (including pursuant to the Term Loan Collateral Intercreditor Agreement if entered into in the future).

(e)               The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, hereby acknowledges and agrees that, it is the intention of the Term Loan Collateral Secured Parties of each Series that the holders of Term Loan Collateral Obligations of such Series (and not the Term Loan Collateral Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Term Loan Collateral Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Term Loan Collateral Obligations), (y) any of the Term Loan Collateral Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Term Loan Collateral Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Term Loan Collateral Obligations) on a basis ranking prior to the security interest of such Series of Term Loan Collateral Obligations but junior to the security interest of any other Series of Term Loan Collateral Obligations or (ii) the existence of any Collateral for any other Series of Term Loan Collateral Obligations that is not also Collateral for the other Series of Term Loan Collateral Obligations (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Term Loan Collateral Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Term Loan Collateral Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Term Loan Collateral Obligations, and the rights of the holders of such Series of Term Loan Collateral Obligations (including the right to receive distributions in respect of such Series of Term Loan Collateral Obligations pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Term Loan Collateral Obligations subject to such Impairment.

Credit and Guaranty Agreement

Exhibit N-36

EXHIBIT N

Section 2.2 Waiver of Right to Contest Liens(a) The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that none of the Term Loan Agent or the Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, hereby waives any and all rights it or the Term Loan Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(b)               The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(g), the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that none of the Term Loan Agent or the Term Loan Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under any Additional Term Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, hereby waives any and all rights it or the Term Loan Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

Credit and Guaranty Agreement

Exhibit N-37

EXHIBIT N

(c)               The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any Term Loan Agent and any Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Loan Agent or any Term Loan Secured Party under the Term Loan Documents, with respect to the Term Loan Priority Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Loan Agent or any Term Loan Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral.

(d)               The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any Additional Term Agent and any Additional Term Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional Term Agent or any Additional Term Secured Party under any Additional Term Documents, with respect to the Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Term Agent or any Additional Term Secured Party seeks to enforce its Liens in any Term Loan Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(e)               Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

Credit and Guaranty Agreement

Exhibit N-38

EXHIBIT N

(f)                Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, the Term Loan Agent or the Term Loan Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Loan Agent or any Term Loan Secured Party under the Term Loan Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Loan Agent or any Term Loan Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(g)               Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of the claims asserted by, any other Additional Term Agent or any Additional Term Secured Parties represented by such other Additional Term Agent in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of such Additional Term Agent and Additional Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent under any applicable Additional Term Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(g), any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives any and all rights it or such Additional Term Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).

Credit and Guaranty Agreement

Exhibit N-39

EXHIBIT N

(h)               For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement or in any separate writing between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3 Remedies Standstill(a) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, neither the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, as applicable) nor any Term Loan Secured Party will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Agent after the earlier to occur of (x) the Term Loan Agent’s actual knowledge of such deposit and that such Proceeds constitute ABL Priority Collateral or (y) receipt by the Term Loan Agent of a Cash Proceeds Notice; provided that the Term Loan Agent shall have no obligation to remit such Proceeds unless the Term Loan Agent is entitled to direct disposition of such Proceeds under the applicable account control agreement governing such Deposit Account at such time. Subject to Section 2.3(g) hereof, from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Term Loan Agent or any Term Loan Secured Party may Exercise Any Secured Creditor Remedies under the Term Loan Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Agent or any Term Loan Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the Term Loan Agent or any Term Loan Secured Party may:

Credit and Guaranty Agreement

Exhibit N-40

EXHIBIT N

(i)       file a claim or statement of interest with respect to the Term Loan Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)       take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)       file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Term Loan Secured Parties, including any claims secured by the Term Loan Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)       file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Term Loan Priority Collateral; and

(v)       vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(b)               [reserved]

(c)               The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the date upon which the Discharge of Term Loan Obligations shall have occurred, neither the ABL Agent nor any ABL Secured Party will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of the Term Loan Agent, and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral, it being understood and agreed that (x) if the ABL Agent does not otherwise have actual knowledge at the time when such Proceeds of Term Loan Priority Collateral are deposited in a Deposit Account that constitutes ABL Priority Collateral that such Proceeds constitute Proceeds of Term Loan Priority Collateral, then neither the ABL Agent nor any ABL Secured Party shall have any obligation to pay over any Proceeds of such Term Loan Priority Collateral; provided, that in the event that the ABL Agent is notified in writing by the Term Loan Collateral Representative within six days after the deposit of such Proceeds of Term Loan Priority Collateral in a Deposit Account that constitutes ABL Priority Collateral, which notification identifies the amount and specifies the origin thereof, and if such Proceeds do constitute Term Loan Priority Collateral, then to the extent that the ABL Agent subsequently receives cash Proceeds that constitute ABL Priority Collateral, to the extent not prohibited by applicable law, the ABL Agent shall turn over to the Term Loan Collateral Representative a portion of such proceeds equal to the amount of the Proceeds of the Term Loan Priority Collateral previously received by the ABL Agent and applied to the ABL Obligations, and (y) the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. Subject to Sections 2.3(d) and 2.3(j) hereof, from and after the date upon which the Discharge of Term Loan Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Term Loan Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

Credit and Guaranty Agreement

Exhibit N-41

EXHIBIT N

(i)       file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)       take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of the Term Loan Agent or any of the Term Loan Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii)       file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)       file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

Credit and Guaranty Agreement

Exhibit N-42

EXHIBIT N

(v)       vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Term Loan Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(d)               The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the date upon which the Discharge of Additional Term Obligations shall have occurred, neither the ABL Agent nor any ABL Secured Party will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Term Loan Priority Collateral without the written consent of each Additional Term Agent, and will not knowingly take, receive or accept any Proceeds of the Term Loan Priority Collateral (except, in each case, as may be separately otherwise agreed in writing by and between each such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that (x) if the ABL Agent does not otherwise have actual knowledge at the time when such Proceeds of Term Loan Priority Collateral are deposited in a Deposit Account that constitutes ABL Priority Collateral that such Proceeds constitute Proceeds of Term Loan Priority Collateral, then neither the ABL Agent nor any ABL Secured Party shall have any obligation to pay over any Proceeds of such Term Loan Priority Collateral; provided, that in the event that the ABL Agent is notified in writing by the Term Loan Collateral Representative within six days after the deposit of such Proceeds of Term Loan Priority Collateral in a Deposit Account that constitutes ABL Priority Collateral, which notification identifies the amount and specifies the origin thereof, and if such Proceeds do constitute Term Loan Priority Collateral, then to the extent that the ABL Agent subsequently receives cash Proceeds that constitute ABL Priority Collateral, to the extent not prohibited by applicable law, the ABL Agent shall turn over to the Term Loan Collateral Representative a portion of such proceeds equal to the amount of the Proceeds of the Term Loan Priority Collateral previously received by the ABL Agent and applied to the ABL Obligations, and (y)the temporary deposit of Proceeds of Term Loan Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative. Subject to Sections 2.3(c) and 2.3(j) hereof, from and after the date upon which the Discharge of Additional Term Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional Term Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Loan Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

Credit and Guaranty Agreement

Exhibit N-43

EXHIBIT N

(i)       file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)       take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of each Additional Term Agent or any of the Additional Term Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii)       file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)       file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)       vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional Term Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(e)               Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that until the date upon which the Discharge of ABL Obligations shall have occurred, neither such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) nor any such Additional Term Secured Party will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Agent after the earlier to occur of (x) such Additional Term Agent’s actual knowledge of such deposit and that such Proceeds constitute ABL Priority Collateral or (y) receipt by such Additional Term Agent of a Cash Proceeds Notice; provided that such Additional Term Agent shall have no obligation to remit such Proceeds unless such Additional Term Agent is entitled to direct disposition of such Proceeds under the applicable account control agreement governing such Deposit Account at such time. Subject to Sections 2.3(f) and 2.3(g) hereof, from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), any Additional Term Agent or any Additional Term Secured Party may Exercise Any Secured Creditor Remedies under any Additional Term Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional Term Agent or Additional Term Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, any Additional Term Agent or any Additional Term Secured Party may:

Credit and Guaranty Agreement

Exhibit N-44

EXHIBIT N

(i)       file a claim or statement of interest with respect to the Additional Term Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)       take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)       file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Additional Term Secured Parties, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)       file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)       vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

Credit and Guaranty Agreement

Exhibit N-45

EXHIBIT N

(f)                [reserved]

(g)               Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that such Additional Term Agent and such Additional Term Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Additional Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative after the earlier to occur of (x) such Additional Term Agent’s actual knowledge of such deposit or (y) receipt by such Additional Term Agent of a Cash Proceeds Notice; provided that such Additional Term Agent shall have no obligation to remit such Proceeds unless such Additional Term Agent is entitled to direct disposition of such Proceeds under the applicable account control agreement governing such Deposit Account at such time; provided that nothing in this sentence shall prohibit any Additional Term Agent from taking such actions in its capacity as Term Loan Collateral Representative, if applicable. The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that the Term Loan Agent and the Term Loan Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Term Loan Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Term Loan Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Term Loan Collateral Representative after the earlier to occur of (x) the Term Loan Agent’s actual knowledge of such deposit or (y) receipt by the Term Loan Agent of a Cash Proceeds Notice; provided that the Term Loan Agent shall have no obligation to remit such Proceeds unless the Term Loan Agent is entitled to direct disposition of such Proceeds under the applicable account control agreement governing such Deposit Account at such time; provided that nothing in this sentence shall prohibit the Term Loan Agent from taking such actions in its capacity as Term Loan Collateral Representative, if applicable. Subject to Section 2.3(a) hereof, the Term Loan Collateral Representative may Exercise Any Secured Creditor Remedies under the Term Loan Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Loan Collateral Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Each Term Loan Collateral Secured Party hereby appoints the Term Loan Collateral Representative as its agent to exercise all remedies under all Term Loan Collateral Documents and Additional Term Collateral Documents. Notwithstanding anything to the contrary contained herein, the Term Loan Agent or any Term Loan Secured Party and any Additional Term Agent or any Additional Term Secured Party may:

Credit and Guaranty Agreement

Exhibit N-46

EXHIBIT N

(i)         file a claim or statement of interest with respect to the Term Loan Obligations or the Additional Term Obligations respectively; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)        take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral, or the rights of the Term Loan Agent or any of the Term Loan Secured Parties or any Additional Term Agent or any of the Additional Term Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Term Loan Priority Collateral;

(iii)       file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Term Loan Secured Parties or the Additional Term Secured Parties respectively, including any claims secured by the ABL Priority Collateral or the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)       file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral or the Term Loan Priority Collateral; and

(v)       vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Term Loan Agent and each Additional Term Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(h)               [reserved]

Credit and Guaranty Agreement

Exhibit N-47

EXHIBIT N

(i)                 [reserved]

(j)                 [reserved]

(k)               Notwithstanding any other provision of this Agreement, nothing contained herein shall be construed to prevent (i) the ABL Agent or any ABL Secured Party or any Additional Term Agent or any Additional Term Secured Party from objecting to any proposed retention of Collateral by the Term Loan Agent or any Term Loan Secured Party in full or partial satisfaction of any Term Loan Obligations, (ii) the Term Loan Agent or any Term Loan Secured Party or any Additional Term Agent or any Additional Term Secured Party from objecting to any proposed retention of Collateral by the ABL Agent or any ABL Secured Party in full or partial satisfaction of any ABL Obligations or (iii) the ABL Agent or any ABL Secured Party or the Term Loan Agent or any Term Loan Secured Party, or any other Additional Term Agent or any other Additional Term Secured Party, from objecting to any proposed retention of Collateral by any Additional Term Agent or any Additional Term Secured Party in full or partial satisfaction of any Additional Term Obligations.

Section 2.4 Exercise of Rights

(a)                Notice of ABL Agent’s Lien.

(i)                 Without limiting Section 2.3 hereof, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, hereby agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Term Loan Secured Party with respect to any ABL Priority Collateral, the Term Loan Agent or such Term Loan Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, the Term Loan Agent agrees, for and on behalf of itself and the Term Loan Secured Parties, that, until the date upon which the Discharge of ABL Obligations shall have occurred, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(ii)              Without limiting Section 2.3 hereof, any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by such Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any such Additional Term Secured Party with respect to any ABL Priority Collateral, such Additional Term Agent or Additional Term Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, any Additional Term Agent agrees, for and on behalf of itself and any Additional Term Secured Parties represented thereby, that, until the date upon which the Discharge of ABL Obligations shall have occurred, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

Credit and Guaranty Agreement

Exhibit N-48

EXHIBIT N

(b)               Notice of Term Loan Agent’s Lien. Without limiting Section 2.3 hereof, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the date upon which the Discharge of Term Loan Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent or any ABL Secured Party with respect to the Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the Term Loan Agent and the Term Loan Secured Parties, unless the Term Loan Agent otherwise consents in writing. In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the date upon which the Discharge of Term Loan Obligations shall have occurred, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the Term Loan Agent’s and the Term Loan Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold, unless the Term Loan Agent otherwise consents in writing.

(c)               Notice of Additional Term Agent’s Lien. Without limiting Section 2.3 hereof, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the date upon which the Discharge of Additional Term Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent or any ABL Secured Party with respect to any Term Loan Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Term Loan Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional Term Agent and any Additional Term Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the date upon which the Discharge of Additional Term Obligations shall have occurred, any notice of any proposed foreclosure or sale of any Term Loan Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional Term Agent’s and any Additional Term Secured Parties’ prior Liens and that such Liens shall continue as against the Term Loan Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

Credit and Guaranty Agreement

Exhibit N-49

EXHIBIT N

(d)               [Reserved]

(e)               No Other Restrictions.

(i)                 Except as expressly set forth in this Agreement, each of the Term Loan Agent, the Term Loan Secured Parties, the ABL Agent, the ABL Secured Parties, any Additional Term Agent and any Additional Term Secured Parties shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby), provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3 and 4.1 hereof. The ABL Agent may enforce the provisions of the ABL Documents, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Term Loan Documents, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may enforce the provisions of the Additional Term Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby); provided, however, that each of the ABL Agent, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Borrower or any Guarantor; provided, further, however, that the ABL Agent’s failure to provide any such copies to any other such Party shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents, the Term Loan Agent’s failure to provide any such copies to any other such Party shall not impair any of the Term Loan Agent’s rights hereunder or under any of the Term Loan Documents and any failure by any Additional Term Agent to provide any such copies to any other such Party shall not impair any of such Additional Term Agent’s rights hereunder or under any of the Additional Term Documents.

Credit and Guaranty Agreement

Exhibit N-50

EXHIBIT N

(ii)              Each of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the Term Loan Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the Term Loan Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Term Agent or any other Additional Term Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately agreed in writing by and between such Additional Term Agent and the Additional Term Secured Parties represented thereby and the Term Agent, on behalf of itself and the Term Loan Secured Parties).

(iii)            Each of the ABL Agent and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Term Loan Agent or any other Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the ABL Agent and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Term Agent or any other Additional Term Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

Credit and Guaranty Agreement

Exhibit N-51

EXHIBIT N

(iv)             Each of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) and each Additional Term Secured Party agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Each of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) and each Additional Term Secured Party agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Term Loan Agent or any other Term Loan Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Each of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) and each Additional Term Secured Party represented thereby agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).

Credit and Guaranty Agreement

Exhibit N-52

EXHIBIT N

(f)                Release of Liens.

(i)                 In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Agent, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the ABL Documents, (C) the release of the ABL Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, which release under clause (C) shall have been approved by the Requisite ABL Holders or (D) the release of the ABL Secured Parties’ Liens on ABL Priority Collateral of a Guarantor upon the termination and discharge of the applicable subsidiary guaranty in accordance with the terms of the ABL Documents, in the case of clauses (B), (C) and (D) only to the extent occurring prior to the date upon which the Discharge of ABL Obligations shall have occurred and not in connection with a Discharge of ABL Obligations (and irrespective of whether an Event of Default has occurred), (x) the Term Loan Agent agrees, on behalf of itself and the Term Loan Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens on such ABL Priority Collateral securing the ABL Obligations) such sale or release will be free and clear of the Liens on such ABL Priority Collateral securing the Term Loan Obligations, and the Term Loan Agent’s and the Term Loan Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (y) any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens on such ABL Priority Collateral securing the ABL Obligations) such sale or release will be free and clear of the Liens on such ABL Priority Collateral securing the Additional Term Obligations, and such Additional Term Agent’s and the applicable Additional Term Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each of the Term Loan Agent and any Additional Term Agent agrees that it will execute, at the Credit Parties’ expense, any and all Lien releases or other documents reasonably requested by the ABL Agent in connection therewith. Each of the Term Loan Agent and any Additional Term Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Credit and Guaranty Agreement

Exhibit N-53

EXHIBIT N

(ii)              In the event of (A) any private or public sale of all or any portion of the Term Loan Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Loan Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the Term Loan Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the Term Loan Priority Collateral Documents, (C) the release of the Term Loan Collateral Secured Parties’ Liens on all or any portion of the Term Loan Priority Collateral, which release under clause (C) shall have been approved by the Requisite Term Holders or (D) the release of the Term Loan Collateral Secured Parties’ Liens on Term Loan Priority Collateral of a Guarantor upon the termination and discharge of the applicable subsidiary guaranty in accordance with the terms thereof, in the case of clauses (B), (C) and (D) only to the extent occurring prior to the date upon which the Discharge of Term Loan Collateral Obligations shall have occurred and not in connection with a Discharge of Term Loan Collateral Obligations (and irrespective of whether an Event of Default has occurred), the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens on such Term Loan Priority Collateral securing the Term Loan Collateral Obligations) such sale or release will be free and clear of the Liens on such Term Loan Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will execute, at the Credit Parties’ expense, any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Representative in connection therewith. ABL Agent hereby appoints the Term Loan Collateral Representative and any officer or duly authorized person of the Term Loan Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Term Loan Collateral Representative’s own name, from time to time, in the Term Loan Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). In the event of any private or public sale of all or any portion of the Term Loan Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Term Loan Collateral Representative, each Additional Term Agent agrees, on behalf of the Additional Term Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, are applied as provided in Section 4.1 hereof and there is a corresponding release of the Liens on such Term Loan Priority Collateral securing the Term Loan Collateral Obligations), such sale or release will be free and clear of its Liens on such Term Loan Priority Collateral securing the Additional Term Obligations, and the Additional Term Agent’s and the Additional Term Secured Parties’ Liens with respect to the Term Loan Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Additional Term Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Term Loan Collateral Representative in connection therewith. Each Additional Term Agent hereby appoints the Term Loan Collateral Representative and any officer or duly authorized person of the Term Loan Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the Term Loan Collateral Representative’s own name, from time to time, in the Term Loan Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5 No New Liens(a) Until the date upon which the Discharge of ABL Obligations shall have occurred, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

Credit and Guaranty Agreement

Exhibit N-54

EXHIBIT N

(i)                 No Term Loan Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Term Loan Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the Term Loan Agent (or the relevant Term Loan Secured Party) shall, without the need for any further consent of any other Term Loan Secured Party and notwithstanding anything to the contrary in any other Term Loan Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien upon obtaining actual knowledge thereof. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Term Loan Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Term Loan Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Property (as defined in the ABL Documents)).

(ii)              No Additional Term Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Additional Term Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien upon obtaining actual knowledge thereof. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional Term Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional Term Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Property (as defined in the ABL Documents)).

Credit and Guaranty Agreement

Exhibit N-55

EXHIBIT N

(b)               Until the date upon which the Discharge of Term Loan Obligations shall have occurred, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i)                 No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of the Term Loan Agent as security for the Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Loan Agent in writing of the existence of such Lien upon obtaining actual knowledge thereof. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Property (as defined in the Term Loan Documents)).

(ii)              No Additional Term Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein. If any Additional Term Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional Term Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Documents, subject to the Lien Priority set forth herein, then the relevant Additional Term Agent (or the relevant Additional Term Secured Party) shall, without the need for any further consent of any other Additional Term Secured Party and notwithstanding anything to the contrary in any other Additional Term Document, be deemed to also hold and have held such Lien for the benefit of the Term Loan Agent as security for the Term Loan Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Loan Agent in writing of the existence of such Lien upon obtaining actual knowledge thereof. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional Term Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional Term Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Property (as defined in the applicable Term Loan Documents)).

Credit and Guaranty Agreement

Exhibit N-56

EXHIBIT N

(c)               Until the date upon which the Discharge of Additional Term Obligations shall have occurred, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents, each on behalf of itself and the Secured Parties represented thereby):

(i)                 No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of each Additional Term Agent as security for the Additional Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Term Agent in writing of the existence of such Lien upon obtaining actual knowledge thereof. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Property (as defined in the applicable Additional Term Documents)).

(ii)              No Term Loan Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein and except as may be separately otherwise agreed in writing by and between any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties. If any Term Loan Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Term Loan Obligation which assets are not also subject to the Lien of each Additional Term Agent under the Additional Term Documents, subject to the Lien Priority set forth herein, then the Term Loan Agent (or the relevant Term Loan Secured Party) shall, without the need for any further consent of any other Term Loan Secured Party and notwithstanding anything to the contrary in any other Term Loan Document be deemed to also hold and have held such Lien for the benefit of each Additional Term Agent as security for the Additional Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Term Agent in writing of the existence of such Lien upon obtaining actual knowledge thereof. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Term Loan Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Term Loan Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Property (as defined in the applicable Additional Term Documents)).

(d)               Notwithstanding anything to the contrary herein, the provisions of this Section 2.5 shall not apply to any Real Property.

Credit and Guaranty Agreement

Exhibit N-57

EXHIBIT N

Section 2.6 Waiver of Marshalling Until the Discharge of ABL Obligations, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees (including in its capacity as Term Loan Collateral Representative, if applicable) not to assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Term Loan Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of Additional Term Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral or any other similar rights a junior secured creditor may have under applicable law (except as may be separately otherwise agreed in writing by and between the applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

ARTICLE 3

Actions of the Parties

Section 3.1 Certain Actions Permitted The Term Loan Agent, the ABL Agent and any Additional Term Agent may make such demands or file such claims in respect of the Term Loan Obligations, the ABL Obligations or the Additional Term Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

Credit and Guaranty Agreement

Exhibit N-58

EXHIBIT N

Section 3.2 Agent for Perfection The ABL Agent, for the benefit of and on behalf of itself and each ABL Secured Party, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for the benefit of and on behalf of itself and each Term Loan Secured Party, and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable), for the benefit of and on behalf of itself and each Additional Term Secured Party represented thereby, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for any of them) as sub-collateral agent and gratuitous bailee for each other solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. None of the ABL Agent, the ABL Secured Parties, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Term Loan Secured Parties, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable), or any Additional Term Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral or the Cash Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent, the Term Loan Agent and any Additional Term Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the other Parties for purposes of perfecting the Lien held by the Term Loan Agent, the ABL Agent or any Additional Term Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the Term Loan Agent, the Term Loan Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. The Term Loan Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, any Additional Term Agent, any Additional Term Secured Parties, or any other Person. Any Additional Term Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, any other Additional Term Agent or any Additional Term Secured Parties represented by any other Additional Term Agent, or any other Person. In the event that (a) the Term Loan Agent or any Term Loan Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, (b) the ABL Agent or any ABL Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, or (c) any Additional Term Agent or any Additional Term Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then the Term Loan Agent, such Term Loan Secured Party, the ABL Agent, such ABL Secured Party, such Additional Term Agent, or such Additional Term Secured Party, as applicable, shall promptly pay over such Proceeds or Collateral to (i) in the case of ABL Priority Collateral or Proceeds thereof, the ABL Agent, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, subject to the provisions of Section 2.3(c)(x) or Section 2.3(d)(x), as applicable, the Term Loan Collateral Representative, in each case, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this Agreement. Each Credit Party shall deliver all Control Collateral and all Cash Collateral required to be delivered pursuant to the Credit Documents (i) in the case of ABL Priority Collateral or Proceeds thereof, to the ABL Agent, or (ii) in the case of Term Loan Priority Collateral or Proceeds thereof, to the Term Loan Collateral Representative.

Credit and Guaranty Agreement

Exhibit N-59

EXHIBIT N

Section 3.3 Sharing of Information and Access In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and records of any Term Loan Credit Party that contain information identifying or pertaining to the Term Loan Priority Collateral, such Party shall, at the Credit Parties’ expense, upon written reasonable request of the Term Loan Agent or any Additional Term Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. In the event that the Term Loan Agent or any Additional Term Agent shall, in the exercise of its rights under the Term Loan Collateral Documents, the Additional Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party that contain information identifying or pertaining to any of the ABL Priority Collateral, such Party shall, at the Credit Parties’ expense, upon written reasonable request from the ABL Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. Each Credit Party, the Term Loan Agent and each Additional Term Agent hereby consent to the non-exclusive royalty free use by the ABL Agent of any Intellectual Property included in the Collateral for the purposes of disposing of any ABL Priority Collateral and, in the event that the Term Loan Agent or any Additional Term Agent shall, in the exercise of its rights under the Term Loan Collateral Documents, the Additional Term Collateral Documents or otherwise, obtain title to any such Intellectual Property, such Party hereby irrevocably grants the ABL Agent a non-exclusive license or other right to use, without charge, such Intellectual Property as it pertains to the ABL Priority Collateral in advertising for sale and selling any ABL Priority Collateral.

Section 3.4 Insurance Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Agent shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to ABL Priority Collateral and the Term Loan Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Term Loan Priority Collateral. The ABL Agent shall have the sole and exclusive right, as against the Term Loan Collateral Representative, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Term Loan Collateral Representative shall have the sole and exclusive right, as against the ABL Agent, the Term Loan Agent (other than in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (other than in its capacity as Term Loan Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Loan Priority Collateral. All proceeds of such insurance shall be remitted to the ABL Agent (until the Discharge of ABL Obligations has occurred) or to the Term Loan Collateral Representative (until the Discharge of Term Loan Collateral Obligations has occurred), as the case may be, and each of the Term Loan Collateral Representative and the ABL Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof. If the ABL Agent or the Term Loan Collateral Representative, as the case may be, shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the ABL Agent or to the Term Loan Collateral Representative, as the case may be, in accordance with the terms of Section 4.1.

Section 3.5 No Additional Rights For the Credit Parties Hereunder Except as provided in Section 3.6, if any ABL Secured Party, Term Loan Secured Party or Additional Term Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party, Term Loan Secured Party or Additional Term Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party, Term Loan Secured Party or Additional Term Secured Party.

Credit and Guaranty Agreement

Exhibit N-60

EXHIBIT N

Section 3.6 Actions Upon Breach If any Term Loan Secured Party, any ABL Secured Party or any Additional Term Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the ABL Agent or the Term Loan Collateral Representative, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any ABL Secured Party, Term Loan Secured Party or Additional Term Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of the Credit Parties.

Section 3.7 Inspection Rights (a) Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, the ABL Agent and the ABL Secured Parties may, at any time and whether or not the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Term Loan Secured Party or any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any other Additional Term Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”), during normal business hours on any business day, access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Term Loan Priority Collateral (collectively, the “ABL Commingled Collateral”), for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Commingled Collateral, in each case without notice to, the involvement of or interference by any Term Loan Secured Party or Additional Term Secured Party or liability to any Term Loan Secured Party or Additional Term Secured Party, except as specifically provided below. In addition, subject to the terms hereof, the ABL Agent may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the involvement of or interference by any Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative) or liability to any Term Loan Secured Party or Additional Term Secured Party (including the Term Loan Collateral Representative). In the event that any ABL Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Commingled Collateral, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) may not sell, assign or otherwise transfer the related Term Loan Priority Collateral prior to the expiration of the 180-day period commencing on the date such ABL Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7. If any stay or other order that prohibits the ABL Agent and other ABL Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Commingled Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. During the period of actual occupation, use and/or control by the ABL Agent or ABL Secured Parties (or their respective employees, agents, advisers and representatives) of any Term Loan Priority Collateral, the ABL Agent and the ABL Secured Parties shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.  In no event shall the ABL Agent or the ABL Secured Parties have any liability to the Term Loan Agent and/or to the Term Loan Secured Parties or to any Additional Term Agent or any Additional Term Secured Parties hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Agent of its rights or the exercise by the ABL Secured Parties of their rights under this Agreement. The ABL Agent and ABL Secured Parties shall use commercially reasonable efforts to cooperate with the Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative in connection with any efforts made by the Term Loan Collateral Secured Parties and/or the Term Loan Collateral Representative to sell the Term Loan Priority Collateral.

Credit and Guaranty Agreement

Exhibit N-61

EXHIBIT N

(b)               The Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and the other Term Loan Secured Parties and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) and any other Additional Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Agent and the other ABL Secured Parties from exercising the ABL Permitted Access Right.

(c)               Subject to the terms hereof, the Term Loan Collateral Representative may advertise and conduct public auctions or private sales of the Term Loan Priority Collateral without notice to, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party.

Section 3.8 Purchase Rights

(a)      If (i) the ABL Agent or “Requisite Lenders” (as defined in the ABL Credit Agreement) shall sell, lease, license or dispose of all or substantially all of the ABL Priority Collateral by private or public sale, (ii) an Insolvency Proceeding with respect to the ABL Borrower shall have occurred or shall have been commenced, or (iii) the ABL Obligations under the ABL Credit Agreement shall have been accelerated (including as a result of any automatic acceleration) or shall remain unpaid following the Maturity Date (as defined in the ABL Credit Agreement), (each such event described in clauses (i) through (iii) herein above, a “Purchase Option Event”), the ABL Agent shall promptly, and in any event within ten (10) Business Days, notify the Term Loan Agent in writing of the occurrence of a Purchase Option Event described in clause (i) or clause (iii) above, the amount of ABL Obligations then outstanding and the amount of cash collateral requested by the ABL Agent to be delivered pursuant to Section 3.8(b)(ii) below (a “Purchase Option Event Notice”). The Term Loan Secured Parties shall have the opportunity to purchase (at par and without premium) all (but not less than all) of the ABL Obligations pursuant to this Section 3.8; provided, that such option shall expire if none of the Term Loan Secured Parties deliver a notice (a “Purchase Notice”) to the ABL Agent with a copy to the Borrower within thirty (30) Business Days following (x) in the case of a Purchase Option Event described in clause (i) or (iii) above, receipt by the Term Loan Agent of a Purchase Option Event Notice, or (y) in the case of a Purchase Option Event described in clause (ii) above, the occurrence of such Purchase Option Event, which Purchase Notice shall (A) be signed by the applicable Term Loan Secured Parties committing to such purchase (the “Purchasing Creditors”) and indicate the percentage of the ABL Obligations to be purchased by each Purchasing Creditor (which aggregate commitments must add up to 100% of the ABL Obligations) and (B) state that (1) it is a Purchase Notice delivered pursuant to Section 3.8 of this Agreement and (2) the offer contained therein is irrevocable. Upon receipt of such Purchase Notice by the ABL Agent, the Purchasing Creditors shall have from the date of delivery thereof to and including the date that is not less than five (5) nor more than twenty (20) Business Days after the Purchase Notice was received by the ABL Agent to purchase all (but not less than all) of the ABL Obligations pursuant to this Section 3.8 (the date of such purchase, the “Purchase Date”).

Credit and Guaranty Agreement

Exhibit N-62

EXHIBIT N

(b)      On the Purchase Date, the ABL Agent and the other ABL Secured Parties shall, subject to any required approval of any Governmental Authority then in effect, sell to the Purchasing Creditors all (but not less than all) of the ABL Obligations. On such Purchase Date, the Purchasing Creditors shall (i) pay to the ABL Agent, for the benefit of the ABL Secured Parties, as directed by the ABL Agent, in immediately available funds the full amount (at par and without premium) of all ABL Obligations then outstanding together with all accrued and unpaid interest, fees, and expenses thereon, all in the amounts reasonably determined by the ABL Agent in accordance with the applicable ABL Documents, (ii) furnish such amount of cash collateral in immediately available funds as the ABL Agent determines is reasonably necessary to secure the ABL Secured Parties in connection with any issued and outstanding letters of credit issued under the ABL Credit Agreement but not in any event in an amount greater than 105% of the aggregate undrawn amount of all such outstanding letters of credit (any excess of such cash collateral for such letters of credit remaining at such time when there are no longer any such letters of credit outstanding and there are no unreimbursed amounts then owing in respect of drawings under such letters of credit shall be promptly paid over to the Purchasing Creditors), (iii) furnish Cash Management Collateralization (as such term is defined in the ABL Credit Agreement) with respect to any Cash Management Obligations (as such term is defined in the ABL Credit Agreement), (iv) with respect to Hedging Obligations (as such term is defined in the ABL Credit Agreement) and indemnification obligations, furnish cash collateral with respect thereto, to the extent required in connection with the payment in full of the ABL Obligations pursuant to the terms of the ABL Credit Agreement, and (v) agree to reimburse the ABL Secured Parties for any loss, cost, damage or expense resulting from the granting of provisional credit for any checks, wire or ACH transfers that are reversed or not final or other payments provisionally credited to the ABL Obligations under the ABL Credit Agreement and as to which the ABL Agent and ABL Secured Parties have not yet received final payment as of the Purchase Date. Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of the ABL Agent (for the benefit of the ABL Secured Parties) as the ABL Agent shall have specified in writing to the Purchasing Creditors. Interest and fees shall be calculated to but excluding the Purchase Date if the amounts so paid by the applicable Purchasing Creditors to the bank account designated by the ABL Agent are received in such bank account prior to 1:00 p.m., New York time, and interest shall be calculated to and including such Purchase Date if the amounts so paid by the applicable Purchasing Creditors to the bank account designated by the ABL Agent are received in such bank account after 1:00 p.m., New York time.

Credit and Guaranty Agreement

Exhibit N-63

EXHIBIT N

(c)      Any purchase pursuant to the purchase option set forth in this Section 3.8 shall, except as provided below, be expressly made without representation or warranty of any kind by the ABL Agent or the other ABL Secured Parties as to the ABL Obligations, the collateral or otherwise, and without recourse to the ABL Agent and the other ABL Secured Parties as to the ABL Obligations, the collateral or otherwise, except that the ABL Agent and each of the ABL Secured Parties, as to itself only, shall represent and warrant only as to the matters set forth in the assignment agreement to be entered into as provided herein in connection with such purchase, which shall include (i) the principal amount of the ABL Obligations being sold by it, (ii) that such Person has not created any Lien on any ABL Obligations being sold by it, and (iii) that such Person has the right to assign the ABL Obligations being assigned by it and its assignment agreement has been duly authorized and delivered.

(d)      Upon notice to the Credit Parties by the Term Loan Agent that the purchase of ABL Obligations pursuant to this Section 3.8 has been consummated by delivery of the purchase price to the ABL Agent, the Credit Parties shall treat the applicable Purchasing Creditors as holders of the ABL Obligations and a representative designated by the Purchasing Creditors (which may be the Term Loan Agent if the Term Loan Agent consents to such designation in its sole discretion) shall be deemed appointed to act in such capacity as the “agent” or “administrative agent” (or analogous capacity) (the “Replacement Agent”) under the ABL Documents, for all purposes hereunder and under each ABL Document (it being agreed that neither the Term Loan Agent nor the ABL Agent shall have any obligation to act as such replacement “agent”, “administrative agent” or “collateral agent” (or analogous capacity)). In connection with any purchase of ABL Obligations pursuant to this Section 3.8, each ABL Lender and ABL Agent agrees to enter into and deliver to the applicable Purchasing Creditors on the Purchase Date, as a condition to closing, an assignment agreement customarily used by the ABL Agent in connection with the ABL Credit Agreement and the ABL Agent and each other ABL Lender shall deliver all possessory collateral (if any), together with any necessary endorsements and other documents (including any applicable stock powers or bond powers), then in its possession or in the possession of its agent or bailee, or turn over control as to any pledged collateral, deposit accounts or securities accounts of which it or its agent or bailee then has control, as the case may be, to the Replacement Agent, and deliver the loan register and participant register, if applicable, and all other records pertaining to the ABL Obligations to the Replacement Agent and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to the Replacement Agent, in each case at the expense of the Loan Parties. Upon the consummation of the purchase of the ABL Obligations pursuant to this Section 3.8, the ABL Agent (and all other agents under the ABL Credit Agreement) shall be deemed to have resigned as an “agent”, “administrative agent” or “collateral agent” for the ABL Secured Parties under the ABL Documents; provided that the ABL Agent (and all other agents under the ABL Credit Agreement) shall be entitled to all of the rights and benefits of a former “agent”, “administrative agent” or “collateral agent” under the ABL Credit Agreement.

Credit and Guaranty Agreement

Exhibit N-64

EXHIBIT N

(e)      Notwithstanding the foregoing purchase of the ABL Obligations by the Purchasing Creditors, the ABL Secured Parties shall retain those contingent indemnification obligations and other obligations under the ABL Documents which by their express terms would survive any repayment of the ABL Obligations pursuant to this Section 3.8.

(f)       For the avoidance of doubt, notwithstanding anything to the contrary herein, (i) any obligations to pay the purchase price, furnish cash collateral, or reimburse the ABL Secured Parties in connection with the exercise of the purchase option set forth herein shall be obligations of the Purchasing Creditors (and not the Term Loan Agent) and (ii) the Term Loan Agent shall have no obligations under this Section 3.8 except to the extent it is required to act in an administrative capacity for the Term Loan Secured Parties in accordance with the Term Loan Documents.

ARTICLE 4

Application of Proceeds

Section 4.1 Application of Proceeds.(a) Revolving Nature of ABL Obligations. The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, expressly acknowledge and agree that (i) if any ABL Credit Agreement includes a revolving commitment, in the ordinary course of business the ABL Agent and the ABL Secured Parties will apply payments and make advances thereunder, and no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of the ABL Obligations may be modified, extended or amended from time to time, and the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Loan Secured Parties (in the case of the Term Loan Agent) or the applicable Additional Term Secured Parties (in the case of such Additional Term Agent) and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) commences the Exercise of Secured Creditor Remedies (other than, prior to the acceleration of any of the Term Loan Obligations or any Additional Term Obligations, the exercise of its rights in accordance with Section 2.20 of the ABL Credit Agreement), all amounts received by the ABL Agent or any ABL Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Term Loan Obligations, or any Additional Term Obligations, or any portion thereof.

(b)               [reserved]

Credit and Guaranty Agreement

Exhibit N-65

EXHIBIT N

(c)               Application of Proceeds of ABL Priority Collateral. The ABL Agent, the Term Loan Agent and any Additional Term Agent hereby agree that all ABL Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies or any Insolvency Proceeding shall be applied, subject to Section 4.1(g), first, to the payment of costs and expenses of the ABL Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations shall have occurred,

third, to the payment of (x) the Term Loan Obligations and in accordance with the Term Loan Credit Agreement until the Discharge of Term Loan Obligations shall have occurred and (y) any Additional Term Obligations in accordance with the applicable Additional Term Credit Facility until the Discharge of Additional Term Obligations shall have occurred, which payment shall be made between and among the Term Loan Obligations and any Additional Term Obligations on a pro rata basis (except (i) with respect to allocation of payments between the Term Loan Obligations and any Additional Term Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and (ii) with respect to allocation of payments among Additional Term Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby), and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each ABL Agent, Term Loan Agent and Additional Term Agent shall provide the ABL Agent and the Term Loan Collateral Representative with such information about the ABL Obligations or Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(d)               Application of Proceeds of Term Loan Priority Collateral. The ABL Agent, the Term Loan Agent and any Additional Term Agent hereby agree that all Term Loan Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies or any Insolvency Proceeding shall be applied, subject to Section 4.1(g), first, to the payment of costs and expenses of the Term Loan Agent or any Additional Term Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

Credit and Guaranty Agreement

Exhibit N-66

EXHIBIT N

second, to the payment of (x) the Term Loan Obligations in accordance with the Term Loan Credit Agreement until the Discharge of Term Loan Obligations shall have occurred and (y) any Additional Term Obligations in accordance with the applicable Additional Term Credit Facility until the Discharge of Additional Term Obligations shall have occurred, which payment shall be made between and among the Term Loan Obligations and any Additional Term Obligations on a pro rata basis (except (i) with respect to allocation of payments between the Term Loan Obligations and any Additional Term Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and (ii) with respect to allocation of payments among Additional Term Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby), third, to the payment of the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations shall have occurred, and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except, in the case of application of Term Loan Priority Collateral and Proceeds thereof as between Additional Term Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, with respect to the Additional Term Obligations owing to any of such Additional Term Agent and Additional Term Secured Parties. Each ABL Agent, Term Loan Agent and Additional Term Agent shall provide the ABL Agent and the Term Loan Collateral Representative with such information about the ABL Obligations or Term Loan Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(e)               Limited Obligation or Liability.

(i)                 In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to the Term Loan Agent or any Term Loan Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by the ABL Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to any Additional Term Agent or any Additional Term Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by the ABL Agent under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

Credit and Guaranty Agreement

Exhibit N-67

EXHIBIT N

(ii)              In exercising remedies, whether as a secured creditor or otherwise, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by the Term Loan Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) shall have no obligation or liability to any Additional Term Agent or any Additional Term Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by the Term Loan Agent under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

(iii)            In exercising remedies, whether as a secured creditor or otherwise, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Additional Term Agent under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In exercising remedies, whether as a secured creditor or otherwise, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) shall have no obligation or liability to the Term Loan Agent or any Term Loan Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Additional Term Agent under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Agent, on behalf of itself and the Term Loan Secured Parties). In exercising remedies, whether as a secured creditor or otherwise, any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) shall have no obligation or liability to any other Additional Term Agent or any Additional Term Secured Parties represented by such other Additional Term Agent regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Additional Term Agent under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).

Credit and Guaranty Agreement

Exhibit N-68

EXHIBIT N

(f)                Turnover of Cash Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Term Loan Collateral Representative or shall execute such documents as the Company or the Term Loan Collateral Representative may reasonably request to enable the Term Loan Collateral Representative to have control over any Control Collateral or Cash Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the Term Loan Collateral Representative and (ii) the Term Loan Agent and any Additional Term Agent (other than the Term Loan Collateral Representative), any such Control Collateral or Cash Collateral held by the Term Loan Collateral Representative shall be held by it subject to the terms and conditions of Section 3.2. Upon the Discharge of Term Loan Collateral Obligations, the Term Loan Collateral Representative shall, at the Credit Parties’ expense, deliver to the ABL Agent or shall execute such documents as the Company or the ABL Agent may reasonably request to enable the ABL Agent to have control over any Control Collateral or Cash Collateral still in the Term Loan Collateral Representative’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

(g)               Intervening Creditor. Notwithstanding anything in Sections 4.1(c) or (d) to the contrary, (i) with respect to any Collateral for which a third party (other than a Term Loan Collateral Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Term Loan Collateral Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Term Loan Collateral Obligations (such third party an “Intervening Term Creditor”), the value of any Collateral or Proceeds that are allocated to such Intervening Term Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Term Loan Collateral Obligations with respect to which such Impairment exists and (ii) with respect to any Collateral for which a third party (other than an ABL Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of ABL Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of ABL Obligations (such third party an “Intervening ABL Secured Party”), the value of any Collateral or Proceeds that are allocated to such Intervening ABL Secured Party shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of ABL Obligations with respect to which such Impairment exists. In the event that any ABL Secured Party turns over any Proceeds of Term Loan Priority Collateral to any Term Loan Collateral Secured Party as required by Section 4.1, such ABL Secured Party shall be subrogated to the rights of such Term Loan Collateral Secured Parties; provided however, that any such subrogation shall be subject to Section 7.1 hereof. In the event that any Term Loan Collateral Secured Party turns over any Proceeds of ABL Priority Collateral to any ABL Secured Party as required by Section 4.1, such Term Loan Collateral Secured Party shall be subrogated to the rights of such ABL Secured Parties; provided however, that any such subrogation shall be subject to Section 7.1 hereof.

Credit and Guaranty Agreement

Exhibit N-69

EXHIBIT N

Section 4.2 Specific Performance Each of the ABL Agent, the Term Loan Agent and any Additional Term Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Borrower or any Guarantor shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent, for and on behalf of itself and the ABL Secured Parties, the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), for and on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable), for and on behalf of itself and any Additional Term Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Credit and Guaranty Agreement

Exhibit N-70

EXHIBIT N

Section 4.3 Sale of Collateral Comprising Both ABL Priority Collateral and Term Loan Priority Collateral In the event that prior to the Discharge of ABL Obligations, proceeds of the Collateral are received in connection with a Disposition, loss, condemnation or other disposition (whether voluntary or involuntary) of Collateral that involves both ABL Priority Collateral and Term Loan Priority Collateral, for the purposes of this Agreement with respect to such Disposition, loss, condemnation or other disposition, the ABL Agent and the Term Loan Collateral Representative shall use commercially reasonable efforts in good faith to allocate the Proceeds received in connection with such Disposition, loss, condemnation or other disposition of such Collateral to the ABL Priority Collateral and the Term Loan Priority Collateral. If the ABL Agent and the Term Loan Collateral Representative are unable to agree on such allocation within five (5) Business Days (or such other period of time as the ABL Agent and the Term Loan Collateral Representative agree) of the consummation of such Disposition, loss, condemnation or other disposition, (i) the ABL Priority Collateral comprised in such Collateral consisting of Accounts (as described in sub-clause (1) of the definition of “ABL Priority Collateral” but excluding any Accounts to the extent excluded pursuant to the parenthetical in such sub-clause (1) as provided for therein) shall be deemed to have a valuation equal to the net book value of each such Account (the “Accounts Amount”) and (ii) the ABL Priority Collateral comprised in such Collateral consisting of Inventory shall be deemed to have a value equal to the net book value of such Inventory (the “Inventory Amount”, and together with the Accounts Amount, the “ABL Amount”), in each case determined at the time of such Disposition, loss, condemnation or disposition, and such Proceeds shall constitute (1) first, in an amount equal to the ABL Amount, ABL Priority Collateral and (2) second, to the extent of any balance remaining in excess of the ABL Amount, Term Loan Priority Collateral, provided that to the extent that the ABL Priority Collateral subject to such Disposition, loss, condemnation or other disposition includes assets other than Accounts and Inventory, at the option of the ABL Agent, the appraised value of such other assets may be used for the purposes of the allocation of such Proceeds to the ABL Priority Collateral based on the then most current satisfactory appraisal received by the ABL Agent with respect thereto. In the event that proceeds are received in connection with a Disposition of all or substantially all of the Capital Stock issued by any Grantor, or any amounts are received in respect of Capital Stock of, or Intercompany Loans issued by, any Grantor in an Insolvency Proceeding, such amounts shall be deemed to be proceeds received from a Disposition of ABL Priority Collateral and Term Loan Priority Collateral (in proportion to ABL Priority Collateral and Term Loan Priority Collateral owned at such time by the Grantor) and shall be applied as provided in the preceding sentence. It is understood and agreed that any Intellectual Property shall not be subject to this Section 4.3 and shall not constitute ABL Priority Collateral.

ARTICLE 5

Intercreditor Acknowledgements and Waivers

Section 5.1 Notice of Acceptance and Other Waivers(a) All ABL Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by the ABL Agent or any ABL Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All Term Loan Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by the Term Loan Agent or any Term Loan Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Term Loan Obligations. All Additional Term Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, the ABL Agent, on behalf of itself and any ABL Secured Parties, and any other Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance by any Additional Term Agent or any Additional Term Secured Parties of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Additional Term Obligations.

Credit and Guaranty Agreement

Exhibit N-71

EXHIBIT N

(b)               None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Term Loan Agent or any Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Term Loan Credit Agreement or any other Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the Term Loan Agent or any Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Term Loan Agent or any Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Credit and Guaranty Agreement

Exhibit N-72

EXHIBIT N

(c)               None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Term Agent or any Additional Term Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Term Credit Facility or any other Additional Term Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to any Additional Term Agent or any Additional Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Term Agent or any Additional Term Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

Credit and Guaranty Agreement

Exhibit N-73

EXHIBIT N

(d)               None of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Term Loan Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Term Loan Agent or any Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Term Loan Credit Agreement or any of the other Term Loan Documents, whether the Term Loan Agent or any Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Term Loan Agent or any Term Loan Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Loan Documents (subject to the express terms and conditions hereof), neither the Term Loan Agent nor any Term Loan Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Term Loan Agent and the Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(e)               None of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the Term Loan Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Term Agent or any Additional Term Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). If the Term Loan Agent or any Term Loan Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Term Loan Credit Agreement or any of the other Term Loan Documents, whether the Term Loan Agent or any Term Loan Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Term Credit Facility or any other Additional Term Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Term Loan Agent or any Term Loan Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Loan Documents (subject to the express terms and conditions hereof), neither the Term Loan Agent nor any Term Loan Secured Party shall have any liability whatsoever to any Additional Term Agent or any Additional Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). The Term Loan Agent and the Term Loan Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Term Loan Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Term Agent or any Additional Term Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that none of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or the Term Loan Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Loan Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

Credit and Guaranty Agreement

Exhibit N-74

EXHIBIT N

(f)                None of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional Term Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If any Additional Term Agent or any Additional Term Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Term Credit Facility or any of the other Additional Term Documents, whether such Additional Term Agent or any Additional Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Term Agent or any Additional Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Term Documents (subject to the express terms and conditions hereof), neither such Additional Term Agent nor any Additional Term Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Term Agent and any Additional Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties agrees that none of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Additional Term Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

Credit and Guaranty Agreement

Exhibit N-75

EXHIBIT N

(g)               None of any Additional Term Agent (including in its capacity as Term Collateral Representative, if applicable), any Additional Term Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Term Loan Agent or any Term Loan Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). If any Additional Term Agent or any Additional Term Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Term Credit Facility or any of the other Additional Term Documents, whether such Additional Term Agent or any Additional Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Term Loan Credit Agreement or any other Term Loan Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Term Agent or any Additional Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Term Documents (subject to the express terms and conditions hereof), neither such Additional Term Agent nor any Additional Term Secured Party shall have any liability whatsoever to the Term Loan Agent or any Term Loan Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). Any Additional Term Agent and any Additional Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Term Loan Agent or any Term Loan Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that none of any Additional Term Agent (including in its capacity as Term Collateral Representative, if applicable) or any Additional Term Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

Credit and Guaranty Agreement

Exhibit N-76

EXHIBIT N

(h)               None of any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable), any Additional Term Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any other Additional Term Agent or any Additional Term Secured Party represented thereby for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby). If any Additional Term Agent or any Additional Term Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Term Credit Facility or any of the other Additional Term Documents, whether such Additional Term Agent or any Additional Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Term Credit Facility or any other Additional Term Document to which any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent is party or beneficiary (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Term Agent or any Additional Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Term Documents (subject to the express terms and conditions hereof), neither such Additional Term Agent nor any Additional Term Secured Party shall have any liability whatsoever to any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent, as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby). Any Additional Term Agent and any Additional Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent, has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby). Any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, agrees that none of any other Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if applicable) or any Additional Term Secured Party represented thereby shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).

Credit and Guaranty Agreement

Exhibit N-77

EXHIBIT N

Section 5.2 Modifications to ABL Documents and Term Loan Documents(a) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the Term Loan Agent and the Term Loan Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Term Loan Agent or any Term Loan Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Term Loan Agent or any Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)               change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)              subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)             amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)             subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)              exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

Credit and Guaranty Agreement

Exhibit N-78

EXHIBIT N

(vi)            subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)            otherwise manage and supervise the ABL Obligations as the ABL Agent or the ABL Secured Parties shall deem appropriate.

(b)              Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Term Agent and such Additional Term Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Term Agent or any such Additional Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Term Agent or any such Additional Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)               change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)             subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)              exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)            subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)          otherwise manage and supervise the ABL Obligations as the ABL Agent or the ABL Secured Parties shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

Credit and Guaranty Agreement

Exhibit N-79

EXHIBIT N

(c)               The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Term Loan Agent and the Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Loan Documents in any manner whatsoever, including, to:

(i)                 change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Loan Obligations or any of the Term Loan Documents;

(ii)              subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Term Loan Obligations, and in connection therewith to enter into any additional Term Loan Documents;

(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Term Loan Obligations;

(iv)             subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)               exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)             subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Loan Obligations; and

(vii)          otherwise manage and supervise the Term Loan Obligations as the Term Loan Agent or the Term Loan Secured Parties shall deem appropriate.

(d)               Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Term Agent and such Additional Term Secured Parties hereunder, the Term Loan Agent and the Term Loan Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Term Agent or any such Additional Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Term Agent or any such Additional Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Loan Documents in any manner whatsoever, including, to:

(i)                 change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Loan Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Loan Obligations or any of the Term Loan Documents;

Credit and Guaranty Agreement

Exhibit N-80

EXHIBIT N

(ii)              subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Term Loan Obligations, and in connection therewith to enter into any additional Term Loan Documents;

(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Term Loan Obligations;

(iv)             subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)               exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)             subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Loan Obligations; and

(vii)          otherwise manage and supervise the Term Loan Obligations as the Term Loan Agent or the Additional Term Secured Parties shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties.

(e)               The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, hereby agrees that, without affecting the obligations of the Term Loan Agent and the Term Loan Secured Parties hereunder, any Additional Term Agent and any Additional Term Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Term Loan Agent or any Term Loan Secured Party or (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Term Loan Agent or any Term Loan Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Term Documents in any manner whatsoever, including, to:

(i)                 change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Term Obligations or any of the Additional Term Documents;

(ii)              subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Additional Term Obligations, and in connection therewith to enter into any additional Additional Term Documents;

Credit and Guaranty Agreement

Exhibit N-81

EXHIBIT N

(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Term Obligations;

(iv)             subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)               exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)             subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Term Obligations; and

(vii)          otherwise manage and supervise the Additional Term Obligations as such Additional Term Agent or the Additional Term Secured Parties shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties.

(f)                The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, any Additional Term Agent and any Additional Term Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Term Documents in any manner whatsoever, including, to:

(i)                 change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Term Obligations or any of the Additional Term Documents;

(ii)              subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Additional Term Obligations, and in connection therewith to enter into any additional Additional Term Documents;

(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Term Obligations;

(iv)             subject to Section 2.4, release its Lien on any Collateral or other Property;

Credit and Guaranty Agreement

Exhibit N-82

EXHIBIT N

(v)               exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)             subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Term Obligations; and

(vii)          otherwise manage and supervise the Additional Term Obligations as such Additional Term Agent or the Additional Term Secured Parties shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(g)               Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Term Agent and such Additional Term Secured Parties hereunder, any other Additional Term Agent and any Additional Term Secured Parties represented by such other Additional Term Agent may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Term Agent or any such Additional Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Term Agent or any such Additional Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Term Documents to which such other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent is party or beneficiary in any manner whatsoever, including, to:

(i)                 change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Term Obligations or any of the Additional Term Documents;

(ii)              subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Additional Term Obligations, and in connection therewith to enter into any additional Additional Term Documents;

(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Term Obligations;

(iv)             subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)               exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

Credit and Guaranty Agreement

Exhibit N-83

EXHIBIT N

(vi)             subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Term Obligations; and

(vii)          otherwise manage and supervise the Additional Term Obligations as such other Additional Term Agent or the other Additional Term Secured Parties shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby.

(h)               The ABL Obligations, the Term Loan Obligations and any Additional Term Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any ABL Document, any Term Loan Document or any Additional Term Document) of the ABL Agent, the ABL Secured Parties, the Term Loan Agent or the Term Loan Secured Parties, any Additional Term Agent or any Additional Term Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the indebtedness refunding, replacing or refinancing any such ABL Obligations, Term Loan Obligations or Additional Term Obligations is to constitute ABL Obligations, Term Loan Obligations or Additional Term Obligations governed by this Agreement, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Loan Agent or any Additional Term Agent (other than any Designated Agent), as the case may be (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the ABL Documents, the Term Loan Documents and any Additional Term Documents then in effect. For the avoidance of doubt, any ABL Obligations, Term Loan Obligations or Additional Term Obligations may be refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under the ABL Documents, Term Loan Documents or Additional Term Documents) of, any of the ABL Agent or any other ABL Secured Party, the Term Loan Agent or any other Term Loan Secured Party or any Additional Term Agent or any other Additional Term Secured Party, through the incurrence of Additional Term Indebtedness, subject to Section 7.11.

Section 5.3 Reinstatement and Continuation of Agreement(a) If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

Credit and Guaranty Agreement

Exhibit N-84

EXHIBIT N

(b)               If the Term Loan Agent or any Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Term Loan Obligations (a “Term Loan Recovery”), then the Term Loan Obligations shall be reinstated to the extent of such Term Loan Recovery. If this Agreement shall have been terminated prior to such Term Loan Recovery, this Agreement shall be reinstated in full force and effect in the event of such Term Loan Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Loan Agent, any Additional Term Agent, the ABL Secured Parties, the Term Loan Secured Parties and any Additional Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations. No priority or right of the Term Loan Agent or any Term Loan Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Term Loan Documents, regardless of any knowledge thereof which the Term Loan Agent or any Term Loan Secured Party may have.

(c)               If any Additional Term Agent or any Additional Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Additional Term Obligations (an “Additional Term Recovery”), then the Additional Term Obligations shall be reinstated to the extent of such Additional Term Recovery. If this Agreement shall have been terminated prior to such Additional Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of any Additional Term Agent, the ABL Agent, the Term Loan Agent, any Additional Term Secured Parties, the ABL Secured Parties and the Term Loan Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of any Additional Term Obligations, the ABL Obligations or the Term Loan Obligations. No priority or right of any Additional Term Agent or any Additional Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional Term Documents, regardless of any knowledge thereof which any Additional Term Agent or any Additional Term Secured Party may have.

Credit and Guaranty Agreement

Exhibit N-85

EXHIBIT N

ARTICLE 6

Insolvency Proceedings

Section 6.1 DIP Financing(a) If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Credit Agreement Lenders shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing any Borrower or any Guarantor with, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting ABL Priority Collateral under Section 363 of the Bankruptcy Code (each, an “ABL DIP Financing”), with such ABL DIP Financing to be secured by all or any portion of the ABL Priority Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be ABL Priority Collateral), then the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such ABL DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Term Loan Agent securing the Term Loan Obligations or on any other grounds (and will not request any adequate protection solely as a result of such ABL DIP Financing or use of cash collateral that is ABL Priority Collateral except as permitted by Section 6.3(c)(i) hereof), so long as (i) the Term Loan Agent retains its Lien on the Collateral to secure the Term Loan Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien on any Term Loan Priority Collateral securing such ABL DIP Financing is junior and subordinate to the Lien of the Term Loan Agent on the Term Loan Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such ABL DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties on the Collateral securing the ABL Obligations, on ABL Priority Collateral, (iii) any proceeds of the Term Loan Priority Collateral are applied to the Term Loan Obligations or as otherwise agreed by the Term Loan Agent and (iv) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, the Term Loan Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Term Loan Obligations and (v) the terms of such ABL DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, provided that (x) such Liens in favor of the ABL Agent and the Term Loan Agent shall be subject to the provisions of Section 6.1(d) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the Term Loan Agent and the Term Loan Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan Reorganization. The Term Loan Agent agrees that it shall not, and nor shall any of the Term Loan Secured Parties, directly or indirectly, provide, offer to provide, or support any debtor in possession financing or use of cash collateral secured by a Lien on the ABL Priority Collateral senior to or pari passu with the Liens securing the ABL Obligations. If, in connection with any ABL DIP Financing, any Liens on the ABL Priority Collateral held by the ABL Secured Parties to secure the ABL Obligations are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve-out”, or fees owed to the United States Trustee, then the Liens on the ABL Priority Collateral of the Term Loan Secured Parties securing the Term Loan Obligations shall also be subordinated to such interest or claim and shall remain subordinated to the Liens on the ABL Priority Collateral of the ABL Secured Parties consistent with this Agreement.

Credit and Guaranty Agreement

Exhibit N-86

EXHIBIT N

(b)               If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Credit Agreement Lenders shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing any Borrower or any Guarantor with, any ABL DIP Financing, with such ABL DIP Financing to be secured by all or any portion of the ABL Priority Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be ABL Priority Collateral), then any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such ABL DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional Term Agent securing the Additional Term Obligations or on any other grounds (and will not request any adequate protection solely as a result of such ABL DIP Financing or use of cash collateral that is ABL Priority Collateral except as permitted by Section 6.3(c)(i) hereof), so long as (i) such Additional Term Agent retains its Lien on the Collateral to secure the Additional Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Loan Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien on any Term Loan Priority Collateral securing such DIP Financing is junior and subordinate to the Lien of such Additional Term Agent on the Term Loan Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such ABL DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties on the Collateral securing the ABL Obligations on ABL Priority Collateral, (iii) any proceeds of the Term Loan Priority Collateral are applied to the Additional Term Loan Obligations or as otherwise agreed by such Additional Term Agent, (iv) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, such Additional Term Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Additional Term Obligations and (v) the terms of such ABL DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, provided that (x) such Liens in favor of the ABL Agent and such Additional Term Agent shall be subject to the provisions of Section 6.1(d) hereof and (y) the foregoing provisions of this Section 6.1(b) shall not prevent such Additional Term Agent and such Additional Term Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan Reorganization. Such Additional Term Agent agrees that it shall not, and nor shall any of the Additional Term Secured Parties, directly or indirectly, provide, offer to provide, or support any debtor in possession financing or use of cash collateral secured by a Lien on the ABL Priority Collateral senior to or pari passu with the Liens securing the ABL Obligations. If, in connection with any ABL DIP Financing, any Liens on the ABL Priority Collateral held by the ABL Secured Parties to secure the ABL Obligations are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve-out”, or fees owed to the United States Trustee, then the Liens on the ABL Priority Collateral of the Additional Term Secured Parties securing the Additional Term Obligations shall also be subordinated to such interest or claim and shall remain subordinated to the Liens on the ABL Priority Collateral of the ABL Secured Parties consistent with this Agreement.

Credit and Guaranty Agreement

Exhibit N-87

EXHIBIT N

(c)

(i)                 If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Term Loan Obligations, and the Term Loan Agent or any Term Credit Agreement Lenders, or any Additional Term Agent or Additional Term Credit Facility Lenders, shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting Term Loan Priority Collateral under Section 363 of the Bankruptcy Code (each, a “Term DIP Financing”), with such Term DIP Financing to be secured by all or any portion of the Term Loan Priority Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Term Loan Priority Collateral), then the ABL Agent, on behalf of itself and any ABL Secured Parties represented thereby, agrees that it will raise no objection, and will not directly or indirectly support, or act in concert with any other party in raising an objection, to such Term DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such ABL Agent securing the ABL Obligations or on any other grounds (and will not request any adequate protection solely as a result of such Term DIP Financing), so long as (i) the ABL Agent retains its Lien on the Collateral to secure the ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien on any ABL Priority Collateral securing such Term DIP Financing is junior and subordinate to the Lien of the ABL Agent on the ABL Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such Term DIP Financing shall be senior to or on a parity with the Liens of the Term Agent and the Term Loan Secured Parties securing the Term Loan Obligations on Term Loan Priority Collateral and the Liens of any Additional Term Agent and the Additional Term Secured Parties securing the Additional Term Obligations on the Term Loan Priority Collateral, (iii) any proceeds of the ABL Priority Collateral are applied to the ABL Obligations or as otherwise agreed by the ABL Agent and (iv) if the Term Loan Agent and/or any Term Loan Secured Party, or any Additional Term Agent and/or any Additional Term Secured Party, receives an adequate protection Lien on post- petition assets of the debtor to secure the Term Loan Obligations or the Additional Term Obligations, as the case may be, the ABL Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the ABL Obligations and (v) the terms of such Term DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, provided that (x) such Liens in favor of the Term Loan Agent, any Additional Term Agent and the ABL Agent shall be subject to the provisions of Section 6.1(d) hereof and (y) the foregoing provisions of this Section 6.1(c) shall not prevent any ABL Agent and any ABL Secured Parties from objecting to any provision in any Term DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan Reorganization. The ABL Agent agrees that it shall not, and nor shall any of the ABL Secured Parties, directly or indirectly, provide, offer to provide, or support any debtor in possession financing or use of cash collateral secured by a Lien on the Term Loan Priority Collateral senior to or pari passu with the Liens securing the Term Loan Obligations. If, in connection with any Term DIP Financing, any Liens on the Term Loan Priority Collateral held by the Term Loan Secured Parties to secure the Term Loan Obligations are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve-out”, or fees owed to the United States Trustee, then the Liens on the Term Loan Priority Collateral of the ABL Secured Parties securing the ABL Obligations shall also be subordinated to such interest or claim and shall remain subordinated to the Liens on the Term Loan Priority Collateral of the Term Loan Secured Parties consistent with this Agreement.

Credit and Guaranty Agreement

Exhibit N-88

EXHIBIT N

(ii)              [Reserved].

(d)               All Liens granted to the ABL Agent, the Term Loan Agent or any Additional Term Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any ABL DIP Financing or Term DIP Financing in accordance with this Section 6.1.

Section 6.2 Relief From Stay Until the Discharge of ABL Obligations has occurred, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express written consent. Until the Discharge of Term Loan Collateral Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Loan Priority Collateral without the Term Loan Collateral Representative’s express written consent. In addition, none of the Term Loan Agent (including in its capacity as Term Loan Collateral Representative, if applicable), the ABL Agent nor any Additional Term Agent (including in its capacity as Term Loan Collateral Representative, if and as applicable) shall seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to each other Party, unless such period is agreed in writing by the ABL Agent, the Term Loan Agent and each Additional Term Agent to be modified.

Credit and Guaranty Agreement

Exhibit N-89

EXHIBIT N

Section 6.3 No Contest(a) The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the ABL Priority Collateral (unless in contravention of Section 6.1 or Section 6.10), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the ABL Priority Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement. Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the ABL Priority Collateral (unless in contravention of Section 6.1 or Section 6.10), or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the ABL Priority Collateral (unless in contravention of Section 6.1 or Section 6.10) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(b)               The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Loan Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the Term Loan Agent or any Term Loan Secured Party for adequate protection of its interest in the Term Loan Priority Collateral (unless in contravention of Section 6.1(a) or (c) or Section 6.10 hereof), or (ii) any objection by the Term Loan Agent or any Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the Term Loan Agent or any Term Loan Secured Party that its interests in the Term Loan Priority Collateral (unless in contravention of Section 6.1(a) or (c) or Section 6.10 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Term Loan Agent as adequate protection of its interests are subject to this Agreement. Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that, prior to the Discharge of Term Loan Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the Term Loan Agent or any Term Loan Secured Party for adequate protection of its interest in the Term Loan Priority Collateral (unless in contravention of Section 6.1 or Section 6.10), or (ii) any objection by the Term Loan Agent or any Term Loan Secured Party to any motion, relief, action or proceeding based on a claim by the Term Loan Agent or any Term Loan Secured Party that its interests in the Term Loan Priority Collateral (unless in contravention of Section 6.1 or Section 6.10) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Term Loan Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties).

Credit and Guaranty Agreement

Exhibit N-90

EXHIBIT N

(c)               The Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, agrees that, prior to the Discharge of Additional Term Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Additional Term Agent or any Additional Term Secured Party for adequate protection of its interest in the Term Loan Priority Collateral (unless in contravention of Section 6.1 or Section 6.10), or (ii) any objection by any Additional Term Agent or any Additional Term Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Term Agent or any Additional Term Secured Party that its interests in the Term Loan Priority Collateral (unless in contravention of Section 6.1 or Section 6.10) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Term Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Additional Term Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Additional Term Agent or any Additional Term Secured Party for adequate protection of its interest in the Term Loan Priority Collateral (unless in contravention of Section 6.1(b) or Section 6.10 hereof), or (ii) any objection by any Additional Term Agent or any Additional Term Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Term Agent or any Additional Term Secured Party that its interests in the Term Loan Priority Collateral (unless in contravention of Section 6.1(b) or Section 6.10 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Term Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Additional Term Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent for adequate protection of its interest in the Term Loan Priority Collateral (unless in contravention of Section 6.1(b) or Section 6.10 hereof), or (b) any objection by such other Additional Term Agent or any Additional Term Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Term Agent or any Additional Term Secured Party represented by such other Additional Term Agent that its interests in the Term Loan Priority Collateral (unless in contravention of Section 6.1(b) or Section 6.10 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Additional Term Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Term Agents, in each case on behalf of itself and the Additional Term Secured Parties represented thereby).

Credit and Guaranty Agreement

Exhibit N-91

EXHIBIT N

Section 6.4 Asset Sales The Term Loan Agent agrees, on behalf of itself and the Term Loan Secured Parties, and any Additional Term Agent agrees, on behalf of itself and any Additional Term Secured Parties represented thereby, that it will not oppose, and shall be deemed to have consented to, any sale consented to by the ABL Agent of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that it will not oppose, and shall be deemed to have consented to, any sale consented to by the Term Loan Agent, any Additional Term Agent or the Term Loan Collateral Representative of any Term Loan Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5 Separate Grants of Security and Separate Classification Each Term Loan Secured Party, the Term Loan Agent, each Additional Term Secured Party and each Additional Term Agent on the one hand and each ABL Secured Party and the ABL Agent, on the other hand acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents, the Term Loan Collateral Documents and the Additional Term Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral (including that the ABL Secured Parties do not have a Lien on any Real Property), the Term Loan Obligations and Additional Term Obligations are fundamentally different from the ABL Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the ABL Secured Parties, on the one hand, and the Term Loan Secured Parties and the Additional Term Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties, the Term Loan Secured Parties and any Additional Term Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims, Term Loan Obligation claims and Additional Term Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Term Loan Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the Term Loan Secured Parties and the Additional Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from each pool of Priority Collateral for each of the ABL Secured Parties, on the one hand, and the Term Loan Secured Parties and the Additional Term Secured Parties, on the other hand, before any distribution is made from the applicable pool of Priority Collateral in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from the applicable pool of Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and any other Party, on behalf of itself and the Additional Term Secured Parties represented thereby, with respect to the Additional Term Obligations owing to any of such Additional Term Agent and Additional Term Secured Parties.

Credit and Guaranty Agreement

Exhibit N-92

EXHIBIT N

Section 6.6 Enforceability The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7 ABL Obligations Unconditional All rights of the ABL Agent hereunder, and all agreements and obligations of the Term Loan Agent, any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                 any lack of validity or enforceability of any ABL Document;

(ii)              any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(iii)            any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee thereof;

(iv)             the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)               any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the Term Loan Agent, any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8 Term Loan Obligations Unconditional All rights of the Term Loan Agent hereunder, and all agreements and obligations of the ABL Agent, any Additional Term Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                 any lack of validity or enforceability of any Term Loan Document;

Credit and Guaranty Agreement

Exhibit N-93

EXHIBIT N

(ii)              any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Term Loan Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Term Loan Document;

(iii)            any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Term Loan Obligations or any guarantee thereof;

(iv)             the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)               any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Term Loan Obligations, or of any of the ABL Agent, any Additional Term Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9 Additional Term Obligations Unconditional All rights of any Additional Term Agent hereunder, and all agreements and obligations of the ABL Agent, the Term Loan Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)                 any lack of validity or enforceability of any Additional Term Document;

(ii)              any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Additional Term Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Additional Term Document;

(iii)            any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Additional Term Obligations or any guarantee thereof;

(iv)             the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)               any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Additional Term Obligations, or of any of the ABL Agent, the Term Loan Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.10 Adequate Protection Except to the extent expressly provided in Section 6.1, nothing in this Agreement shall limit the rights of (x) the ABL Agent and the ABL Secured Parties, (y) the Term Loan Agent and the Term Loan Secured Parties, or (z) any Additional Term Agent and any Additional Term Secured Parties, respectively, from seeking or requesting adequate protection with respect to their interests in the applicable Priority Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:

Credit and Guaranty Agreement

Exhibit N-94

EXHIBIT N

(a)               in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted (i) in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the Term Loan Agent shall also be granted a senior Lien on such collateral as security for the Term Loan Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Term Loan Obligations, or (ii) in the form of periodic or other cash payments, such cash payments shall be made solely from the Proceeds of ABL Priority Collateral,

(b)               in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that any Additional Term Agent shall also be granted a senior Lien on such collateral as security for the Additional Term Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Additional Term Obligations (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties),

(c)               in the event that the Term Loan Agent, on behalf of itself or any of the Term Loan Secured Parties, seeks or requests adequate protection in respect of the Term Loan Obligations and such adequate protection is granted (i) in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the Term Loan Agent, on behalf of itself and each of the Term Loan Secured Parties, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Term Loan Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations, or (ii) in the form of periodic or other cash payments, such cash payments shall be made solely from the Proceeds of Term Loan Priority Collateral, and

(d)               in the event that any Additional Term Agent, on behalf of itself or any Additional Term Secured Parties, seeks or requests adequate protection in respect of the Additional Term Obligations and such adequate protection is granted (i) in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional Term Agent, on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Additional Term Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations (except as may be separately otherwise agreed in writing by and between the ABL Agent, on behalf of itself and the ABL Secured Parties represented thereby, and such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby), or (ii) in the form of periodic or other cash payments, such cash payments shall be made solely from the Proceeds of Term Loan Priority Collateral.

Credit and Guaranty Agreement

Exhibit N-95

EXHIBIT N

Section 6.11 Post-Petition Interest. (a)None of the Term Loan Agent, any Additional Term Agent, any Term Loan Secured Party nor any Additional Term Loan Secured shall oppose or seek to challenge any claim by the ABL Agent or any ABL Secured Party for allowance in any Insolvency Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the ABL Priority Collateral securing any ABL Secured Party’s claim, without regard to the existence of the Lien of the Term Loan Agent on behalf of the Term Loan Secured Parties or any Additional Term Agent on behalf of the Additional Term Secured Parties on the ABL Priority Collateral.

(b)      None of the ABL Agent nor any ABL Secured Party shall oppose or seek to challenge any claim by the Term Loan Agent, any Additional Term Agent, any Term Loan Secured Party or Additional Term Loan Secured Party for allowance in any Insolvency Proceeding of Term Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the Term Priority Collateral securing any Term Secured Party’s claim, without regard to the existence of the Lien of the ABL Agent on behalf of the ABL Secured Parties on the Term Loan Priority Collateral.

ARTICLE 7

Miscellaneous

Section 7.1 Rights of Subrogation The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, agrees that no payment by the Term Loan Agent or any Term Loan Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Term Loan Agent or any Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Term Loan Agent or any Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person or the Credit Parties upon request for payment thereof.

Credit and Guaranty Agreement

Exhibit N-96

EXHIBIT N

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to the Term Loan Agent or any Term Loan Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Loan Obligations shall have occurred. Following the Discharge of Term Loan Obligations, the Term Loan Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Loan Obligations resulting from payments to the Term Loan Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Loan Agent are paid by such Person or the Credit Parties upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to any Additional Term Agent or any Additional Term Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties shall have occurred. Following the Discharge of Additional Term Obligations with respect to the Additional Term Obligations owed to such Additional Term Secured Parties, such Additional Term Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional Term Obligations resulting from payments to such Additional Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional Term Agent are paid by such Person or the Credit Parties upon request for payment thereof.

Any Additional Term Agent, for and on behalf of itself and any Additional Term Secured Parties represented thereby, agrees that no payment by such Additional Term Agent or any such Additional Term Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional Term Agent or any such Additional Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as such Additional Term Agent or any such Additional Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person or the Credit Parties upon request for payment thereof.

Section 7.2 Further Assurances The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Credit and Guaranty Agreement

Exhibit N-97

EXHIBIT N

Section 7.3 Representations The Term Loan Agent represents and warrants to the ABL Agent and any Additional Term Agent that it has the requisite power and authority under the Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Term Loan Secured Parties. The ABL Agent represents and warrants to the Term Loan Agent and any Additional Term Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties. Any Additional Term Agent represents and warrants to the Term Loan Agent, the ABL Agent and any other Additional Term Agent that it has the requisite power and authority under the applicable Additional Term Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Term Secured Parties represented thereby.

Section 7.4 Amendments(a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by the Term Loan Agent, the ABL Agent and any Additional Term Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement to add an Additional Term Agent by (x) executing an Additional Term Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “ABL Credit Agreement” or “Term Loan Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise adversely affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Term Agent that is not then a Party, or any Additional Term Secured Party not then represented by an Additional Term Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Term Agent or Additional Term Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Term Agent or Additional Term Secured Party ever becomes a Party or beneficiary hereof), and any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

(b)               In the event that the ABL Agent or the requisite ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Term Loan Collateral Document and each Additional Term Collateral Document, in each case without the consent of, or any action by, any Term Loan Agent or any Term Loan Secured Party or any Additional Term Agent or Additional Term Secured Party, as applicable; provided, that such amendment, waiver or consent does not materially adversely affect the rights of the Term Loan Secured Parties or the Additional Term Secured Parties, as applicable, or the interests of the Term Loan Secured Parties or the Additional Term Secured Parties, as applicable, in the Term Loan Priority Collateral. The ABL Agent shall give written notice of such amendment, waiver or consent to the Term Loan Agent and each Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Term Loan Collateral Document or any Additional Term Collateral Document as set forth in this Section 7.4(b).

Credit and Guaranty Agreement

Exhibit N-98

EXHIBIT N

(c)               In the event that the Term Loan Agent that is the Term Loan Collateral Representative or the requisite Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Term Loan Agent, the Term Loan Secured Parties, or any Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document, without the consent of, or any action by, the ABL Agent or any ABL Secured Party (except as may be separately otherwise agreed in writing by and between the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties, and the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral). The Term Loan Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(c).

(d)               In the event that the Term Loan Agent that is the Term Loan Collateral Representative or the requisite Term Loan Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Term Loan Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Term Loan Agent, the Term Loan Secured Parties, or any Term Loan Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Additional Term Collateral Document without the consent of, or any action by, any Additional Term Agent or Additional Term Secured Party (except as may be separately otherwise agreed in writing by and between such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Additional Term Secured Parties in the Collateral. The applicable Term Loan Agent shall give written notice of such amendment, waiver or consent to each Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Additional Term Collateral Document as set forth in this Section 7.4(d).

Credit and Guaranty Agreement

Exhibit N-99

EXHIBIT N

(e)               In the event that any Additional Term Agent that is the Term Loan Collateral Representative or the requisite Additional Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional Term Agent, the Additional Term Secured Parties, or any Additional Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document without the consent of, or any action by, the ABL Agent or any ABL Secured Party (except as may be separately otherwise agreed in writing by and between (x) such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (y) the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral). The applicable Additional Term Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(e).

(f)                In the event that any Additional Term Agent that is the Term Loan Collateral Representative or the requisite Additional Term Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional Term Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional Term Collateral Document relating to the Term Loan Priority Collateral or changing in any manner the rights of the Additional Term Agent, the Additional Term Secured Parties, or any Additional Term Credit Party with respect to the Term Loan Priority Collateral (including, subject to Section 2.4(f) hereof, the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Term Loan Collateral Document and (with respect to any other Additional Term Credit Facility) each Additional Term Collateral Document, in each case without the consent of, or any action by, the Term Loan Agent or any Term Loan Secured Party or (with respect to any other Additional Term Credit Facility) any other Additional Term Agent or related Additional Term Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between (x) such Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby, and (y) the Term Agent, on behalf of itself and the Term Loan Secured Parties, or such other Additional Term Agent, on behalf of itself and the Additional Term Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Term Loan Secured Parties or such other Additional Term Secured Parties, as applicable, in the Collateral. The applicable Additional Term Agent shall give written notice of such amendment, waiver or consent to the Term Loan Agent and each such other Additional Term Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Term Loan Collateral Document or Additional Term Collateral Document as set forth in this Section 7.4(f).

Credit and Guaranty Agreement

Exhibit N-100

EXHIBIT N

Section 7.5 Addresses for Notices Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Wells Fargo Bank, National Association
1800 Century Park East, Suite 1100
Los Angeles, CA 90067
Attn: Relationship Manager – Lannett Company, Inc.

Term Loan Agent:	Alter Domus (US) LLC, as Administrative Agent
225 West Washington Street, 9th Floor
Chicago, Illinois 60606
Attention: Legal Department & CPC Agency
	Email Address:	legal@alterdomus.com

cpcagency@alterdomus.com

	Fax:	312-376-0751

Any Additional Term Agent:	As set forth in the Additional Term Indebtedness Joinder executed and delivered by such Additional Term Agent pursuant to Section 7.11.

Section 7.6 No Waiver, Remedies No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Credit and Guaranty Agreement

Exhibit N-101

EXHIBIT N

Section 7.7 Continuing Agreement, Transfer of Secured Obligations This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations, the Discharge of Term Loan Obligations and the Discharge of Additional Term Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10 hereof. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the Term Loan Agent, any Term Loan Secured Party, any Additional Term Agent or any Additional Term Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the Term Loan Agent, such ABL Secured Party, such Term Loan Secured Party, such Additional Term Agent or such Additional Term Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties, the Term Loan Secured Parties and any Additional Term Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 Governing Law; Entire Agreement This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9 Counterparts This Agreement may be executed in any number of counterparts (including by facsimile and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10 No Third Party Beneficiaries This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, each Additional Term Agent, the Additional Term Secured Parties and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Credit and Guaranty Agreement

Exhibit N-102

EXHIBIT N

Section 7.11 Designation of Additional Term Indebtedness; Joinder of Additional Term Agents(a) The Company may designate any Additional Term Indebtedness complying with the requirements of the definition of “Additional Term Indebtedness” as Additional Term Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)              one or more Additional Term Agents for one or more Additional Term Secured Parties in respect of such Additional Term Indebtedness shall have executed the Additional Term Indebtedness Joinder with respect to such Additional Term Indebtedness, and the Company or any such Additional Term Agent shall have delivered such executed Additional Term Indebtedness Joinder to the ABL Agent, the Term Loan Agent and any other Additional Term Agent then party to this Agreement;

(ii)              at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Term Indebtedness Joinder, the Company shall have delivered to the ABL Agent, the Term Loan Agent and any other Additional Term Agent then party to this Agreement complete and correct copies of any Additional Term Credit Facility, Additional Term Guarantees and Additional Term Collateral Documents that will govern such Additional Term Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Term Documents to be executed and delivered concurrently with the effectiveness of such designation); and

(iii)             the Company shall have executed and delivered to the ABL Agent, the Term Loan Agent and any other Additional Term Agent then party to this Agreement an Additional Term Indebtedness Designation, with respect to such Additional Term Indebtedness.

(b)             Upon satisfaction of the foregoing conditions specified in the preceding Section 7.11(a), (i) the designated Additional Term Indebtedness shall constitute “Additional Term Indebtedness,” any Additional Term Credit Facility under which such Additional Term Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility,” any holder of such Additional Term Indebtedness or other applicable Additional Term Secured Party shall constitute an “Additional Term Secured Party,” and any Additional Term Agent for any such Additional Term Secured Party shall constitute an “Additional Term Agent,” and (ii) any designated Additional Term Indebtedness shall constitute “Additional Term Indebtedness,” any Additional Term Credit Facility under which such Additional Term Indebtedness is or may be incurred shall constitute an “Additional Term Credit Facility” and an “Additional Term Credit Facility,” any holder of such Additional Term Indebtedness or other applicable Additional Term Secured Party shall constitute an “Additional Term Secured Party” and an “Additional Term Secured Party,” and any Additional Term Agent for any such Additional Term Secured Party shall constitute an “Additional Term Agent”. The date on which the foregoing conditions specified in Section 7.11(a) shall have been satisfied with respect to such Additional Term Indebtedness is herein called the “Additional Term Effective Date.” Prior to the Additional Term Effective Date with respect to such Additional Term Indebtedness, all references herein to Additional Term Indebtedness shall be deemed not to take into account such Additional Term Indebtedness, and the rights and obligations of the ABL Agent, the Term Loan Agent and any other Additional Term Agent then party to this Agreement shall be determined on the basis that such Additional Term Indebtedness is not then designated. On and after the Additional Term Effective Date with respect to such Additional Term Indebtedness, all references herein to Additional Term Indebtedness shall be deemed to take into account such Additional Term Indebtedness, and the rights and obligations of the ABL Agent, the Term Loan Agent and any other Additional Term Agent then party to this Agreement shall be determined on the basis that such Additional Term Indebtedness is then designated.

Credit and Guaranty Agreement

Exhibit N-103

EXHIBIT N

(c)              In connection with any designation of Additional Term Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the Term Loan Agent and any Additional Term Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Term Loan Collateral Documents, ABL Collateral Documents, or Additional Term Collateral Documents, as applicable, and any blocked account, control or other agreements relating to any security interest in Control Collateral or Cash Collateral, and to make or consent to any filings or take any other actions, as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Term Indebtedness to become a valid and perfected Lien (with the priority contemplated by this Agreement), provided that such amendment, restatement, waiver or supplement does not adversely affect the validity, perfection or priority of the Lien of such Agent (subject, as to priority, to the provisions of this Agreement) and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Term Indebtedness pursuant to this Section 7.11 (including if requested, by executing an acknowledgment of any Additional Term Indebtedness Joinder or of the occurrence of any Additional Term Effective Date).

Section 7.12 Term Loan Collateral Representative and ABL Agent; Notice of Change The Term Loan Collateral Representative shall act for the Term Loan Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Term Holders from time to time. Until a Party (other than the existing Term Loan Collateral Representative) receives written notice from the existing Term Loan Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Term Loan Collateral Representative, such Party shall be entitled to act as if the existing Term Loan Collateral Representative is in fact the Term Loan Collateral Representative. Each Party (other than the existing Term Loan Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the Term Loan Collateral Representative which facially appears to be from the then existing Term Loan Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Term Loan Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Term Loan Collateral Representative.

The ABL Agent shall act for the ABL Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite ABL Holders from time to time. Until a Party (other than the existing ABL Agent) receives written notice from the existing ABL Agent, in accordance with Section 7.5 of this Agreement, of a change in the identity of the ABL Agent, such Party shall be entitled to act as if the existing ABL Agent is in fact the ABL Agent. Each Party (other than the existing ABL Agent) shall be entitled to rely upon any written notice of a change in the identity of the ABL Agent which facially appears to be from the then existing ABL Agent and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing ABL Agent from time to time agrees to give prompt written notice to each Party of any change in the identity of the ABL Agent.

Credit and Guaranty Agreement

Exhibit N-104

EXHIBIT N

Section 7.13 Provisions Solely to Define Relative Rights The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Secured Parties, the Term Loan Secured Parties and any Additional Term Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the ABL Obligations, the Term Loan Obligations and any Additional Term Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14 Headings The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15 Severability If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16 Attorneys Fees The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17 VENUE; JURY TRIAL WAIVER(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATED THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Credit and Guaranty Agreement

Exhibit N-105

EXHIBIT N

(b)             EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)             EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.18 Intercreditor Agreement This Agreement is the “ABL/Term Loan Intercreditor Agreement” referred to in the ABL Credit Agreement, the “ABL/Term Loan Intercreditor Agreement” referred to in the Term Loan Credit Agreement and the “ABL/Term Loan Intercreditor Agreement or ABL/Secured Notes Intercreditor Agreement” referred to in any Additional Term Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party to receive payment to the right of any Term Loan Secured Party or any Additional Term Secured Party to receive payment or of any Term Loan Secured Party or any Additional Term Secured Party to receive payment to the right of any ABL Secured Party to receive payment (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the ABL Secured Parties, on the one hand, and the Term Loan Secured Parties or any Additional Term Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19 No Warranties or Liability The Term Loan Agent, the ABL Agent and any Additional Term Agent each acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other Term Loan Document or any other Additional Term Document. Except as otherwise provided in this Agreement, the Term Loan Agent, the ABL Agent and any Additional Term Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20 Conflicts In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any Term Loan Document or any Additional Term Document, the provisions of this Agreement shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the Term Loan Documents, the ABL Documents or any Additional Term Documents.

Credit and Guaranty Agreement

Exhibit N-106

EXHIBIT N

Section 7.21 Information Concerning Financial Condition of the Credit Parties None of the Term Loan Agent, the ABL Agent and any Additional Term Agent has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the Term Loan Obligations or any Additional Term Obligations. The Term Loan Agent, the ABL Agent and any Additional Term Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Term Loan Agent, the ABL Agent or any Additional Term Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

Section 7.22 Excluded Assets.

For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 2.5, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

Section 7.23 Concerning the Agents. It is understood and agreed that (a) the ABL Agent is entering into this Agreement not in its individual capacity, but solely in its capacity as collateral agent under the ABL Documents, (b) the Term Loan Agent is entering into this Agreement not in its individual capacity, but solely in its capacity as collateral agent under the Term Loan Documents, and (c) each Additional Term Agent is entering into this Agreement not in its individual capacity, but solely in its capacity as collateral agent under the Additional Term Documents. Each Agent shall not be personally liable hereunder in its individual capacity except for its own gross negligence or willful misconduct in the performance of its duties and obligations as expressly set forth herein, as determined in a final, non-appealable judgment of a court of competent jurisdiction, and with respect to any discretionary rights or powers granted herein, shall have the right to request written instructions or confirmation from such number or percentage of the applicable Secured Parties as such Agent shall deem appropriate. No Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Notwithstanding anything to the contrary herein, any obligation of any Agent to segregate, hold in trust, remit, transfer and/or pay over any amounts (a “Turnover Amount”) in accordance with this Agreement, including, without limitation, Section 3.2 hereunder, shall be subject to such Agent having actual knowledge of the Turnover Amount being in contravention of this Agreement and not having paid out the Turnover Amount to another Secured Party in accordance with the applicable Credit Documents prior to acquiring such knowledge. Nothing in this Agreement shall be construed to operate as a waiver by any Agent of the benefit of any rights, privileges, protections, immunities, exculpations, or indemnities in its favor under the applicable Credit Documents and each Agent shall be entitled to all such rights, privileges, protections, immunities, exculpations, or indemnities in connection with the execution of this Agreement and in taking or omitting to take any actions hereunder.

[Signature pages follow]

Credit and Guaranty Agreement

Exhibit N-107

EXHIBIT N

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

[Signatures to follow]

Credit and Guaranty Agreement

Exhibit N-108

EXHIBIT N

ACKNOWLEDGMENT

Each Borrower and each Guarantor hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Term Loan Agent, the Term Loan Secured Parties, any Additional Term Agent and any Additional Term Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

[ ]

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit N-109

EXHIBIT N

Exhibit A

ADDITIONAL TERM INDEBTEDNESS DESIGNATION

DESIGNATION dated as of _______ __, 20__, by [COMPANY]53 (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as December 7, 2020, between WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties and Alter Domus (US) LLC (as successor to MORGAN STANLEY SENIOR FUNDING, INC.), in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”) for the Term Loan Secured Parties.54 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of _______ __, 20__ (the “Additional Term Credit Facility”), among [list any applicable Credit Party], [list Additional Term Secured Parties] [and Additional Term Agent, as agent (the “Additional Term Agent”)].55

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Term Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the ABL Agent, the Term Loan Agent, and any Additional Term Agent that:

(1)       the Indebtedness incurred or to be incurred under the Additional Term Credit Facility constitutes “Additional Term Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)       all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Term Indebtedness have been satisfied.

Section 2. Designation of Additional Term Indebtedness. The Company hereby designates such Indebtedness as Additional Term Indebtedness under the Intercreditor Agreement.

[53]	Revise as appropriate to refer to any permitted successor or assign.
[54]	Revise as appropriate to refer to any successor ABL Agent or Term Loan Agent and to add reference to any previously added Additional Term Agent.
[55]	Revise as appropriate to refer to the relevant Additional Term Credit Facility, Additional Term Secured Parties and any Additional Term Agent.

Credit and Guaranty Agreement

Exhibit N-110

EXHIBIT N

Exhibit A

IN WITNESS OF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

Credit and Guaranty Agreement

Exhibit N-111

EXHIBIT N

Exhibit B

ADDITIONAL TERM INDEBTEDNESS JOINDER

JOINDER, dated as of _______________, 20__, among [COMPANY] (the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)56 for the ABL Secured Parties, Alter Domus (US) LLC (as successor to MORGAN STANLEY SENIOR FUNDING, INC.), in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)57 for the Term Loan Secured Parties, [list any previously added Additional Term Agent] [and insert name of each Additional Term Agent under any Additional Term Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of December 7, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, [and] the Term Loan Agent [and (list any previously added Additional Term Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Term Credit Facility], dated as of _______ __, 20__ (the “Additional Term Credit Facility”), among [list any applicable Credit Party], [list any applicable Additional Term Secured Parties (the “Joining Additional Term Secured Parties”)] [and insert name of each applicable Additional Term Agent (the “Joining Additional Term Agent”)].58

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Term Indebtedness under the Intercreditor Agreement. The Company has so designated Indebtedness incurred or to be incurred under the Additional Term Credit Facility as Additional Term Indebtedness by means of an Additional Term Indebtedness Designation.

Accordingly, [the Joining Additional Term Agent, for and on behalf of itself and the Joining Additional Term Secured Parties,]59 hereby agrees with the ABL Agent, the Term Loan Agent and any other Additional Term Agent party to the Intercreditor Agreement as follows:

[56]	Revise as appropriate to refer to any successor ABL Agent.

[57]	Revise as appropriate to refer to any successor Term Loan Agent.

[58]	Revise as appropriate to refer to the relevant Additional Term Credit Facility, Additional Term Secured Parties and any Additional Term Agent.

[59]	Revise as appropriate to refer to any Additional Term Agent being added hereby and any Additional Term Secured Parties represented thereby.

Credit and Guaranty Agreement

Exhibit N-112

EXHIBIT N

Exhibit B

Section 1. Agreement to be Bound. The [Joining Additional Term Agent, for and on behalf of itself and the Joining Additional Term Secured Parties,]60 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Term Effective Date with respect to the Additional Term Credit Facility, be deemed to be a party to the Intercreditor Agreement.

Section 2. Recognition of Claims. (a) The ABL Agent (for and on behalf of itself and the ABL Secured Parties), the Term Loan Agent (for and on behalf of itself and the Term Loan Secured Parties) and [each of] the Additional Term Agent[s](for and on behalf of itself and any Additional Term Secured Parties represented thereby) hereby agree that the interests of the respective Secured Parties in the Liens granted to the ABL Agent, the Term Loan Agent, or any Additional Term Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Secured Parties, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Secured Parties as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the Term Loan Agent, any Additional Term Agent or any Secured Party may be entitled or subject. The ABL Agent (for and on behalf of itself and the ABL Secured Parties), the Term Loan Agent (for and on behalf of itself and the Term Loan Secured Parties), and any Additional Term Agent party to the Intercreditor Agreement (for and on behalf of itself and any Additional Term Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Term Obligations represented by the Additional Term Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Term Credit Facility or other applicable Additional Term Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Term Agent (for and on behalf of itself and the Joining Additional Term Secured Parties] (a) recognize[s] the existence and validity of the ABL Obligations, the existence and validity of the Term Loan Obligations [and the existence and validity of the Additional Term Obligations]61 and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the Term Loan Credit Agreement, the other ABL Documents or Term Loan Documents or the Additional Term Credit Facility or the Additional Term Documents]62, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Term Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

[60]	Revise references throughout as appropriate to refer to the party or parties being added.

[61]	Add reference to any previously added Additional Term Obligations as appropriate.

[62]	Add reference to any previously added Additional Term Credit Facility and related Additional Term Documents as appropriate.

Credit and Guaranty Agreement

Exhibit N-113

EXHIBIT N

Exhibit B

Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

Credit and Guaranty Agreement

Exhibit N-114

EXHIBIT N

Exhibit C

[TERM LOAN CREDIT AGREEMENT][ADDITIONAL TERM CREDIT FACILITY] JOINDER

JOINDER, dated as of _______________, 20__, among WELLS FARGO BANK, NATIONAL ASSOCIATION in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)1 for the ABL Secured Parties, Alter Domus (US) LLC (as successor to MORGAN STANLEY SENIOR FUNDING, INC.), in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)2 for the Term Loan Secured Parties, [list any previously added Additional Term Agent] [and insert name of additional Term Loan Secured Parties or Term Loan Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of December 7, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”), among the ABL Agent, [and] the Term Loan Agent3 [and (list any previously added Additional Term Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [Term Loan Credit Agreement][Additional Term Credit Facility]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties, Term Loan Secured Parties or Additional Term Secured Parties, as applicable (the “Joining [Term Loan Secured Parties][Additional Term Secured Parties]”)] [and insert name of each applicable Agent (the “Joining [Term Loan][Additional] Agent”)].4

The Joining [Term Loan][Additional] Agent, for and on behalf of itself and the Joining [Term Loan Secured Parties][Additional Term Secured Parties],5 hereby agrees with the Company and the other Grantors, the [ Term Loan][Additional] Agent and any other Additional Term Agent party to the Intercreditor Agreement as follows:

[1]	Revise as appropriate to refer to any successor ABL Agent.
[2]	Revise as appropriate to refer to any successor Term Loan Agent.
[3]	Revise as appropriate to describe predecessor Term Loan Agent or Term Loan Secured Parties, if joinder is for a new Term Loan Credit Agreement.
[4]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
[5]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

Credit and Guaranty Agreement

Exhibit N-115

Exhibit C

Section 1. Agreement to be Bound. The [Joining [Term Loan][Additional] Agent, for and on behalf of itself and the Joining [Term Loan Secured Parties][Additional Term Secured Parties],]6 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [Term Loan] [Additional] Agent. As of the date hereof, the Joining [Term Loan Credit Agreement][Additional Term Credit Facility] shall be deemed [the][a] [Term Loan Credit Agreement] [Additional Term Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Term Loan] [Additional] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

[6]	Revise references throughout as appropriate to refer to the party or parties being added.

Credit and Guaranty Agreement

Exhibit N-116

EXHIBIT O

[FORM OF]
WARRANT

Credit and Guaranty Agreement

Exhibit O-1

EXHIBIT O

FORM OF WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF ARE ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT DATED AS OF APRIL 22, 2021, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE COMPANY.

Warrant to Purchase

[	] shares	Warrant Number [ ]

Warrant to Purchase Common Stock
of
LANNETT COMPANY, INC.

THIS CERTIFIES that [      ] or any transferee, assignee or other subsequent holder hereof (“Holder”) has the right to purchase from Lannett Company, Inc., a Delaware corporation, (the “Company”), [    ] fully paid and nonassessable shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), subject to adjustment as provided herein, at a price equal to the Exercise Price as defined in Section 3 below, at any time during the Term (as defined below).

Holder agrees with the Company that this Warrant to Purchase Common Stock of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

1. Date of Issuance and Term.

This Warrant shall be deemed to be issued on April 22, 2021 (“Date of Issuance”). The term of this Warrant begins on the Date of Issuance and ends at 5:00 p.m., New York City time, on the date that is eight (8) years after the Date of Issuance (the “Term”). This Warrant was issued in conjunction with that certain Second Lien Credit and Guaranty Agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), by and among the Company, certain subsidiaries of the Company party thereto as guarantors, the lenders party thereto and Alter Domus (US) LLC, as administrative agent and collateral agent, and the Registration Rights Agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Registration Rights Agreement”) by and among the Company and Deerfield Partners, L.P., Deerfield Fund III, L.P. and BPC Lending II LLC, each dated as of April 22, 2021.

Credit and Guaranty Agreement

Exhibit O-2

EXHIBIT O

Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of shares of Common Stock upon exercise of this Warrant to the extent that, upon such exercise, the number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 4.985% of the total number of shares of Common Stock then issued and outstanding (the “4.985% Cap”); provided, however, that the 4.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission (the “SEC”), and the percentage beneficially owned by Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”). With respect to a Holder of Warrants, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Asset Sale” means a transaction covered by the provisions of clause (B) of the definition of “Major Transaction” involving the sale or transfer of all or substantially all of the assets of the Company in connection with which the Company has announced its intention to liquidate and distribute its assets to shareholders.

“Black-Scholes Value” means the value of this Warrant or applicable portion thereof as determined by use of the Black-Scholes Option Pricing Model using the criteria set forth on Schedule 1 hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Cashless Default Exercise” means an exercise of this Warrant as a “Cashless Default Exercise” in accordance with Sections 3(c) and 11(b) hereof.

“Cashless Major Exercise” means an exercise of this Warrant or portion thereof as a “Cashless Major Exercise” in accordance with Sections 3(b) and 5(d)(i) hereof.

“Cash Out Major Transaction” means a Major Transaction in which the consideration payable to holders of Common Stock in connection with the Major Transaction consists solely of cash.

“Eligible Market” means the New York Stock Exchange (“NYSE”), the NASDAQ Global Select Market (“NASDAQ GS”), the NYSE Arca, the NYSE American, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market (“NASDAQ GS”), the OTCQB Market, the OTCQX Market, the OTC Bulletin Board or, in each case, any successor thereto.

Credit and Guaranty Agreement

Exhibit O-3

EXHIBIT O

“Enterprise Value” means, as of any date of determination, (i) the product of (x) the number of issued and outstanding share of Common Stock on such date, multiplied by (y) the per share the closing price of the Common Stock on the NYSE, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed on such date, plus (ii) the amount of the Company’s debt, as shown on the latest financial statements included in any periodic or current report filed with the SEC prior to such date (the “Current Financial Statements”), less (iii) the amount of cash and cash equivalents of the Company, as shown on the Current Financial Statements.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the board of directors of the Company, acting in good faith. If the Holder objects in writing to the board of directors’ calculation of Fair Market Value within ten (10) days of receipt of written notice thereof, then the valuation dispute resolution procedure set forth in Section 21 hereof shall be invoked to determine Fair Market Value.

“Holder” has the meaning set forth in the preamble to this Warrant.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Major Transaction.

“Permitted Transactions” means issuances as consideration for or to fund the acquisition of businesses and/or related assets, and in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by the board of directors of the Company.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date.

“Successor Entity” means any Person purchasing the Company’s assets or Common Stock in a transaction that qualifies as a Major Transaction, or any successor entity resulting from such Major Transaction, or if the Warrant is to be exercisable for shares of capital stock of a Parent Entity, such Person’s Parent Entity.

“Successor Major Transaction” means either a Takeout Major Transaction or an Asset Sale.

“Successor Major Transaction Consideration” means (i) in the case of a Takeout Major Transaction, the amount of cash and other assets and the number of securities or other property of the Successor Entity or other entity that would be issuable in such Major Transaction, in respect of a number of shares equal to the Successor Major Transaction Conversion Share Amount, and (ii) in the case of an Asset Sale, an amount of cash equal to the Black-Scholes Value of the Warrant.

Credit and Guaranty Agreement

Exhibit O-4

EXHIBIT O

“Successor Major Transaction Conversion Share Amount” means an amount equal to the Black-Scholes Value of the Warrant divided by the closing price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated.

“Takeout Major Transaction” means a Change of Control Transaction in which the shares of Common Stock of the Company are converted into the right to receive cash, securities of another entity and/or other assets.

“Trading Day” means any day on which the Common Stock is traded for any period on the NYSE, or on the principal United States securities exchange or market on which the Common Stock is then being traded; provided, however, that during any period in which the Common Stock is not listed or quoted on the NYSE, or any other United States securities exchange or market, the term “Trading Day” shall mean any Business Day.

2. Exercise.

(a) Manner of Exercise. During the Term (or, in respect of a Cashless Major Exercise, the Cashless Major Exercise Period (as defined below)), this Warrant may be Exercised as to all or any lesser number of whole shares of Common Stock covered hereby (the “Exercise Shares”) by delivering to the Company (by electronic mail in accordance with Section 16 below) the Exercise Form attached hereto as Exhibit A (the “Exercise Form”) duly completed and executed, and, if applicable, the full Exercise Price (as defined below), which may be satisfied by a Cash Exercise or a Cashless Exercise (as each is defined below), for each share of Common Stock as to which this Warrant is Exercised (any such exercise of the Warrant being hereinafter called an “Exercise” of this Warrant).

(b) Date of Exercise. The “Date of Exercise” of the Warrant shall be defined as the date that the Exercise Form attached hereto as Exhibit A, completed and executed, is delivered to the Company in accordance with Section 2(a). Upon delivery of the Exercise Form to the Company in accordance with Section 2(a), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Exercise Shares with respect to which this Warrant has been Exercised, irrespective of the date such Exercise Shares are credited to the Holder’s or its designee’s Depository Trust Company (“DTC”) account or the date of delivery of the certificates evidencing such Exercise Shares, as the case may be; provided, however, that in the event an Exercise Form in respect of a Cashless Major Exercise is delivered prior to the occurrence of the applicable Major Transaction, the Holder shall be deemed to have become the holder of record of the shares issuable upon such exercise immediately prior to the consummation of such Major Transaction and the Date of Exercise shall in such event be deemed to be the date of the occurrence of the Major Transaction. In the case of a Cash Exercise of this Warrant (other than a Loan Exchange Exercise), within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank. The Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Exercise Shares available hereunder and the Warrant has been exercised in full, in which case the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days following the date the final Exercise Form is delivered to the Company. Execution and delivery of an Exercise Form with respect to a partial Exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Exercise Shares. The Holder and the Company shall maintain records showing the number of Exercise Shares purchased and the remaining number of Exercise Shares. The Holder and any assignee of the Holder, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Exercise Shares hereunder, the number of Exercise Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

Credit and Guaranty Agreement

Exhibit O-5

EXHIBIT O

(c) Delivery of Common Stock Upon Exercise. Within the earlier of (x) two (2) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period after any Date of Exercise, or in the case of a Cashless Default Exercise (as defined in Section 5(d) below), within the period provided in Section 3(c), as applicable (the “Delivery Period”), the Company shall issue and deliver (or cause its transfer agent (the “Transfer Agent”) to issue and deliver) in accordance with the terms hereof to, or upon the order of, Holder the shares of Common Stock issuable upon Exercise (the “Exercise Shares”). Upon the Exercise of this Warrant or any part hereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, if applicable, to assure that the Transfer Agent shall transmit to the Holder in accordance with this Section 2(c) the number of shares of Common Stock issuable upon such Exercise. The Company warrants that no instructions other than these instructions have been or will be given to the Transfer Agent and that, unless waived by the Holder, this Warrant and the Exercise Shares will be free-trading and freely transferable, if any of the Unrestricted Conditions (as defined below) are met.

(d) Delivery Failure. In addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the applicable Exercise Shares by the end of the Delivery Period (a “Delivery Failure”), the Holder will be entitled to revoke all or part of the relevant Exercise by delivery of a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that the liquidated damages described herein shall be payable through the date such notice of revocation is given to the Company.

(e) Legends.

(i) Restrictive Legend. The Holder understands that, until such time as this Warrant, the Exercise Shares and the Failure Payment Shares (as defined below) have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Warrant, the Exercise Shares and the Failure Payment Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of such shares):

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Credit and Guaranty Agreement

Exhibit O-6

EXHIBIT O

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF ARE ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT DATED AS OF APRIL 22, 2021, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE COMPANY.”

(ii) Removal of Restrictive Legends. This Warrant and the Exercise Shares and the Failure Payment Shares, as applicable, shall not contain or be subject to (and Holder shall be entitled to removal of) any legend restricting the transfer thereof (including the legend set forth above in subsection 2(e)(i)) and shall not be subject to any stop-transfer instructions: (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such security is effective under the Securities Act, or (B) following any sale of such Warrant, Exercise Shares and/or Failure Payment Shares pursuant to Rule 144, or (C) if such Warrant, Exercise Shares and/or Failure Payment Shares are eligible for sale under Rule 144(b)(1), or (D) at any time on or after the date hereof that the Holder certifies that it is not an “affiliate” of the Company (as such term is used under Rule 144 pursuant to the Securities Act) and that the Holder’s holding period for purposes of Rule 144 and subsection (d)(3)(iii) thereof with respect to such Warrant, Exercise Shares and/or Failure Payment Shares is at least six (6) months, or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date (as defined below), or at such other time as any of the Unrestricted Conditions has been met, if required by the Transfer Agent to effect the issuance of this Warrant, the applicable Exercise Shares or the Failure Payment Shares, as applicable, without a restrictive legend or removal of the legend hereunder to the extent required or requested as set forth in the immediately following two sentences. If any of the Unrestricted Conditions is met at the time of issuance of this Warrant, the Exercise Shares or the Failure Payment Shares, then such Warrant, Exercise Shares or Failure Payment Shares, as applicable, shall be issued free of all legends and stop-transfer instructions. The Company agrees that, following the Effective Date or at such time as any of the Unrestricted Conditions is met or such legend is otherwise no longer required under this Section 2(e), it will, no later than the earlier of (x) two (2) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company or the Transfer Agent of this Warrant and/or the Exercise Shares and/or Failure Payment Shares, as applicable, issued with a restrictive legend (such earlier Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder this Warrant and/or the Exercise Shares and/or Failure Payment Shares free from all restrictive and other legends (or similar notations). For purposes hereof, “Effective Date” shall mean the date that the first Registration Statement covering the Exercise Shares that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC.

(iii) Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from this Warrant and any shares of Common Stock issuable upon Exercise of this Warrant as set forth in Section 2(e) above is predicated upon the Company’s reliance that the Holder will sell this Warrant or any Exercise Shares and/or any Failure Payment Shares, as applicable, pursuant to either the registration requirements of the Securities Act, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

Credit and Guaranty Agreement

Exhibit O-7

EXHIBIT O

(f) Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise of this Warrant. If this Warrant is not Exercised in full, then as soon as practical after the Date of Exercise, Holder shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing the unexercised portion of this Warrant (in addition to the shares of Common Stock issuable upon such Exercise); provided, however, as set forth in Section 2(b), Holder shall not be required to physically surrender this warrant if the Warrant is not Exercised in full.

(g) Holder of Record. Each person in whose name any Warrant for shares of Common Stock is issued shall, for all purposes, be deemed to be Holder of record of such shares on the Date of Exercise, irrespective of the date of delivery of the Common Stock purchased upon the Exercise of this Warrant.

(h) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Exercise Shares or legend removal, or representing Failure Payment Shares, upon written request of Holder, the Company shall cause its Transfer Agent to electronically transmit Exercise Shares to Holder by crediting the account of Holder’s prime broker with DTC through its Deposit/Withdrawal at Custodian (DWAC) system. The time periods for delivery and penalties described herein shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(i) Buy-In. In addition to any other rights or remedies available to the Holder hereunder or otherwise at law or in equity, if the Company fails to cause its Transfer Agent to deliver to the Holder the Exercise Shares pursuant to an Exercise on or before the last day of the Delivery Period, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder or Holder’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder was entitled to receive upon such Exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the Exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such Exercise was not honored (and refund the Exercise Price therefor, to the extent paid by Holder, and/or reinstate the principal amount of any indebtedness used to satisfy the applicable Exercise Price), or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its Exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise to cover the sale of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the shares of Common Stock upon Exercise of the Warrant as required pursuant to the terms hereof.

Credit and Guaranty Agreement

Exhibit O-8

EXHIBIT O

(j) HSR Submissions. If Holder determines that, in connection with the exercise of this Warrant, it and the Company are required to file Premerger Notification Reports with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”) and observe the Waiting Period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations promulgated thereunder (collectively, the “HSR Act”), the Company agrees to (i) cooperate with Holder in Holder’s preparing and making such submission and any responses to inquiries of the FTC and DOJ; (ii) prepare and make any submission required to be filed by the Company under the HSR Act and respond to inquiries of the FTC and DOJ in connection therewith; and (iii) reimburse Holder for the cost of the required filing fee for Holder’s submission under the HSR Act. For the avoidance of doubt, Holder shall bear all of its other costs and expenses in connection with such submission, including any of its attorneys’ fees associated therewith.

3. Payment of Warrant Exercise Price for Cash Exercise or Cashless Exercise; Cashless Major Exercise and Cashless Default Exercise.

(a) Exercise Price. The exercise price shall initially equal $6.88 per share, subject to adjustment pursuant to the terms hereof (as so adjusted, the “Exercise Price”), including but not limited to Section 5 below.

Payment of the Exercise Price may be made by any of the following, or a combination thereof, at the election of Holder:

(i) Cash Exercise: The Holder may pay all or any portion of the Exercise Price in cash, bank or cashier’s check, wire transfer (a “Cash Exercise”); or

(ii) Cashless Exercise: In lieu of paying all or any portion of the Exercise Price in cash, Holder, at its option, may exercise this Warrant (in whole or in part) on a cashless basis by making appropriate notation on the applicable Exercise Form in which event the Company shall issue to Holder a number of shares of Common Stock computed using the following formula (a “Cashless Exercise”):

X = Y (A-B)/A

where:    X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock for which this Warrant is being Exercised.

A = the Market Price of one (1) share of Common Stock (for purposes of this Section 3(a)(ii), where “Market Price,” as of any date, means the arithmetic average of the Volume Weighted Average Price (as defined below) of the Company’s Common Stock on each of the ten (10) consecutive Trading Days immediately preceding the Date of Exercise, or other date in question, as applicable.

B = the Exercise Price.

As used herein, the “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price on the NYSE as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company (“Bloomberg”) or, if the NYSE is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security on the OTC Bulletin Board, the OTCQX Market or the OTCQB Market or in the Pink market of OTC Markets Group (or, in each case, any successor to such market). If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Company and the Holders of a majority in interest of the Warrants being Exercised for which the calculation of the volume weighted average price is required in order to determine the Exercise Price of such Warrants. In the event that a Stock Event is consummated during any period for which the Volume Weighted Average Price is to be determined, the Volume Weighted Average Price for all Trading Days during such period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event.

Credit and Guaranty Agreement

Exhibit O-9

EXHIBIT O

For purposes of Rule 144 and subsection (d)(3)(ii) thereof, it is intended, understood and acknowledged that the shares of Common Stock issuable upon Exercise of this Warrant in a Cashless Exercise or a Loan Exchange Exercise transaction shall be deemed to have been acquired, and the holding period thereof shall be deemed to have commenced, at the time this Warrant was issued. As provided in Section 2(b), the Holder shall only be required to physically surrender this Warrant in the event that the Holder is exercising this Warrant in full.

(iii) Loan Exchange Exercise: In lieu of paying all or any portion of the Exercise Price in cash, the Holder, at its option, may exercise this Warrant (in whole or in part) through a reduction of any amount of principal outstanding under any Second Lien Loans (as defined in the Credit Agreement) in accordance with Section __ of the Credit Agreement, then held by the Holder (a “Loan Exchange Exercise”).

(b) Cashless Major Exercise: To the extent the Holder shall exercise this Warrant as a Cashless Major Exercise pursuant to Section 5(d)(i) and 5(d)(iii) below, the Holder shall deliver to the Company (in any manner permitted under Section 2(a)) the Exercise Form indicating that the Holder is exercising this Warrant (or any portion thereof) pursuant to a Cashless Major Exercise, in which event the Company shall issue a number of shares of Common Stock equal to the Black-Scholes Value of the Warrant (or such applicable portion being exercised) divided by the closing price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated, or, if in respect of a Cashless Major Exercise made after the date of consummation of the applicable Major Transaction, on the Trading Day immediately preceding the date on which the Exercise Form in respect of such Cashless Major Exercise is delivered. As provided in Section 2(b), the Holder shall only be required to physically surrender this Warrant in the event that this Warrant is being exercised in full. The Holder shall be permitted to make successive Cashless Major Exercises and send successive Exercise Forms in respect of a Cashless Major Exercise, from time to time at any time during the Cashless Major Exercise Period.

(c) Cashless Default Exercise. To the extent the Holder exercises this Warrant as a Cashless Default Exercise pursuant to Section 11(b)(i) below, the Holder shall send to the Company (in any manner permitted under Section 2(a)) the Exercise Form indicating that the Holder is exercising this Warrant pursuant to a Cashless Default Exercise, in which event the Company shall issue to the Holder, within five (5) Trading Days of the applicable Default Notice, a number of shares of Common Stock (which shares shall be valued at the arithmetic average of the Volume Weighted Average Price on each of the five (5) consecutive Trading Days immediately prior to the date of the applicable Default Notice) equal to the greater of (A) the Black-Scholes Value of the remaining unexercised portion of this Warrant (or such portion thereof subject to such exercise) as of the date of such Default Notice, and (B) the Black-Scholes Value of the remaining unexercised portion of this Warrant (or such portion thereof subject to such exercise) on the Trading Day immediately preceding the date that the Exercise Shares in respect of such Cashless Default Exercise are issued to the Holder. As provided in Section 2(b), the Holder shall be permitted to make successive Cashless Default Exercises and send successive Exercise Forms in respect of a Cashless Default Exercise, from time to time at any time from and after the date of the applicable Default Notice through the remainder of the Term.

Credit and Guaranty Agreement

Exhibit O-10

EXHIBIT O

(d) Dispute Resolution. In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock or the arithmetic calculation of the Exercise Price, Market Price or the Successor Major Transaction Consideration, or any determination of Fair Market Value, the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within two (2) Trading Days of receipt, or deemed receipt, of the Exercise Form, Major Transaction Early Termination Notice or notice of Fair Market Value, or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Trading Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Trading Days, submit via electronic mail (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld or (ii) the disputed arithmetic calculation of the Exercise Price, Market Price or any Successor Major Transaction Consideration to the Company’s independent, outside registered public accountants. The Company shall use its reasonable best efforts to cause the investment bank or the accountants, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountants’ determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error, and the Company and Holder shall each pay one half of the fees and costs of such investment banker or accountant. Notwithstanding the existence of a dispute contemplated by this paragraph, if requested by Holder, the Company shall issue to Holder the Exercise Shares, if any, that are not in dispute in accordance with the terms hereof.

4. Transfer and Registration.

(a) Transfer Rights. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company, in whole or in part, upon surrender of this Warrant properly completed and endorsed. Subject to the provisions of Section 8 of this Warrant, this Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and the Holder shall be entitled to receive a new Warrant as to the portion hereof retained, if any.

(b) Registrable Securities. The Holder (and applicable assignees or transferees of this Warrant and/or shares of Common Stock issuable upon Exercise of this Warrant) is entitled to registration and other rights in respect of the shares issuable upon Exercise of this Warrant pursuant to the Registration Rights Agreement.

Credit and Guaranty Agreement

Exhibit O-11

EXHIBIT O

5. Adjustments Upon Certain Events.

(a) Participation. The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of Common Stock of the Company to the same extent as if the Holder had Exercised this Warrant into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions (or, if there is no record date therefor, on the date of such dividend or distribution). Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(b) Recapitalization or Reclassification. If the Company shall at any time effect any subdivision of outstanding Common Stock (by any stock split, stock dividend, recapitalization or otherwise), combination of outstanding Common Stock (by consolidation, combination, reverse stock split or otherwise), reclassification or other similar transaction of such character that shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares (a “Stock Event”), then upon the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such Stock Event, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased or, in the case of decrease in the number of shares, proportionally increased. The Company shall give Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 5(b).

(c) [Reserved.]

(d) Rights Upon Major Transaction.

(i) Major Transaction. In the event that a Major Transaction (as defined below) occurs, then (1) in the case of a Successor Major Transaction, the Holder, at its option, may elect to cause the conversion of this Warrant (a “Successor Major Transaction Conversion”) in whole or in part, into the right to receive the Successor Major Transaction Consideration, upon consummation of the Successor Major Transaction, and (2) in the case of all other Major Transactions, the Holder shall have the right to exercise this Warrant (or any portion thereof), at any time and from time to time following the occurrence of such event, as a Cashless Major Exercise. In the event the Holder shall not have exercised any of its rights under clauses (1) or (2) above within the applicable time periods set forth herein, then the Major Transaction shall either be treated as an Assumption (as defined below) in accordance with Section 5(d)(ii)(A) below, or, if no election is made by the Holder, as an Organic Change in accordance with Section 5(d)(ii)(B) below, as applicable. Each of the following events shall constitute a “Major Transaction”:

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Company or (2) as a result of which shares of Common Stock shall be exchanged for or otherwise changed into (or the shares of Common Stock otherwise become entitled to receive) the same or a different number of shares of a class or classes of stock or securities of the Company or another entity (collectively, a “Change of Control Transaction”);

Credit and Guaranty Agreement

Exhibit O-12

EXHIBIT O

(B) the sale or transfer of assets of the Company and/or any of its subsidiaries in one transaction or a series of related transactions for a purchase price of more than 50% of the Company’s Enterprise Value or a sale or transfer of all or substantially all of the Company’s assets (including, for the avoidance of doubt, a sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole);

(C) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following the completion of such purchase, tender or exchange offer a Change of Control Transaction shall have occurred;

(D) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of the Company’s Common Stock representing more than 50% of the voting power of the Company’s Common Stock.

(E) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Company;

(F) the shares of Common Stock (or equivalent equity securities of any Parent Entity resulting from a transaction of the type specified by clause (A) that does not qualify as a Change of Control Transaction) cease to be listed, traded or publicly quoted on the NYSE and are not promptly listed on either the NASDAQ GS, the NYSE American, the NASDAQ Global Market or the NASDAQ Capital Market; or

(G) the Common Stock ceases to be registered under Section 12 of the Exchange Act.

(ii) Assumption and Organic Change.

(A) Any assumption of the Company’s obligations under this paragraph shall be referred to herein as an “Assumption.” Unless otherwise provided in writing by the Holder, the Company shall not consummate a Major Transaction for which the Holder has delivered an Assumption Election Notice (as defined below) in which the Company is not the surviving entity or as a result of which the Company has a new Parent Entity, unless (A) each Person acquiring the Company’s assets or Common Stock (or Parent Entity thereof, as applicable), or any other Successor Entity resulting from such Major Transaction, assumes in writing all of the obligations of the Company under this Warrant, the Credit Agreement (but only as they relate to the Warrants or the Exercise Shares) and the Registration Rights Agreement in accordance with the provisions of this Section 5(d)(ii) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to the consummation of such Major Transaction (such approval not to be unreasonably withheld, conditioned or delayed), including agreements to deliver to each Holder in exchange for its Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants, that, among other things, (1) is exercisable for the appropriate number of shares of the Successor Entity’s capital stock (without regard to the 4.985% Cap or any other restriction or limitation on exercise; provided that such instrument shall contain a limitation on exercise comparable to that contained in the second paragraph of Section 1 of this Warrant), (2) has an exercise price similar to the then-effective Exercise Price (taking into account the relative value of Common Stock compared to the capital stock of the Successor Entity, and any conversion or exchange ratio applicable to the Common Stock in the Major Transaction) and exercise price adjustment provisions similar to those in the Warrants; (3) entitles Holder to such additional securities or other consideration, if any, as Holder would be entitled pursuant to Section 5(d)(i) in connection with the Major Transaction; and (4) provides for registration rights similar to those provided by the Registration Rights Agreement and otherwise satisfactory to the Holder; and (B) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted or listed for trading on an Eligible Market. Upon the occurrence of any Major Transaction with respect to which Holder shall have delivered an Assumption Election Notice, any Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Major Transaction, the provisions of this Warrant and the Registration Rights Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Major Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Major Transaction, in lieu of shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrants prior to such Major Transaction, such shares of publicly traded common stock or equivalent equity securities of the Successor Entity, as adjusted in accordance with the provisions of this Warrant. The provisions of this Section shall apply similarly and equally to successive Major Transactions and shall be applied without regard to any limitations on the exercise of this Warrant.

Credit and Guaranty Agreement

Exhibit O-13

EXHIBIT O

Any recapitalization, reorganization, reclassification, consolidation, merger, or any other similar transaction, in each case, that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to, or in exchange for, Common Stock is referred to herein as an “Organic Change.” Without limiting the rights of the Holder under Section 5(a) or any other provision of this Warrant, unless otherwise provided in writing by the Holder, prior to the consummation of any Organic Change, the Company will make appropriate provision (pursuant to written agreements in form and substance reasonably satisfactory to the holders of a majority in interest of the Warrants and approved by the Holder prior to the consummation of such Organic Change (such approval not to be unreasonably withheld, conditioned or delayed)) to ensure that the Holder will thereafter have the right to acquire and receive, in lieu of the shares of Common Stock otherwise acquirable or receivable upon the exercise of this Warrant (without regard to the 4.985% Cap or any other restriction or limitation on exercise), such shares, securities and/or assets as would have been issued or payable in such Organic Change with respect to, or in exchange for, the number of shares of Common Stock which would have been acquirable or receivable upon the exercise of this Warrant immediately prior to such Organic Change (without regard to the 4.985% Cap or any other restriction or limitation on exercise); provided that such written agreement shall contain a limitation on exercise comparable to the 4.985% Cap. In any such case, the Company will make appropriate provision (pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to the consummation of such Organic Change (such approval not to be unreasonably withheld, conditioned or delayed)) with respect to the Holder’s rights and interests to ensure that the provisions of this Section 5(d)(ii)(B) will thereafter be applicable to this Warrant. Notwithstanding the foregoing, in no event shall a Major Transaction as to which Holder has exercised any of its rights pursuant to clause (1) of the first sentence of Section 5(d)(i) or pursuant to Section 5(d)(ii)(A) be subject to the provisions of this Section 5(d)(ii)(B), and the foregoing shall not affect Holder’s right to Exercise this Warrant prior to the consummation of the Organic Change.

For the avoidance of doubt, the rights and obligations of the Company and Holder upon the occurrence of a Major Transaction are conditional upon such Major Transaction being consummated (or actually occurring) and in the event that a Major Transaction for which Holder is given notice is not consummated (or does not occur), then upon written notice from the Company to Holder confirming that such Major Transaction has not and will in no event be consummated (or occur), all actions taken under this Section 5(d) prior to such written notice in connection with such Major Transaction shall be deemed to be rescinded and null and void and the Company shall return to the Holder this Warrant (if previously surrendered to the Company in connection with an anticipated Major Transaction under this Section 5(d)). In the event that such Major Transaction is being consummated pursuant to an agreement between the Company (or any Affiliate thereof) and any other Person, the Company shall not deliver the written notice contemplated by the immediately preceding sentence unless such agreement has terminated.

Credit and Guaranty Agreement

Exhibit O-14

EXHIBIT O

(iii) Notice; Major Transaction Early Termination Right; Notice of Cashless Major Exercise. At least thirty (30) days prior to the consummation of any Major Transaction or Organic Change, but, in any event, within five (5) Trading Days following the first to occur of (x) the date of the public announcement of such Major Transaction or Organic Change if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction or Organic Change if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via electronic mail and overnight courier to the Holder (a “Major Transaction/Organic Change Notice”). At any time during the period beginning after the Holder’s receipt of a Major Transaction/Organic Notice in respect of a Successor Major Transaction and ending five (5) Trading Days prior to the consummation of such Major Transaction (the “Early Termination Period”), the Holder may either (A) elect a Successor Major Transaction Conversion by delivering written notice thereof (“Major Transaction Early Termination Notice”) to the Company, which Major Transaction Early Termination Notice shall indicate the portion of the Warrant (with reference to the number of shares of Common Stock issuable upon a Cash Exercise of such portion, without regard to the 4.985% Cap, if less than the full Warrant) that the Holder is electing to be treated as a Successor Major Transaction Conversion or (B) elect to have this Warrant assumed in accordance with Section 5(d)(ii)(A) by delivering written notice thereof (an “Assumption Election Notice”) to the Company. The portion of this Warrant subject to early termination pursuant to this Section 5(d)(iii) as a Successor Major Transaction Conversion shall be converted into the right to receive the Successor Major Transaction Consideration.

To the extent the Holder shall elect to effect a Cashless Major Exercise in respect of a Major Transaction, the Holder shall deliver its Exercise Form in accordance with Section 3(b), at any time and from time to time following receipt by the Holder of the Major Transaction/Organic Change Notice until the later of (x) the expiration of the Term and (y) thirty (30) days following the consummation of the applicable Major Transaction (the “Cashless Major Exercise Period”). For the avoidance of doubt, the Holder shall be permitted to make successive Cashless Major Exercises and send successive Exercise Forms in respect of a Cashless Major Exercise, from time to time at any time during the Cashless Major Exercise Period.

(iv) Escrow; Payment of Successor Major Transaction Consideration. Following the receipt of a Major Transaction Early Termination Notice in respect of a Successor Major Transaction from the Holder, the Company shall not effect a Successor Major Transaction with respect to which the Holder has elected a Successor Major Transaction Conversion unless it shall first either (i) place into an escrow account with an independent escrow agent, at least three (3) Trading Days prior to the closing date of the Major Transaction, the Successor Major Transaction Consideration or (ii) obtained the written agreement of the Successor Entity (which agreement shall include provisions entitling the Holder to enforce such agreement as a third party beneficiary) that the payment or issuance of the Successor Major Transaction Consideration shall be made to the Holder concurrently with the consummation of such Major Transaction and such payment or issuance, as the case may be, shall be a condition precedent to the consummation of such Major Transaction. Concurrently upon closing of such Major Transaction, the Company shall pay or issue or shall instruct the escrow agent to deliver the Successor Major Transaction Consideration to the Holder. For purposes of determining the amount required to be placed in escrow (if applicable) pursuant to the provisions of this subsection (iv) and without affecting the amount of the actual Successor Major Transaction Consideration, the calculation of the price referred to in clause (1) of the first column of Schedule 1 hereto with respect to Stock Price shall be determined based on the Closing Market Price (as defined on Schedule I) of the Common Stock on the Trading Day immediately preceding the date that the Successor Major Transaction Consideration is deposited with the escrow agent.

Credit and Guaranty Agreement

Exhibit O-15

EXHIBIT O

(v) Injunction. Following the receipt of a Major Transaction Early Termination Notice from the Holder, in the event that the Company attempts to consummate a Successor Major Transaction without either (1) placing the Successor Major Transaction Consideration in escrow in accordance with subsection (iv) above, or (2) delivering the Successor Major Transaction Consideration to the Holder prior to consummation of such Major Transaction, the Holder shall have the right to apply for an injunction in any state or federal court sitting in the City of New York, borough of Manhattan to prevent the closing of such Major Transaction until the Successor Major Transaction Consideration is delivered to the Holder.

An early termination required by this Section 5(d) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to holders of Common Stock in connection with a Major Transaction. To the extent an early termination required by this Section 5(d) is deemed or determined by a court of competent jurisdiction to be prepayments of the Warrant by the Company, such early termination shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, until the Successor Major Transaction Consideration is paid in full, this Warrant may be exercised, in whole or in part, by the Holder into shares of Common Stock, or in the event the Exercise Date is after the consummation of the Major Transaction, shares of publicly traded common stock or equivalent equity securities of the Successor Entity pursuant to Section 5(d). The parties hereto agree that in the event of the Company’s early termination of any portion of the Warrant under this Section 5(d), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any premium due under this Section 5(d) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(e) Exercise Price Adjusted. As used in this Warrant, the term “Exercise Price” shall mean the purchase price per share specified in Section 3(a) of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of this subsection 5. No adjustment made pursuant to any provision of this Section 5 shall have the net effect of increasing the Exercise Price in relation to the split adjusted and distribution adjusted price of the Common Stock.

(f) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

Credit and Guaranty Agreement

Exhibit O-16

EXHIBIT O

(g) Notice of Adjustments. Whenever the Exercise Price and/or number or type of securities issuable upon Exercise is adjusted pursuant to the terms of this Warrant, the Company shall promptly deliver to the Holder a notice (an “Exercise Price Adjustment Notice”) setting forth the Exercise Price and/or number or type of securities issuable upon Exercise after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant. For purposes of clarification, whether or not the Company provides an Exercise Price Adjustment Notice pursuant to this Section 5(f), upon the occurrence of any event that leads to an adjustment of the Exercise Price, the Holder shall be entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether the Holder accurately refers to the adjusted Exercise Price in the Exercise Form.

(h) Choice of Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Successor Major Transaction or Organic Change, then Holder shall be given the same choice as to the type of consideration it receives upon any Exercise of this Warrant in connection with such Successor Major Transaction or Organic Change.

6. Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, Holder may purchase only a whole number of shares of Common Stock. If, on Exercise of this Warrant, Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Exercise shall be the next higher whole number of shares.

7. Reservation of Shares.

From and after the date hereof, the Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as herein above provided) as shall be sufficient for the Exercise of this Warrant and payment of the Exercise Price. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of shares sufficient for the Exercise of this Warrant (a “Share Authorization Failure”), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations under this Section 7, in the case of an insufficient number of authorized shares, and using its best efforts to obtain stockholder approval of an increase in such authorized number of shares. The Company covenants and agrees that upon the Exercise of this Warrant, all shares of Common Stock issuable upon such Exercise shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person. The Company covenants and agrees that all shares of Common Stock issuable upon Exercise of this Warrant shall be approved for listing on the NYSE, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed.

Credit and Guaranty Agreement

Exhibit O-17

EXHIBIT O

8. Restrictions on Transfer.

(a) Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D and exempt from state registration or qualification under applicable state securities (or “blue sky”) laws. None of the Warrant, the Exercise Shares or Failure Payment Shares may be transferred, sold or assigned except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act and applicable state laws, including pursuant to Section 4(a)(7) of the Securities Act or in a so-called “4[(a)](1) and a half” transaction.

(b) Assignment. Subject to Section 8(a), the Holder may sell, transfer, assign, pledge, or otherwise dispose of this Warrant, in whole or in part. Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. Subject to the last two sentences of this paragraph, the Company shall effect the assignment within three (3) Trading Days (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by the Holder a Warrant or Warrants of like tenor and terms entitling the assignee(s) to purchase the appropriate number of shares. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder. For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is being effected pursuant to Section 4(a)(7) of the Securities Act or in a so called “4[(a)](1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such transaction. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an Assignment form to the Company assigning this Warrant in full. Notwithstanding anything herein to the contrary, this Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Exercise Shares immediately upon effectiveness of such assignment without having a new Warrant issued.

9. Noncircumvention.

The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

10. Events of Failure; Definition of Black Scholes Value.

(a) Definition.

The occurrence of each of the following shall be considered to be an “Event of Failure.”

Credit and Guaranty Agreement

Exhibit O-18

EXHIBIT O

(i) A Delivery Failure occurs, where a “Delivery Failure” shall be deemed to have occurred if the Company fails to deliver Exercise Shares to the Holder within any applicable Delivery Period;

(ii) A Legend Removal Failure occurs, where a “Legend Removal Failure” shall be deemed to have occurred if the Company fails to issue this Warrant and/or Exercise Shares without a restrictive legend, or fails to remove a restrictive legend, when and as required under Section 2(e) hereof;

(iii) a Transfer Delivery Failure occurs, where a “Transfer Delivery Failure” shall be deemed to have occurred if the Company fails to deliver a Warrant within any applicable Transfer Delivery Period; and

(iv) a Registration Failure (as defined below).

For purpose hereof, “Registration Failure” means that (A) the Company fails to file with the SEC on or before the Filing Deadline (as defined in the Registration Rights Agreement) any Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, (B) the Company fails to use its best efforts to obtain effectiveness with the SEC, prior to the Registration Deadline (as defined in the Registration Rights Agreement), of any Registration Statement (as defined in the Registration Rights Agreement) that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to use its best efforts to keep each such Registration Statement current and effective as required in Section 3 of the Registration Rights Agreement, (C) the Company fails to file any additional Registration Statement required to be filed pursuant to Section 2(a)(ii) of the Registration Rights Agreement on or before the Additional Filing Deadline or fails to use its best efforts to cause such additional Registration Statement to become effective on or before the Additional Registration Deadline, (D) the Company fails to file any amendment to any Registration Statement, or any additional Registration Statement required to be filed pursuant to Section 3(b) of the Registration Rights Agreement within thirty (30) days of the applicable Registration Trigger Date (as defined in the Registration Rights Agreement), or fails to use its best efforts to cause such amendment and/or new Registration Statement to become effective within ninety (90) days of the applicable Registration Trigger Date, (E) any Registration Statement required to be filed under the Registration Rights Agreement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) cannot otherwise be made thereunder (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company’s failure to file and use its best efforts to obtain effectiveness with the SEC of an additional Registration Statement or amended Registration Statement required pursuant to Sections 2(a)(ii) or 3(b) of the Registration Rights Agreement, as applicable, or otherwise), or (F) the Company fails to provide a commercially reasonable written response to any comments to any Registration Statement submitted by the SEC within twenty five (25) days of the date that such SEC comments are received by the Company.

(b) Failure Payments; Black-Scholes Determination. The Company understands that any Event of Failure (as defined above) could result in economic loss to the Holder. In the event that any Event of Failure occurs, as compensation to the Holder for such loss, the Company agrees to make payments (as partial liquidated damages and not as a penalty) to the Holder an amount payable, at the Company’s option, either (i) in cash or (ii) in shares of Common Stock that are valued for these purposes at the Volume Weighted Average Price on the date of such calculation (“Failure Payments”), in each case at a rate equal to 15% per annum (or the maximum rate permitted by applicable law, whichever is less) of the Black-Scholes Value (as determined below) of the remaining unexercised portion of this Warrant on the date of such Event of Failure (as recalculated on the first Trading Day of each month thereafter for as long as Failure Payments shall continue to accrue), which shall accrue daily from the date of such Event of Failure until the Event of Failure is cured, accruing daily and compounded monthly; provided, however, that in the event the Company elects to make Failure Payments in shares of Common Stock, the Company shall issue, and the Holder shall only receive, up to such amount of shares of Common Stock in respect of Failure Payments such that Holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than 4.985% of the total number of shares of Common Stock of the Company then issued and outstanding, and the balance of such Failure Payments shall be paid in cash. For purposes of clarification, it is agreed and understood that Failure Payments shall continue to accrue following any Event of Default until the applicable Default Amount (as defined below) is paid in full.

Credit and Guaranty Agreement

Exhibit O-19

EXHIBIT O

Notwithstanding the above, (1) in the event that the Company (i) has, by the Filing Deadline (as defined the Registration Rights Agreement), filed a Registration Statement (as defined in the Registration Rights Agreement) covering the number of shares required by the Registration Rights Agreement, and (ii) has responded in writing to any comments to the Registration Statement that the Company has received from the SEC within ten (10) Trading Days of such receipt, and nevertheless the SEC has not declared effective a Registration Statement covering the full number of Exercise Shares issuable upon exercise of the Warrants by the Registration Deadline (as defined in the Registration Rights Agreement) then, the Failure Payments attributable to such late Registration Effectiveness shall be reduced from 15% per annum to 12% (calculated as set forth above) and (2) in no event shall the aggregate Failure Payments attributable solely to the failure by the SEC to declare a Registration Statement effective exceed 10% of the Black-Scholes value of the Warrant. The Company shall satisfy any Failure Payments under this Section pursuant to Section 10(c) below. Failure Payments shall be in addition to any Shares that the Holder is entitled to receive upon Exercise of this Warrant.

(c) Payment of Accrued Failure Payments. The Failure Payments and Failure Shares representing accrued Failure Payments for each Event of Failure shall be paid or issued and delivered, as the case may be, on or before the fifth (5th) Trading Day of each month following a month in which Failure Payments accrued. Nothing herein shall limit the Holder’s right to pursue actual damages (to the extent in excess of the Failure Payments) for the Company’s Event of Failure, and the Holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief). Notwithstanding the above, if a particular Event of Failure results in an Event of Default pursuant to Section 11 hereof, then the Failure Payments, for that Event of Failure only, shall be considered to have been satisfied upon payment to the Holder of an amount equal to the greater of (i) the Failure Payments, or (ii) the Default Amount, payable in accordance with Section 11.

(d) Maximum Interest Rate. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thereby refunded to the Company.

11. Default.

(a) Events Of Default. Each of the following events shall be considered to be an “Event of Default,” unless waived by the Holder:

Credit and Guaranty Agreement

Exhibit O-20

EXHIBIT O

(i) Failure To Effect Registration. (A) With respect to all Registration Failures, a Registration Failure occurs and remains uncured for a period of more than thirty (30) days (or forty-five (45) days in the case where the Company (1) has, by the Filing Deadline (as defined the Registration Rights Agreement) filed a Registration Statement (as defined in the Registration Rights Agreement) covering this Warrant and the number of shares required by the Registration Rights Agreement, and (2) has responded in writing to any comments to the Registration Statement that the Company has received from the SEC within ten (10) Trading Days of such receipt, and nevertheless the SEC has not declared effective a Registration Statement covering the this Warrant and the Warrant Shares by the Registration Deadline (as defined in the Registration Rights Agreement)), and such Registration Failure relates solely to the Company’s failure to have the Registration Statement declared effective by the Registration Deadline (as defined in the Registration Rights Agreement); and (B) with respect to a Registration Failure provided in clause (E) of the definition of “Registration Failure,” such Registration Failure occurs and remains uncured for a period of more than thirty (30) days;

(ii) Failure To Deliver Common Stock or Cash. A Delivery Failure (as defined above) occurs and remains uncured for a period of more than twenty (20) days; or, at any time, the Company announces or states in writing that it will not honor its obligations to issue shares of Common Stock to the Holder upon Exercise by the Holder of the Exercise rights of the Holder in accordance with the terms of this Warrant;

(iii) Legend Removal Failure. A Legend Removal Failure (as defined above) occurs and remains uncured for a period of twenty (20) days;

(iv) Transfer Delivery Failure. A Transfer Delivery Failure (as defined above) occurs and remains uncured for a period of twenty (20) days; and

(v) Corporate Existence; Major Transaction. Each only to the extent applicable: (A) where Holder has delivered a Major Transaction Early Termination Notice and the Successor Major Transaction Consideration in respect of the portion of this Warrant that Holder is electing to be treated as a Cashless Successor Major Transaction Exercise is not paid concurrently with the consummation of such Successor Major Transaction, or (B) where the Company has failed to place the Successor Major Transaction Consideration into escrow and to instruct the escrow agent to release the Successor Major Transaction Consideration to Holder or to obtain the written agreement of the Successor Entity (which agreement shall be enforceable by Holder as a third party beneficiary) pursuant to Section 5(d)(iv), or (C) with respect to a Major Transaction with respect to which Holder has delivered an Assumption Election Notice, or any Organic Change, subject to the last sentence of Section 5(d)(ii)(B), the Company has failed to meet the applicable requirements of Section 5(d)(ii).

(b) Mandatory Early Termination.

(i) Mandatory Early Termination Amount; Cashless Default Exercise. The Company shall notify the Holder in writing within one (1) Business Day of the occurrence of an Event of Default. If any Events of Default shall occur then, at the option of the Holder, such option exercisable through the delivery of written notice to the Company by such Holder (the “Default Notice”), the Company shall have the right to terminate the outstanding amount of this Warrant and pay to the Holder (a “Mandatory Early Termination”), in full satisfaction of its obligations hereunder by delivery of a notice to such effect to the Holder within two (2) Trading Days following receipt of the Default Notice, an amount payable in cash (the “Mandatory Early Termination Amount” or the “Default Amount”) equal to the greater of (A) the Black-Scholes Value (as determined in accordance with Section 10(b)) of the remaining unexercised portion of this Warrant on the date of such Default Notice and (B) the Black-Scholes Value (as determined in accordance with Section 10(b)) of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that the Mandatory Early Termination Amount is paid to the Holder. In the event the Company does not exercise its right to consummate a Mandatory Early Termination, then the Holder shall have the right to exercise this Warrant, at any time and from time to time, pursuant to a Cashless Default Exercise in accordance with Section 3(c) above.

Credit and Guaranty Agreement

Exhibit O-21

EXHIBIT O

The Mandatory Early Termination Amount shall be payable within five (5) Trading Days following the date of the applicable Default Notice.

(ii) Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as Failure Payments or pursuant to a Mandatory Early Termination shall constitute partial liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by the Holder is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Holder, and (iii) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

The Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

(c) Posting Of Bond. In the event that any Event of Default occurs hereunder, the Company may not raise as a legal defense (in any Lawsuit, as defined below, or otherwise) or justification to such Event of Default any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, unless the Company has posted a surety bond (a “Surety Bond”) for the benefit of such Holder in the amount of 130% of the aggregate Surety Bond Value (as defined below) of all of the Holder’s Warrants (the “Bond Amount”), which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

For purposes hereof, a “Lawsuit” shall mean any lawsuit, arbitration or other dispute resolution filed by either party herein pertaining to any of this Warrant, the Credit Agreement, the Registration Rights Agreement or any other Loan Document (as defined in the Credit Agreement).

“Surety Bond Value,” for the Warrants shall mean 130% of the of the Black-Scholes Value of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that such bond goes into effect).

(d) [Reserved.]

(e) Remedies, Other Obligations, Breaches And Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Credit Agreement and the Registration Rights Agreement and any other Loan Document, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Credit and Guaranty Agreement

Exhibit O-22

EXHIBIT O

12. Holder’s Early Terminations.

(a) Mechanics of Holder’s Early Terminations. In the event that the Company does not deliver the applicable Successor Major Transaction Consideration or Default Amount or the Exercise Shares in respect of a Cashless Major Exercise or a Cashless Default Exercise, as the case may be, to the Holder within the time period or as otherwise required pursuant to the terms hereof, at any time thereafter the Holder shall have the option, upon notice to the Company, in lieu of early termination, Cashless Major Exercise or Cashless Default Exercise, as the case may be, to require the Company to promptly return to the Holder all or any portion of this Warrant that was submitted for early termination or exercise. Upon the Company’s receipt of such notice, (x) the applicable early termination or exercise, as the case may be, shall be null and void with respect to such applicable portion of this Warrant, (y) the Company shall immediately return this Warrant, or issue a new Warrant to the Holder representing the portion of this Warrant that was submitted for early termination or exercise and (z) the Exercise Price of this Warrant or such new Warrant shall be adjusted to the lesser of (A) the Exercise Price as in effect on the date on which the applicable early termination, default or exercise notice, as the case may be, is voided and (B) the lowest closing price for the Common Stock on the NYSE, or, if the NYSE is not the principal trading market for the Common Stock, the principal securities exchange or other securities market on which the Common Stock is then being traded, during the period beginning on and including the date on which the applicable early termination, default or exercise notice, as the case may be, is delivered to the Company and ending on and including the date on which the applicable early termination or exercise is voided. The Holder’s delivery of a notice voiding an early termination or exercise and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Failure Payments which have accrued prior to the date of such notice with respect to the Warrant subject to such notice.

13. Benefits of this Warrant.

Nothing in this Warrant shall be construed to confer upon any person other than the Company and the Holder any legal or equitable right, remedy or claim under this Warrant, and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.

14. Governing Law.

This Agreement and all matters concerning the construction, validity, enforcement and interpretation hereof or otherwise relating hereto shall be governed by and construed in accordance with the internal laws of the State of New York. Each party agrees that all legal proceedings concerning the interpretation, enforcement or defense of the transactions contemplated by this Agreement or otherwise arising hereunder or relating hereto (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. THE PARTIES HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, THIS AGREEMENT AND ANY TRANSACTIONS CONTEMPLATED. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Credit and Guaranty Agreement

Exhibit O-23

EXHIBIT O

15. Loss of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

16. Notice or Demands.

Except as otherwise provided herein, notices or demands pursuant to this Warrant, including, without limitation, an Exercise Form, shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid or electronic mail or (b) from outside the United States, by International Federal Express or electronic mail, and (ii) will be deemed given (a) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (b) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (c) if delivered by International Federal Express, two (2) Business Days after so mailed, and (d) at the time of transmission, if delivered by electronic mail to the email address specified in this Section 8 prior to 5:00 p.m. (New York time) on a Trading Day, and will be delivered and addressed as follows:

If to the Company:

Lannett Company, Inc.

9000 State Rd.

Philadelphia, PA 19136

Attention: John Kozlowski

Phone: (215) 333-9000

Email: jkozlowski@lannett.com

With copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Scott B. Selinger

Email: sbselinger@debevoise.com

Credit and Guaranty Agreement

Exhibit O-24

EXHIBIT O

If to the Holder, at such address or other contact information delivered by the Holder to Company or as is on the books and records of the Company.

17. Amendment; Waiver.

This Warrant and all other Warrants outstanding as of the date of any required consent, amendment or waiver may be amended and provisions hereof may be waived and any other required approvals or consents obtained (including, without limitation, any approvals or consents required under Section 5(c)(ii) above), only by written consent of the Company and holders of Warrants exercisable for a majority of the total number of Warrant Shares then issuable pursuant to all Warrants (the “Required Holders”). Any approval, consent, amendment or waiver effected in accordance with this Section 17 or otherwise effected pursuant to the terms of this Warrant shall be binding upon each holder of Warrants.

18. Material Nonpublic Information.

Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material nonpublic information relating to the Company or its subsidiaries, if requested by Holder, the Company shall within one (1) Trading Day after any such receipt or delivery, publicly disclose such material nonpublic information in a Current Report on Form 8-K or otherwise. Without derogating from the immediately previous sentence, in the event that the Company believes that any notice delivered to the Holder contains material nonpublic information relating to the Company, the Company shall so indicate to the Holder prior to the delivery of such notice, and such indication shall provide the Holder the means to refuse to receive such notice; and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company.

19. Construction.

Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Warrant, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (c) the use of the word “including” in this Warrant shall be by way of example rather than limitation.

20. Signatures.

An electronic signature (including a “.pdf” or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) to this Warrant shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronic (including “.pdf”) signature page were an original thereof. Notwithstanding the foregoing, the Company shall be obligated to deliver to the Holder an original signature to this Warrant. At the request of any party, each other party shall promptly re-execute an original form of this Warrant or any amendment hereto and deliver the same to the other party. No party hereto shall raise the use of an electronic signature to this Warrant or any amendment hereto or the fact that such signature was transmitted or communicated through the use of e-mail delivery as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

Credit and Guaranty Agreement

Exhibit O-25

EXHIBIT O

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the twenty-second day of April, 2021.

LANNETT COMPANY, INC.

By:
Print Name:
Title:

Credit and Guaranty Agreement

Exhibit O-26

EXHIBIT O

EXHIBIT A

EXERCISE FORM FOR WARRANT

TO: [             ]

CHECK THE APPLICABLE BOX:

☐

Cash Exercise or Cashless Exercise

The undersigned hereby irrevocably exercises Warrant Number ____ (the “Warrant”) with respect to [_______] shares of Common Stock (the “Common Stock”) of [ ], a ________ corporation (the “Company”).

[IF APPLICABLE: The undersigned is delivering $____ as payment of the Exercise Price.]

☐ This undersigned is exercising the Warrant with respect to [_______] shares of Common Stock pursuant to a Cashless Exercise, and makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of the Warrant applicable to such Cashless Exercise.

☐ The undersigned is exercising the Warrant with respect to [__________] Common Stock pursuant to a Loan Exchange Exercise. The undersigned hereby agrees to cancel $_________ of principal outstanding under the Notes indicated below of the Company held by the Holder in satisfaction of the Exercise Price in accordance with the conditions and provisions of the Warrant applicable to such Loan Exchange Exercise.

☐

Cashless Major Exercise

The undersigned hereby irrevocably exercises the Warrant with respect to ____% of the Warrant currently outstanding pursuant to a Cashless Major Exercise in accordance with the terms of the Warrant.

☐	Cashless Default Exercise The undersigned hereby irrevocably exercises the Warrant pursuant to a Cashless Default Exercise, in accordance with the terms of the Warrant.

1. The undersigned requests that any shares of Common Stock be issued free of any restrictive legend, if appropriate, and, if requested by the undersigned, a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.

2. Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

Dated:

Signature

Print Name

Address

NOTICE

The signature to the foregoing Exercise Form must correspond to the name as written upon the face of the attached Warrant.

Credit and Guaranty Agreement

Exhibit O-27

EXHIBIT O

EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder
desiring to transfer the Warrant)

FOR VALUE RECEIVED, the undersigned holder of the attached warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase __________ shares of the Common Stock of [      ], a __________ corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint __________ attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated: _______________

Signature

Fill in for new registration of Warrant:

Name

Address

Please print name and address of assignee
(including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant.

Credit and Guaranty Agreement

Exhibit O-28

EXHIBIT O

EXHIBIT C

FORM OF OPINION

______, 20__

[___________]

Re:       [                    ] (the “Company”)

Dear Sir:

[___________] (“[__________]”) intends to transfer _______ Warrants (the “Warrants”) of the Company to __________ (“________”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we have examined and relied upon the truth of representations contained in an Investor Representation Letter attached hereto and have examined such other documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Warrants by _______ to ______ may be effected without registration under the Securities Act.

The foregoing opinion is furnished only to ____________ and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

Credit and Guaranty Agreement

Exhibit O-29

EXHIBIT O

[FORM OF INVESTOR REPRESENTATION LETTER]

_____, 20__

[_________________]

Gentlemen:

_________ (“___”) has agreed to purchase _________ Warrants (the “Warrants”) of [ ] (the “Company”) from [___________] (“[_________]”). We understand that the Warrants are “restricted securities.” We represent and warrant that ______ is a sophisticated institutional investor that would qualify as an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

________ represents and warrants as of the date hereof as follows:

1. That it is acquiring the Warrants and the shares of common stock, $0.001 par value per share underlying such Warrants (the “Exercise Shares”) solely for its account as principal and not with a view to or for sale or distribution of said Warrants or Exercise Shares or any part thereof in violation of the Securities Act. ________ also represents that the entire legal and beneficial interests of the Warrants and Exercise Shares _________ is acquiring or being acquired for, and will be held for, its account only;

2. That the Warrants and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. _____________ recognizes that the Company has no obligation to register the Warrants, or to comply with any exemption from such registration; or

3. That neither the Warrants nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met.

We acknowledge that the Company will place stop orders with respect to the Warrants and the Exercise Shares, and if a registration statement is not effective, the Exercise Shares shall bear the following restrictive legend:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING PURSUANT TO RULE 144 UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF” SALE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Credit and Guaranty Agreement

Exhibit O-30

EXHIBIT O

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF ARE ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT DATED AS OF _______, 20__, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE COMPANY.”

At any time and from time to time after the date hereof, _________ shall, without further consideration, execute and deliver to [________] or the Company such other instruments or documents and shall take such other actions as they may reasonably request to carry out the transactions contemplated hereby.

Very truly yours,

Credit and Guaranty Agreement

Exhibit O-31

EXHIBIT O

Schedule 1

Black-Scholes Value

	Calculation Under Sections 3(b) and 5(d)(iii)	Calculation Under Section 10(b) or 11(b)
Remaining Term	Number of calendar days from date of public announcement of the Major Transaction until the last date on which the Warrant may be exercised.	Number of calendar days from date of the Event of Failure until the last date on which the Warrant may be exercised.
Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the remaining Term.*[i]	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the remaining Term.*
Cost to Borrow	Zero	Zero
Volatility

If the first public announcement of the Major Transaction is made at or prior to 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

If the first public announcement of the Major Transaction is made after 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the next succeeding Trading Day following the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

The arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such determination, obtained from the HVT or similar function on Bloomberg.

Exhibit O-32

EXHIBIT O

Stock Price	The greater of (1) the closing price of the Common Stock on the NYSE, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed (the “Closing Market Price”) on the trading day immediately preceding the date on which a Major Transaction is consummated, (2) the first Closing Market Price following the first public announcement of a Major Transaction, or (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Major Transaction.	The Volume Weighted Average Price on the date of such calculation.
Dividends	Zero.	Zero.
Strike Price	Exercise Price as defined in section 3(a).	Exercise Price as defined in section 3(a).

*If the LIBOR/Swap rate shall cease to exist in substantially its current form, the Holder shall be permitted to select an alternate interest rate that reasonably approximates the rate of interest per annum at which deposits of United States dollars in immediately available funds are offered by major financial institutions reasonably satisfactory to the Holder in the London interbank market (or a replacement interbank market reasonably determined by the Required Holders in consultation with the Company.

Credit and Guaranty Agreement

Exhibit O-33